UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 1)

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

iFresh Inc.

(Exact name of registrant as specified in its charter)

N/A

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.0001, of iFresh, Inc. “Common Stock”)

(2)	Aggregate number of securities to which transaction applies: iFresh will issue 254,813,383 shares of Common Stock in connection with the acquisition of Xiaotai International Investment Inc. (“Xiaotai”)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon (A) the total valuation of Xiaotai ($293,035,390) and (B) the amount received by the Company in exchange for selling NYM Holding Inc. ($9.1 million)

(4)	Proposed maximum aggregate value of transaction: $302,135,390

(5)	Total fee paid: $36,618.81

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IFRESH INC.

2-39 54th Avenue

Long Island City, New York 10016

TO THE STOCKHOLDERS OF iFRESH INC.:

You are cordially invited to attend a special meeting of the stockholders of iFresh Inc., a Delaware corporation (referred to herein as “IFMK,” “iFresh,” the “Company,” “we,” “us” or “our”), which will be held on ____, 2019 at 10:00 a.m., local time, at the offices of Hunter Taubman Fischer & Li, LLC, 1450 Broadway, 26th Floor, New York, NY 10018.

At the special meeting, our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Acquisition Proposal,” to approve that certain Share Exchange Agreement dated June 7, 2019 (the “Exchange Agreement”) pursuant to which we shall acquire all of the outstanding issued shares of Xiaotai International Investment Inc. from certain shareholders of Xiaotai International Investment Inc. (collectively, the “Sellers”). We refer to Xiaotai International Investment Inc. as “Xiaotai” and Xiaotai and its consolidated subsidiaries collectively as “Xiaotai Group” and we refer to such acquisition by us hereafter as the “Acquisition.” Pursuant to the Exchange Agreement, in exchange for 100% of the equity interests of Xiaotai, we agreed to issue to the Sellers an aggregate of 254,813,383 shares of the Company’s common stock, par value $0.0001 (the “Exchange Shares”).

It is anticipated that, following completion of the Acquisition, IFMK’s existing shareholders will retain an ownership interest of approximately 6% of the Company, and Sellers will own approximately 94% of the Company. A copy of the Exchange Agreement is attached to the accompanying proxy statement as Annex A.

Our shareholders will also be asked to consider and vote upon a proposal, which we refer as the “Spin-off Proposal”, to approve that certain share purchase agreement, dated June 7, 2019 (the “Purchase Agreement”) and related transactions providing for the sale by us of our existing business and operations to Go Fresh 365, Inc. (“Go Fresh”), an affiliate of our Chairman, Mr. Long Deng, in exchange for cash consideration of $9.1 million (the “Spin-off”), so that our only business upon completion of the Acquisition and the Spin-off will be that of Xiaotai and its subsidiaries. A copy of the Purchase Agreement is attached to the accompanying proxy statement as Annex B. We refer to the Acquisition and Spin-off as (the “Restructure”).

In connection with its evaluation of the Restructure, the board of directors of IFMK (the “Board”) engaged The Benchmark Company, LLC (“Benchmark”) to act as its financial advisor. Benchmark has rendered its opinions stating that, based upon and subject to the assumptions, limitations and qualifications set forth in their opinions, the consideration to be paid by the Company in connection with the Acquisition and the consideration to be received by the Company in connection with the Spin-off were both fair, from a financial point of view, to IFMK’s stockholders. The written opinions of Benchmark relating to the Acquisition and Spin-off are attached respectively as Annex C and Annex D to this proxy statement, and you should read it carefully.

In addition, in connection with the Restructure, we are soliciting your consent to:

1) approve and adopt an amendment to the Company’s Certificate of Incorporation (the “Charter Amendment”) to change the Company’s corporate name to “Terran Financial Services Group Inc.”  (the “Name Change” and the “Name Change Proposal”) to better reflect the combined business upon completion of the Acquisition;

2) approve and adopt the Charter Amendment to affect a reverse stock split of the Company’s issued and outstanding common stock, par value $0.0001 (“Common Stock”) by a ratio of not less than one-for-two and not more than one-for-ten and then a forward stock split of our then issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten immediately following the reverse split (the “Reverse Split”) at any time prior to [__________], 2019, with the exact ratios to be set at a whole number within this range, as determined by the Board in its sole discretion (the “Reverse Split Proposal”);

3) approve and adopt the Charter Amendment to increase the number of shares of Common Stock that the Company has authority to issue from 100,000,000 to 1,000,000,000 and the number of shares of preferred stock of the Company, par value $0.0001 (“Preferred Stock”) has authority to issue from 1,000,000 to 10,000,000; and consequently, to increase the total number of shares of all classes of capital stock that the Company has authority to issue from 101,000,000 to 1,010,000,000 (the “Capital Increase” and “Capital Increase Proposal”). A copy of the Charter Amendment is attached to the accompanying proxy as Annex E; and

4) elect Baofeng Pan, [ ], [ ], [ ] and [ ] (the “Director Nominees”) to serve on the Board (the “Election of Directors” and “Election of Directors Proposal”) until the next annual shareholders meeting or until their successors are duly elected and qualified.

The Acquisition, the Spin-off, the Name Change, the Reverse Split, the Capital Increase and the Election of Directors proposals are conditioned upon the adoption of each other.

Although a shareholder meeting may be adjourned without further notice by the chairperson of the meeting pursuant to our Bylaws, our shareholders will also be asked to consider and vote upon the proposal to adjourn the special meeting to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve the Acquisition Proposal and the Spin-off Proposal, which we refer to as the “Adjournment Proposal”.

Each of these proposals is more fully described in the accompanying proxy statement, which each shareholder is encouraged to review carefully.

We are providing this proxy statement and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 18.

Whether or not you plan to attend a special meeting, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed envelope. YOUR VOTE IS VERY IMPORTANT.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE IFMK COMMON STOCK TO BE ISSUED IN THE RESTRUCTURE OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Thank you for your participation. We look forward to your continued support.

Sincerely,

June 7, 2019	/s/ Long Deng
Long Deng Chief Executive Officer

The accompanying proxy statement is dated [   ], 2019 and was first mailed to IFMK stockholders on or about [   ], 2019.

IFRESH INC.

2-39 54th Avenue

Long Island City, New York 10016

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.

To Be Held on [●], 2019

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a special meeting (the “Special Meeting”) of stockholders of iFresh Inc., to be held at [10:00] a.m., local time, on [  ], 2019, at the offices of counsel for IFMK, Hunter Taubman Fischer & Li, LLC, 1450 Broadway, 26th Floor, New York, NY 10018, in order to consider and vote upon:

1)	The Acquisition Proposal --- to adopt the Exchange Agreement and to approve the Acquisition of Xiaotai contemplated by such agreement;

2)	The Spin-off Proposal --- to adopt the Purchase Agreement and to approve the Spin-off of Company’s existing assets contemplated by such agreement;

3)	The Reverse Split Proposal --- to approve and adopt an amendment to our Certificate of Incorporation (“Charter Amendment”) to affect the Reverse Split of our issued and outstanding Common Stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to [_______], 2019, with the exact ratio to be set at a whole number within this range, as determined by the Board in its sole discretion;

4)	The Capital Increase Proposal --- to approve and adopt an amendment to the Company’s Certificate of Incorporation to increase the number of shares of common stock that the Company has authority to issue from 100,000,000 to 1,000,000,000 and the number of shares of Preferred Stock that the Company has authority to issue from 1,000,000 to 10,000,000; and consequently, to increase the total number of shares of all classes of capital stock that the Company has authority to issue from 101,000,000 to 1,010,000,000;

5)	The Name Change Proposal --- to approve the Charter Amendment to change the Company’s corporate name to “Terran Financial Services Group.”;

6)	The Election of Directors Proposal --- to elect [ ] the Director Nominees to serve on the Company’s Board until the next annual shareholders meeting or until their successors are duly elected and qualified; and

7)	The Adjournment Proposal --- to approve the adjournment of the special meeting by the chairman thereof to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Acquisition Proposal and Spin-off Proposal.

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of the Company’s common stock at the close of business on [______], 2019 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock is required to approve the Reverse Split Proposal. The affirmative vote of the holders of a majority of votes cast by our shareholders that are present in person or by proxy at the Special Meeting is required to approve both the Acquisition Proposal and the Spin-off Proposal. Election of the director’s proposal requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy and who are entitled to vote in the election of directors at the Special Meeting. Approval of the Adjournment Proposal whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of IFMK’s common stock entitled to vote.

Although the Name Change Proposal and Capital Increase Proposal in themselves do not need stockholder vote, the Charter Amendment which includes the reverse split will require approval of majority of the outstanding shares of our common stock.

After careful consideration, the Board has determined that the Reverse Split Proposal, the Capital Increase Proposal, the Name Change Proposal, the Acquisition Proposal, the Spin-off Proposal, the Election of Directors Proposal, and the Adjournment Proposal are fair to and in the best interests of the Company and its stockholders and unanimously recommends that you vote or give instruction to vote:

❑	“FOR” the Acquisition Proposal;
❑	“FOR” the Spin-off Proposal;
❑	“FOR” the Reverse Split Proposal;
❑	“FOR” the Capital Increase Proposal;
❑	“FOR” the Election of Directors Proposal;
❑	“FOR” the Name Change Proposal; and
❑	“FOR” the Adjournment Proposal, if presented.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) THROUGH THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Special Meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the Reverse Split Proposal, the Capital Increase Proposal, the Election of Directors Proposal, the Name Change Proposal, the Acquisition Proposal, and the Spin-off Proposal without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet, or by telephone, or vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a valid “legal” proxy issued in your name in order to vote in person at the Special Meeting.

We encourage you to read the accompanying proxy statement carefully and in its entirety, as well as the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2018. If you have any questions concerning the Acquisition, the Spin-off, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact Long Deng at (718) 628 6200.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

iFresh Inc.

By:	/s/ Long Deng
Name:	Long Deng
Title:	Chief Executive Officer

i

ii

ANNEXES

iii

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of IFMK, may have regarding the Name Change, Reverse Split, the Acquisition, the Spin-off and the other matters being considered at IFMK’s Special Meeting, which is referred to herein as the “Special Meeting.” We urge you to read carefully the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Acquisition and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	The Board is soliciting your proxy to vote at the Special Meeting because you owned shares of IFMK common stock at the close of business on [_______], 2019 (the “Record Date”) for the Special Meeting, and are therefore entitled to vote at the Special Meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders on or about [_______], 2019. IFMK has made these materials available to you on the Internet, and IFMK has delivered printed proxy materials to you or sent them to you by email. This proxy statement summarizes the information that you need to know in order to cast your vote at the Special Meeting. You do not need to attend the Special Meeting in person to vote your shares of IFMK common stock.

Q:	When and where will the Special Meeting be held?

A:	The Special Meeting will be held at 10:00 a.m., local time, on [__________, _______], 2019 at the offices of counsel for IFMK, Hunter Taubman Fischer & Li, LLC, 1450 Broadway, 26th Floor, New York, NY 10018.

Q:	On what matters will I be voting?

A:

IFMK and Xiaotai have entered into an Exchange Agreement dated as of June 7, 2019 by and among Xiaotai, IFMK and certain shareholders of Xiaotai as named on Annex I thereto (the “Seller’). A copy of the Exchange Agreement, is attached to this proxy statement as Annex A, and IFMK encourages its stockholders to read it in its entirety.

IFMK and Go Fresh 365 Inc. have entered into a Purchase Agreement dated as of June 7, 2019 by and among [ ], [ ], and [ ]. A copy of the Purchase Agreement is attached to this proxy statement as Annex B, and IFMK encourages its stockholders to read it in its entirety.

IFMK’s stockholders are being asked to consider and vote upon proposals relating to the Exchange Agreement, and the Purchase Agreement and specifically to adopt and approve the Reverse Split Proposal, the Capital Increase Proposal, the Name Change Proposal, the Election of Directors Proposal, the Acquisition Proposal and the Spin-off Proposal, which, among other things, provide for: (a) the Reverse Split of our issued outstanding stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to [ ], 2019, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion; (b) the Company’s name to “Terran Financial Services Group, Inc.”; (c) the Capital Increase of Common Stock that the Company has authority to issue to 1,000,000,000 and the Preferred Stock that the Company has authority to issue to 10,000,000; (d) the Acquisition of Xiaotai contemplated by the Exchange Agreement; and (e) the Spin-off of NYM Holding, Inc. contemplated by the Purchase Agreement.

IFMK’s stockholders may also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, IFMK would not have been authorized to consummate neither the Acquisition nor the Spin-off. IFMK will hold the Special Meeting to consider and vote upon these proposals. This proxy statement contains important information about matters to be acted upon at the Special Meeting. Stockholders should read it carefully. The vote of stockholders is important.

In order to complete the Acquisition, IFMK stockholders must vote to approve the Acquisition Proposal, the Spin-off Proposal, the Capital Increase Proposal, the Reverse Split Proposal, the Election of Directors Proposal, and the Name Change Proposal, all other conditions to the Acquisition and Spin-off must be satisfied or waived.

Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement. If IFMK stockholders fail to adopt the Reverse Split Proposal, the Capital Increase Proposal, the Name Change Proposal, the Election of Directors Proposal, the Spin-off Proposal or the Acquisition Proposal, the Acquisition and the Spin-off cannot be completed.

Q:	Why is IFMK proposing the Acquisition?

A:	Xiaotai, through its subsidiaries, operates and controls Zhejiang Xiaotai Technology Co., Ltd (“Xiaotai Technology Co.”). Based on its due diligence investigations of Xiaotai and the industry in which it operates, including the financial and other information provided by Xiaotai in the course of their negotiations, Board of IFMK believes that a business combination with Xiaotai as contemplated by the Exchange Agreement described below will provide IFMK stockholders with an opportunity to participate in a company with significant growth potential. However, there is no assurance we will be able to integrate the businesses successfully and to achieve anticipated synergies.

Q:	What will the business of the Company be if the Restructure is consummated?

A:	Upon consummation of the Restructure, the Company will be a financial services group operating an Internet platform specializing in providing efficient and optimized financial solutions, online investment and peer to peer lending facilitation services to individuals and small business owners and providing direct loans to small-to-medium sized businesses (“SMEs”), farmers and individuals in China.

Q:	Who will be the directors of the Company following the Restructure?

A:	Following the Restructure, Board will be as follows:

Name	Position
Baofeng Pan	Chairman of the Board and Director
[ ]	Executive Director
Independent Director
Independent Director
Independent Director

Q:	Who will be the executive officers of the Company immediately following the Restructure?

A:	Immediately following the Restructure, the executive management team of the combined organization is expected to be as set forth below:

Name	Position
Fan Guo	Chief Executive Officer
Hailun Liu	Chief Financial Officer

Q:	Will the Company continue operations after the closing of the Restructure?

A:	Yes, the Company will continue operations but will operate in financial technology business after consummation of the Restructure.

Q:	What material negative factors did the boards of IFMK and Xiaotai consider in connection with the Acquisition?

A:	By and large, the Board did not view the Acquisition and proposed transactions with Xiaotai as negative. Upon deliberation, the Board has determined that the potential positive value of the successful completion of the transactions with Xiaotai distinctly outweighed any negative factor. If the Exchange Agreement is not approved by IFMK stockholders or if the Acquisition is not completed for any other reason, IFMK stockholders will not receive any payment or other compensation for their shares of common stock. Instead, IFMK will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ, if eligible, and registered under the Exchange Act and IFMK will continue to file periodic reports with the SEC. In addition, if the Acquisition is not completed, IFMK expects that management will operate the business in a manner similar to that in which it is being operated today and that IFMK’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subjects including, without limitation, risks related to the highly competitive industry in which IFMK operates, the potential of NASDAQ delisting, and the adverse economic conditions it faces.

The primary negative consequence of the transaction that the Board considered was the likely decline in the liquidity of IFMK’s common stock. Another negative factor that the board considered was that, following the Acquisition, the IFMK shareholders would own a relatively small percentage of post-Restructure company’s common stock. Because IFMK had already faced the possibility that the common stock had not experienced an active trading market and would ultimately be delisted from NASDAQ, the Board did not believe that such negative factors outweighed the positive impact of the transaction to IFMK’s shareholders.

Furthermore, if the Acquisition is not completed, and depending on the circumstances that would have caused the Acquisition not to be completed, the price of IFMK’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of IFMK’s common stock would return to the price at which it traded as of the date of this proxy statement.

Accordingly, if the Acquisition is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of IFMK’s common stock. If the Acquisition is not completed, the Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Exchange Agreement is not approved by IFMK’s stockholders or if the Acquisition is not completed for any other reason, there can be no assurance that any other transaction acceptable to IFMK will be offered or that IFMK’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, IFMK may be required to reimburse Xiaotai’s expenses or pay Xiaotai a termination fee, upon the termination of the Exchange Agreement, as described under “Fees and Expenses” beginning on page 13.

The board of directors of Xiaotai considered the significant additional legal, accounting and other transaction expenses that it would incur, including costs associated with its future public company reporting requirements, as well as the amount of management’s time that will be required to implement required new or improved controls over financial reporting as the material negative factors in connection with the Acquisition.

Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 18 of this proxy statement.

Q:	Why is IFMK proposing the Spin-off?

A:	The Board is submitting the Spin-off Proposal to our stockholders for approval with the intent of focusing the Company’s limited resources and better manage the acquired business that has more long-term potential. The Spin-off also enables the Company to streamline its operations by removing the less productive grocery store businesses.

Q:	Why is IFMK proposing the Reverse Split?

A:	The Board is submitting the Reverse Split Proposal to our stockholders for approval with the intent of increasing the market price of our common stock to ensure that IFMK will be able to meet the listing requirements of Nasdaq Capital Market that the bid price shall be at least $4.00 immediately after consummation of Restructure.

Q:	What is the effect of the Reverse Split on holders of IFMK common stock?

A:	Depending on the ratio for the Reverse Split determined by the Board, a minimum of two and a maximum of ten shares of existing common stock will be combined into one new share of common stock. The actual number of shares issued after giving effect to the Reverse Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board.

The Reverse Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Split will be rounded up to the next whole number. In addition, the Reverse Split will not affect any stockholder’s proportionate voting power.

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Q:	Why is IFMK proposing the Name Change?

A:	The Board is submitting the Name Change Proposal to our stockholders for approval to better reflect the future business of the combined organization. Although the Company intend to continue its direct lending and guarantee business currently conducted in Zhejiang province, the Board believes the majority of the future growth will come from the online consumer financing operations conducted by Xiaotai.

Q:	Why is IFMK proposing the Capital Increase?

A:	The Board is submitting the Capital Increase Proposal to our stockholders for approval to give the Company more flexibility for future capital raising, incentivize directors, officers and employees, strategic acquisitions and other corporate actions.

Q:	Why is IFMK proposing the Election of Directors?

A:	The Board is submitting the Election of Directors Proposal to our stockholders for approval to elect Mr. Pan, [ ], [ ], [ ] and [ ] to serve on the Company’s Board until .Mr. Pan is nominated to join the board since he is both the Xiaotai Group and Xiaotai’s Chairman and founder. We believe [ ]’s tremendous experience and acute business judgment in the smart finance industry is instrumental to our future growth upon closing of the Restructure. He is, therefore, well qualified to serve on our board.

Q:	With regard to the Reverse Split, what if I hold my shares in street name?

A:	Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to affect the Reverse Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Q:	With regard to the Reverse Split, what if I am a “book entry” holder of common stock (i.e. a stockholder that is registered on the transfer agent’s books and records but does not hold stock certificates)?

A:	A certain number of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Split common stock, subject to adjustment for treatment of fractional shares. We do not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, we will round up to the next whole number.

Q:	What happens if I sell my shares after the Record Date, but before the Special Meeting?

A:	The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of the Company after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in the Company with respect to such shares after the Reverse Split, the Name Change and the Restructure are completed.

Q:	What Voting Stock will current IFMK shareholders hold in the Company after the consummation of the Restructure?

A:	It is anticipated that, upon the consummation of the Restructure, based upon the number of outstanding shares of IFMK common stock as of the record date for the Special Meeting, and upon the issuance of the Exchange Shares to Sellers in connection with the Exchange Agreement, current IFMK shareholders will own approximately 6% and the former shareholders of Xiaotai will own 94% of the outstanding voting power of the Company, assuming an issuance of additional 254,813,383 million shares by IFMK prior to closing of the Acquisition.

Q:	Will there be any controlling shareholder after the consummation of the Restructure?

A:	Upon the consummation of the Restructure, Mr. Baofeng Pan, our chairman and director upon closing of the Restructure, will own approximately 53.2% of the then issued and outstanding shares of common stock. Accordingly, Mr. Pan, by virtue of his beneficial ownership of these shares, will be able to exercise substantial influence over our operations. It is possible that her interest and decisions may materially differ from those of the other shareholders.

Q:	What conditions must be satisfied to complete the Acquisition?

A:	There are a number of closing conditions in the Exchange Agreement, including that IFMK’s shareholders have approved and adopted the Acquisition Proposal, satisfaction of NASDAQ listing requirements, satisfaction of all closing conditions for the Purchase Agreement, KeyBank National Association’s (“KeyBank”) unconditional written consent approving the Acquisition, and the satisfaction of other customary closing condition. For a summary of the conditions that must be satisfied or waived prior to completion of the Acquisition, see the section entitled “The Exchange Agreement.”

Q:	Will the shares of Company common stock received by Sellers in the Acquisition be subject to any transfer restrictions?

A:	Yes. At closing, each seller will enter into a “lock-up” agreement provided that the seller will not, from the closing until the six-month or first anniversary of the closing (or if earlier, the date on which the Company consummates a liquidation, acquisition or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange either equity holdings with us for cash, securities or other property) sell, pledge or otherwise dispose of or encumber any of the Exchange Shares received in the Acquisition. See “The Exchange Agreement—Lock-up Agreements.”

Q:	What conditions must be satisfied to complete the Spin-off?

A:	There are a number of closing conditions in the Purchase Agreement, including that IFMK’s shareholders have approved and adopted the Spin-off Proposal, KeyBank’s unconditional written consent approving the Spin-off, satisfaction of all closing conditions for the Exchange Agreement and the satisfaction of other customary closing condition. For a summary of the conditions that must be satisfied or waived prior to completion of the Acquisition, see the section entitled “The Purchase Agreement.”

Q:	What is the recommendation of the Board?

A:	The Board has approved the Exchange Agreement, the Purchase Agreement and the other transactions contemplated thereby and determined that the Acquisition, the Spin-off, the Name Change and the Reverse Split are advisable and in the best interests of the Company’s shareholders. The Board unanimously recommends that the Company’s shareholders vote in favor of each of the proposals described in this proxy statement. The Acquisition, the Spin-off, the Name Change, the Reverse Split, the Capital Increase, and the Election of Directors proposals are conditioned upon the adoption of each other.

Q:	When is the Acquisition expected to be completed?

A:	It is currently anticipated that the Acquisition will be consummated promptly following the Special Meeting, provided that all other conditions to the consummation of the Acquisition have been satisfied or waived. For a description of the conditions to the completion of the Acquisition, see the section entitled “The Exchange Agreement.”

Q:	What will happen to IFMK if, for any reason, the Acquisition does not close?

A:	If, for any reason, the Acquisition does not close, the Board may elect to, among other things, attempt to complete another strategic transaction like the Acquisition, or attempt to organically grow its existing business with equity financing.

Q:	When is the Spin-off expected to be completed?

A:	It is currently anticipated that the Spin-off will be consummated promptly following the Special Meeting, provided that all other conditions to the consummation of the Spin-off have been satisfied or waived. For a description of the conditions to the completion of the Spin-off, see the section entitled “The Purchase Agreement.”

Q:	What will happen to IFMK if, for any reason, the Spin-off does not close?

A:	If, for any reason, the Spin-off does not close, the Board may elect to, among other things, attempt to complete another strategic transaction like the Spin-off, or attempt to sell either all or parts of our existing business and operations to its current shareholders.

Q:	What happens if I sell my shares after the Record Date, but before the Special Meeting?

A:	The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of the Company after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in the Company in respect of such shares after the Reverse Split, the Name Change and the Restructure are completed.

Q:	Are there risks associated with the Reverse Split, the Name Change, Capital Increase and the Restructure that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Restructure and other transactions contemplated by the Exchange Agreement and Purchase Agreement, such as the Reverse Split and the Name Change, that are discussed in this proxy statement. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 18 of this proxy statement.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that IFMK stockholders vote or give instruction to vote:

“FOR” the Acquisition Proposal;

“FOR” the Spin-off Proposal;

“FOR” the Capital Increase Proposal;

“FOR” the Name Change Proposal;

“FOR” the Election of Directors Proposal;

“FOR” the Reverse Split Proposal; and

“FOR” the Adjournment Proposal, if presented.

You should read “The Acquisition — Reasons for the Acquisition” beginning on page 75 for a discussion of the factors that the Board considered in deciding to recommend the approval of the Reverse Split Proposal, the Capital Increase Proposal, the Election of Directors Proposal, the Name Change Proposal, the Spin-off Proposal and the Acquisition Proposal.

Q:	How do I vote?

A:	After you have carefully read this proxy statement prospectus and have decided how you wish to vote your shares of IFMK common stock, please vote promptly.

Stockholders of Record

If your shares of IFMK common stock are registered directly in your name with IFMK’s transfer agent, Continental Stock Transfer, you are the stockholder of record of those shares and these proxy materials have been mailed or e-mailed to you by the Company. You may vote your shares by Internet or by mail as further described below. Your vote authorizes Long Yi, Chief Financial Officer of the Company, as your proxy, with the power to appoint his substitute, to represent and vote your shares as you directed.

Vote by Internet—http://www. ____

Use the Internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on ___, ____, 2019.

Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

Vote by mail

Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Beneficial Owners

If your shares of IFMK common stock are held in a stock brokerage account, by a bank, broker or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker or nominee that is considered the holder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares via the Internet or by telephone if the bank, broker, trustee or nominee offers these options. You can also sign and return a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. Please note that you may not vote shares held in street name by returning a proxy card directly to IFMK or by voting in person at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Furthermore, brokers, banks and nominees who hold shares of IFMK common stock on your behalf may not give a proxy to IFMK to vote those shares without specific instructions from you.

For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “If I am a beneficial owner of shares of IFMK common stock, what happens if I don’t provide voting instructions?,” “What is discretionary voting?” and “What is a broker non-vote?”

Q:	What vote is required to approve each proposal?

A:

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Reverse Split Proposal. The affirmative vote of the holders of a majority of votes cast by our shareholders that are present in person or by proxy at our special meeting is required to approve both the Acquisition Proposal and Spin-off Proposal. Election of the director’s proposal requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy and entitled to vote in the election of directors at the Meeting. Approval of the Adjournment Proposal whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of IFMK’s common stock entitled to vote.

Although the Name Change Proposal and Capital Increase Proposal in themselves do not need stockholder vote, the Charter Amendment which includes the reverse split will require approval of a majority of the outstanding shares of our common stock.

Q:	How many votes do I and others have?

A:	You are entitled to one vote for each share of IFMK common stock that you held as of the Record Date. As of the close of business on the Record Date, there were outstanding shares of IFMK common stock.

Q:	How will our directors and executive officers vote on the Reverse Split Proposal, the Name Change Proposal, the Capital Increase Proposal, the Election of Directors Proposal, the Acquisition Proposal and the Spin-off Proposal?

A:	As of the Record Date, the directors and executive officers of IFMK as a group owned and were entitled to vote [_________] shares of the common stock of the Company, representing [____]% of the outstanding shares of IFMK common stock on that date. IFMK expects that its directors and executive officers will vote their shares in favor of the Reverse Split Proposal, the Name Change Proposal, the Election of Directors Proposal, the Acquisition Proposal and the Spin-off Proposal.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Your failure to vote or your abstention from voting will have the same effect as a vote against the Reverse Split Proposal, the Name Change Proposal, the Acquisition Proposal, the Spin-off Proposal, and the Adjournment Proposal. Abstention will not have any effect to the Election of Directors Proposal. Your failure to vote on the Election of Director Proposal may result in some or all of the director nominees fail to be elected.

Q:	How many shares must be present to hold the Special Meeting?

A:	The presence in person or by proxy of a majority of the outstanding shares of IFMK common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined above) of shares of the Company’s common stock and you do not instruct your bank, broker or other nominee how to vote your shares on any of the proposals, your shares will not be counted as present at the Special Meeting for purposes of determining whether a quorum exists. Votes of stockholders of record who are present at the Special Meeting in person or by proxy will be counted as present at the Special Meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on all of the proposals.

Q:	If I am a beneficial owner of shares of IFMK common stock, what happens if I don’t provide voting instructions? What is discretionary voting? What is a broker non-vote?

A:	If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. Even though IFMK is listed on the Nasdaq Capital Market, the rules of the New York Stock Exchange determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under New York Stock Exchange rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted under New York Stock Exchange rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the rules of the New York Stock Exchange, each of the proposals to be presented at the Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the proposals. A broker non-vote would have the same effect as a vote against the Acquisition Proposal, the Spin-off Proposal, the Name Change Proposal, the Reverse Split Proposal, the Capital Increase Proposal, and the Adjournment Proposal. Abstentions and broker non-votes will have no effect on the Election of Directors Proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the IFMK common stock represented by your proxy will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of four ways:

●	you can grant a new, valid proxy bearing a later date;

●	you can send a signed notice of revocation;

●	if you are a holder of record, you can attend the Special Meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given; or

●	if your shares of IFMK common stock are held in an account with a broker, bank or other nominee, you must follow the instructions on the voting instruction card you received in order to change or revoke your instructions.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of IFMK, as specified in this proxy statement, no later than the beginning of the Special Meeting. If your shares are held in street name by your broker, bank or nominee, you should contact them to change your vote.

Q:	Do I need identification to attend the Special Meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of shares of IFMK common stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of IFMK common stock on the record date. Acceptable proof of ownership is either (a) a letter from your broker stating that you beneficially owned IFMK stock on the Record Date or (b) an account statement showing that you beneficially owned IFMK stock on the Record Date.

Q:	Are IFMK stockholders entitled to appraisal rights?

A:	No. IFMK stockholders do not have appraisal rights in connection with the Reverse Split, the Name Change, the Acquisition or the Spin-off under the General Corporation Law of the State of Delaware (the “DGCL”).

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement, proxy cards and/or voting instruction forms. This can occur if you hold your shares of common stock in more than one brokerage account, if you hold shares directly as a record holder and also in street name, or otherwise through a nominee. Other circumstances may apply. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares of common stock are voted.

Q:	If I am an IFMK stockholder, should I send in my IFMK stock certificates with my proxy card?

A:	No. Please DO NOT send your IFMK stock certificates with your proxy card.

Q:	When do you expect the Reverse Split, the Name Change, the Capital Increase Proposal and the Restructure to be completed?

A:	We are working to complete the Reverse Split, the Name Change, and the Restructure as quickly as possible, and we expect to complete all transactions in the fourth quarter of 2019. However, IFMK cannot assure you when or if the Acquisition will occur. The Acquisition and Spin-off are subject to stockholder approvals and other conditions, and it is possible that factors outside the control of both IFMK and Xiaotai could result in the Acquisition and Spin-off being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Acquisition and Spin-off.

Q:	Whom should I call with questions about the Special Meeting, the Reverse Split, the Name Change, the Capital Increase or the Restructure?

A:	IFMK stockholders should email our CFO, Mr. Long Yi, at 13584802352@139.com with any questions.

FORWARD-LOOKING STATEMENTS

This proxy statement, including information incorporated by reference into this proxy statement, contains forward-looking statements regarding, among other things, IFMK’s plans, strategies and prospects, both business and financial. Although IFMK believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, IFMK cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in IFMK’s filings with the SEC. Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

●	the number and percentage of our public stockholders voting against the Reverse Split Proposal, the Capital Increase Proposal, the Name Change Proposal, Acquisition Proposal and the Spin-off Proposal;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Exchange Agreement or the Purchase Agreement;

●	the ability to obtain and/or maintain the listing of Xiaotai’s common stock on NASDAQ following the Restructure;

●	changes adversely affecting the business in which the Company is engaged;

●	management of growth;

●	general economic conditions;

●	the Company’s business strategy and plans, including future acquisitions of vessels;

●	the result of future financing efforts; and

●	and the other factors summarized under the section entitled “Risk Factors”.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. All forward-looking statements included herein attributable to any of IFMK, Xiaotai or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, IFMK and Xiaotai have no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast regarding the Reverse Split Proposal, the Capital Increase Proposal, the Acquisition Proposal, the Spin-off Proposal or the Adjournment Proposal, they should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect IFMK and Xiaotai.

SUMMARY

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Acquisition, you should read this entire document carefully, including the Exchange Agreement and the Purchase Agreement, attached respectively as Annex A and Annex B to this proxy statement. The Exchange Agreement and the Purchase Agreement are the legal documents that govern the Acquisition and Spin-off respectively and the other transactions that will be undertaken in connection with the Restructure. It is also described in detail in this proxy statement in the section entitled “The Acquisition” and “The Spin-off.”

Acquisition

The Parties to the Exchange Agreement

iFresh

iFresh Inc., through its wholly owned subsidiary, NYM Holding Inc., is a fast growing Asian/Chinese grocery supermarket chain in the North Eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores.

Since NYM was formed in 1995, it has targeted the Chinese and other Asian populations (collectively, the “Asian Americans”) in the U.S. with a deep cultural understanding of its consumers’ unique consumption habits. iFresh currently has nine (9) retail supermarkets across New York, Massachusetts and Florida, with over 6,920,500 sales transactions in the fiscal year ended March 31, 2018. NYM also has three stores under construction which are expected to open in the fourth quarter in 2018.  In addition to retail supermarkets, iFresh operates two in-house wholesale businesses, Strong America Inc. (“Strong America”) and New York Mart Group (“NYMG”) that offer more than 6,000 wholesale products and service to iFresh retail supermarkets and over 1,000 external customers including wholesale stores, retail supermarkets and restaurants. iFresh has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of popular vegetables, fruits and seafood. iFresh’s wholesale businesses and long term relationships with various farms insulate iFresh from supply interruptions, allowing it to remain competitive even during difficult markets.

iFresh’s shares of common stock are currently listed on the NASDAQ under the symbol “IFMK”. We intend to continue the listing of our common stock on NASDAQ upon the closing of the Acquisition.

The mailing address of iFresh’s principal executive office is 2-39 54th Avenue, Long Island City, NY and the phone number is +1 (718) 628 6200.

Xiaotai

Xiaotai is a “peer-to-peer” lending company in China providing an internet lending information intermediary platform providing borrowers access to a variety of loan products. The loan products currently facilitated on Xiaotai’s platform generally range from one-month to twenty-four months. They are unsecured loans lent based on a borrower’s creditworthiness and assessed repayment ability. Through its internet lending information intermediary platform, Xiaotai connects individual lenders with individual and small business borrowers. It currently conducts its business operations exclusively in China.

Supported by its proprietary finance technology, it has developed the Zhizi risk control system, which is a comprehensive risk control system and entitles the Company to receive a Level III Certificate for Protection of State Information Security awarded by the PRC Ministry of Public Security, the highest level of recognition granted to non-bank institutions in the finance industry for stringent information security management and risk controls. Leveraging its advanced finance technology and innovative, reliable risk control procedures in serving borrowers and investors through its website and mobile applications, it provides efficient and effective solutions to address largely underserved personal financing and investment demands of the rapidly growing middle class population in China.

The mailing address of Xiaotai’s principal executive officers is Room 301, Block 2, 611 Jianghong Road, Changhe Street Binjiang District, Hangzhou City, Zhejiang Province China, and the phone number is +86-571-26890017.

The Acquisition

On June 7, 2019, we entered into the Exchange Agreement with Xiaotai and the equity holders of Xiaotai (the “Xiaotai Sellers”), pursuant to which, among other things and subject to the terms and conditions contained therein, we will acquire all of the outstanding issued shares and other equity interests in Xiaotai from the Xiaotai Sellers. Pursuant to the Exchange Agreement, in exchange for all of the outstanding shares of Xiaotai, we will issue 254,813,383 shares of common stock (the “Exchange Shares”) to the Xiaotai Sellers. The Exchange Shares will be allocated among the Xiaotai Sellers pro-rata based on each such seller’s ownership of Xiaotai prior to the closing.

Upon completion of the Acquisition and the simultaneous Spin-Off, we will own 100% of Xiaotai, and will be a financial services group operating in both smart financing as well as microfinance sectors in China. It is anticipated immediately upon completion of the Acquisition, our existing shareholders will retain an ownership interest of approximately 6% and the Xiaotai Sellers will own approximately 94% of the Company assuming issuance of additional 254, 813, 383 shares by IFMK prior to closing of the Acquisition.

Conditions to Closing of the Acquisition

The obligation of the parties to complete the Acquisition is subject to the fulfillment or written waiver of certain closing conditions, including:

●	the approval of the Exchange Agreement and the transactions contemplated thereby (including the Acquisition) by a majority of votes cast by our shareholders that are present in person or by proxy at our special meeting;

●	the receipt of any other required governmental and regulatory approvals and consents;

●	the receipt of any other required third person approvals in order to consummate the Acquisition;

●

there is no applicable law or order in effect which makes illegal or prevents or prohibits the transactions contemplated by the Exchange Agreement, and there is no pending third party non-Affiliate legal proceeding to enjoin or otherwise restrict the closing;

●	KeyBank’s unconditional written consent approving the Acquisition;
●	all of the conditions to the obligations of each party to consummate the Spin-off described in the Purchase Agreement shall have been satisfied;

●	No pending action shall have been brought by third parties to enjoin or otherwise restrict the consummation of the closing;

●	the appointment of persons designated by Xiaotai prior to the closing to the Board immediately prior the closing; and

We cannot provide assurance as to when or if all of the closing conditions will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Termination

The Exchange Agreement may be terminated prior to the closing by:

●	the mutual written consent of Xiaotai and us;

●	written notice by either Xiaotai or us if the closing has not occurred by the six-month anniversary of the date of the Exchange Agreement, which date is also referred to herein as the outside date, so long as no breach of the Exchange Agreement by such terminating party or its affiliates (or, with respect to Xiaotai, the Sellers) caused the closing not to have occurred by such date;

●	written notice by either us or Xiaotai if any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Exchange Agreement, so long as no breach of the Exchange Agreement by such terminating party or its affiliates (or, with respect to Xiaotai, the Sellers) was a substantial cause of, or substantially resulted in, such action by such governmental authority;

●	written notice by Xiaotai for a breach of our representations, warranties, covenants or agreements in the Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the outside date;

●	written notice by us for a breach of Xiaotai’s or the Sellers’s representations, warranties, covenants or agreements in the Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the outside date;

●	written notice by us if there shall have been a material adverse effect on Xiaotai or its subsidiaries which is uncured and continuing for 30 days after notice of such material adverse effect or the outside date;

●	written notice by Xiaotai if there shall have been a material adverse effect on us or our subsidiaries which is uncured and continuing for 30 days after notice of such material adverse effect or the outside date; or

●	written notice by us if the requisite shareholder vote in favor of the Exchange Agreement and the Acquisition is not obtained at our special meeting.

If the Exchange Agreement is terminated, all further obligations of the parties under the Exchange Agreement will terminate and will be of no further force and effect and no party will have any further liability thereunder to any other party, except that certain obligations related to public announcements, confidential information, fees and expenses, and termination fees and general provisions will continue in effect, and no party shall be relieved of liability for any fraud claims or breach of the Exchange Agreement prior to such termination.

Fees and Expenses

In the event that we terminate the Exchange Agreement for breach by Xiaotai or a material adverse effect on Xiaotai or its subsidiaries which is uncured and continuing or for the failure to obtain the requisite shareholder vote in favor of the Exchange Agreement and the Acquisition at our special meeting, Xiaotai will be required to pay us as liquidated damages a termination fee equal to the transaction expenses incurred by or on behalf of us or any of our affiliates in connection with the Exchange Agreement or the transactions contemplated hereby. In the event Xiaotai terminates the Exchange Agreement for breach by us or a material adverse effect on us or our subsidiaries which is uncured and continuing, we will be required to pay Xiaotai as liquidated damages a termination fee equal to the transaction expenses incurred by or on behalf of Xiaotai or any of its affiliates in connection with the Exchange Agreement or the transactions contemplated hereby.

Other than the termination fee described above, each party will bear its own expenses in connection with the Exchange Agreement and the transactions contemplated thereby.

Board of Directors and Management Following the Acquisition

Immediately following the closing of the Acquisition, the Board will continue to consist of five directors, one of whom shall be designated by Xiaotai prior to the closing. The current chief executive officer of IFMK shall resign immediately before the closing. Therefore, the chief executive officer of Xiaotai shall become the chief executive officer of IFMK immediately before the closing. See section entitled “Post-Closing Board of Directors and Executive Officers.”

Accounting Treatment

Both IFMK and Xiaotai prepare their financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). IFMK will acquire 100% of the outstanding shares of Xiaotai through issuance of 254,813,383 of its common shares. This transaction will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Xiaotai immediately prior to the transaction will have effective control of the Company, through its approximately 94% ownership interest in the post-merger entity. For accounting purpose, Xiaotai will be deemed to be the accounting acquirer and IFMK will be deemed to be the accounting acquiree in the transaction.

Opinion of Benchmark to the Board of Directors of IFMK

IFMK engaged Benchmark as of February 2019 to render an opinion as to the fairness, from a financial point of view, to IFMK’s shareholders of the consideration to be paid by the Company in connection with the Acquisition. Benchmark is an investment bank that works regularly in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, and financings. The Board decided to use its services as Benchmark represented to the Company that it has requisite experience in similar matters. Benchmark rendered its oral opinion to the Special Committee on June 3, 2019 (which was subsequently confirmed in writing by delivery of Benchmark’s written opinion) that the consideration to be paid in the Acquisition was fair, from a financial point of view, to IFMK’s stockholders.

Benchmark’s opinion was provided for the use and benefit of the Special Committee and the Board in connection with their consideration of the Acquisition and only addressed the fairness, from a financial point of view, to IFMK’s stockholders of the consideration to be paid by the Company in connection with the Acquisition pursuant to the Exchange Agreement, in each case as of the date of the opinion, and did not address any other aspect or implication of the Acquisition.

The summary of Benchmark’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Benchmark in preparing its opinion. However, neither Benchmark’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Acquisition.

Interests of IFMK’s Directors and Officers in the Acquisition

As of the Record Date, the directors and executive officers of IFMK as a group owned and were entitled to vote [______ ] shares of the common stock of the Company, representing [ _____ ]% of the outstanding shares of IFMK common stock on that date. IFMK expects that its directors and executive officers will vote their shares in favor of the Reverse Split Proposal, the Capital Increase Proposal, the Name Change Proposal, the Acquisition Proposal, and the Spin-off Proposal. On June 7, 2019, we and NYM Holding, Inc., entered into a Purchase Agreement with Go Fresh 365 Inc., solely owned by Mr. Long Deng, IFMK’s Chief Executive Officer. The Purchase Agreement provides for the sale of 100% of the equity interest in NYM to GO Fresh 365 Inc. for cash consideration of $9.1 million. The transactions contemplated by the Purchase Agreement are a condition to the closing of the Acquisition and would take place contemporaneously with the closing of the Acquisition.

Besides the equity ownership of IFMK detailed above, the directors and executive officers of the Company do not have interests different than the other stockholders of IFMK.

Regulatory Approvals Required for the Acquisition

The Acquisition and the transactions contemplated by the Exchange Agreement are not subject to any additional federal or state regulatory requirements or approval, except for the approval of NASDAQ for listing of additional shares and the filings with the State of Delaware necessary to effectuate the transactions contemplated by the Exchange Agreement.

Spin-off

Parties to Purchase Agreement

iFresh

iFresh Inc., through its wholly owned subsidiary, NYM Holding Inc., is a fast growing Asian/Chinese grocery supermarket chain in the North Eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores.

Since NYM was formed in 1995, it has targeted the Chinese and other Asian populations (collectively, the “Asian Americans”) in the U.S. with a deep cultural understanding of its consumers’ unique consumption habits. iFresh currently has nine (9) retail supermarkets across New York, Massachusetts and Florida, with over 6,920,500 sales transactions in the fiscal year ended March 31, 2018. NYM also has three stores under construction which are expected to open in the fourth quarter in 2018. In addition to retail supermarkets, iFresh operates two in-house wholesale businesses, Strong America Inc. (“Strong America”) and New York Mart Group (“NYMG”), that offer more than 6,000 wholesale products and service to iFresh retail supermarkets and over 1,000 external customers including wholesale stores, retail supermarkets and restaurants. iFresh has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of popular vegetables, fruits and seafood. iFresh’s wholesale businesses and long-term relationships with various farms insulate iFresh from supply interruptions, allowing it to remain competitive even during difficult markets.

iFresh’s shares of common stock are currently listed on the NASDAQ under the symbol “IFMK”. We intend to continue the listing of our common stock on NASDAQ upon the closing of the Spin-off.

The mailing address of iFresh’s principal executive office is 2-39 54th Avenue, Long Island City, NY and the phone number is +1 (718) 628 6200.

NYM Holding Inc.

As described above in the section entitled iFresh.

Go Fresh

Go Fresh 365 Inc. is a Florida corporation solely owned by Mr. Long Deng, the CEO of iFresh.

The Spin-off

On June 7, 2019, we and NYM Holding, Inc., entered into a Purchase Agreement with Go Fresh 365 Inc., solely owned by Mr. Long Deng, IFMK’s Chief Executive Officer. The Purchase Agreement provides for the sale of 100% of the equity interest in NYM to GO Fresh for cash consideration of $9.1 million. The transactions contemplated by the Purchase Agreement are a condition to the closing of the Acquisition and would take place contemporaneously with the closing of the Acquisition.

Conditions to Closing of the Spin-off

The obligation of the parties to complete the Spin-off is subject to the fulfillment or written waiver of certain closing conditions, including:

●	the approval of the Purchase Agreement and the transactions contemplated thereby (including the Spin-off) by a majority of votes cast by our shareholders that are present in person or by proxy at our special meeting;

●	the receipt of any other required Board, governmental and regulatory approvals and consents;

●	the receipt of any other required third person approvals in order to consummate the Spin-off;

●	there is no applicable law or order in effect which makes illegal or prevents or prohibits the transactions contemplated by the Purchase Agreement, and there is no pending third party non-Affiliate legal proceeding to enjoin or otherwise restrict the closing;

●	all of the conditions to the obligations of each party to consummate the Acquisition described in the Exchange Agreement shall have been satisfied;

●	the written consent of KeyBank to the Spin-Off;
●	No pending action shall have been brought by third parties to enjoin or otherwise restrict the consummation of the closing.

We cannot provide assurance as to when or if all of the closing conditions will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Termination

The Purchase Agreement may be terminated prior to the closing by:

●	the mutual written consent of Go Fresh and us; or

●	written notice by either us or Go Fresh if any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Purchase Agreement, so long as no breach of the Purchase Agreement by such terminating party or its affiliates (or, with respect to Go Fresh, the Sellers) was a substantial cause of, or substantially resulted in, such action by such governmental authority.

If the Purchase Agreement is terminated, all further obligations of the parties under the Purchase Agreement will terminate and will be of no further force and effect and no party will have any further liability thereunder to any other party, except that certain obligations related to public announcements, confidential information, fees and expenses, and termination fees and general provisions will continue in effect, and no party shall be relieved of liability for any fraud claims or breach of the Purchase Agreement prior to such termination.

Fees and Expenses

Each party will bear its own expenses in connection with the Purchase Agreement and the transactions contemplated thereby.

Board of Directors and Management Following the Spin-off

Immediately following the closing of the Spin-off, the Board will be the same as described above regarding the Acquisition.

Opinion of Benchmark to the Board of Directors of IFMK

IFMK engaged Benchmark as of February 2019 to render an opinion as to whether the consideration to be received by the Company in connection with the Spin-off is fair to IFMK’s shareholders from a financial point. Benchmark is an investment bank that works regularly in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, and financings. The Special Committee decided to use its services as Benchmark represented to the Company that it has requisite experience in similar matters. Benchmark rendered its oral opinion to the Special Committee on June 3, 2019 (which was subsequently confirmed in writing by delivery of Benchmark’s written opinion) that the consideration to be received by the Company in connection with the Spin-off was fair, from a financial point of view, to IFMK’s stockholders.

Benchmark’s opinion was provided for the use and benefit of the Special Committee and the Board in connection with their consideration of the Spin-off and only addressed the fairness, from a financial point of views, of the consideration to be received by the Company in connection with the Spin-off to IFMK’s stockholders pursuant to the Purchase Agreement, in each case as of the date of the opinion, and did not address any other aspect or implication of the Spin-off.

The summary of Benchmark’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Benchmark in preparing its opinion. However, neither Benchmark’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Spin-off.

Interests of IFMK’s Directors and Officers in the Spin-off

As of the Record Date, the directors and executive officers of IFMK as a group owned and were entitled to vote [______] shares of the common stock of the Company, representing [_____]% of the outstanding shares of IFMK common stock on that date. IFMK expects that its directors and executive officers will vote their shares in favor of the Reverse Split Proposal, the Capital Increase Proposal, the Name Change Proposal, the Acquisition Proposal, and the Spin-off Proposal. On June 7, 2019, we and NYM Holding, Inc., entered into a Purchase Agreement with Go Fresh 365 Inc., solely owned by Mr. Long Deng, IFMK’s Chief Executive Officer. The Purchase Agreement provides for the sale of 100% of the equity interest in NYM to GO Fresh 365 Inc. for cash consideration of $9.1 million. The transactions contemplated by the Purchase Agreement are a condition to the closing of the Acquisition and would take place contemporaneously with the closing of the Acquisition.

Besides the equity ownership of IFMK detailed above, the directors and executive officers of the Company do not have interests different than the other stockholders of IFMK.

Regulatory Approvals Required for the Spin-off

The Spin-off and the transactions contemplated by the Purchase Agreement are not subject to any additional federal or state regulatory requirements or approval, except for the approval of NASDAQ for listing of additional shares and the filings with the State of Delaware necessary to effectuate the transactions contemplated by the Purchase Agreement.

The Reverse Split

The Board has adopted resolutions (i) declaring that filing an amendment to the Company’s Certificate of Incorporation to affect the Reverse Split of our issued and outstanding common stock was advisable, and (ii) directing that a proposal to approve the Reverse Split be submitted to the holders of our common stock for their approval. The Reverse Split of our issued and outstanding common stock will be effected by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to 2019, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion.

The Board is submitting the Reverse Split Proposal to our stockholders for approval with the intent of increasing the market price of our common stock to enhance our ability to meet the continued listing requirements of the Nasdaq Capital Market, to make our common stock sufficiently attractive for IFMK to consummate the Acquisition transaction and to ensure that IFMK will be able to meet the initial listing requirements of Nasdaq Capital Market after consummation of the Acquisition transaction. Please see the section entitled “The Reverse Split” for more information.

The Name Change

The Board is submitting the Name Change Proposal to our stockholders for approval to better reflect the future business of the combined organization. Because the Company intend to switch from its current grocery store business to financial technology business currently conducted in Zhejiang province, The Board believes majority of the future growth will come from the online consumer financing operations conducted by Xiaotai. This transaction will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Xiaotai immediately prior to the transaction will have effective control of the Company, through its approximately 94% ownership interest in the post-merger entity. For accounting purpose, Xiaotai will be deemed to be the accounting acquirer and IFMK will be deemed to be the accounting acquiree in the transaction.

The Capital Increase

The Board is submitting the Capital Increase Proposal to our stockholders for approval to give the Company more flexibility for future capital raising, incentivize directors, officers and employees, strategic acquisitions and other corporate actions.

Election of Directors

The Board is submitting the Election of Directors Proposal to our stockholders for approval to elect [ ] to serve on the Company’s Board for a term of one year.

Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Appraisal Rights

IFMK stockholders do not have appraisal rights in connection with the Reverse Split, the Capital Increase, the Name Change, the Election of Directors, and/or the Restructuring under the DGCL.

The Special Meeting

The Special Meeting will be held at 10:00 a.m., local time, on [___, ______], 2019, at the offices of Hunter Taubman Fischer & Li, LLC, 1450 Broadway, 26th Floor, New York, NY 10018, to consider and vote upon the Reverse Split Proposal, the Capital Increase Proposal, the Election of Directors Proposal, the Acquisition Proposal and/or, if necessary, the Spin-off Proposal, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, IFMK is not authorized to consummate the Reverse Split, the Capital Increase, the Name Change, the Election of Directors, the Acquisition and/or the Spin-off.

Recommendation to Stockholders

After careful consideration, the Board has determined that the Acquisition Proposal, the Spin-off Proposal, the Capital Increase, the Name Change, and the Adjournment Proposal are fair to and in the best interests of the Company and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Reverse Split Proposal, “FOR” the Capital Increase Proposal, “FOR” the Name Change Proposal, “FOR” the Acquisition Proposal, “FOR” the Spin-off Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, if presented.

RISK FACTORS

You should carefully consider the following risk factors, together with the other information contained in this proxy statement, including the factors discussed in Part I, Item 1A—Risk Factors in IFMK’s Annual Report on Form 10-K for the year ended March 30, 2018. If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on both IFMK’s and Xiaotai’s businesses, financial conditions or results of operations. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Acquisition

Subsequent to the consummation of the Acquisition, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Xiaotai, we cannot assure you that this diligence revealed all material issues that may be present in Xiaotai’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and Xiaotai’s control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or operational results would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Acquisition been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We will have limited protection in the event that any of the representations and warranties made by Sellers or Xiaotai in the Exchange Agreement ultimately proves to be inaccurate or incorrect.

IFMK and its shareholders will have limited protection if any representation or warranty made by Sellers or Xiaotai in the Exchange Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, IFMK would have limited indemnification claims with respect thereto and its financial condition or results of operations could be adversely affected.

We may waive one or more of the conditions to the Acquisition.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Acquisition, to the extent permitted by our charter and applicable laws. For example, it is a condition of our obligation to close the Acquisition and that Xiaotai’s representations and warranties are true and correct in all respects as of the closing date, except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Exchange Agreement). However, if the Board determines that it is in the shareholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Acquisition.

Our ability to successfully effect the Acquisition and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including certain executive officers of IFMK and the key personnel of Xiaotai, all of whom we expect to join IFMK following the Acquisition. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Acquisition and successfully operate the business is dependent upon the efforts of certain key personnel including Mr. Long Yi, the Chief Financial Officer of IFMK and key personnel of Xiaotai. Although we expect all of such key personnel to remain  with Xiaotai following the Acquisition, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. In addition, we do not have key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Acquisition. Furthermore, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our common stock may not continue, which would adversely affect the liquidity and price of our common stock.

Following the Acquisition, as well as the anticipated concurrent reverse split, the price of our common stock may fluctuate significantly due to the market’s reaction to the Acquisition and general market and economic conditions. An active trading market for our common stock following the Acquisition may never develop or, if developed, it may not be sustained. In addition, the price of our common stock after the Acquisition can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our common stock is not listed on, or become delisted from, the NASDAQ for any reason, and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our common stock may be more limited than if we were quoted or listed on the NASDAQ or another national securities exchange. You may be unable to sell your common stock unless a market can be established or sustained.

Although we expect that our common stock will remain listed on the NASDAQ after the Acquisition, there can be no assurance that our common stock will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of the NASDAQ.

We intend to apply for the continued listing of our common stock on the NASDAQ subsequent to the closing of the Acquisition. To continue listing our common stock on the NASDAQ subsequent to the closing of the Acquisition, we will be required to demonstrate compliance with NASDAQ’s initial listing standards, which are more rigorous than NASDAQ’s continued listing requirements, including that our common stock trade at a minimum of $4.00 per common stock unless we qualify the $3.00 closing price alternative requirement. We cannot assure you that we will be able to meet those initial listing standards at that time.

If, after the Acquisition, the NASDAQ delists our common stock from trading on its exchange due to our failure to meet the NASDAQ’s initial and/or continued listing standards, we and our shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our ordinary shares are a “penny stock,” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If the Acquisition’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.

If the benefits of the Acquisition do not meet the expectations of investors or securities analysts, the market price of the Company’s common stock prior to the closing of the Acquisition may decline. The market values of our securities at the time of the Acquisition may vary significantly from their prices on the date the Exchange Agreement was executed, the date of this proxy statement, or the date on which our shareholders vote on the Acquisition.

In addition, following the Acquisition, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Prior to the Acquisition, there has not been a public market for Xiaotai’s securities. Accordingly, the valuation ascribed to Xiaotai and our common stock in the Acquisition may not be indicative of the price that will prevail in the trading market following the Acquisition. If an active market for our common stock develops and continues, the trading price of our common stock following the Acquisition could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our common stock may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NASDAQ in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Acquisition, the Company’s business and share prices may suffer as a result of its lack of public company operating experience of new management. Furthermore, if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our ordinary shares adversely, the price and trading volume of our ordinary shares could decline.

Prior to the completion of the Acquisition, Xiaotai has been a privately-held company. Most members of Xiaotai’s management team have limited experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. The management team may not successfully or efficiently manage Xiaotai’s transition to be a division of a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Xiaotai’s senior management and could divert their attention away from the day-to-day management of Xiaotai’s business, which could harm Xiaotai’s business, results of operations and financial condition.

The obligation to disclose information publicly may put Xiaotai at a disadvantage to competitors that are private companies.

Upon completion of this acquisition, Xiaotai will become a member of a consolidated group of a publicly listed company in the United States. Xiaotai will need to disclose occurrence of matters that are material to the reporting company and its shareholders that Xiaotai would not be required to disclose if Xiaotai were a private company. Xiaotai’s competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with Xiaotai. To the extent compliance with U.S. laws increases expenses or decreases Xiaotai’s competitiveness against such companies, the public listing could affect Xiaotai’s results of operations.

Xiaotai will incur additional costs as a result of becoming a subsidiary of a public company, which could negatively impact its net income and liquidity.

Upon completion of this acquisition, Xiaotai will become a subsidiary of a public company in the United States. As a result, Xiaotai will incur additional legal, accounting and other expenses that Xiaotai did not incur as a private company. Xiaotai expects that the rules and regulations will increase its legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly. If Xiaotai fails to comply with these rules and regulations, Xiaotai could become the subject of a governmental enforcement action, investors may lose confidence in its public parent company and the share price could suffer.

The transition to becoming a division of a public company will require changes in the way Xiaotai operates its business.

Private companies often have less regulated methods of operation than public companies. This results in less transparency and presents greater risks of noncompliance with rules and regulations. In anticipation of the proposed transaction, Xiaotai management has begun to implement a variety of measures to ensure that the company follows the rules applicable to public companies in the United States. To the extent these new procedures and policies could not change historical behaviors that might be inconsistent with the rules regulating U.S. public company, Xiaotai could be at risk of violation or poor reporting as a public company following this transaction.

Completion of the Reverse Split and the Acquisition is subject to a number of conditions and if these conditions are not satisfied or waived, such transactions will not be completed.

IFMK’s obligation and the obligation of Xiaotai to complete the Acquisition are subject to satisfaction or waiver of a number of conditions, including, among others:

●	approval and completion of the Reverse Split;

●	approval of the Acquisition by IFMK’s stockholders;
●	unconditional written consent from KeyBank simultaneously with consummation of the transaction contemplated in the Exchange Agreement;
●	satisfaction of all the conditions to the obligations of each party to consummate the Spin-off described in the Purchase Agreement;

●	receipt of opinions of counsel;

●	absence of injunctions or certain legal impediments;

●	approval for the listing on NASDAQ of the shares of Xiaotai’s common stock to be issued in the Acquisition; and

●	accuracy of the representations and warranties with respect to each of the foregoing transactions, subject to certain materiality thresholds.

There can be no assurance that the conditions to closing of the Exchange Agreement will be satisfied or waived or that the Acquisition itself will be completed.

NASDAQ may not list or continue to list our shares and the Exchange Shares on its exchange, which could prevent consummation of the Acquisition or could limit investors’ ability to make transactions in our securities. Consequently, we may be subject to additional trading restrictions.

IFMK intends to apply to have the Exchange Shares listed on NASDAQ in connection with consummation of the Acquisition, and it is a closing condition of the Acquisition that our shares continue to be listed on NASDAQ. The post-Acquisition entity will be required to meet the initial listing requirements to be listed. We may not be able to meet those initial listing requirements. Even if our securities are so listed, we may be unable to maintain the listing of our securities in the future. If we fail to meet the initial listing requirements and NASDAQ does not list our securities on its exchange, neither IFMK nor Xiaotai would be required to consummate the Acquisition. In the event that each of IFMK and Xiaotai elected to waive this condition, IFMK and its stockholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	a limited amount of news coverage for the company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Failure to complete the Acquisition could negatively impact IFMK’s stock price, future business or operations.

If the Acquisition is not completed, IFMK and Xiaotai may be subject to a number of material risks, including the following:

●	IFMK may be required under certain circumstances to pay Xiaotai a termination fee;

●	the price of IFMK’s common stock may decline to the extent that the relevant current market price reflects a market assumption that the Acquisition will be completed;

●	IFMK may not have sufficient working capital to fund its operation on an ongoing basis;

●	IFMK may not have sufficient time to regain compliance under NASDAQ continued Listing Rule 5810(c)(3)(A) in order to avoid being delisted from the Nasdaq Capital Market; and

●	costs related to the Acquisition, such as legal, accounting, certain financial advisory and financial printing fees, must be paid even if the Acquisition is not completed.

Furthermore, if the Acquisition is terminated and either company’s board of directors determines to seek another Acquisition or business combination, there can be no assurance that it will be able to find a partner on terms as attractive as those provided for in the Exchange Agreement. In addition, while the Exchange Agreement is in effect and subject to very narrowly defined exceptions, IFMK is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination (except with Xiaotai).

The exercise of IFMK’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of Acquisition may result in a conflict of interest when determining whether such changes to the terms of the Acquisition or waivers of conditions are appropriate and in IFMK’s stockholders’ best interest.

In the period leading up to the closing of the Acquisition, events may occur that, pursuant to the Exchange Agreement, would require IFMK to agree to amend the Exchange Agreement, to consent to certain actions taken by Xiaotai or to waive rights that IFMK is entitled to under the Exchange Agreement. Such events could arise because of changes in the course of Xiaotai’s business, a request by Xiaotai to undertake actions that would otherwise be prohibited by the terms of the Exchange Agreement or the occurrence of other events that would have a material adverse effect on Xiaotai’s business. In any of such circumstances, it would be at IFMK’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors of IFMK described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for IFMK and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action.

As of the date of this proxy statement, IFMK does not believe there will be any changes or waivers that IFMK’s directors and officers would be likely to make after stockholder approval of the Acquisition Proposal has been obtained. While certain changes could be made without further stockholder approval, IFMK will circulate a new or amended proxy statement and resolicit IFMK’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Acquisition Proposal.

Xiaotai may not realize anticipated growth opportunities.

Xiaotai expects that it will realize growth opportunities and other financial and operating benefits as a result of the Acquisition. Xiaotai cannot predict with certainty if or when these growth opportunities and benefits will occur, or the extent to which they actually will be achieved. For example, the benefits from the Acquisition may be offset by costs incurred in obtaining or attempting to obtain regulatory approvals for the Acquisition, or as a result of being a public company. See “Risks Related to Xiaotai Industry” for a fuller discussion of the risks relating to Xiaotai following the Acquisition.

The Company and Xiaotai will incur significant transaction-related costs in connection with the Reverse Split and the Acquisition.

The Company and Xiaotai expect to incur a number of nonrecurring costs associated with the Reverse Split and the Acquisition before, at, and after closing the Acquisition. The Company and Xiaotai will also incur transaction fees and costs related to formulating and implementing post-Acquisition plans, including facility and system implementation costs and employment-related costs. The Company and Xiaotai will continue to assess the magnitude of these costs. Additional unanticipated costs may be incurred in the Acquisition and Xiaotai, in particular, will assess these costs in relation to post-acquisition activities.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Acquisition, the Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Acquisition will not be approved.

The Board is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Reverse Split and the Acquisition. If the Adjournment Proposal is not approved, IFMK’s board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Reverse Split and the Acquisition. In such event, the Reverse Split and the Acquisition would not be completed.

Upon consummation of the Acquisition, Mr. Baofeng Pan, will beneficially own approximately 53.2% of the then issued and outstanding shares of common stock and exert significant influence on our operations.

Upon the consummation of the Acquisition, Mr. Baofeng Pan, our chairman and director upon closing of the Acquisition, will own approximately 53.2% of the then issued and outstanding shares of common stock. Accordingly, Mr. Pan, by virtue of his beneficial ownership of these shares, will be able to exercise substantial influence over our operations. He may have significant influence over election of directors and other matters requiring shareholder approval. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our stock or prevent our shareholders from realizing a premium over the then-prevailing market price for their stock.

Mr. Baofeng Pan, as the principal shareholders of Xiaotai, have potential conflicts of interest with us, which may adversely affect our business.

Baofeng Pan, our Chairman and Director upon closing of the Acquisition, is a significant shareholder of Xiaotai, one of our VIE entities from which the majority of our revenue is expected upon closing of the Acquisition. Conflicts of interests between his duty to our Company and Xiaotai may arise. For example, Mr. Pan could cause Xiaotai to fail to take actions that are in the best interests of our Company. As Ms. Pan will be also CEO, Chairman and Director of our Company, he has duties of loyalty and care to us under Delaware law when there are any potential conflicts of interests between our company and Xiaotai. We cannot assure you, however, that if conflicts of interest arise, he will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Pan could violate his employment agreement with us or his legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Pan, as applicable, we would have to rely on legal proceedings, which could result in the disruption of our business.

Risks Related to IFMK

We are currently in default under our Credit Facility with KeyBank, which limits our liquidity and could result in KeyBank accelerating amounts we owe to it under the facility.

On December 23, 2016, NYM, as borrower, entered into a $25 million senior secured Credit Agreement (the “Credit Agreement”) with KeyBank National Association (“KeyBank” or “Lender”). The Credit Agreement provides for (1) a revolving credit of $5,000,000 for making advance and issuance of letter of credit, (2) $15,000,000 of effective date term loan and (3) $5,000,000 of delayed draw term loan. The interest rate is equal to (1) the Lender’s “prime rate” plus 0.95%, or (b) the Adjusted LIBOR rate plus 1.95%. Although the Company has been repaying the KeyBank facility in accordance with its terms, the Company failed to timely pay taxes in the aggregate principal amount of $1,187,693, which resulted in a tax lien being imposed upon the Company by the IRS on June 11, 2018 in the amount of $1,236,831.08. Due to these outstanding taxes owed and the tax lien, the Company is currently in default under the Credit Agreement. We have advised KeyBank of the default, and while KeyBank has not yet acted to accelerate payment of the facility, KeyBank does consider us to be in default and will not make any further advances under the Credit Facility until we comply with our obligations under the Credit Agreement. Our inability to draw down amounts under the credit facility significantly impairs the Company’s growth plans and limits its liquidity. In addition, if KeyBank were to decide to accelerate repayment of the Credit Facility, our financial condition and results of operation would be negatively impacted. By June 29, 2018, the Company had paid the full amount of the outstanding IRS obligation. Although the Company anticipates being able to obtain a waiver from KeyBank regarding the Company’s default, there is no guarantee that we will be successful in doing so.

There is substantial doubt about the Company’s ability to continue as a going concern.

As discussed in the Annual Report on Form 10-K filed on June 29, 2018, we incurred operating losses, did not meet the financial covenant required in the Credit Agreement and are currently in default of the Credit Agreement due to our failure to pay certain tax obligations. These conditions raise substantial doubt about our ability to continue as a going concern.

IFMK’s continued growth depends on new store acquisitions and openings and on increasing same store sales, and IFMK’s failure to achieve these goals could negatively impact its results of operations and financial condition.

Our growth strategy depends, in large part, on acquiring and opening new stores in existing and new areas and operating those stores successfully. Successful implementation of this strategy is dependent on sufficient capital support from financing, finding suitable stores to acquire, identifying suitable locations and negotiating acceptable lease terms for store sites, as it faces competition from other retailers for such sites. There can be no assurance that we will continue to grow through new store acquisitions and openings. We may not be able to obtain sufficient capital support for the expansion plan, or successfully implement the plan to acquire or open new stores timely or within budget or operate them successfully, and there can be no assurance that store acquisition or opening costs for, net sales of, contribution margin of and average payback period on initial investment for new stores will conform to our operating model discussed elsewhere in this report. Lower contribution margins from new stores, along with the impact of related store acquisition, opening and store management relocation costs, may have an adverse effect on our financial condition and operating results. In addition, if we acquire stores in the future, it may not be able to successfully integrate those stores into its existing store base and those stores may not be as profitable as its existing stores.

Also, we may not be able to successfully hire, train and retain new store employees or integrate those employees into the programs, policies and culture of us. We or our third party vendors may not be able to adapt our distribution, management and other operating systems to adequately supply products to new stores at competitive prices so that we can operate the stores in a successful and profitable manner. We may not have the level of cash flow or financing necessary to support our growth strategy.

Additionally, our acquisition and opening of new stores will place increased demands on our operational, managerial and administrative resources. These increased demands could cause the Company to operate its existing business less effectively, which in turn could cause deterioration in the financial performance of our existing stores. If the Company experiences a decline in performance, it may slow or discontinue store openings, or may decide to close stores that it is unable to operate in a profitable manner.

Additionally, some of our new stores may be located in areas where the Company has little experience or a lack of brand recognition. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause these new stores to be less successful than stores in our existing markets.

Our operating results and stock price will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

Our newly opened stores may negatively impact our financial results in the short-term and may not achieve sales and operating levels consistent with our mature store base on a timely basis or at all.

The Company has actively pursued new store growth and plans to continue doing so in the future. The Company cannot assure you that its new store acquisitions or openings will be successful or result in greater sales and profitability. New store openings may negatively impact our financial results in the short-term due to the effect of store opening costs and lower sales and contribution margin during the initial period following opening. New stores build their sales volume and their customer base over time and, as a result, generally have lower margins and higher operating expenses, as a percentage of net sales, than our more mature stores. A new store can take more than a year to achieve a level of operating performance comparable to our similarly existing stores. Further, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to new, closer locations. As a result, part of the increase of the overall sales to us arising from a new store opening or a store acquisition may be offset by the “sales volume transfer” phenomena.

The competition from competitors may increase intensively in the future.

Food retail is a large and highly competitive industry. However, iFresh believes that the market participants in the Chinese supermarket industry are highly fragmented and immature. Currently, iFresh faces competition from smaller or dispersed competitors focusing on the niche market of Chinese consumers. However, with the rapid growth of the Chinese and other Asian population and their consumption power, other competitors may also begin operating in this niche market in the future. Those competitors include: (i) national conventional supermarkets, (ii) regional supermarkets, (iii) national superstores, (iv) alternative food retailers, (v) local foods stores, (vi) small specialty stores, and (vii) farmers’ markets.

The national and regional supermarket chains are experienced in operating multiple stores locations, expanding management and they have greater marketing or financial resources than iFresh does. Even though they currently offer only a limited selection of Chinese and Asian specialty foods, they may be able to devote greater resources to sourcing, promoting and selling their products if they choose to do so. On the contrary, the local food stores and markets are small in size with a deep understanding of local preferences, but their lack of scale results in high risk and limited growth potential.

If more and more competitors devote into this market segment aiming to serve Chinese and other Asian customers in the future, the competition will increase. Our operating results may be negatively impacted through a loss of sales, reduction in margin from competitive price changes and/or greater operating costs such as marketing, due to the increase of competition.

iFresh relies on a combination of product offerings, customer service, store format, location and pricing to compete.

iFresh competes with other food retailers on a combination of factors, primarily product selection and quality, customer service, store layout and decoration, location and price. Our success depends on its ability to offer products that appeal to its customers’ preferences. Failure to offer such products, or to accurately forecast changing customer preferences, could lead to a decrease in the number of customer transactions at Our stores and in the amount customers spend at our stores.

Pricing in particular is a significant driver of consumer choice in Our industry and iFresh expects competitors to continue to apply pricing and other competitive pressures. To the extent that our competitors lower prices, its ability to maintain gross profit margins and sales levels may be negatively impacted. Some of Our competitors may have greater resources than it does. These competitors could use these advantages to take measures, including reducing prices, which could adversely affect Our competitive position, financial condition and results of operations.

If iFresh does not succeed in offering attractively priced products that consumers intend to purchase or are unable to provide a convenient and appealing shopping experience, our sales, operating margins and market share may decrease, resulting in reduced profitability.

Economic conditions that impact consumer spending could materially affect our business.

Ongoing economic uncertainty continues to negatively affect consumer confidence and discretionary spending. iFresh’s operating results may be materially affected by changes in economic conditions nationwide or in the regions in which iFresh operates that impact consumer confidence and spending, including discretionary spending. This risk may be exacerbated if customers choose lower-cost alternatives to iFresh’s product offerings in response to economic conditions. In particular, a decrease in discretionary spending could adversely impact sales of certain of iFresh’s higher margin product offerings. Future economic conditions affecting disposable consumer income, such as employment levels, business conditions, changes in housing market conditions, the availability of consumer credit, interest rates, tax rates and fuel and energy costs, could reduce overall consumer spending or cause consumers to shift their spending to lower-priced competitors. In addition, inflation or deflation can impact iFresh’s business. Food deflation could reduce sales growth and earnings, while food inflation, combined with reduced consumer spending, could reduce gross profit margins. As a result, iFresh’s results of operations could be materially adversely affected.

Fresh’s existing stores are mainly located in Northeastern American metropolitan areas. The geographic concentration of its stores creates an exposure to the economy of the Northeastern United States and any downturn in this region could materially adversely affect iFresh’s financial condition and results of operations.

Perishable products make up a significant portion of iFresh’s sales, and ordering errors or product supply disruptions may have an adverse effect on iFresh’s profitability and operating results.

iFresh has a significant focus on perishable products. Sales of perishable products accounted for approximately 64% of iFresh’s net sales in fiscal year ended March 31, 2019. iFresh has self-owned wholesale facilities and stable supply relationship with farm partners, which significantly reduces ordering errors and product disruption. However, iFresh still relies on various suppliers and vendors to provide and deliver its product inventory on a continuous basis. iFresh could suffer significant perishable product inventory losses in the event of the loss of a major supplier or vendor, disruption of its supply chain, extended power outages, natural disasters or other catastrophic occurrences. While iFresh has implemented certain systems to ensure that its ordering is in line with demand, it cannot assure you that its ordering systems will always work efficiently, in particular in connection with the new additional stores, which have no, or a limited, ordering history. If iFresh were to over-order, it could suffer inventory losses, which would negatively impact its operating results.

Interruption of exclusive distribution of brands or imports relating to iFresh’s wholesale operations may adversely impact iFresh’s financial conditions and operating results.

iFresh conducts wholesale business through its two subsidiaries, Strong America Inc. and New York Mart Group, which enables iFresh to have stronger negotiating power with vendors as well as a way to source products from China, Thailand and Taiwan to its own retail stores. Strong America is also the exclusive distributor of nine famous oversea brands. If iFresh can’t renew its exclusive distribution contracts relating to those brands, iFresh’s sales, both retail and wholesale, may be adversely affected. Furthermore, importing products from other countries is subject to the impact of various international factors, including international trading policies, shipping costs, currency fluctuations, tariffs and customs procedures for imports, which may affect the supply and purchase prices of the products to be imported by iFresh’s wholesale distributors and sold by them to iFresh. If iFresh fails to obtain or maintain a sustainable supply of these products from its vendors, its financial conditions and operating results will be adversely impacted.

The operation of new stores and online sales may cannibalize sales in iFresh’s stores and its financial results can be affected by economic and competitive conditions in this area.

All of iFresh’s existing stores are located in the Northeastern United States and it intends to grow its store base in this area. New stores are expected to be opened in the Greater New York City and Boston metropolitan areas. As iFresh opens new stores in closer proximity to its customers who currently travel longer distances to shop at iFresh’s stores, iFresh expects some of these customers to take advantage of the convenience of iFresh’s new locations. Simultaneously, iFresh will develop online sales to cover the customers living in a 2.5-hour drive radius, which may satisfy the demand from those Chinese customers living in the suburbs.

Some sales volume may transfer from iFresh’s existing stores to its new stores as some of its existing customers switch to these new, closer locations, or convenient online shopping. Consequently, iFresh’s new stores and online sales may adversely impact sales at iFresh’s existing stores.

Disruption of relationships with vendors could negatively affect iFresh’s business.

iFresh purchases vegetables and fruits directly from farms and other vendors and maintains stable relationships with the vendors to ensure reliable supplies of popular seasonal Chinese specialty of vegetables and fruits. iFresh also depends on third-party suppliers for exclusive third-party brands. The cancellation of iFresh’s supply arrangement with any of its suppliers or the disruption, delay or inability in supply from its suppliers could adversely affect iFresh’s sales. If iFresh’s suppliers fail to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. iFresh cannot assure you that it would be able to find replacement suppliers on commercially reasonable terms.

iFresh may be unable to protect or maintain its intellectual property, which could result in customer confusion, a negative perception of its brand and adversely affect its business.

iFresh believes that its intellectual property has substantial value and has contributed significantly to the success of iFresh’s business. In particular, iFresh’s trademarks, including New York Mart, are valuable assets that reinforce iFresh’s customers’ favorable perception of its stores.

From time to time, third parties have used names similar to iFresh’s, have applied to register trademarks similar to iFresh’s and, as iFresh believes, have infringed or misappropriated iFresh’s intellectual property rights. iFresh responds to these actions on a case-by-case basis, including, where appropriate, by sending cease and desist letters and commencing opposition actions and litigation. The outcomes of these actions have included both negotiated out-of-court settlements as well as litigation. iFresh cannot assure you that the steps it has taken to protect its intellectual property rights are adequate, that its intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, iFresh’s trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect iFresh’s trademark rights could prevent iFresh in the future from challenging third parties who use names and logos similar to iFresh’s trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of iFresh’s brand and products, and eventually adversely affect iFresh’s sales and profitability. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether iFresh is successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject iFresh to liabilities, force iFresh to cease use of certain trademarks or other intellectual property or force iFresh to enter into licenses with others. Any one of these occurrences may have a material adverse effect on iFresh’s business, results of operations and financial condition.

If iFresh experiences a data security breach and confidential customer information is disclosed, iFresh may be subject to penalties and experience negative publicity, which could affect iFresh’s customer relationships and have a material adverse effect on its business.

iFresh and its customers could suffer harm if customer information was accessed by third parties due to a security failure in iFresh’s systems. The collection of data and processing of transactions requires iFresh to receive, transmit and store a large amount of personally identifiable and transaction related data. This type of data is subject to legislation and regulation in various jurisdictions. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting state and federal legislative proposals addressing data privacy and security. If some of the current proposals are adopted, iFresh may be subject to more extensive requirements to protect the customer information that it processes in connection with the purchases of iFresh’s products. iFresh may become exposed to potential liability with respect to the data that it collects, manages and processes, and may incur legal costs if its information security policies and procedures are not effective or if it is required to defend its methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to iFresh’s methods of handling personal data could adversely affect its business, results of operations, financial condition and cash flows due to the costs and negative market reaction relating to such developments. Additionally, if iFresh suffers data breaches, one or more of the credit card processing companies that it relies on may refuse to allow it to continue to participate in their network, which would limit iFresh’s ability to accept credit cards at its stores and could adversely affect its business, results of operations, financial condition and cash flows.

Data theft, information espionage or other criminal activity directed at the retail industry or computer or communications systems may materially adversely affect iFresh’s business by causing iFresh to implement costly security measures in recognition of actual or potential threats, by requiring iFresh to expend significant time and expense developing, maintaining or upgrading its information technology systems and by causing it to incur significant costs to reimburse third parties for damages. Such activities may also materially adversely affect iFresh’s financial condition, results of operations and cash flows by reducing consumer confidence in the marketplace and by modifying consumer spending habits.

If iFresh is unable to renew or replace current store leases or if it is unable to enter into leases for additional stores on favorable terms, or if one or more of its current leases are terminated prior to expiration of their stated term, and it cannot find suitable alternate locations, iFresh’s growth and profitability could be negatively impacted.

iFresh currently leases all of its store locations. Many of iFresh’s current leases provide unilateral option to renew for several additional rental periods at specific rental rates. iFresh’s ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and iFresh’s ability to negotiate favorable lease terms for additional store locations, could depend on conditions in the real estate market, competition for desirable properties, its relationships with current and prospective landlords, or other factors that are not within iFresh’s control. Any or all of these factors and conditions could negatively impact iFresh’s growth and profitability.

iFresh leases certain of its stores and related properties from related parties.

Long Deng, one of iFresh’s directors and executive officers, owns 50% of Dragon Development LLC, which leases to iFresh the premises at which Strong America, one of iFresh’s wholesale subsidiaries, is located. During fiscal year ended March 31, 2017, rental payments (excluding maintenance and taxes that iFresh is obligated to pay) under the leases from Dragon Development LLC were $637,273. The leases with Dragon Development LLC renewed on May 1, 2016, and their remaining terms are 10 years. iFresh has no assurance that these related parties will renew the lease agreements with it after expiration. If iFresh cannot renew the leases, it will have to move its stores and warehouses locations, which increases the uncertainty of finding suitable locations for those stores and the reputation recognition in new locations, which may adversely affect iFresh’s sales, expenses, profit and financial position.

Failure to retain iFresh’s senior management and other key personnel may adversely affect its operations.

iFresh’s success is substantially dependent on the continued service of its senior management and other key personnel. These executives, and in particular Long Deng, iFresh’s Executive Chairman and Chief Executive Officer and Chief Operating Officer, have been primarily responsible for determining the strategic direction of iFresh’s business and for executing its growth strategy and are integral to its brand and culture, and the reputation iFresh enjoys with suppliers and consumers. The loss of the services of any of these executives and other key personnel could have a material adverse effect on iFresh’s business and prospects, as iFresh may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause iFresh’s stock price to decline. The loss of key employees could negatively affect iFresh’s business.

If iFresh is unable to attract, train and retain employees, it may not be able to grow or successfully operate its business.

The retail store industry is labor intensive, and iFresh’s success depends in part upon its ability to attract, train and retain a sufficient number of employees who understand and appreciate iFresh’s culture and are able to represent its brand effectively and establish credibility with its business partners and consumers. iFresh’s ability to meet its labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the workforce in the markets in which iFresh is located, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation. In the event of increasing wage rates, if iFresh fails to increase its wages competitively, the quality of its workforce could decline, causing its customer service to suffer, while increasing its wages could cause its earnings to decrease. If iFresh is unable to hire and retain employees capable of meeting its business needs and expectations, its business and brand image may be impaired. Any failure to meet iFresh’s staffing needs or any material increase in turnover rates of iFresh’s employees may adversely affect its business, results of operations and financial condition.

Changes in and enforcement of immigration laws could increase iFresh’s costs and adversely affect iFresh’s ability to attract and retain qualified store-level employees.

Federal and state governments from time to time implement immigration laws, regulations or programs that regulate iFresh’s ability to attract or retain qualified foreign employees. Some of these changes may increase iFresh’s obligations for compliance and oversight, which could subject iFresh to additional costs and make iFresh’s hiring process more cumbersome, or reduce the availability of potential employees. Although iFresh has implemented, and is in the process of enhancing, procedures to ensure its compliance with the employment eligibility verification requirements, there can be no assurance that these procedures are adequate and some of its employees may, without iFresh’s knowledge, be unauthorized workers. The employment of unauthorized workers may subject iFresh to fines or civil or criminal penalties, and if any of iFresh’s workers are found to be unauthorized, iFresh could experience adverse publicity that negatively impacts its brand and makes it more difficult to hire and keep qualified employees. iFresh may be required to terminate the employment of certain of its employees who were determined to be unauthorized workers. The termination of a significant number of employees may disrupt iFresh’s operations, cause temporary increases in iFresh’s labor costs as it trains new employees and result in additional adverse publicity. iFresh’s financial performance could be materially harmed as a result of any of these factors.

Prolonged labor disputes with employees and increases in labor costs could adversely affect iFresh’s business.

A considerable amount of iFresh’s operating costs is attributable to labor costs and, therefore, its financial performance is greatly influenced by increases in wage and benefit costs, including pension and health care costs. As a result, iFresh is exposed to risks associated with a competitive labor market. Rising health care and pension costs and the nature and structure of work rules will be important issues. Any work stoppages or labor disturbances as a result of employees’ dissatisfaction of their current employment terms could have a material adverse effect on iFresh’s financial condition, results of operations and cash flows. iFresh also expects that in the event of a work stoppage or labor disturbance, it could incur additional costs and face increased competition.

Various aspects of iFresh’s business are subject to federal, state and local laws and regulations. iFresh’s compliance with these regulations may require additional capital expenditures and could materially adversely affect its ability to conduct its business as planned.

iFresh is subject to federal, state and local laws and regulations relating to zoning, land use, environmental protection, workplace safety, food safety, public health, community right-to-know and alcoholic beverage and tobacco sales. In particular, the states in which iFresh operates and several local jurisdictions regulate the licensing of supermarkets and the sale of alcoholic beverages. In addition, certain local regulations may limit iFresh’s ability to sell alcoholic beverages at certain times. iFresh is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions, immigration, disabled access and work permit requirements. Compliance with new laws in these areas, or with new or stricter interpretations of existing requirements, could reduce the revenue and profitability of iFresh’s stores and could otherwise materially adversely affect iFresh’s business, financial condition or results of operations. iFresh’s new store openings could be delayed or prevented or its existing stores could be impacted by difficulties or failures in iFresh’s ability to obtain or maintain required approvals or licenses. iFresh’s stores are subject to unscheduled inspections on a regular basis, which, if violations are found, could result in the assessment of fines, suspension of one or more needed licenses and, in the case of repeated “critical” violations, closure of the store until a re-inspection demonstrates that iFresh has remediated the problem. Certain of iFresh’s parking lots and warehouses either have only temporary certificates of occupancy or are awaiting a certificate of occupancy which, if not granted, would require iFresh to stop using such property. Additionally, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. iFresh’s compliance with these laws may result in modifications to iFresh’s properties, or prevent iFresh from performing certain further renovations. iFresh cannot predict the nature of future laws, regulations, interpretations or applications, or determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on iFresh’s business in the future.

iFresh’s plans to acquire and open new stores requires iFresh to spend capital. Failure to use its capital efficiently could have an adverse effect on iFresh’s profitability.

iFresh’s growth strategy depends on its acquisition of and opening new stores, which will require iFresh to use cash generated by its operations and a portion of the net proceeds of future equity or debt financing and borrowing under bank credit line. iFresh cannot assure you that cash generated by its operations, the net proceeds of future equity or debt financing and borrowing under bank credit line will be sufficient to allow iFresh to implement its growth strategy. If any of these initiatives prove to be unsuccessful, iFresh may experience reduced profitability and it could be required to delay, significantly curtail or eliminate planned store openings, which could have a material adverse effect on its financial condition and future operating performance and the price of its common stock.

Litigation may materially adversely affect iFresh’s business, financial condition and results of operations.

iFresh’s operations are characterized by a high volume of customer traffic and by transactions involving a wide variety of product selections. These operations carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in many other industries. Consequently, iFresh may be a party to individual personal injury, product liability and other legal actions in the ordinary course of its business, including litigation arising from food-related illness. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant. There may also be adverse publicity associated with litigation that may decrease consumer confidence in iFresh’s businesses, regardless of whether the allegations are valid or whether iFresh is ultimately found liable. As a result, litigation may materially adversely affect iFresh’s businesses, financial condition, results of operations and cash flows.

Increased commodity prices and availability may impact profitability.

Many of iFresh’s products include ingredients such as wheat, corn, oils, milk, sugar, cocoa and other commodities. Commodity prices worldwide have been increasing. While commodity price inputs do not typically represent the substantial majority of iFresh’s product costs, any increase in commodity prices may cause its vendors to seek price increases from iFresh. Although iFresh is typically able to mitigate vendor efforts to increase its costs, it may be unable to continue to do so, either in whole or in part. In the event iFresh is unable to continue mitigating potential vendor price increases, it may in turn consider raising its prices, and its customers may be deterred by any such price increases. iFresh’s profitability may be impacted through increased costs to it which may impact gross margins, or through reduced revenue as a result of a decline in the number and average size of customer transactions.

Severe weather, natural disasters and adverse climate changes may materially adversely affect iFresh’s financial condition and results of operations.

Severe weather conditions and other natural disasters in areas where iFresh has stores or from which iFresh obtains the products it sells may materially adversely affect its retail operations or its product offerings and, therefore, its results of operations. Such conditions may result in physical damage to, or temporary or permanent closure of, one or more of iFresh’s stores, an insufficient workforce in iFresh’s markets and/or temporary disruption in the supply of products, including delays in the delivery of goods to iFresh’s stores or a reduction in the availability of products in its stores. In addition, adverse climate conditions and adverse weather patterns, such as drought or flood, that impact growing conditions and the quantity and quality of crops may materially adversely affect the availability or cost of certain products within its supply chain. Any of these factors may disrupt iFresh’s businesses and materially adversely affect its financial condition, results of operations and cash flows.

The occurrence of a widespread health epidemic may materially adversely affect iFresh’s financial condition and results of operations.

iFresh’s business may be severely impacted by wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic, such as pandemic flu. Such activities, threats or epidemics may materially adversely impact iFresh’s business by disrupting production and delivery of products to iFresh’s stores, by affecting iFresh’s ability to appropriately staff its stores or by causing customers to avoid public gathering places or otherwise change their shopping behaviors.

iFresh needs approximately $50 million for the year ended March 31, 2018 in order to achieve its planned growth for that year and if it cannot successfully obtain sufficient capital, the financial results and stock price of iFresh after the business combination will be adversely affected.

iFresh believes that it needs approximately $50 million for the year ended March 31, 2018 mainly for the purpose of acquiring additional stores to achieve its planned growth for that year. If it is not able to obtain financing on commercially reasonable terms in connection with the Business Combination, as is contemplated by the parties, it may not be able to implement its growth plan. If it is unable to affect its growth plan, iFresh’s financial results will be significantly worse than anticipated and its stock price may decline as a result.

iFresh is an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make its securities less attractive to investors.

iFresh is an “emerging growth company,” as defined in the JOBS Act. It may remain an “emerging growth company” until the fiscal year ended December 31, 2020. However, if its non-convertible debt issued within a three-year period or revenues exceeds $1 billion, or the market value of its common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, iFresh would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, iFresh is not required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, has reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and is exempt from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, iFresh has elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, iFresh’s financial statements may not be comparable to companies that comply with public company effective dates. As a result, potential investors may be less likely to invest in our securities.

Our Chief Financial Officer may be subject to conflicts of interest.

Our Chief Financial Officer, Mr. Long Yi, provides his services on a non-exclusive, part-time basis, and may therefore become subject to conflicts of interest resulting from his other activities. Because Mr. Yi works only part-time, instances may occur where he may not be immediately available to provide solutions to problems or address concerns that arise in the course of us conducting our business and thus adversely affect our business. In addition, Mr. Yi can become subject to conflicts of interest because he devotes part of his working time to other business endeavors, including serving as chief executive officer of Urban Tea Inc. (NASDAQ: MYT) and chief financial officer of China Bat Group Inc. (NASDAQ:GLG), and have responsibilities to these other entities. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to us. Because of these relationships, Mr. Yi could be subject to conflicts of interest.

The directors and officers of our company, including Mr. Yi, are aware of the existence of laws governing the accountability of directors and officers for corporate opportunity and requiring disclosures by the directors and officers of conflicts of interest, and we will rely upon such laws in respect of any conflicts of interest or in respect of any breaches of duty by any of our directors and officers. All such conflicts are to be disclosed by such directors or officers in accordance with applicable laws and the directors and officers are to govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law. Currently, we have no policy in place to address such conflicts of interest. In the event Mr. Yi fails to comply with these laws, our business and results of operations could be materially adversely affected.

Risks Related to Xiaotai

Risks Related to Xiaotai’s Business and Industry

Xiaotai has a limited operating history in a new and evolving industry, and Xiaotai’s future growth and prospects may be unpredictable and subject to a number of variables.

The online lending information intermediary services industry (the “online lending industry”) is a new, growing and evolving industry in China. The PRC regulatory framework for this industry is also evolving and may remain uncertain for the foreseeable future. If China’s online lending industry does not maintain the level of a healthy development in the long term, and particularly if PRC laws and regulations impose undue restrictions on this industry, there may not be an adequate market for the loan products facilitated on Xiaotai’s platform. Xiaotai only began operating Xiaotai’s online lending facilitation platform in 2014 and is subject to all potential risks involved in a developing business enterprise in a new and evolving industry. The likelihood of Xiaotai’s continued success must be considered in light of the challenges, uncertainties, complications, unpredictable costs and delays frequently encountered in connection with a new and evolving industry and the competitive environment in which it operates.

Potential borrowers and investors may not be familiar with the online lending intermediary services segment and may not be able to distinguish Xiaotai’s services from those of Xiaotai’s competitors. Attracting new investors and new borrowers through Xiaotai’s cooperation partners to transact on Xiaotai’s platform is crucial to increasing the volume of loans facilitated through Xiaotai’s platform and to the success of Xiaotai’s business. Xiaotai may not be able to successfully attract new investors and new borrowers on a consistent basis. You should consider Xiaotai’s prospects for future operation success in light of the risks and uncertainties encountered by those businesses in their early stages of development. Xiaotai may not be able to successfully address these risks and uncertainties or implement Xiaotai’s operating strategies. If Xiaotai fail to do so, such failure could materially harm Xiaotai’s business operations or, in the extreme case, cause it to cease operations.

If new negative publicity arises with respect to the online lending industry, Xiaotai’s business prospects and operating results could be adversely affected.

There have been a number of business failures and fraud or unfair dealing allegations against companies in the online lending industry in China since 2016. The PRC government has issued new rules and regulations in the past few years to develop a more transparent regulatory environment for the online lending industry. Not all companies in China’s online lending industry have been fully compliant with these regulations, and this has adversely impacted the reputation of China’s online lending industry as a whole. If borrowers or investors associate those failed companies or unfair business practices with us, they may be less willing to join Xiaotai’s platform or continue to participate in future transactions. Negative reputation can also arise from many other sources, such as misconduct by cooperation partners or other third-party service providers. Any negative publicity with respect to Xiaotai’s cooperation partners or service providers could also affect Xiaotai’s business and operating results to the extent that Xiaotai’s operations rely on those partners or if borrowers and investors associate Xiaotai with those partners. All of those factors could adversely affect customer confidence in the participation of Xiaotai’s platform, and as a result, could harm Xiaotai’s business and operating results.

Xiaotai’s recent rapid growth may not be indicative of Xiaotai’s future prospects, and any significant decrease in the loan transactions between borrowers and investors on Xiaotai’s platform could adversely affect Xiaotai’s business and operation results.

Xiaotai has been experiencing significant growth since Xiaotai’s inception in 2014, particularly with respect to the number of platform registered users and the total amount of loans facilitated. Xiaotai’s future growth, however, may not continue at the current pace or at all. The relatively short operating history of the online lending industry and the current market conditions may not present an adequate basis for evaluating Xiaotai’s business prospects and financial performance. Like Xiaotai’s industry peers, Xiaotai has a limited operating history under Xiaotai’s current business mode. It has encountered and will continue to encounter risks, uncertainties, unforeseeable costs and hurdles as it continues to develop.

To maintain Xiaotai’s growth momentum, Xiaotai seeks to continue to increase loan transactions through Xiaotai’s website and mobile platform by attracting new borrowers who meet Xiaotai’s platform borrowing standards through Xiaotai’s cooperation partners. In addition, Xiaotai also needs to ensure borrowers’ loans offer sufficiently high returns to incentivize new and existing investors so that they maintain or increase their investments in borrower loans. Any substantial decrease in the number of borrower and investor participations in the loan transactions on Xiaotai’s platform could adversely affect Xiaotai’s business prospects, results of operations and financial condition.

Xiaotai’s online facilitation operations require adequate funding from investors, and access to sufficient capital cannot be assured.

Xiaotai’s business operations are based on the matching of borrowers and investors through Xiaotai’s online platform. The growth and success of Xiaotai’s future operations depend on the availability of adequate capital to meet borrower demand for their borrowing needs. A large portion of platform investors’ capital has been from affluent individuals and middle-class families. In order to maintain the requisite level of funding for the loans facilitated on Xiaotai’s platform to meet borrower demand, Xiaotai intends to further diversify Xiaotai’s investor composition including attracting institutional investors, which usually invest larger amounts compared to individual investors. If adequate funds are not available to meet borrowers’ demand for loans, the volume of loans facilitated on Xiaotai’s platform may be significantly impacted. Also, investors may choose not to invest in loans facilitated on Xiaotai’s platform. If Xiaotai’s platform is unable to have adequate investor capital due to insufficient investment on Xiaotai’s platform, or if investments are not available to fund the loans on a timely basis, Xiaotai may experience a loss of market share or have a slower than expected growth, which would harm Xiaotai’s business, financial condition and results of operations.

If Xiaotai is unable to increase the number of repeat borrowers on Xiaotai’s platform, the credit quality, amount of transactions and service fees, and overall profitability of Xiaotai’s platform may be adversely affected.

Since inception, Xiaotai has steadily experienced an increase in loan transactions on Xiaotai’s platform. Xiaotai relies on referrals from Xiaotai’s cooperation partners to acquire new and repeat borrowers. As such, Xiaotai’s cooperation relationships with Xiaotai’s industry partners are vital for expanding Xiaotai’s customer base and adding new registered users to borrow from investors on Xiaotai’s platform. Repeat borrowing is also crucial to Xiaotai’s growth because repeat borrowers generally demonstrate good credit behaviors and contribute to a higher overall credit quality of borrowers on Xiaotai’s platform. Additional loans facilitated to repeat borrowers contribute to an increase in Xiaotai’s transactions and service fees without lower costs. However, the growth in repeat borrowing rate may not immediately translate into profitability if Xiaotai cannot effectively manage Xiaotai’s customer acquisition cost to attract first-time loan borrowers to Xiaotai’s platform. Repeat borrowing tends to result in increases in average loan size as borrowers progressively borrow loans with higher principal amounts in subsequent loans on Xiaotai’s platform. As repeat borrowers borrow larger amounts of loans over time, Xiaotai expects to generate cumulative fees exceeding Xiaotai’s customer acquisition costs and increase Xiaotai’s overall profitability. While Xiaotai expects the rate of repeat borrowing on Xiaotai’s platform to continue to increase, if Xiaotai’s repeat borrowing rate decreases in the future, if repeat borrowers do not borrow larger loans or if the repeat borrowing rate is not as high as Xiaotai’s expectations, Xiaotai’s overall profitability may be adversely affected.

If Xiaotai cannot maintain or increase the volume of loan transactions facilitated through Xiaotai’s platform, Xiaotai’s business and results of operations will be adversely affected.

The volume of loan transactions facilitated through Xiaotai’s platform has grown steadily and rapidly since Xiaotai’s inception. The overall transaction volume may be affected by a number of factors, including Xiaotai’s brand recognition and reputation, the interest rates offered between borrowers and investors relative to market rates, the effectiveness of the platform’s risk control, the efficiency of Xiaotai’s platform, Xiaotai’s relationships with Xiaotai’s cooperation partners and other factors. Xiaotai intends to continue to dedicate significant resources to Xiaotai’s platform user acquisition efforts, including establishing new online acquisition channels. If there are insufficient qualified loan requests, investors may be unable to invest their capital in an efficient manner and may seek other investment opportunities. If there are insufficient investor commitments, borrowers may be unable to obtain capital through Xiaotai’s platform and may turn to other sources for their borrowing needs, and investors who wish to exit their investments prior to maturity on the secondary loan market may not be able to do so in a timely fashion.

If any of Xiaotai’s current customer acquisition channels become less effective, or if Xiaotai is unable to continue to use any of these channels, Xiaotai may not be able to attract new investors or the cooperation partners’ borrowers in a cost-effective manner or may even lose Xiaotai’s existing borrowers and investors to Xiaotai’s competitors. If Xiaotai fails to attract qualified borrowers and sufficient investor commitments, or if borrowers and investors decide not to continue to transact loans on Xiaotai’s platform at the current level, Xiaotai might be unable to increase Xiaotai’s loan transaction volume and revenues as anticipated, and Xiaotai’s business and results of operations may be adversely affected.

Failure to maintain good working relationships with Xiaotai’s cooperation partners or to develop relationships with new partners could have a material adverse effect on Xiaotai’s financial conditions and results of operations.

Xiaotai considers its relationships with industry cooperation partners crucial to Xiaotai’s future success, particularly with respect to Xiaotai’s borrower acquisitions, loan funding, and data sources for risk management. Xiaotai relies on referrals from its cooperation partners to acquire new and repeat borrowers. As such, Xiaotai’s cooperation relationships with its industry partners is critical for expanding Xiaotai’s customer base and adding new registered users to borrow from investors on Xiaotai’s platform. Xiaotai also obtains an enormous amount of data from e-commerce platforms, online consumer service providers, telecommunication service providers and other industry service providers. Additionally, Xiaotai engages a depository bank to provide fund depository, transfer, settlement and clearance services for Xiaotai’s platform.

We cannot predict whether Xiaotai’s industry partners would choose to terminate their relationships with Xiaotai or propose terms that Xiaotai cannot accept. Also, identifying potential new partners and maintaining relationships with existing partners require significant time and resources as does integrating third-party data and services. In addition, Xiaotai’s relationships with Xiaotai’s partners also does not prohibit them from working with Xiaotai’s competitors or from offering competing services. Xiaotai’s competitors may provide incentives to Xiaotai’s partners to favor their platform services over Xiaotai’s, which could have the effect of reducing the volume of loans facilitated through Xiaotai’s platforms if Xiaotai’s partners were to direct potential borrowers to other platforms or otherwise endorse Xiaotai’s competitor’s platform services over us. Also, Xiaotai’s partners may choose to launch their own lending platforms and become a competitor themselves. Further, if these partners do not perform as expected, the benefits to Xiaotai may not be as favorable as Xiaotai expects and Xiaotai may have disagreements or disputes with such partners, any of which could adversely affect Xiaotai’s brand and reputation as well as Xiaotai’s business operations. If Xiaotai cannot successfully enter into new cooperation relationships or maintain productive relationships with current partners, Xiaotai’s results of operations and financial conditions may be materially adversely affected.

When new competitors seek to enter Xiaotai’s target markets, or when industry competitors seek to increase their market shares, they may substantially reduce their service fees or common terms in a particular market, which could adversely affect Xiaotai’s market share or ability to explore new market opportunities. In addition, since the online lending industry is a relatively recent development in China, potential investors and borrowers may not fully understand how Xiaotai’s platforms work and may not be able to fully appreciate the additional customer protections and features that Xiaotai has invested in and adopted on Xiaotai’s platforms as compared to other platforms. Xiaotai’s financial results may suffer if Xiaotai fail to act to meet these competitive challenges. Further, to the extent that Xiaotai’s competitors are able to offer more attractive terms to Xiaotai’s partners, such cooperation partners may choose to terminate their relationships with us. All of the foregoing could adversely affect Xiaotai’s business, results of operations, financial condition and future growth.

If Xiaotai cannot compete effectively in its targeted markets, Xiaotai’s operating results could be adversely affected.

China’s lending and investment markets are intensely competitive and rapidly evolving. Xiaotai competes with Xiaotai’s industry peers that actively attempt to attract potential borrowers, investors or both. With respect to borrowers, Xiaotai primarily competes with other online lending platforms that facilitate personal credits. With respect to investors, Xiaotai primarily compete with other online lending platforms in China.

Some of Xiaotai’s current or potential competitors have significantly more financial, technical, marketing and other resources than Xiaotai does and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Their business models may also ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Xiaotai’s current or potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and brand loyalty, and broader customer and partnership relationships than Xiaotai has. For example, established internet companies, including social media companies that possess large, existing customer bases, substantial financial resources and established distribution channels have entered and may continue to enter the online lending market. Xiaotai’s competitors may be better equipped to expand customer base, respond quickly to new technologies and undertake more extensive marketing campaigns. If Xiaotai is unable to compete with such companies or meet the need for innovation in Xiaotai’s industry, the demand for Xiaotai’s platform services could stagnate or substantially decline, Xiaotai could experience reduced revenue, or Xiaotai’s platforms could fail to achieve or maintain wider market acceptance, any of which could harm Xiaotai’s business and results of operation.

Xiaotai relies on data sourced primarily from third parties and prospective borrowers in borrower qualification and credit assessments, and if the data is inaccurate or cannot be reliably used, loan products may lose their value resulting in Xiaotai’s loss of investors.

Xiaotai’s ability to evaluate borrowers and attract investors depends on accurate credit assessment, fraud detection and data processing. Xiaotai receives data and information from prospective borrowers and third-party sources, including credit reporting entities, data vendors, and consumer transaction companies. In addition to traditional data used to analyze potential borrowers’ creditworthiness, Xiaotai also relies on behavioral data, including e-commerce, social media, online and other public information, and transactional data.

Unlike many developed countries, China does not have a well-developed centralized credit reporting system. Although Xiaotai has taken steps to verify potential borrower data, information obtained may nevertheless not be as complete or accurate as Xiaotai’s platform expects. Moreover, investors do not have access to all the financial information of a potential borrower and can rely only on Xiaotai’s qualification assessment and scoring technology to evaluate borrowers’ creditworthiness. If customer information from outside sources becomes unavailable or more expensive to obtain, Xiaotai would have to seek alternative sources of information and consequently Xiaotai’s operation costs would increase. If investors receive inaccurate, misleading or incomplete information supplied by potential borrowers and third-parties, those investors may experience no returns or lower than expected returns on their investments. Consequently, investors may lose confidence in the platform services, and Xiaotai’s sources of capital for Xiaotai’s platform operations would be jeopardized. As a result, Xiaotai’s business and results of operations may be adversely affected.

Xiaotai’s platform and technology systems rely on proprietary technologies that are highly technical, and if they contain undetected errors, Xiaotai’s business and results of operations could be adversely affected.

Xiaotai’s platform systems rely on software and other technology that are highly technical and complex. The systems depend on the ability of such technology to store, retrieve, process and manage immense amounts of data. The software technology on which Xiaotai relies may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the software has been released for external or internal use. Errors or other design defects within the software on which Xiaotai relies may result in a negative experience for borrowers and investors on the platform, delay introductions of new features or enhancements, result in errors or compromise Xiaotai’s ability to protect borrower or investor data or Xiaotai’s intellectual property. Any errors, bugs or defects discovered in Xiaotai’s proprietary software technologies could result in disruption to the platform operations, loss of borrowers or investors or potential liability for damages, any of which could adversely affect Xiaotai’s business, results of operations and financial conditions.

Xiaotai may not be able to prevent others from unauthorized use of its intellectual property, and any infringement on Xiaotai’s IP rights could adversely affect Xiaotai’s platform operations and competitive position.

We regard Xiaotai’s trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to Xiaotai’s success, and Xiaotai relies on a combination of intellectual property laws and Contractual Arrangements, including confidentiality and non-compete agreements with Xiaotai’s employees and others to protect Xiaotai’s proprietary rights. Xiaotai cannot assure you that any of Xiaotai’s intellectual property rights would not be challenged, invalidated or misappropriated, or such intellectual property would be sufficient to provide Xiaotai with competitive advantages.

Registering, maintaining and enforcing intellectual property rights in China can often be a challenging task. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Preventing any unauthorized use of Xiaotai’s intellectual property is difficult and costly and the steps Xiaotai takes may be inadequate to prevent the misappropriation of Xiaotai’s intellectual property. In addition, risks exist that confidentiality and non-compete agreements could be breached by employees or counterparties, and there may not be adequate remedies available to Xiaotai for any such breach. In the event that Xiaotai has to resort to litigation to enforce intellectual property rights, such litigation could result in substantial costs and a diversion of Xiaotai’s managerial and financial resources. Xiaotai can provide no assurance that it will prevail in such litigation. In addition, Xiaotai’s trade secrets may be leaked or otherwise become available to, or be independently discovered by, Xiaotai’s competitors. If Xiaotai’s employees or consultants use intellectual property owned by others in their work, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing Xiaotai’s intellectual property rights could have a material adverse effect on Xiaotai’s business, financial condition and results of operations.

Personal data and other confidential information of borrowers, investors and partners which Xiaotai collects or is provided access to may subject Xiaotai to liabilities imposed by relevant governmental regulations or expose it to risks of cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

Xiaotai receives, transmits and stores a large volume of personally identifiable information and other confidential data from borrowers, investors and Xiaotai’s partners. There are a number of laws and regulations governing privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable and other confidential information is increasingly subject to legislation and regulations in numerous domestic and international jurisdictions, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. This regulatory framework for privacy issues in China and worldwide is currently evolving and is likely to remain changing for the foreseeable future. In addition, there may be limits on the cross-border transmission of user data even to the extent that such transmission is within Xiaotai. Xiaotai could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect Xiaotai’s business, financial condition and results of operations.

In addition to rules and regulations, industry groups or other private parties may propose new and different privacy standards. Because the interpretation and application of privacy and data protection laws and privacy standards are still evolving, it is possible that Xiaotai’s current practices may inadvertently fail to fully comply with certain aspects of those rules or privacy standards. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional costs and liabilities, damage Xiaotai’s reputation, inhibit the use of Xiaotai’s platforms and adversely affect Xiaotai’s growth.

The data Xiaotai possessed and the automated nature of Xiaotai’s platforms may make it an easy target for and potentially vulnerable to, cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. Furthermore, some of the data Xiaotai possessed is stored on Xiaotai’s servers, which are hosted by third parties. While Xiaotai and third-party hosting facilities have taken steps to protect confidential information to which Xiaotai has access, Xiaotai’s security measures may be breached in the future. Any accidental or willful security breaches or other unauthorized access to Xiaotai’s platforms could cause confidential borrower, investor or partner information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose Xiaotai to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If Xiaotai’s security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in Xiaotai’s software are exposed and exploited, Xiaotai’s relationships with borrowers, investors and partners could be severely damaged, and Xiaotai could incur significant liability.

In addition, malwares or other techniques that may potentially be used to sabotage or obtain unauthorized access to Xiaotai’s systems change frequently and generally are not recognized until they are launched against a target, and Xiaotai and third-party hosting facilities may be unable to anticipate these techniques or implement adequate preventative measures. Any security breach, whether actual or perceived, would harm Xiaotai’s reputation, and could cause it to lose borrowers, investors and partners and adversely affect Xiaotai’s business and results of operations.

Xiaotai’s platform operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology. Xiaotai relies on a limited number of telecommunication service providers to provide data communications capacity through local telecommunications lines and internet data centers to host Xiaotai’s servers. Xiaotai has limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of Xiaotai’s business, Xiaotai may be required to upgrade Xiaotai’s technology and infrastructure to keep up with the increasing traffic on Xiaotai’s platform. Xiaotai cannot assure you that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

In addition, Xiaotai has no control over the costs of the services provided by telecommunication service providers. If the prices Xiaotai pays for telecommunications and internet services rise significantly, Xiaotai’s results of operations may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, Xiaotai’s user traffic may decline and Xiaotai’s business may be harmed.

Xiaotai’s business success depends on the continued efforts of Xiaotai’s senior management and key employees. If Xiaotai failed to retain one or more core members of different functions and teams, Xiaotai’s business may be severely disrupted.

Xiaotai’s business operations depend on the continued services of Xiaotai’s senior management and key members of Xiaotai’s technical, operational and marketing teams. While Xiaotai has provided different incentives to Xiaotai’s management and other employees, Xiaotai cannot assure you that Xiaotai can continue to retain their services. If one or more of Xiaotai’s key executives or employees were unable or unwilling to continue in their present positions, Xiaotai may not be able to replace them easily or at all, Xiaotai’s business may be severely disrupted and Xiaotai’s financial condition and results of operations may be materially and adversely affected, and Xiaotai may incur additional expenses to recruit, train and retain qualified personnel. In addition, although Xiaotai has entered into confidentiality and non-competition agreements with Xiaotai’s key management and employees, there is no assurance that anyone of them will not join Xiaotai’s competitors or form a competing business. If any dispute arises between Xiaotai and Xiaotai’s current or former management members or employees, Xiaotai may have to incur substantial costs and expenses in order to enforce such agreements in China or Xiaotai may be unable to enforce them at all.

Misconduct, errors and underperformance by Xiaotai’s employees, service providers or other contracting third-parties could harm Xiaotai’s business and reputation.

Xiaotai is exposed to many types of operational risks, including the risk of misconduct and errors by Xiaotai’s employees, third-party service providers or other contracting third parties. Xiaotai’s business depends on Xiaotai’s employees and third-party service providers to interact with potential borrowers or investors, process large numbers of transactions and support the loan collection process, all of which involve the use and disclosure of personal information. Xiaotai could be materially adversely affected and suffer financial losses if transactions, arrangements or funds were redirected, misappropriated, breached or otherwise improperly executed, if personal information was disclosed to unintended recipients, or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of Xiaotai’s operations or systems. It is not always possible to identify misconduct or errors by employees, third-party service providers or other contracting parties, and the precautions Xiaotai takes to detect and prevent such types of activity may not be effective in controlling unknown or unmanaged risks or losses. If any of Xiaotai’s employees, third-party service providers or other contracting parties take, convert or misuse funds, documents or data or fail to follow protocol when interacting with borrowers and investors, Xiaotai could be liable for damages and subject to regulatory actions and penalties, in addition to suffering financial losses. Xiaotai could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow protocol, and therefore be subject to civil or criminal liability.

As Xiaotai relies on certain third-party service providers, such as cooperation partner platforms, the depository bank and other service providers, to conduct Xiaotai’s business, and if these third-party service providers failed to function properly, Xiaotai cannot assure you that Xiaotai would be able to find an alternative in a timely and cost-efficient manner or at all. Any of these occurrences could result in Xiaotai’s diminished ability to operate Xiaotai’s business, potential liability to borrowers and investors, inability to attract borrowers and investors, reputational damage, regulatory intervention and financial harm, which could negatively impact Xiaotai’s business, financial condition and results of operations.

Competition for Xiaotai’s employees is intense, and Xiaotai may not be able to attract and retain the highly skilled employees needed to support Xiaotai’s business.

As Xiaotai continues to experience rapid growth, Xiaotai believes its success depends on the efforts and talents of Xiaotai’s employees, including computer engineers, financial personnel and marketing professionals. Xiaotai’s future success depends on Xiaotai’s continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled sales, technical and financial personnel is extremely intense in today’s Chinese financial services industry. Xiaotai may not be able to hire and retain these personnel at a level consistent with our existing compensation and salary structure. Many of the companies with which Xiaotai competes for experienced employees have greater resources than Xiaotai does and may be able to offer more attractive terms of employment.

Xiaotai has incurred net losses in the recent past, and may incur losses again in the future.

Xiaotai has incurred net losses in the past. Xiaotai anticipates that Xiaotai’s operating expenses will increase in the foreseeable future as Xiaotai seeks to continue to grow Xiaotai’s business, attract new and repeat borrowers, investors and partners, and further develop Xiaotai’s platform and services for the benefit of investors and borrowers on Xiaotai’s platforms. These efforts may be more expensive than anticipated, and Xiaotai may not succeed in increasing Xiaotai’s revenues sufficiently to offset these higher expenses. If Xiaotai is unable to execute Xiaotai’s business development strategy or unable to generate sufficient amount of services fees from Xiaotai’s customers, it may not achieve the earning level it anticipates. Xiaotai may incur net losses or may be unable to maintain profitability on a quarterly or annual basis on a consistent basis.

Xiaotai’s business and operating results may be impacted by adverse economic and market conditions.

Many factors, including factors that are beyond Xiaotai’s control, may have a detrimental impact on borrowers’ willingness to seek loans and investors’ ability and desire to lend, and consequentially have a negative effect on Xiaotai’s business and results of operations. These factors include general economic conditions, the general interest rate environment, unemployment rates, and the availability of other investment opportunities. If any of these factors arise, Xiaotai’s revenue and transactions on Xiaotai’s platforms would decline and Xiaotai’s business would be negatively impacted.

There can be no assurance that economic conditions will remain favorable for Xiaotai’s business or that demand for Xiaotai’s online lending information services will remain at current levels. Reduced demand for loans transacted on Xiaotai’s platform would negatively impact Xiaotai’s growth and revenue. If an insufficient number of qualified borrowers apply for Xiaotai’s loans or Xiaotai’s access to investors’ capital for loans on Xiaotai’s platforms decreases, Xiaotai’s growth and revenue could decline.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. We have assessed that we have material weaknesses in our internal control over financial reporting. We and our independent registered public accounting firm identified several material weaknesses in our internal control in the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2017 and 2018. (1) our lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as the lack in formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (2) our lack of internal audit function to establish formal risk assessment process and internal control framework (3) our lack of detail internal accounting policies and procedures to ensure the proper information maintained.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight.

In order to address the identified material weaknesses, we have taken and plan to take the following measures:

●	engaged an outside professional consulting firm to supplement our efforts to improve our internal control over financial reporting;

●	recruit sufficient qualified professionals with appropriate levels of knowledge and experience to assist in reviewing and resolving accounting issues in routine or complex transactions;

●	improve the communication between management, board of directors and the Chief Financial Officer;

●	obtain proper approval for other significant and non-routine transactions from the Board of Directors; and improve accounting controls on areas such as expenses.

Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Ordinary Shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Ordinary Shares may not be able to remain listed on the NASDAQ Capital Market.

Xiaotai may not be able to effectively manage its growth or implement its future business strategies and as a result, Xiaotai’s business and results of operations may be materially and adversely affected.

Xiaotai is experiencing a period of growth and expansion that has placed, and continues to place, significant strain on Xiaotai’s management and resources. Factors relating to Xiaotai’s business that may impact Xiaotai’s growth and cause fluctuations, among other things, include:

●	a decline or slowdown of the growth in the value of loan products available on Xiaotai’s lending platform;

●	changes in laws or regulatory policies that could impact Xiaotai’s ability to provide services to Xiaotai’s clients;

●	negative publicity regarding the financial services industry in China;

●	unanticipated delays of product or service rollouts;

●	unanticipated changes to economic terms in contracts with Xiaotai’s service providers, including renegotiations that may not be favorable to Xiaotai or Xiaotai’s clients;

●	failure to enter into contracts with new loan product providers and cancellations of existing contracts with loan product providers;

●	increases in the number of clients who decide to terminate their relationship with Xiaotai or platform borrowers of the loan products; and

Xiaotai believes that its growth will depend on the ability to effectively implement its business strategies and address the above listed factors that may affect its operations.

In order to strengthen Xiaotai’s market position in the financial information service industry in China, Xiaotai needs to allocate substantial resources to facilitate high-quality loan products and services and continue to grow Xiaotai’s internet lending information intermediary business, all of which require Xiaotai to further expand, train, manage and motivate Xiaotai’s workforce and maintain Xiaotai’s relationships with Xiaotai’s clients, third-party service providers and other industry players. Xiaotai’s operational expenses may increase due to establishment of additional offices and client centers so as to increase Xiaotai’s market penetration. Xiaotai anticipates that Xiaotai will also need to implement a variety of enhanced and upgraded operational systems, procedures and controls, including the improvement of Xiaotai’s accounting and other internal management systems. All of these endeavors involve risks and will require substantial management efforts, attention and skills, and significant additional expenditure. Xiaotai cannot assure you that Xiaotai’s current and planned personnel, systems, procedures and controls will be adequate to support Xiaotai’s future operations. In addition, Xiaotai cannot assure you that Xiaotai will be able to manage its growth or implement Xiaotai’s future business strategies effectively, and failure to do so may materially and adversely affect Xiaotai’s business and results of operations.

Xiaotai may fail to obtain and maintain licenses and permits necessary to conduct Xiaotai’s operations in China, and Xiaotai’s business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in China.

The laws and regulations governing the internet lending information intermediary services industry in China are still evolving. Substantial uncertainties exist regarding the regulatory system and the interpretation and implementation of current and any future PRC laws and regulations applicable to the P2P lending industry and companies conducting online lending information intermediary services businesses. Depending on the type of products and services being offered, the business operation may be subject to the supervision and scrutiny by different authorities. To date, the PRC government has not adopted a unified regulatory framework governing the distribution or management of online lending products.

Xiaotai currently holds value-added telecommunications business certificate to conduct online lending information intermediary services. However it does not have an internet content provider license. Xiaotai cannot assure you that Xiaotai will be able to maintain Xiaotai’s existing licenses, qualifications or permits, renew any of them when their current term expires or obtain additional licenses necessary for Xiaotai’s future business expansion. Any violation of China Banking Regulatory Commission (“CBRC”) regulations would negatively impact Xiaotai’s registration progress.

In addition, if future PRC regulations require that Xiaotai obtain additional licenses or permits in order to continue to conduct Xiaotai’s business operations, there is no guarantee that Xiaotai would be able to obtain such licenses or permits in a timely fashion, or at all. If any of these situations occur, Xiaotai’s business, financial condition and prospects would be materially and adversely affected.

Xiaotai’s risk management policies and procedures may not be fully effective in identifying or mitigating risk exposure in all market environments or against all types of risk, including employee and financial advisor misconduct.

Xiaotai has devoted significant resources to developing Xiaotai’s risk management policies and procedures and will continue to do so. Supported by its proprietary finance technology, Xiaotai has developed the Zhizi risk control system, which is a comprehensive risk control system and has enable Xiaotai to receive a Level III Certificate for Protection of State Information Security awarded by the PRC Ministry of Public Security, the highest level of recognition granted to non-bank institutions in the finance industry for stringent information security management and risk controls. Nonetheless, Xiaotai’s policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating Xiaotai’s risk exposure in all market environments or against all types of risk. Many of Xiaotai’s risk management policies are based upon observed historical market behavior or statistics based on historical models. During periods of market volatility or due to unforeseen events, the historically derived correlations upon which these methods are based may not be valid. As a result, these methods may not predict future exposures accurately, which could be significantly greater than what Xiaotai’s models indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.

Moreover, Xiaotai is subject to the risks of errors and misconduct by Xiaotai’s employees and advisors, which include:

●	engaging in misrepresentation or fraudulent activities when marketing or distributing funds lending products to clients;

●	improperly using or disclosing confidential information of Xiaotai’s clients, third-party funds lending product providers or other parties;

●	concealing unauthorized or unsuccessful activities; or

●	otherwise not complying with laws and regulations or Xiaotai’s internal policies or procedures.

Although Xiaotai has established an internal compliance system to supervise service quality and regulation compliance, these risks may be difficult to detect in advance and deter, and could harm Xiaotai’s business, results of operations or financial performance.

In addition, although Xiaotai performs due diligence on potential clients, Xiaotai cannot assure you that Xiaotai will be able to identify all the possible issues based on the information available to us. If certain investors or borrowers do not meet the relevant qualification requirements for products Xiaotai distribute or under applicable laws, Xiaotai may also be deemed in default of the obligations required in Xiaotai’s contract with the product providers. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events, and these policies and procedures may not be fully effective in mitigating Xiaotai’s risk exposure in all market environments or against all types of risk.

Non-compliance on the part of third parties with which Xiaotai conducts business could disrupt Xiaotai’s business and adversely affect Xiaotai’s results of operations.

Xiaotai’s third-party payment companies or other business counterparties that act agents to administer funding and repayment activities among borrowers, investors, the asset platform and the funding platform and to perform fund settlement functions may be subject to regulatory penalties or punishments because of their regulatory compliance failures, which may affect Xiaotai’s business activities and reputation and in turn, Xiaotai’s results of operations. Although Xiaotai conducts due diligence on Xiaotai’s business counterparties, Xiaotai cannot be certain whether any such counterparty has infringed or will infringe any third parties’ legal rights or violate any regulatory requirements. Xiaotai cannot assure you that these counterparties will continue to maintain all applicable permits and approvals, and any noncompliance on the part of these counterparties may cause potential liabilities to Xiaotai and in turn disrupt Xiaotai’s operations.

A portion of Xiaotai’s revenue, net income and cash flow are variable, which may make it difficult for Xiaotai to achieve steady earnings growth from period to period.

A portion of Xiaotai’s revenue, net income and cash flow are variable. For example, Xiaotai is entitled to receive service fees from loan facilitation and thus generate its revenues only upon the investors’ receiving loan repayments from borrowers. Such variability in the timing and amount of service fees may affect Xiaotai’s results of operations and cash flow during a particular period, which may not be indicative of Xiaotai’s performance in a future period. Xiaotai may not achieve steady growth in net income and cash flow from period to period. Xiaotai cannot predict precisely when, or if, realizations of such income will occur. If Xiaotai were to have a realization event in a particular period, the event may have a significant impact on Xiaotai’s results and cash flow for that particular period.

Any failure to protect Xiaotai’s clients’ privacy and confidential information could lead to legal liability, adversely affect Xiaotai’s reputation and have a material adverse effect on Xiaotai’s business, financial condition or results of operations.

Xiaotai’s services involve the exchange, storage and analysis of highly confidential information, including detailed personal and financial information regarding Xiaotai’s clients, through a variety of electronic and non-electronic means, and Xiaotai’s reputation and business operations are highly dependent on Xiaotai’s ability to safeguard the confidential personal data and information of Xiaotai’s clients. Xiaotai relies on a network of process and software controls to protect the confidentiality of data provided to Xiaotai or stored on Xiaotai’s systems.

If Xiaotai cannot not maintain adequate internal controls or fails to implement new or improved controls, this data could be misappropriated or confidentiality could otherwise be breached. Xiaotai could be subject to liability if Xiaotai inappropriately disclose any client’s personal information, or if third parties are able to illegally gain access to any client’s name, address, portfolio holdings, or other personal and confidential information. Any such event could subject Xiaotai to claims for identity theft or other similar fraud claims or claims for other misuses of personal information, such as unauthorized marketing or unauthorized access to personal information. In addition, such events would cause Xiaotai’s clients to lose their trust and confidence in us, which may result in a material adverse effect on Xiaotai’s business, results of operations and financial condition.

Xiaotai may not be able to prevent unauthorized use of Xiaotai’s intellectual property, which could reduce demand for Xiaotai’s services, adversely affect Xiaotai’s revenues and harm Xiaotai’s competitive position.

Xiaotai relies primarily on a combination of copyright, trade secret, trademark and anti-unfair competition laws and contractual rights to establish and protect Xiaotai’s intellectual property rights. Xiaotai cannot assure you that the steps Xiaotai has taken or will take in the future to protect Xiaotai’s intellectual property or piracy will prove to be sufficient. For example, although Xiaotai requires Xiaotai’s employees to enter into confidentiality agreements in order to protect Xiaotai’s trade secrets, other proprietary information and, most importantly, Xiaotai’s client information, these agreements might not effectively prevent disclosure of Xiaotai’s trade secrets, know-how or other proprietary information and might not provide an adequate remedy in the event of unauthorized disclosure of such confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases Xiaotai could not assert any trade secret rights against such parties. Implementation of intellectual property-related laws in China has historically been lacking, primarily due to ambiguity in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protection in China may not be as effective as in the United States or other countries. Current or potential competitors may use Xiaotai’s intellectual property without Xiaotai’s authorization in the development of products and services that are substantially equivalent or superior to Xiaotai’s, which could reduce demand for Xiaotai’s solutions and services, adversely affect Xiaotai’s revenues and harm Xiaotai’s competitive position. Even if Xiaotai were to discover evidence of infringement or misappropriation, Xiaotai’s recourse against such competitors may be limited or could require Xiaotai to pursue litigation, which could involve substantial costs and diversion of management’s attention from the operation of Xiaotai’s business.

Xiaotai may face intellectual property infringement claims, which could be time-consuming and costly to defend and may result in the loss of significant rights by Xiaotai.

Although Xiaotai has not been subject to any litigation, pending or threatened, alleging infringement of third parties’ intellectual property rights, Xiaotai cannot assure you that such infringement claims will not be asserted against Xiaotai in the future. Some third parties may own technology patents, copyrights, trademarks, trade secrets and Internet content, which they may use to assert claims against us. Xiaotai requires Xiaotai’s advisors, managers and relevant staff to follow certain procedures designed to reduce the likelihood that Xiaotai may use, develop or make available any content or applications without the proper licenses or necessary third-party consents. However, these procedures may not be effective in completely preventing the unauthorized posting or use of copyrighted material or the infringement of other rights of third parties.

Intellectual property litigation is expensive and time-consuming and could divert resources and management attention from the operation of Xiaotai’s business. If there is a successful claim of infringement, Xiaotai may be required to alter Xiaotai’s services, cease certain activities, pay substantial royalties and damages to, and/or obtain one or more licenses from third parties. Xiaotai may not be able to obtain those licenses on commercially acceptable terms, or at all. Any of those consequences could cause Xiaotai to lose revenues, impair Xiaotai’s client relationships and harm Xiaotai’s reputation.

Legal or administrative proceedings or allegations against Xiaotai or Xiaotai’s management could have a material adverse impact on Xiaotai’s reputation, results of operations, financial condition and liquidity.

Xiaotai has not been subject to legal or administrative proceedings or third-party allegations historically which were likely to have had a material adverse effect on Xiaotai’s business, financial condition or results of operations. Xiaotai has been, and may from time to time in the future become, a party to such proceedings or claims arising in the ordinary course of Xiaotai’s business. Any lawsuit or allegation against us, with or without merit, or any perceived unfair, unethical, fraudulent or inappropriate business practice by Xiaotai or perceived wrong doing by any key member of Xiaotai’s management team could harm Xiaotai’s reputation, distract Xiaotai’s management from day-to-day operations and cause Xiaotai to incur significant expenses in the defense of such matters. A substantial judgment, award, settlement, fine, or penalty may generate negative publicity against Xiaotai and could be materially adverse to Xiaotai’s operating results or cash flows for a particular future period, depending on Xiaotai’s results for that period. This risk may be heightened during periods when credit, equity or other financial markets are volatile, or when clients or investors are experiencing losses.

Xiaotai’s principal shareholder has substantial influence over Xiaotai and his interests may not be aligned with the interests of Xiaotai’s other shareholders.

As of the date of this Proxy Statement, Mr. Baofeng Pan beneficially owns an aggregate of approximately 56.6% of Xiaotai’s issued and outstanding Ordinary Shares. As a result of Mr. Pan substantial shareholding, Mr. Pan has a substantial influence over Xiaotai’s business, including decisions regarding mergers, consolidations and the sale of all or substantially all of Xiaotai’s assets, election of directors and other significant corporate actions. Mr. Pan may take actions that are not in the best interests of Xiaotai or Xiaotai’s other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of Xiaotai, which could deprive Xiaotai’s shareholders of an opportunity to receive a premium for their shares as part of a sale of Xiaotai and might reduce the price of Xiaotai’s Ordinary Shares. These actions may be taken even if they are opposed by Xiaotai’s other shareholders.

Xiaotai has limited insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Other than casualty insurance on some of Xiaotai’s assets, Xiaotai does not have commercial insurance coverage on Xiaotai’s other assets and Xiaotai does not have insurance to cover Xiaotai’s business or interruption of Xiaotai’s business, litigation or product liability. Moreover, the low coverage limits of Xiaotai’s property insurance policies may not be adequate to compensate Xiaotai for all losses, particularly with respect to any loss of business and reputation that may occur. Xiaotai has determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for Xiaotai to have such insurance. Any uninsured occurrence of loss or damage to property, litigation or business disruption may result in Xiaotai’s incurring substantial costs and the diversion of resources, which could have an adverse effect on Xiaotai’s results of operations and financial condition.

Risks Related to Xiaotai’s Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating certain of Xiaotai’s operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, Xiaotai could be subject to severe penalties or be forced to relinquish Xiaotai’s interests in those operations.

Xiaotai’s contractual arrangements with Xiaotai Zhejiang and its shareholders enable Xiaotai to (1) have power to direct the activities that most significantly affect the economic performance of Xiaotai Zhejiang; (2) receive substantially 100% of the economic benefits from Xiaotai Zhejiang in consideration for the services provided by Xiaotai Zhejiang; and (3) have an exclusive option to purchase most or part of the equity interests in Xiaotai Zhejiang when and to the extent permitted by PRC law, or request any existing shareholder of Xiaotai Zhejiang to transfer any or part of the equity interest in Xiaotai Zhejiang to another PRC person or entity designated by WFOE at any time at Xiaotai’s discretion. Because of these contractual arrangements, Xiaotai is the primary beneficiary of Xiaotai Zhejiang and hence treat each of Xiaotai Zhejiang as Xiaotai’s VIE, and consolidate Xiaotai Zhejiang and its subsidiaries’ results of operations into Xiaotai’s.

Xiaotai’s contractual arrangements with Yingran Hangzhou and its shareholders enable Xiaotai to (1) have power to direct the activities that most significantly affect the economic performance of Yingran Hangzhou; (2) receive substantially 100% of the economic benefits from Yingran Hangzhou in consideration for the services provided by Yingran Hangzhou; and (3) have an exclusive option to purchase most or part of the equity interests in Yingran Hangzhou when and to the extent permitted by PRC law, or request any existing shareholder of Yingran Hangzhou to transfer any or part of the equity interest in Yingran Hangzhou to another PRC person or entity designated by WFOE at any time at Xiaotai’s discretion. Because of these contractual arrangements, Xiaotai is the primary beneficiary of Yingran Hangzhou and hence treat each of Yingran Hangzhou as Xiaotai’s VIE, and consolidate Yingran Hangzhou and its subsidiaries’ results of operations into Xiaotai’s.

If the PRC government finds that Xiaotai’s contractual arrangements do not comply with its restrictions on foreign investment in the online lending intermediary business, or if the PRC government otherwise finds that we, Xiaotai Zhejiang, Yingran Hangzhou or any of their subsidiaries or branches are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate Xiaotai’s business, the relevant PRC regulatory authorities, including the CSRC, would have broad discretion in dealing with such violations or failures, including, without limitation:

●	revoking Xiaotai’s business and operating licenses;

●	discontinuing or restricting Xiaotai’s operations;

●	imposing fines or confiscating any of Xiaotai’s income that they deem to have been obtained through illegal operations;

●	imposing conditions or requirements with which Xiaotai or Xiaotai’s PRC subsidiary and consolidated entities may not be able to comply;

●	requiring Xiaotai or Xiaotai’s PRC subsidiary and consolidated entities to restructure the relevant ownership structure or operations;

●	restricting or prohibiting Xiaotai’s use of the proceeds from financing activities of foreign investors to finance the business and operations of Xiaotai’s VIE and their respective subsidiary; or

●	taking other regulatory or enforcement actions that could be harmful to Xiaotai’s business.

Any of these actions could cause significant disruption to Xiaotai’s business operations, and may materially and adversely affect Xiaotai’s business, financial condition and results of operations. In addition, it is unclear what impact the PRC government actions would have on Xiaotai and on Xiaotai’s ability to consolidate the financial results of any of Xiaotai’s consolidated entities in Xiaotai’s consolidated financial statements, if the PRC government authorities find Xiaotai’s legal structure and contractual arrangements to be in violation of PRC laws, rules and regulations. If any of these penalties results in Xiaotai’s inability to direct the activities of Xiaotai Zhejiang and Yingran Hangzhou that most significantly impact its economic performance and/or our failure to receive the economic benefits from Xiaotai Zhejiang and Yingran Hangzhou, Xiaotai may not be able to consolidate Xiaotai Zhejiang or Yingran Hangzhou into our consolidated financial statements in accordance with U.S. GAAP.

Xiaotai relies on contractual arrangements with Xiaotai’s VIEs, and their shareholders for Xiaotai’s China operations, which may not be as effective as direct ownership in providing operational control.

Xiaotai relies on contractual arrangements with Xiaotai’s VIEs, Xiaotai Zhejiang and Yingran Hangzhou, and their Participating Shareholders to operate Xiaotai’s operations in China. These contractual arrangements may not be as effective as direct ownership in providing Xiaotai with control over Xiaotai’s VIEs. For example, Xiaotai’s VIEs and their Participating Shareholders could breach their contractual arrangements with Xiaotai by, among other things, failing to operate Xiaotai’s business in an acceptable manner or taking other actions that are detrimental to Xiaotai’s interests. These risks exist throughout the period in which Xiaotai operates its business through the contractual arrangements with VIEs. If Xiaotai were the controlling shareholder of the VIEs with direct ownership, Xiaotai would be able to exercise Xiaotai’s rights as shareholders to effect changes to their board of directors, which in turn could implement changes at the management and operational level. However, under the current contractual arrangements, as a legal matter, if Xiaotai’s VIEs or its shareholders fail to perform their obligations under these contractual arrangements, Xiaotai may have to incur substantial costs to enforce such arrangements, and rely on legal remedies under PRC law, including contract remedies, which may be time-consuming, unpredictable and expensive. If Xiaotai is unable to enforce these contractual arrangements, or if Xiaotai suffers significant delay or other obstacles in the process of enforcing these contractual arrangements, Xiaotai’s business and operations could be severely disrupted, which could materially and adversely affect Xiaotai’s results of operations and damage Xiaotai’s reputation.

For the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018, Xiaotai Zhejiang and its subsidiaries and branches contributed 100%, 100% and 100% of Xiaotai’s total net revenues, respectively. Yingran Hangzhou and its subsidiaries and branches did not contribute any net revenues to Xiaotai’s total net revenues for the relevant years and periods, as it was formed on July 5, 2018. In the event Xiaotai is unable to enforce the contractual arrangements, Xiaotai may not be able to have the power to direct the activities that most significantly affect the economic performance of Xiaotai Zhejiang or Yingran Hangzhou or their subsidiaries and branches, and Xiaotai’s ability to conduct Xiaotai’s business may be negatively affected, and Xiaotai may not be able to consolidate the financial results of Xiaotai Zhejiang or Yingran Hangzhou or their subsidiaries and branches into Xiaotai’s consolidated financial statements in accordance with U.S. GAAP.

The shareholders of Xiaotai’s VIEs may have potential conflicts of interest with Xiaotai, and if any such conflicts of interest are not resolved in Xiaotai’s favor, Xiaotai’s business may be materially and adversely affected.

Shareholders of Xiaotai’s VIEs, Xiaotai Zhejiang and Yingran Hangzhou, are PRC nationals. These individuals may have conflicts of interest with Xiaotai. Xiaotai Zhejiang is approximately 40.48 % owned by Mr. Baofeng Pan who will be appointed as the Chairman of the Board of Director and Director effective upon consummation of the Transactions, and Yingran Hangzhou is approximately 56.6% owned by Mr. Baofeng Pan. Conflicts of interest may arise between the roles of Mr. Baofeng Pan as shareholder, director of Xiaotai and as shareholder, director and officer of Xiaotai’s VIEs. Xiaotai relies on these individuals to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to Xiaotai that requires them to act in good faith and in the best interest of Xiaotai and not to use their positions for personal gains. On the other hand, PRC laws also provide that a director or an executive officer owes a fiduciary duty to the company he or she directs or manages. Xiaotai cannot assure you that when conflicts arise, shareholders of Xiaotai’s VIEs will act in the best interest of Xiaotai or that conflicts will be resolved in Xiaotai’s favor. These individuals may breach or cause the VIEs to breach the existing contractual arrangements. If Xiaotai cannot resolve any conflicts of interest or disputes between Xiaotai and these shareholders, Xiaotai would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to Xiaotai’s operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

Xiaotai’s ability to enforce the equity pledge agreements between Xiaotai and the Participating Shareholders of Xiaotai Zhejiang and Hangzhou Yingran may be subject to limitations based on PRC laws and regulations.

Pursuant to the equity pledge agreements relating to Xiaotai Zhejiang and Yingran Hangzhou, Xiaotai Zhejiang shareholders and Yingran Hangzhou shareholder pledged their equity interests in Xiaotai Zhejiang and Yingran Hangzhou to WFOE to secure Xiaotai Zhejiang’s and Yingran Hangzhou’s performances of the obligations under the Consulting Services Agreements and the Operating Agreements. The equity pledges under these equity pledge agreements have been registered with the relevant local branch of the State Administration for Industry and Commerce, or the SAIC. Under the PRC Property Law, when an obligor fails to pay its debt when due, the pledgee may choose to either conclude an agreement with the pledger to obtain the pledged equity or seek payments from the proceeds of the auction or sell-off of the pledged equity. If Xiaotai Zhejiang and Yingran Hangzhou fail to perform its obligations secured by the pledges under the equity pledge agreements respectively, one remedy in the event of default under the agreements is to require the pledger to sell the equity interests in Xiaotai Zhejiang and Yingran Hangzhou, as applicable, in an auction or private sale and remit the proceeds to Xiaotai’s subsidiary in China, net of related taxes and expenses. Such an auction or private sale may not result in Xiaotai’s receipt of the full value of the equity interests in Xiaotai’s VIEs. Xiaotai consider it very unlikely that the public auction process would be undertaken since, in an event of default, Xiaotai’s preferred approach would be to ask Xiaotai’s PRC subsidiary that is a party to the exclusive Equity Option Agreements with the Xiaotai Zhejiang Shareholders and the Yingran Hangzhou Shareholders, to designate another PRC person or entity to acquire the equity interests in such VIEs and replace the existing shareholders pursuant to the exclusive Equity Option Agreements.

In addition, in the registration forms of the local branch of the SAIC for the pledges over the equity interests under the equity pledge agreements, the amount of registered equity interests pledged to Xiaotai’s PRC subsidiary was stated as the pledger’s portion of the registered capital of the VIEs. The equity pledge agreements with the shareholders of Xiaotai’s VIEs provide that the pledged equity interest constitute continuing security for any and all of the indebtedness, obligations and liabilities of Xiaotai’s VIEs under the relevant contractual arrangements, and therefore the scope of pledge should not be limited by the amount of the registered capital of the applicable VIEs. However, there is no guarantee that a PRC court will not take the position that the amount listed on the equity pledge registration forms represents the full amount of the collateral that has been registered and perfected. If this is the case, the obligations that are supposed to be secured in the equity pledge agreements in excess of the amount listed on the equity pledge registration forms could be determined by the PRC court to be unsecured debt, which takes last priority among creditors and often does not have to be paid back at all. Xiaotai do not have agreements that pledge the assets of Xiaotai’s VIEs and their subsidiaries for the benefit of Xiaotai or Xiaotai’s PRC subsidiary, although Xiaotai’s VIEs grant Xiaotai’s PRC subsidiary options to purchase the assets of Xiaotai’s VIEs and their equity interests in its subsidiaries under the exclusive Equity Option Agreements.

If any of Xiaotai’s VIEs become the subject of a bankruptcy or liquidation proceeding, Xiaotai may lose the ability to use and enjoy their assets, which could reduce the size of Xiaotai’s operations and materially and adversely affect Xiaotai’s business.

Xiaotai does not have priority pledges and liens against the assets of Xiaotai’s VIEs. As a contractual and property right matter, this lack of priority pledges and liens has remote risks. If Xiaotai Zhejiang and Yingran Hangzhou undergo an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets and Xiaotai may not have priority against such third-party creditors on the assets of Xiaotai’s VIEs. If Xiaotai’s VIEs liquidate, Xiaotai may take part in the liquidation procedures as a general creditor under the PRC Enterprise Bankruptcy Law and recover any outstanding liabilities owed by Xiaotai Zhejiang or by Yingran Hangzhou under the applicable service agreement.

If the shareholders of Xiaotai’s VIEs were to attempt to voluntarily liquidate Xiaotai’s VIEs without obtaining Xiaotai’s prior consent, Xiaotai could effectively prevent such unauthorized voluntary liquidation by exercising Xiaotai’s right to request the shareholders of Xiaotai’s VIEs to transfer 100% of its equity ownership interests to a PRC entity or individual designated by Xiaotai in accordance with the Equity Option Agreements with the shareholders of Xiaotai’s VIEs. In addition, under the Equity Pledge Agreement signed by Xiaotai Zhejiang and its Participating Shareholders and by Yingran Hangzhou and its Participating Shareholders, and according to the PRC Property Law, the shareholders of Xiaotai Zhejiang and the shareholders of Yingran Hangzhou do not have the right to issue dividends to themselves or otherwise distribute the retained earnings or other assets of Xiaotai Zhejiang or Yingran Hangzhou without Xiaotai’s consent. In the event that the shareholders of Xiaotai’s VIEs initiate a voluntary liquidation proceeding without Xiaotai’s authorization or attempts to distribute the retained earnings or assets of Xiaotai’s VIEs without Xiaotai’s prior consent, Xiaotai may need to resort to legal proceedings to enforce the terms of the contractual arrangements. Any such litigation may be costly and may divert Xiaotai’s management’s time and attention away from the operation of Xiaotai’s business, and the outcome of such litigation will be uncertain.

Xiaotai’s contractual arrangements with Xiaotai’s VIEs may result in adverse tax consequences to Xiaotai.

As a result of Xiaotai’s corporate structure and the contractual arrangements among Xiaotai’s PRC subsidiary, Xiaotai’s VIEs and their Participating Shareholders, Xiaotai is effectively subject to the PRC value-added tax at rates from 3% to 6% and related surcharges on revenues generated by Xiaotai’s subsidiary from Xiaotai’s contractual arrangements with Xiaotai’s VIEs. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its affiliates or related parties to the relevant tax authorities. These transactions may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year during which the transactions are conducted. Xiaotai may be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Xiaotai and Xiaotai’s VIEs were not on an arm’s length basis and therefore constitute a favorable transfer pricing arrangements. If this occurs, the PRC tax authorities could request that Xiaotai’s VIEs and subsidiary adjust their taxable income upward for PRC tax purposes. Such a pricing adjustment could adversely affect Xiaotai by reducing expense deductions recorded by such VIEs and thereby increasing the VIEs’ tax liabilities, which could subject the VIEs to late payment fees and other penalties for the underpayment of taxes. Xiaotai’s consolidated net income may be materially and adversely affected if Xiaotai’s VIEs tax liabilities increase or if either of them becomes subject to late payment fees or other penalties.

Substantial uncertainties exist with respect to the interpretation and implementation of PRC Foreign Investment Law and how it may impact the viability of Xiaotai’s current corporate structure, corporate governance, business operations and financial results.

On March 15, 2019, the Second Session of the 13th National People’s Congress voted to pass the Foreign Investment Law of the People’s Republic of China which will come into force on January 1, 2020. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. While ancillary regulations are still waiting for enactment after the legislation of Foreign Investment Law, substantial uncertainties exist with respect to the viability of Xiaotai’s current corporate structure, corporate governance, business operations and financial results to some extent.

The “variable interest entity” structure, or VIE structure, has been adopted by many PRC-based companies, including Xiaotai, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. It is unclear whether under the Foreign Investment Law, a VIE that is controlled via contractual arrangements will also be deemed as an FIE, if it is ultimately “controlled” by foreign investors. Therefore, for companies with a VIE structure in an industry category that is on the “negative list,” the existing VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC state owned enterprises or agencies, or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the VIE will be treated as an FIE and any operation in the industry category on the “negative list” without proper market entry clearance may be found illegal.

The Foreign Investment Law has not taken a position on what will happen to the existing companies with a VIE structure. If the Foreign Investment Law or its to be enacted ancillary regulations mandate further actions, Xiaotai will face uncertainties as to whether such clearance can be timely obtained, if at all. Furthermore, due to lack of guidance under the Foreign Investment Law, Xiaotai is unable to ascertain the controlling status of Xiaotai although no more than 50% of the total share capital of Xiaotai is held on record by PRC residents, and Xiaotai cannot assure you of the controlling status of Xiaotai after the completion of the Acquisition. If Xiaotai is not considered as ultimately controlled by PRC domestic investors, further actions required to be taken by Xiaotai under the Foreign Investment Law and its ancillary regulations may materially and adversely affect Xiaotai’s business and financial condition.

Risks Related to the Spin-off

We may incur greater costs following the Restructuring than we did before the Restructuring, which could decrease our profitability.

After the Spin-off, we may be unable to obtain the goods, services and technologies at prices or on terms as favorable to us as those we obtained prior to the Spin-off. We also relied on NYM Holding Inc. to provide various financial, administrative and other corporate services. The Company will provide certain of these services on a short-term transitional basis after the Spin-off. However, we will be required to establish the necessary infrastructure and systems to supply these services on an ongoing basis. We may not be able to replace the services provided by NYM Holding Inc. in a timely manner or on terms and conditions as favorable as those we receive from NYM Holding Inc. If functions previously performed by NYM Holding Inc. cost us more than the amounts reflected in our historical financial statements, our profitability could decrease.

We may not realize the potential benefits from the Spin-off; the Company’s stockholders may not realize the potential benefits of the spin-off.

We may not realize the potential benefits that we expect from our spin-off from NYM Holding Inc. By separating from NYM Holding Inc., there is a risk that the Company may be more susceptible to market fluctuations and other adverse events than we would have been before the Restructuring. In addition, we will incur significant costs, including those described below, which may exceed our estimates, and we may incur some negative effects from the Spin-off.

We do not have an operating history independent from NYM Holdings Inc. and our historical and pro forma financial information may not be a reliable indicator of our future results.

The historical financial information we have included in this information statement has been derived from NYM Holding Inc.’s consolidated financial statements and accounting records and does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. In addition, the historical information may not be indicative of what our results of operations, financial position and cash flows will be in the future. For example, following the Spin-off, changes will occur in our cost structure, debt financing and interest expense, funding and operations, including changes in our tax structure and increased costs associated with becoming a public, stand-alone company.

We might have been able to receive better terms from unaffiliated third-parties than the terms we receive in our agreements with Go Fresh.

Our agreements with Go Fresh related to the Spin-off, including the Purchase Agreement, were negotiated with Go Fresh in the context of our anticipated separation from NYM Holdings Inc. and the subsequent acquisition of Xiaotai. Although the agreement is intended to be on an arm’s-length basis, it may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third-parties. The terms of the agreement being negotiated in the context of our separation concern, among other things, allocations of assets, liabilities, rights, indemnifications and other obligations among Go Fresh and us.

Risks Related to Doing Business in China

The laws and regulations governing the online lending intermediary service industry in China are developing and evolving and subject to changes. If Xiaotai fail to obtain and maintain requisite approvals, licenses or permits applicable to Xiaotai’s business, or fails to comply with existing and future applicable laws, regulations or requirements of local regulatory authorities, Xiaotai’s business, financial condition and results of operations would be materially and adversely affected.

Due to the relatively short history of the online lending information intermediary service industry in China, the PRC government has yet to establish a comprehensive regulatory framework governing Xiaotai’s industry. Before any industry-specific regulations were introduced in mid-2015, the PRC government simply relied on general and basic laws and regulations in governing the online lending information intermediary service industry, including the PRC Contract Law, the General Principles of the Civil Law of the PRC, and related judicial interpretations promulgated by the Supreme People’s Court.

In July 2015, the China Banking Regulatory Commission, or the CBRC, together with nine other PRC regulatory agencies jointly issued a series of policy measures applicable to the online lending information intermediary service industry titled the Guidelines on Promoting the Healthy Development of Online Finance Industry, or the Guidelines. The Guidelines formally introduced for the first time the regulatory framework and basic principles for administering the online lending information intermediary service industry in China. Following the core principles of the Guidelines, a series of additional restrictions and affirmative obligations were imposed on online lending information intermediaries by the Implementation Strategies Targeted towards Risks related to Online Finance circulated by the General Office of the State Council in April 2016, the Interim Measures on Administration of Business Activities of Online Lending Information Intermediaries (the “Interim Measures”) issued by the CBRC and other PRC regulatory agencies in August 2016, the Circular on Regulating and Rectifying of “Cash Loan” Services (“Circular 141”) issued by the Office of the Leading Group for the Special Campaign against Internet Financial Risks and the Office of the Leading Group for the Special Campaign against Peer-to-peer Lending Risks in December 2017, the Notice on The Improvement and Acceptance of P2P Online Lending Risks (“Circular 57”) and the Notice on Conducting Compliance Inspection on P2P Lending Platforms issued by the Office of the Leading Group for the Special Campaign against Peer-to-peer Lending Risks in December 2017 and in August 2018, respectively. In addition, in February 2017 and August 2017, the CBRC issued the Guidelines on Online Lending Funds Custodian Business, or the Custodian Guidelines, and the Guidelines on Information Disclosure of the Business Activities of Online Lending Information Intermediaries, or the Disclosure Guidelines, respectively. Recently on August 13, 2018, the National P2P Online Lending Risk Special Remediation Work Leading Group Office, or the P2P Remediation Office, released Notice on Conducting Compliance Inspections for P2P Online Lending Agencies, or the Compliance Inspection Notice.

According to the Interim Measures, the maximum loan balance at any given time for an individual or business enterprise shall be not more than RMB 200,000 and RMB 1,000,000, respectively, borrowed from a single internet lending information intermediary platform and not more than RMB 1 million for an individual or RMB 5 million for business enterprise, respectively, in total from all platform. If Xiaotai were found to be in violation of the Interim Measures, a penalty of up to RMB30,000 would be imposed for such violation. Furthermore, the Interim Measures require online lending information intermediaries and their branches that propose to carry out the online lending information intermediary services to file a record with the local financial regulatory department at the place where it is registered within ten business days after obtaining the business license. Local financial regulatory departments have the power to assess and classify the online lending information intermediaries which have filed a record, and to publicize the record-filing information and the classification results on their official websites. An online lending information intermediary must apply for appropriate telecommunication business license in accordance with the relevant requirements of telecommunication authorities subsequent to completion of the filing and is required to explicitly identify ourselves as an online lending information intermediary in Xiaotai’s business scope.

In accordance with the Guidelines and the Interim Measures, the relevant authorities are in the process of making detailed implementation rules regarding, among other things, filing procedures, assessment standards and classification rules for online lending information intermediaries, and specific rules and procedures regarding, among other things, application for appropriate telecommunication business license and change of business scope by existing online lending information intermediaries have yet to be formulated and issued. Xiaotai is unable to predict with certainty the impact, if any, that future legislation, judicial precedents and interpretations, rules or regulations relating to the online lending information intermediary service industry will have on Xiaotai’s business, financial condition and results of operations. According to the Circular of the General Office of the State Council on Issuing the Implementation Plan for Special Rectification on Risks in Internet Financial promulgated in April 2016, competent authorities are in the process of evaluating existing practices of online lending information intermediaries in the market and requesting rectification of those that have been identified during the evaluation as in conflict with the Guidelines and the Interim Measures. Pursuant to the Guideline of CBRC on Risk Prevention and Control in Banking Industry promulgated by CBRC on April 7, 2017 and Opinions on Promoting in the Classification and Disposal of Online Lending Institutions and Risk Prevention promulgated by the P2P Remediation Office on December 19, 2018, the promotion for the special risk rectification for internet lending platform (or the “P2P”) shall be continued. Internet lending intermediaries shall not market the borrowers who do not have the repayment ability and they are also prohibited from providing Internet loan services to students on campus. Furthermore, a Notification for Further Strengthening on Administration for Campus Loans was issued by CBRC, Ministry of Education of the PRC and Ministry of Human Resources and Social Security of the PRC on May 27, 2017 stipulated that all Campus loans business conducted by internet lending platform shall be suspended.

The laws, regulations, rules and governmental policies are expected to continue to evolve in Xiaotai’s industry. The growth in popularity of online individual finance in China increases the likelihood for the government authorities to further regulate Xiaotai’s industry. Although as of the date of this proxy, Xiaotai has not been subject to any material fines or other penalties under the abovesaid laws or regulations, Xiaotai cannot assure you that Xiaotai’s practices will not be required to be rectified or Xiaotai’s rectification measures and results will be satisfactory to relevant authorities, and Xiaotai cannot assure you that Xiaotai will be able to successfully make filings, obtain and maintain requisite licenses and meet other regulatory requirements set forth in applicable laws, rules and regulations. If Xiaotai fails to conduct Xiaotai’s business in a manner required by the relevant authorities or take rectification measures when required by the relevant authorities, or obtain and maintain any requisite approvals, licenses or permits or meet other requirements applicable to Xiaotai’s business, Xiaotai’s business, financial condition and results of operations would be materially and adversely affected.

If Xiaotai’s practice is deemed to violate any PRC laws and regulations, Xiaotai’s business, financial condition and results of operations would be materially and adversely affected.

The PRC regulatory regime with respect to the online individual finance industry is relatively new and evolving, and their interpretation and enforcement are subject to significant uncertainties, it results in difficulties in determining whether Xiaotai’s existing practices would violate any applicable laws and regulations.

The Guidelines, the Interim Measures, Circular 141, Circular 57 and other laws and regulations prohibit online lending information intermediaries from certain activities, including but not limited to, credit enhancement, illegal fund-raising, and setting up capital pool. Furthermore, intermediaries that provide online lending information services shall not engage in certain activities, including, among others, (i) fundraising for the intermediaries themselves, (ii) holding investors’ fund or setting up capital pools with investors’ funds directly or indirectly, (iii) providing or providing in a disguised way security or guarantee to investors as to the principals and returns of the investment directly or indirectly, (iv) issuing or selling any wealth management products, or other financial products, or acting as an agent in selling such financial products; (v) mismatch between investor’s expected timing of exit and the maturity date, (vi) securitization, (vii) promoting its financing products on physical premises other than through the permitted electronic channels, such as telephones, mobile phones and internet, (viii) providing loans with its own capital, except as otherwise permitted by laws and regulations; (ix) equity crowd-funding; (x) deducting interest from loan principal; (xi) outsourcing key services such as customer information collection, screening, credit evaluation; (xii) facilitating loans without a designated purpose; (xiii) provide risk reserve fund to the investors; (xiv) provide loans to students in campus; (xv) issuing loans, except as otherwise provided by laws and regulations; (xvi) carrying out asset-like securitization business or the transfer of creditor’s rights in the form of packaged assets, securitized assets, trust assets, fund shares, etc.; (xvii) engaging in any form of mixing, bounding and agency with other institutions conducting investment, sales agency and brokerage except as otherwise provided by laws, regulations and supervision rules as to the internet lending fields and (xviii) conducting any misbehaviors that could mislead lenders and borrowers. Xiaotai has relied on its cooperation partners in borrower referrals and previously had not conducted due diligence on such partners before the issuance of Circular 141. There could be instances in which the cooperation partners had deducted interests from loan principals or setting ultra-high interest rates for any loans. Xiaotai is making efforts on strengthening the supervision and inspection of daily operations of its cooperation partners and effectively preventing non-compliance in the course of business development. For those non-compliant cooperation partners, Xiaotai would terminate cooperation with them. Besides, for a few individual micro-borrowing users, there is a case where the credit evaluation is conducted by the cooperation partners. Xiaotai is sorting out and rectifying business with related cooperation partners and the information collection and credit evaluation authority previously delegated to the cooperation partners will be recovered. Moreover, Xiaotai has not imposed strict control over the identity of the borrowers and the use of the loans, and there may be cases of student loans and illegal borrowings. As to this point, Xiaotai would check borrower’s identity through Xuexin website (a website established by Ministry of Education of China for qualification inquiry) to ensure that the borrower is not a student, strengthen the use of loans as well as borrowers’ willingness of repayment and modify the loan-related contracts to require borrowers to promise that loans would not be used for purpose of down payment or real estate off-site funding. Furthermore, according to Circular 57, high frequency credit transference and any other non-compliant loans such as loans issued through related parties is prohibited. Previously, there are no restrictions and rules on Xiaotai’s platform on creditor’s rights transference and unconditional and high-frequency creditor’s rights transference may occur. However, Xiaotai is in the process of rectification by informing in advance the borrower’s intent of renew and specially setting up module for free creditor’s rights transference and creditor’s rights must be held for at least two months before transference and high-frequency credit transference is prohibited. Besides, Xiaotai would also do due diligence on cooperation partners to make sure their loan mode is compliant. We, however, cannot assure you that Xiaotai’s rectification will be successful or timely and as mentioned above, if Xiaotai cannot detect non-compliant behaviors of its cooperation partners or recover its credit evaluation rights in time or normalization its borrowers and loan purposes, its business, results of operations would be adversely affected.

In addition, the Interim Measures require that the balance of money borrowed by the same individual must not exceed RMB200,000 (US$29,254) on an online lending information intermediary platform and not exceed RMB1 million (US$146,271) on all online lending information intermediary platform in the PRC. Due to lack of industry-wide information sharing arrangement, Xiaotai cannot assure you that the aggregate amount of loans taken out by a borrower on Xiaotai’s platform and other online lending information intermediary platform at a point in time does not exceed the limit set in the Interim Measures. The Interim Measures also require the intermediaries that provide online lending information services to strengthen their risk management, enhance screening and verifying efforts on the borrowers’ and investors’ information, and to set up custody accounts with qualified banks to hold customer funds, and to disclose the basic information to the investors and borrowers. On August 2018, Xiaotai signed capital custody agreement with Bank of Xi’an, the first batch of banks passed the assessment of the depository system of the China Internet Finance Association, and upload system simultaneously.

Any violation of such applicable laws, regulations or relevant regulatory provisions may subject online peer-to-peer lending information intermediaries to sanctions, including, among others, supervision interviews, regulatory warning, correction order, condemnation, negative credit record and publication, fines, and criminal liabilities if the act constitutes a criminal offense.

To comply with existing laws, regulations, rules and governmental policies relating to the online consumer finance industry, Xiaotai has implemented various policies and procedures to conduct Xiaotai’s business and operations.  However, due to lack of detailed implementation rules on certain key requirements of the regulations and different interpretation of the regulations by the local authorities, Xiaotai cannot be certain that Xiaotai’s existing practices would not be deemed in violation of any existing or future laws, rules and regulations that are applicable to Xiaotai’s business.

In addition, Circular 141 prohibits peer-to-peer lending information intermediaries from providing loan matching services without designated use. Therefore Xiaotai requires a borrower to specify its loan use during the application process. The multilateral loan agreement among the borrower, investor and Xiaotai also stipulates the loan use and the borrower’s undertaking that he or she would not use the proceeds for any use other than the prescribed purposes (including but not limited to lending, payment for property purchases, foreclosures, real estate over-the-counter financing, real estate development, securities investment or equity investment, over-the-counter allocation, futures contracts, structured products and other derivatives and investments with equal risk or other illegal transactions, etc.). Xiaotai also request Xiaotai’s borrowers to provide proof for usage of such loan when its term expires on a selective basis. Where the borrower fails to comply with the aforesaid undertaking, the lender may call the loan and demand the borrower to bear the liability for the breach of the agreement. Where the borrower violates the laws and regulations, Xiaotai has the right to immediately report to corresponding regulatory authorities including the public security bureau.  However, Xiaotai cannot monitor how borrowers use the proceeds from time to time. Xiaotai cannot ensure borrowers fully comply with the loan agreement, and there can be no assurance that such practice would be considered by PRC regulators as being in compliance with any existing or future laws, regulations, rules and governmental policies on prohibition against facilitating loans without a designated purpose.

As of the date of this proxy statement, Xiaotai has not been subject to any material fines or other penalties under any PRC laws or regulations, including those governing the online consumer finance industry in China.  If Xiaotai’s practice is deemed to violate any laws, regulations and rules, Xiaotai may face, among others, regulatory warning, correction order, condemnation, fines and criminal liability. If such situations occur, Xiaotai’s business, financial condition, results of operations and prospects would be materially and adversely affected.

As the regulatory framework for the online finance industry evolves, domestic and foreign governments may draft and propose new laws, regulations, notices or interpretive releases to regulate marketplace lending, including Xiaotai’s online and mobile-based channels, which may negatively affect Xiaotai’s business operations and financial conditions.

The peer-to-peer lending industry in China has historically been largely unregulated. In July 2015, ten PRC central government ministries and regulators, including the PBOC, the CBRC, the Ministry of Finance, the Ministry of Public Security and the Cyberspace Administration of China, together released the Guidelines, which provide regulatory principles for Internet financing businesses, including those in the online marketplace lending industry. In August 2016, the CBRC and other regulators collectively announced the Interim Measures, which proposed the implementation of new requirements including, among others, filing, reporting, fund depository, risk and information disclosure, loan management and the permitted business scope for participants in the online marketplace lending industry. In November 2016, the CBRC, the MIIT and the Industry and Commerce Administration Department, jointly issued the Guidance to the Administration of Filling and Registration of Online Lending Information Intermediaries, or the Guidance of Administration, which provides general filing rules for online lending intermediaries, and authorizes local financial regulators to make detailed implementation rules regarding filing procedures according to their local practices. Since 2017, local financial regulators have been conducting thorough investigations and inspections of online lending intermediaries and require a rectification if any illegality is discovered. After local financing regulators have completed their investigation and examination, Xiaotai may be permitted to submit a filing application. In February 2017, the CBRC released the Guidance to regulate funds depositories for online lending intermediaries, or the Guidance, which defines several obligations and responsibilities of online lending intermediaries and commercial banks involved in the online funds depository business. Nevertheless, it is uncertain as to how the Interim Measures will be further interpreted and implemented. The relevant local authorities are also in the process of making detailed implementation rules regarding filing procedures. On August 13, 2018, the P2P Remediation Office released Notice on Conducting Compliance Inspections for P2P Online Lending Agencies, or the Compliance Inspection Notice, to Xiaotai’s direct agencies nationwide. The Compliance Inspections emphasizes ten core guidelines that is similarly prescribed in the Interim Measures while requiring online lending intermediaries to conduct ratifications in accordance with the attached Online Lending Information Intermediary Compliance Check List, or the Checklist, which lists 108 detailed rules, based upon the principals prescribed by the Guidelines and the Interim Measures and other regulations and laws, for self-check and report of online lending intermediaries and complete such ratification before December, 2018. On December 19, 2018, the P2P Remediation Office promulgated Opinions on Promoting in the Classification and Disposal of Online Lending Institutions and Risk Prevention. However, the final official content and timing of the final implementation rules and other related new rules are uncertain. Due to the fact that Xiaotai has not fully comply with the Interim Measures in the grace period of twelve months and is not sure it shall comply with any new regulations or laws and if any new regulations differ from Xiaotai’s expectations, Xiaotai may be materially and adversely affected. Xiaotai is unable to predict with certainty the impact, if any, that future legislation, judicial precedents, or regulations relating to the marketplace lending industry will have on Xiaotai’s business, financial condition and results of operations. Furthermore, the increasing growth in popularity of marketplace lending and borrowing increases the likelihood that the PRC government will seek to further regulate the marketplace lending industry.

In addition, the regulatory framework for Internet commerce, including online marketplaces such as Xiaotai’s, with respect to Xiaotai’s online and mobile-based channels, is evolving, and it is possible that new laws and regulations will be adopted domestically and internationally, or existing laws and regulations may be interpreted in new ways, which, along with possible changes needed to fully comply with any newly released regulations, could affect the operation of Xiaotai’s marketplace and the way in which Xiaotai interact with borrowers and investors. The cost to comply with such laws or regulations would increase Xiaotai’s operating expenses, and Xiaotai may be unable to pass those costs on to borrowers and investors in the form of increased fees. In addition, governmental or regulatory agencies may decide to impose taxes on services provided over the Internet or by online marketplaces. These taxes could discourage the use of Xiaotai’s marketplace, which would adversely affect the viability of Xiaotai’s business.

Changes in PRC regulations relating to interest rates for P2P lending could have a material adverse effect on Xiaotai’s business.

The interest rate permitted to be charged on loans facilitated by Xiaotai’s platform is subject to limitations set forth in the Provisions of the Supreme People’s Court on Application of Laws to the Hearing of Private Lending Cases, or the Provisions on Private Lending Cases, which provides that (i) when the interest rate agreed between the borrower and investor does not exceed an annual interest rate of 24%, the People’s Court will uphold the interest rate charged by the investor, and (ii) when the interest rate agreed between the borrower and investor exceeds an annual interest rate of 36%, the portion in excess of 36% is void and the People’s Court will uphold the borrower’s claim for return of the excess portion to the borrower. For loans with interest rates per annum between 24% and 36%, if the interest on the loans has already been paid to the investor, and so long as such payment has not damaged the interest of the state, the community or any third parties, the courts will likely not enforce the borrower’s demand for the return of such interest payment. If an interest rate for overdue payments is not agreed to before lending, the interest rate on overdue payments is permitted up to the interest rate for the loan. If neither the interest rate for the loan nor the interest rate for overdue payments have been agreed to, overdue payments are permitted to have an interest rate of 6%. Although Xiaotai’s platform primary source of income relies on the service fee that borrower and investor pay, and such income should cover all business expenses as employee salary, rental costs, advertisements and so on, but the reduced interest rates may affect Xiaotai’s to improve Xiaotai’s capability and efficiency to procure business and Xiaotai’s business would be adversely affected.

Xiaotai’s operations may need to be modified to comply with existing and future requirements set forth by the CBRC or laws or regulations promulgated by other PRC authorities regulating the marketplace lending industry in China.

In April 2014, the CBRC announced four principles regarding the marketplace lending industry in China: (i) marketplace lending platform shall be treated as agencies, (ii) marketplace lending platform shall not provide guarantee services, (iii) marketplace lending platform shall not maintain a fund pool, and (iv) marketplace lending platform shall not illegally conduct fundraising.

In July 2015, ten PRC central government ministries and regulators, including the PBOC, the CBRC, the Ministry of Finance, the Ministry of Public Security and the Cyberspace Administration of China, together released the Guidelines, which identified the CBRC as the supervisory regulator for the online lending industry. According to the Guidelines, online marketplace lending platform may only serve as intermediaries to provide information services to borrowers and investors and may not provide credit enhancement services or illegally conduct fundraising. The Guidelines also outlined certain regulatory propositions, which would require Internet finance companies, including online marketplace lending platform, to (i) complete website filing procedures with the administrative departments overseeing telecommunications; (ii) use banking financial institutions’ depository accounts to hold lending capital, and engage an independent auditor to audit such accounts and publish audit results to customers; (iii) improve the disclosure of operational and financial information, provide sufficient risk disclosure, and set up thresholds for qualified investors to provide better protections to investors; (iv) enhance online security management to protect customers’ personal and transactional information; and (v) take measures against anti-money laundering and other financial crimes.

In August 2016, the CBRC and other regulators collectively announced the publication of the Interim Measures. The Interim Measures also stipulated a twelve-month transition period from the time of their effectiveness for online lending intermediaries to make necessary adjustments. Apart from what had already been emphasized in the Guidelines and other previously released principles, the Interim Measures also include: (i) general principles; (ii) filing administration; (iii) business rules and risk management guidelines; (iv) protection measures for investors and borrowers; (v) rules on information disclosure; (vi) supervision and administrative mechanisms; and (vii) legal liabilities.

In November 2016, the CBRC, the MIIT and the Industry and Commerce Administration Department, jointly issued the Guidance of Administration, which provides the general filing rules for online lending intermediaries and delegates the filing authority to the local financial authorities. Since 2017, local financial regulators have been conducting investigations on the online lending intermediaries, and if Xiaotai failed to be in full compliance with any regulations, Xiaotai may be required to rectify mistakes within a certain period as stipulated in the rectification order of local financial regulators. After local financing regulators have completed their investigation and examination, Xiaotai may be permitted to submit a filing application.

In February 2017, the CBRC released the Guidance to regulate funds depositories for online lending intermediaries, which defines several obligations and responsibilities of online lending intermediaries and commercial banks involved in the online funds depository business. Although Xiaotai’s current arrangements with commercial banks is temporarily compliant with the requirements of the Guidance as to the fund depositary, Xiaotai is not able to predict with certainty whether it can constantly adjust Xiaotai’s operations to fully comply with the evolving laws and regulations.

In August 23, 2017, CBRC released Guidelines for information disclosure of business activities of online lending information intermediaries, or the Information Disclosure Guidelines, or the Information Disclosure Guidelines, which provides that online lending information intermediaries should disclose the following information to the public: (i) the financial audit report of the previous year; (ii) audit results of key points of business compliance; (iii) compliance review report of the previous year. Every year before 10th January, the online lending information intermediary should disclose the information of point (i) and (ii) and disclose the information of point (iii) before 30th April. Xiaotai has been well operated in material information disclosure, but it still has some aspects to be improved, such as it did not disclose the compliance review report of the year 2017 within required time limit due to certain reasons.

As is described above, some aspects of Xiaotai’s platform operations have not and also may not currently be operating in full compliance with the Guidelines, the Interim Measures, the Guidance, the Information Disclosure Guidelines, the Compliance Inspection Notice and the other regulations and principles that have been announced in recent years. For example, the Guidelines, the Interim Measures, the Guidance, the Compliance Inspection Notice and other regulations are not clear about the definition of “credit enhancement service”, nor do they address whether a marketplace lending platform’s affiliated enterprise could provide a “credit enhancement service”. If the early repayment of Xiaotai’s property sides is classified as a “credit enhancement service” as such definition is clarified, Xiaotai may be required to make changes within the specified period before December, 2018 to the way in which Xiaotai conducts Xiaotai’s business. In this case, loans facilitated on Xiaotai’s platform may face more difficult repayment risks and reduce investors’ activeness to invest in some ways. Additionally, the Interim Measures provide upper limits on the loan balance of a single borrower. Xiaotai may need to rely on the information provided by borrowers to determine whether their lending amounts from all intermediaries have reached the upper limits, and the information they provide may contain misrepresentation or omission or otherwise be unreliable. Moreover, the Interim Measures require online lending intermediaries to file with the local financial regulators and to include serving as an Internet lending information intermediary in their business scope. Xiaotai plan to make all requisite filings and changes to Xiaotai’s business scope to the extent necessary when such filing procedures are clarified by the relevant authorities. Although Xiaotai do not anticipate any material difficulties in making the requisite filings or changing Xiaotai’s business scope, any failure to do so within the specified period may delay the process of filing. In addition, the Interim Measures stipulate that online lending intermediaries shall not operate businesses other than risk management and necessary business processes such as information collection and confirmation, post-loan tracking and pledge management in accordance with online-lending regulations, via offline physical locations. However, the Interim Measures do not clearly set forth the types of business process that are not permitted to operate through offline physical locations.

Furthermore, the Interim Measures proposed requirements including with respect to certain prohibited activities, risk disclosure, borrower information disclosure and online dispute resolution, examination and verification functions, anti-fraud measures, risk education and training, information reporting, anti-money laundering, anti-terrorist financing, systems, facilities and technologies, service fees, electronic signatures, loan management, risk assessment, auditing and authentication, reporting obligations and information security. To the extent that Xiaotai’s business is deemed to be non-compliant with any of these requirements of the Interim Measures, Xiaotai may need to make necessary adjustments to comply it so as to complete filing in a timely manner or, as a result, Xiaotai’s business may be materially and adversely affected.

The facilitation of loans through Xiaotai’s online platform could give rise to liabilities under PRC laws and regulations that prohibit illegal fundraising.

PRC laws and regulations prohibit persons and companies from raising funds through advertising to the public a promise to repay premium or interest payments over time through payments in cash or in kind except with the prior approval of the applicable government authorities. Failure to comply with these laws and regulations may result in penalties imposed by the PBOC, the Administration for Industry and Commerce, or AIC, and other governmental authorities, and can lead to civil or criminal lawsuits.

To date, Xiaotai has not been subject to any material fines or other penalties under any PRC laws and regulations that prohibit illegal fundraising. In this capacity, Xiaotai do not raise funds or promise repayment of premium or interest obligations. Nevertheless, considerable uncertainties exist with respect to the PBOC, AIC and other governmental authorities’ interpretations of the fundraising-related laws and regulations. While Xiaotai’s agreements with investors require investors to guarantee the legality of all funds investors put on Xiaotai’s platform, Xiaotai is unable to fully verify the source of investors’ funds individually, and therefore, to the extent that investors’ funds are obtained through illegal fundraising, Xiaotai may be negligently liable as a facilitator of illegal fundraising. In addition, while Xiaotai’s loan agreements contain provisions that require borrowers to use the proceeds for purposes listed in their loan applications, Xiaotai is unable to monitor the borrowers’ use of funds on an on-going basis, and therefore, to the extent that borrowers use proceeds from the loans for illegal activities, Xiaotai may be negligently liable as a facilitator of an illegal use. Although Xiaotai has designed and implemented procedures to identify and eliminate instances of fraudulent activities on Xiaotai’s platform, as the number of borrowers and investors on Xiaotai’s platform increase, Xiaotai may not be able to identify all fraudulent conduct that may violate illegal fundraising laws and regulations.

The facilitation of loans through Xiaotai’s platform could give rise to liabilities under PRC laws and regulations that prohibit unauthorized public offerings.

The PRC Securities Law stipulates that no organization or individual is permitted to issue securities for public offering without obtaining prior approval in accordance with the provisions of the law. The following offerings are deemed the be public offerings under the PRC Securities Law: (i) offering of securities to non-specific targets; (ii) offering of securities to more than 200 specific targets; and (iii) other offerings provided by the laws and administrative regulations. Additionally, private offerings of securities shall not be carried out through advertising, open solicitation and disguised publicity campaigns. If any transaction between one borrower and multiple investors on Xiaotai’s platform is identified as a public offering by PRC government authorities, Xiaotai may be subject to sanctions as a facilitator under PRC laws and Xiaotai’s business may be adversely affected.

Xiaotai may be subject to risks if Xiaotai has to restructure its relationship with a controlled variable interest entity and obtain a telecommunication business license.

Xiaotai has contractual arrangements with consolidated VIEs including a Consultation Services Agreement, an Operating Agreement, a Call Option Agreements, an Equity Pledge Agreement, and a Voting Rights Proxy and Financial Supporting Agreement (collectively the “Contractual Arrangements”), through which it operates Xiaotai’s online lending facilitation platform. There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the Contractual Arrangements between WFOE and Xiaotai Zhejiang or Yingran Hangzhou. The PRC government including local financial regulators may determine that the Contractual Arrangements necessary to form and control the VIEs, or the Contractual Arrangements, do not comply with PRC licensing, registration, policies, legal or regulatory requirements, or with requirements or policies that may be adopted in the future and Xiaotai could be subject to severe penalties, material difficulties in making the requisite filings or registrations, or be forced to relinquish Xiaotai Zhejiang or Yingran Hangzhou interests in certain operations. Although Xiaotai believe the Contractual Arrangements comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, the PRC courts or regulatory authorities may determine that Xiaotai’s corporate structure and Contractual Arrangements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that Xiaotai’s Contractual Arrangements are in violation of applicable PRC laws, rules or regulations, Xiaotai’s Contractual Arrangements will become invalid or unenforceable.

If Xiaotai Zhejiang, Yingran Hangzhou or their ownership structure or the Contractual Arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or Xiaotai Zhejiang or Yingran Hangzhou fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses

●	discontinuing or restricting the operations;

●	imposing conditions or requirements with which Xiaotai may not be able to comply;

●	requiring us, to restructure the relevant ownership structure or operations; or

●	imposing fines.

The imposition of any of these penalties would severely disrupt Xiaotai’s ability to conduct business and have a material adverse effect on Xiaotai’s financial condition, results of operations and prospects.

Xiaotai has relied and expects to continue to rely on Contractual Arrangements with consolidated VIEs and Xiaotai’s shareholders to operate Xiaotai’s business. These Contractual Arrangements may not be as effective as direct ownership in providing Xiaotai with control over Xiaotai’s consolidated variable interest entities. For example, consolidated VIEs and Xiaotai’s shareholders could breach their Contractual Arrangements by, among other things, failing to conduct their operations, including maintaining Xiaotai’s website and using the domain names and trademarks, in an acceptable manner or taking other actions that are detrimental to Xiaotai’s interests. If Xiaotai had direct ownership of consolidated VIEs, Xiaotai would be able to exercise Xiaotai’s rights as a shareholder to effect changes in the board of directors of consolidated VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current Contractual Arrangements, Xiaotai relies on the performance of the Contractual Arrangements in place with a VIE which operates Xiaotai’s online platform, which may not be as effective in providing it with control over such operations as Xiaotai would have with direct ownership of such VIE. The shareholders of consolidated VIEs may not act in the best interests of Xiaotai or may not perform their obligations under these contracts. Such risks exist throughout the period in which Xiaotai intend to operate Xiaotai’s business through the Contractual Arrangements with consolidated VIEs. Although Xiaotai has the right to replace any shareholder of Zhejiang Xiaotai under their respective Contractual Arrangements, if any shareholder of consolidated VIEs is uncooperative or any dispute relating to these contracts remains unresolved, Xiaotai will have to enforce Xiaotai’s rights under these contracts through the operations of PRC laws and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. Therefore, Xiaotai’s Contractual Arrangements with consolidated VIEs, Xiaotai’s consolidated variable interest entity, may not be as effective in ensuring Xiaotai’s control over the relevant portion of Xiaotai’s business operations as direct ownership would be.

If Xiaotai’s consolidated variable interest entity or Xiaotai’s shareholders fail to perform their respective obligations under the Contractual Arrangements, Xiaotai may have to incur substantial costs and expend additional resources to enforce such arrangements. Xiaotai may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which Xiaotai cannot assure you will be effective under PRC laws. For example, if the shareholders of Xiaotai Zhejiang were to refuse to transfer their equity interest in Xiaotai Zhejiang, as the case may be, to Xiaotai or Xiaotai’s designee if Xiaotai exercise the purchase option pursuant to these Contractual Arrangements, or if they were otherwise to act in bad faith, then Xiaotai may have to take legal actions to compel them to perform their contractual obligations.

All the agreements under Xiaotai’s Contractual Arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit Xiaotai’s ability to enforce these Contractual Arrangements. Meanwhile, there are very few precedents and little formal guidance as to how Contractual Arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that Xiaotai is unable to enforce these Contractual Arrangements, or if Xiaotai suffer significant delay or other obstacles in the process of enforcing these Contractual Arrangements, Xiaotai may not be able to exert effective control over Xiaotai’s consolidated variable interest entities, and Xiaotai’s ability to conduct Xiaotai’s business may be negatively affected.

On March 15, 2019, the Second Session of the 13th National People’s Congress voted to pass the Foreign Investment Law  of the People’s Republic of China which will come into force on January 1, 2020. The Foreign Investment Law does not address what actions will be taken with respect to the existing companies with structures similar to VIEs, whether or not these companies are controlled by Chinese parties. It is uncertain when ancillary regulations of the Foreign Investment Law will be enacted and what actions will be taken with respect to the existing companies with VIE structures. If any Contractual Arrangements Xiaotai may implement are found to be in violation of any existing or future PRC laws or regulations, or if Xiaotai fail to obtain or maintain any of the required permits or approvals, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating the income of Xiaotai’s PRC subsidiary or consolidated VIE, revoking the business licenses or operating licenses of Xiaotai’s PRC subsidiaries or consolidated VIE, prohibiting Xiaotai’s use of proceeds from future public investors’ investments to finance Xiaotai’s business and operations in the PRC, and taking any other regulatory or enforcement actions that could be harmful to Xiaotai’s business. Any of these actions could cause significant disruption to Xiaotai’s operations and adversely affect Xiaotai’s business. If any of these occurrences results in Xiaotai’s inability to direct the activities of the consolidated VIE and/or Xiaotai’s failure to receive economic benefits from a consolidated VIE, Xiaotai may not be able to consolidate Xiaotai’s results into Xiaotai’s consolidated financial statements in accordance with U.S. GAAP.

Xiaotai may lose the ability to use assets held by Xiaotai’s consolidated VIEs that are material to the operation of Xiaotai’s business if the entities go bankrupt or become subject to a dissolution or liquidation proceeding.

Xiaotai’s consolidated VIEs holds certain assets that are material to the operation of Xiaotai’s business, including domain names, equipment and technologies for online lending marketplace and lending matching offline. Under the Contractual Arrangements, Xiaotai’s consolidated VIEs may not and their shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of their assets or their legal or beneficial interests in the business without Xiaotai’s prior consent. However, in the event Xiaotai’s consolidated VIEs’ shareholders breach the these Contractual Arrangements and voluntarily liquidate Xiaotai’s consolidated VIEs or Xiaotai’s consolidated VIEs declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without Xiaotai’s consent, it may be unable to continue some or all of Xiaotai’s business activities, which could materially and adversely affect Xiaotai’s business, financial condition and results of operations. If Xiaotai’s consolidated VIEs undergo a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering Xiaotai’s ability to operate Xiaotai’s business, which could materially and adversely affect Xiaotai’s business, financial condition and results of operations.

Xiaotai’s payment management services may need to be modified to comply with future PRC laws and regulations regarding the debt collection industry in China.

In 2000, the State Economic and Trade Commission, the Ministry of Public Security and the State Administration for Industry and Commerce issued the Notice on Prohibition of All Types of Debt Collection Companies and Raids on Illegal Debt Collection Activities (Guo Jing Mao Zong He (2000) 568), or the Notice on Prohibition, which regulates the activities on debt collection companies, including the prohibition on the use of threats, intimidation, harassment or disclosure of private information in collection efforts. While Xiaotai believe that Xiaotai’s payment management services team, which engages in collection efforts primarily by means of phone calls and text message, is in compliance with the Notice on Prohibition, Xiaotai may need to modify Xiaotai’s payment management services in the future to comply with changes to debt collection regulations.

China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for Xiaotai to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investor, or the M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress on August 30, 2007 and effective as of August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the National Development and Reform Commission, or NDRC, and MOFCOM under the leadership of the State Council, to carry out the security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through Contractual Arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merger or acquisition of a company engaged in the peer-to-peer lending intermediary facilitation business requires security review.

In the future, Xiaotai may grow Xiaotai’s business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from MOFCOM or Xiaotai’s local counterparts may delay or inhibit Xiaotai’s ability to complete such transactions. It is unclear whether Xiaotai’s business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that Xiaotai’s business is in an industry subject to the security review, in which case Xiaotai’s future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

Xiaotai relies on dividends and other distributions on equity paid by Xiaotai’s PRC subsidiary to fund any cash and financing requirements it may have, and any limitation on the ability of Xiaotai’s PRC subsidiary and other consolidated entities to pay dividends, other distributions, repay debts or make inter-entity payments could affect Xiaotai’s ability to distribute profits to Xiaotai’s shareholders, including U.S. investors following the proposed Acquisition.

Xiaotai is a holding company and relies on dividends or other distributions paid by Xiaotai’s PRC subsidiary for Xiaotai’s cash requirements, including the funds necessary to pay dividends and other cash distributions to Xiaotai’s shareholders, to service any debts it may incur, and to pay Xiaotai’s operating expenses. PRC regulations currently permit payments of dividends only out of accumulated profits, as determined in accordance with the accounting standards and regulations in China, which differ in many aspects from generally accepted accounting principles in other jurisdictions. Xiaotai’s PRC subsidiaries are required to allocate certain percentages of any accumulated profits after tax each year to their statutory common reserve fund as required under the PRC Company Law until the aggregate accumulated statutory common reserve funds exceed fifty percent of Xiaotai’s registered capital. Such reserve funds cannot be distributed as cash dividends. In addition, if Xiaotai’s PRC subsidiaries incur debts on their own or enter into certain agreements in the future, the instruments governing the debt or such other agreements may restrict their ability to pay dividends or make other distributions to their shareholders. Therefore, these restrictions on the availability and usage of Xiaotai’s major source of funding may materially and adversely affect Xiaotai’s ability to pay dividends to Xiaotai’s shareholders and to service Xiaotai’s debts. In addition, the PRC tax authorities may require Xiaotai’s PRC subsidiary to adjust Xiaotai’s taxable income under the Contractual Arrangements it currently has in place with Xiaotai’s consolidated variable interest entity in a manner that would materially and adversely affect Xiaotai’s ability to pay dividends and other distributions to Xiaotai and Xiaotai’s shareholders.

Moreover, the ability of Xiaotai’s PRC subsidiary to pay dividends and other distributions may be restricted due to foreign exchange control policies and the availability of Xiaotai’s cash balance. Substantially all of Xiaotai’s operations are conducted in China and Xiaotai’s PRC consolidated subsidiaries receive substantially all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of Xiaotai’s PRC subsidiary to use Xiaotai’s Renminbi revenues to pay dividends to Xiaotai and Xiaotai’s shareholders, including U.S. investors following the proposed acquisition. Additionally, Xiaotai’s funds may not be readily available to satisfy obligations which may incur outside the PRC, which could adversely affect Xiaotai’s business and prospects or the ability to meet Xiaotai’s cash obligations. If Xiaotai do not receive dividends from Xiaotai’s PRC subsidiary, Xiaotai’s liquidity and financial condition will be materially and adversely affected.

In response to the persistent capital outflow in China and RMB’s depreciation against U.S. dollar in the fourth quarter of 2016, the PBOC and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures over the last years, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, on January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Check of Authenticity and Compliance to further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. The PRC government may continue to strengthen capital controls, and more restrictions and substantial vetting process may be put in place by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of Xiaotai’s PRC subsidiary to pay dividends or make other kinds of payments to Xiaotai’s shareholders, including U.S. investors following the proposed acquisition, could substantially affect the Company shareholders’ confidence and materially and adversely limit Xiaotai’s ability to grow, make investments or acquisitions that could be beneficial to Xiaotai’s business, pay dividends, or otherwise fund and conduct Xiaotai’s business.

PRC regulations relating to offshore investment activities by PRC residents and PRC entities may limit Xiaotai’s PRC subsidiaries’ ability to increase their registered capital or distribute profits or otherwise expose Xiaotai to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or Xiaotai’s local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operating term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE further enacted the Notice on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment effective from June 1, 2015, or SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

If Xiaotai’s shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches or qualified banks as required by SAFE Circular 37 and other related rules, Xiaotai’s PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation, and Xiaotai may be restricted in Xiaotai’s ability to contribute additional capital to Xiaotai’s PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Xiaotai has requested PRC residents whom Xiaotai know hold direct or indirect interests in Xiaotai to make the necessary applications, filings and amendments as required under SAFE Circular 37 and other related rules. The shareholders who are PRC resident have completed the registration with the local SAFE branch or qualified banks. However, Xiaotai cannot assure you that all of Xiaotai’s shareholders or beneficial owners who are PRC residents or entities will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations if the registration information changes. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by Xiaotai to amend the foreign exchange registrations of Xiaotai’s PRC subsidiary, could subject it to fines or legal sanctions, restrict Xiaotai’s overseas or cross-border investment activities, limit Xiaotai’s subsidiaries’ ability to make distributions or pay dividends or affect Xiaotai’s ownership structure, which could adversely affect Xiaotai’s business and prospects.

Xiaotai’s leased property interests may be defective and Xiaotai’s right to the leased properties affected by such defects may be challenged, which could cause significant disruption to Xiaotai’s business.

Under PRC laws, all lease agreements are required to be registered with the local housing authorities. Xiaotai Zhejiang presently leases certain premises in China, and certain landlords of these premises have not completed the registration of their ownership rights or the registration of Xiaotai Zhejiang’s leases with the relevant authorities. Failure to complete these required registrations may expose Xiaotai Zhejiang’s landlords, lessors and Xiaotai Zhejiang to potential monetary fines or may require Xiaotai Zhejiang to relocate Xiaotai’s offices and incur the associated losses. If there is a third-party claim with respect to ownership of the premises, Xiaotai’s business may be affected.

The approval of the CSRC may be required in connection with the proposed acquisition under PRC law.

The M&A Rules, which were adopted in 2006 by six PRC regulatory agencies, including the CSRC, purport to require offshore special purpose vehicles that are controlled by PRC domestic companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and the CSRC has not issued any definitive rule of interpretation concerning whether transactions like the proposed acquisition are subject to CSRC approval procedures under the M&A Rules. This transaction may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain how long it will take Xiaotai to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this transaction would subject Xiaotai to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on Xiaotai’s operations in China, restrictions or limitations on Xiaotai’s ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect Xiaotai’s business, results of operations and financial condition.

We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as Xiaotai’s PRC counsel, and hence Xiaotai may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on Xiaotai’s operations in China, limit Xiaotai’s operating privileges in China, delay or restrict the repatriation of the proceeds from investments by future public investors into China or take other actions that could have a material adverse effect on Xiaotai’s business, financial condition, results of operations and prospects. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that Xiaotai obtain their approvals for this transaction, Xiaotai may be unable to obtain a waiver of such approval requirements. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on Xiaotai’s results of operations.

The future development of money laundering and anti-terrorism regulations in the PRC may increase Xiaotai’s obligations to supervise and report transactions between borrowers and investors on Xiaotai’s platform, thereby increasing Xiaotai’s costs and exposure to the risk of criminal or administrative sanctions.

PRC laws and regulations relating to money laundering and anti-terrorism have undergone considerable development over recent years. The Guidelines and the Interim Measures require it to take effective measures to verify customer identities, monitor and report suspicious transactions and keep client information and transaction records safe. Xiaotai is also required to assist in investigations by judicial authorities and the public security bureau. Xiaotai currently relies primarily on the depository bank to carry out anti-money laundering due diligence of Xiaotai’s customers. Current PRC laws stipulate specific obligations and steps that the banks and third-party payment companies should follow for anti-money laundering due diligence. While the Guidelines and the Interim Measures do not stipulate explicit standards for Xiaotai’s anti-money laundering obligations, any new requirement under money laundering laws to supervise and report transactions with Xiaotai’s customers could have the effect of increasing Xiaotai’s costs and may expose it to potential criminal or administrative sanctions if Xiaotai fails to comply.

In January 2016, the Standing Committee of the National People’s Congress announced the Anti-Terrorism Law of the People’s Republic of China, or the Anti-Terrorism Law. According to this law, telecommunications operators and Internet service providers shall implement supervision systems for network security and information content as well as technical safety precautions in accordance with the relevant laws and administrative regulations to prevent the dissemination of information involving terrorism and extremism. If such information is found, the corresponding data transmission will be immediately stopped, relevant records will be saved, relevant information will be deleted and a report shall be made to the public security organizations or related departments. Furthermore, telecommunications, Internet, finance, accommodations, long-distance passenger transportation and motor vehicle leasing business operators and service providers shall check the identities of their customers. No services are permitted to be provided to unidentified customers or those who refuse to comply with identification checks. While Xiaotai believes that Xiaotai is in compliance with the Anti-Terrorism Law, to the extent that Xiaotai’s operations are not in compliance, Xiaotai may be exposed to potential criminal or administrative sanctions.

Xiaotai may be subject to penalties under relevant PRC laws and regulations due to failure to make full social security and housing fund contributions for some of Xiaotai’s employees.

In the past, contributions by Xiaotai’s PRC subsidiary for some of their employees to the social security and housing funds may not have been in compliance with relevant PRC regulations. Pursuant to the Regulation on the Administration of Housing Accumulation Funds, as amended in 2002, the relevant housing fund authority may order an enterprise to pay outstanding contributions within a prescribed time limit. Pursuant to the PRC Social Insurance Law promulgated in 2010, the social security authority may order an enterprise to pay the outstanding contributions within a prescribed time limit and may impose penalties if there is a failure to do so. If Xiaotai Zhejiang fails to make or supplement contributions of social security premiums within the stipulated period, the social security premiums collection agency may enquire into the deposit accounts of the employer with banks and other financial institutions. In an extreme situation, where Xiaotai Zhejiang or its subsidiaries (if any) failed to contribute social security premiums in full amount and do not provide guarantee, the social security premiums collection agency may apply to a Chinese court for seizure, foreclosure or auction of Xiaotai Zhejiang’s properties of value equivalent to the amount of social security premiums payable, and the proceeds from auction shall be used for contribution of social security premiums. If Xiaotai Zhejiang is subject to deposit, seizure, foreclosure or auction in relation to the underpaid employee benefits, Xiaotai’s financial condition and results of operations may be adversely affected.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of Xiaotai’s operations in China.

After an acquisition, Xiaotai may receive requests from certain U.S. agencies to investigate or inspect Xiaotai’s operations, or otherwise provide information. While Xiaotai will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to it or with whom it associates, especially as those entities located in China. Furthermore, an on-site inspection of Xiaotai’s facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by Xiaotai and Xiaotai’s affiliates, are subject to the unpredictability of the Chinese enforcers, and may therefore be impossible to facilitate.

Adverse changes in the political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect Xiaotai’s business.

Substantially all of Xiaotai’s assets are located in China and substantially all of Xiaotai’s revenues are derived from Xiaotai’s operations there. Accordingly, Xiaotai’s business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past 30 years, the growth has been uneven across different periods, regions and among various economic sectors of China and the rate of growth has been slowing. Xiaotai cannot assure you that the Chinese economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on Xiaotai’s business.

The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policies and providing preferential treatment to particular industries or companies. From late 2003 to mid-2008, the PRC government implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of slowing the growth of credit, which in turn may have slowed the growth of the Chinese economy. In response to the recent global and Chinese economic downturn, the PRC government has promulgated several measures aimed at expanding credit and stimulating economic growth. Since August 2008, the People’s Bank of China has decreased the statutory deposit reserve ratio and lowered benchmark interest rates several times. Beginning in January 2010, however, the People’s Bank of China started to take measures including increasing the statutory deposit reserve ratio and raised the benchmark interest rates several times in response to rapid growth of credit in 2009 and 2010. Since January 2011, the People’s Bank of China has continually increased the statutory deposit reserve ratio and raising the benchmark interest rates. The increasing trend eased in December 2011 and the statutory deposit reserve ratio was reduced twice in February and May 2012. In addition, in July 2013, the People’s Bank of China revoked the restriction on loan interest rate of financial institutions. It is unclear whether PRC economic policies will be effective in stimulating growth, and the PRC government may not be effective in achieving stable economic growth in the future. Any slowdown in the economic growth of China could lead to reduced demand for Xiaotai’s services, which could materially and adversely affect Xiaotai’s business, as well as Xiaotai’s financial condition and results of operations.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and Xiaotai.

The PRC legal system is based on written statutes and court decisions have limited precedential value. The PRC legal system is evolving rapidly, and the interpretation of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, Xiaotai may have to resort to administrative and court proceedings to enforce Xiaotai’s legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, Xiaotai may not always be aware of any potential violation of these policies and rules. Such unpredictability towards Xiaotai’s contractual, property (including intellectual property) and procedural rights could adversely affect Xiaotai’s business and impede Xiaotai’s ability to continue its operations.

Fluctuations in exchange rates could have a material adverse effect on Xiaotai’s results of operations.

The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policies may impact the exchange rate between Renminbi and the U.S. dollar in the future.

To the extent that Xiaotai needs to convert U.S. dollars into Renminbi for capital expenditures and working capital and other business purposes, appreciation of Renminbi against the U.S. dollar would have an adverse effect on Renminbi amount Xiaotai would receive from the conversion. Conversely, if Xiaotai decides to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on Xiaotai’s Ordinary Shares, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against Renminbi would have a negative effect on the U.S. dollar amount available to us.

The reporting currency of Xiaotai is the U.S. dollar. However, the functional currency of Xiaotai’s consolidated subsidiaries and variable interest entities is the Renminbi and substantially all of their revenues and expenses are denominated in Renminbi. Fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect the relative purchasing power of these proceeds. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect Xiaotai’s financial results reported in U.S. dollar terms without giving effect to any underlying change in Xiaotai’s business or results of operations. Fluctuations in the exchange rate will also affect the relative value of earnings from, and the value of any U.S. dollar-denominated investments Xiaotai makes in the future.

Very limited hedging options are available in China to reduce Xiaotai’s exposure to exchange rate fluctuations. To date, Xiaotai has not entered into any hedging transactions in an effort to reduce Xiaotai’s exposure to foreign currency exchange risk. While Xiaotai may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and Xiaotai may not be able to adequately hedge Xiaotai’s exposure or at all. In addition, Xiaotai’s currency exchange losses may be magnified by PRC exchange control regulations that restrict Xiaotai’s ability to convert Renminbi into foreign currency.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent Xiaotai from using the proceeds of Xiaotai’s financing transactions to make loans to Xiaotai’s PRC subsidiary and consolidated entities or to make additional capital contributions to Xiaotai’s PRC subsidiary, which may materially and adversely affect Xiaotai’s liquidity and Xiaotai’s ability to fund and expand Xiaotai’s business.

Xiaotai is an offshore holding company conducting Xiaotai’s operations in China through Xiaotai’s PRC subsidiary and consolidated entities. In utilizing the proceeds that Xiaotai will receive from Xiaotai’s financing activities, Xiaotai is permitted under PRC laws and regulations as an offshore holding company to provide funding to Xiaotai’s PRC subsidiary only through loans or capital contributions and to Xiaotai’s consolidated entities only through loans.

Any loans by Xiaotai to Xiaotai’s PRC subsidiary, which is treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by Xiaotai to Xiaotai’s wholly owned PRC subsidiary to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE. If Xiaotai decides to finance Xiaotai’s wholly owned PRC subsidiary by means of capital contributions, these capital contributions must be filed with or approved by the MOFCOM or its local counterpart. Xiaotai may also extend loans to Xiaotai’s consolidated entities, which are treated as PRC domestic companies under PRC law, and loans with a term more than one year must be approved by the National Development and Reform Commission, or the NDRC, and must also be registered with the SAFE or its local branches, loans with term less than one year must be approved by the SAFE or its local branches.

On March 30, 2015, the SAFE issued the Circular on Reform of the Administrative Rules of the Payment and Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which became effective on June 1, 2015. Pursuant to SAFE Circular 19, foreign-invested enterprises may either continue to follow the current payment-based foreign currency settlement system or elect to follow the “conversion-at-will” regime of foreign currency settlement. Where a foreign-invested enterprise follows the conversion-at-will regime of foreign currency settlement, it may convert part or all of the amount of the foreign currency in its capital account into Renminbi at any time. The converted Renminbi will be kept in a designated account labeled as settled but pending payment, and if the foreign-invested enterprise needs to make payment from such designated account, it still needs to go through the review process with its bank and provide necessary supporting documents. SAFE Circular 19, therefore, has substantially lifted the restrictions on the usage by a foreign-invested enterprise of its RMB registered capital converted from foreign currencies. According to SAFE Circular 19, such Renminbi capital may be used at the discretion of the foreign-invested enterprise and the SAFE will eliminate the prior approval requirement and only examine the authenticity of the declared usage afterwards. Nevertheless, foreign-invested enterprises like Xiaotai’s PRC subsidiary are still not allowed to extend intercompany loans to Xiaotai’s PRC consolidated entities. In addition, as Circular 19 was promulgated recently, there remain substantial uncertainties with respect to the interpretation and implementation of this circular by relevant authorities.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 19, Xiaotai cannot assure you that Xiaotai will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by Xiaotai to Xiaotai’s PRC subsidiary or consolidated entities or with respect to future capital contributions by Xiaotai to Xiaotai’s PRC subsidiary. Xiaotai’s failure to complete such registrations or obtain such approvals may negatively affect Xiaotai’s ability to use the proceeds Xiaotai receives from Xiaotai’s financing activities and to capitalize or otherwise fund operations of Xiaotai’s PRC operating entity, Xiaotai Zhejiang, and any other new subsidiaries Xiaotai may establish in the future for business purposes, which could materially and adversely affect Xiaotai’s liquidity and Xiaotai’s ability to fund and expand Xiaotai’s business.

Xiaotai’s PRC subsidiary and consolidated entities are subject to restrictions on paying dividends or making other payments to Xiaotai, which may restrict Xiaotai’s ability to satisfy Xiaotai’s liquidity requirements.

Xiaotai is a holding company incorporated in the Cayman Islands. Xiaotai relies on dividends from Xiaotai’s PRC subsidiary as well as consulting and other fees paid to Xiaotai by Xiaotai’s consolidated entities for Xiaotai’s cash and financing requirements, such as the funds necessary to pay dividends and other cash distributions to Xiaotai’s shareholders, and service any debt Xiaotai may incur. Current PRC regulations permit Xiaotai’s PRC subsidiary to pay dividends to Xiaotai only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, Xiaotai’s PRC subsidiary is required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, if Xiaotai’s PRC subsidiary and consolidated entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to Xiaotai, which may restrict Xiaotai’s ability to satisfy Xiaotai’s liquidity requirements.

In addition, the EIT Law and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for Xiaotai to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions in China established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress on August 30, 2007 and effective as of August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10.0 billion (US$1.4 billion) and at least two of these operators each had a turnover of more than RMB400.0 million (US$57.6 million) within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2.0 billion (US$0.3 billion), and at least two of these operators each had a turnover of more than RMB400.0 million (US$57.6 million) within China) must be cleared by the MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, the MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement the Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, the MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If the MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the NDRC and the MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the online lending intermediary  business requires security review.

In the future, Xiaotai may grow its business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit Xiaotai’s ability to complete such transactions. The M&A Rules require a foreign investor to obtain the approval from the MOFCOM or its local counterpart only upon (i) its acquisition of a domestic enterprise’s equity interest; (ii) its subscription of the increased capital of a domestic enterprise; or (iii) establishes and operates a foreign-invested enterprise with assets acquired from a domestic enterprise. It is unclear whether Xiaotai’s business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that Xiaotai’s business is in an industry subject to the security review, in which case Xiaotai’s future acquisitions in China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject Xiaotai’s PRC resident beneficial owners or Xiaotai’s PRC subsidiary to liability or penalties, limit Xiaotai’s ability to inject capital into Xiaotai’s PRC subsidiary, limit Xiaotai’s PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

The SAFE has promulgated several regulations that require PRC residents and PRC corporate entities to register with and obtain approval from local branches of the SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to Xiaotai’s shareholders who are PRC residents and may apply to any offshore acquisitions that Xiaotai make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made, prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update the previously filed registration with the local branch of the SAFE, with respect to that offshore company, to reflect any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger or division. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiary of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into its PRC subsidiary. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Xiaotai has requested PRC residents holding direct or indirect interest in Xiaotai to its knowledge to make the necessary applications, filings and amendments as required by these foreign exchange regulations. Such PRC resident shareholders and beneficial owners have completed their initial registrations in relation to their ownership in Xiaotai required by foreign exchange regulations. However, Xiaotai may not be informed of the identities of all the PRC residents holding direct or indirect interests in Xiaotai, and Xiaotai cannot provide any assurances that all of Xiaotai’s shareholders and beneficial owners who are PRC residents will make, obtain or update any applicable registrations or approvals required by these foreign exchange regulations. The failure or inability of Xiaotai’s PRC resident shareholders to make such registration or truthfully disclose actual controllers of the round-trip enterprises may subject PRC residents to fines up to RMB300,000 in case of domestic institutions or RMB50,000 in case of domestic individuals. If the PRC resident shareholders do not complete their registration with the local SAFE branches, the PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore company, and the offshore company may be restricted in its ability to contribute additional capital to its PRC subsidiaries. Moreover, failure to comply with SAFE registration and amendment requirements described above could result in liability under PRC law for violating applicable foreign exchange restrictions.

However, as there is uncertainty concerning the reconciliation of these foreign exchange regulations with other approval requirements, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. Xiaotai cannot predict how these regulations will affect Xiaotai’s business operations or future strategy. For example, Xiaotai may be subject to a more stringent review and approval process with respect to Xiaotai’s foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect Xiaotai’s results of operations and financial condition. In addition, if Xiaotai decide to acquire a PRC domestic company, Xiaotai cannot assure you that Xiaotai or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict Xiaotai’s ability to implement its acquisition strategy and could adversely affect Xiaotai’s business and prospects.

Xiaotai may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to Xiaotai’s business may have a material adverse effect on Xiaotai’s business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including Xiaotai’s internet-based business. Xiaotai cannot assure you that Xiaotai has obtained all the permits or licenses required for conducting Xiaotai’s business in China or will be able to maintain Xiaotai’s existing licenses or obtain new ones. If the PRC government considers that Xiaotai were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of Xiaotai’s business, it has the power, among other things, to levy fines, confiscate Xiaotai’s income, revoke Xiaotai’s business licenses, and require Xiaotai to discontinue Xiaotai’s relevant business or impose restrictions on the affected portion of Xiaotai’s business. Any of these actions by the PRC government may have a material adverse effect on Xiaotai’s business and results of operations.

The dividends Xiaotai receives from Xiaotai’s PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on Xiaotai’s financial condition and results of operations. In addition, if Xiaotai is classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to Xiaotai and Xiaotai’s non-PRC shareholders.

Pursuant to the PRC Enterprise Income Tax Law and its amendment, or the EIT Law, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Xiaotai is a Cayman Islands holding company and substantially all of Xiaotai’s income may come from dividends Xiaotai receive, directly or indirectly, from Xiaotai’s wholly foreign-owned PRC subsidiary. Since there is currently no such tax treaty between China and the Cayman Islands, dividends Xiaotai directly receive from Xiaotai’s wholly foreign-owned PRC subsidiary will generally be subject to a 10% withholding tax.

In addition, under the Arrangement between China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect to the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Accordingly, Xiaotai HK may be able to enjoy the 5% withholding tax rate for the dividends it receives from Xiaotai Zhejiang, if Xiaotai Zhejiang satisfies the conditions prescribed in relevant tax rules and regulations, and obtain the approvals as required. However, if the Hong Kong resident enterprise is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividends may remain subject to withholding tax at a rate of 10%. If Xiaotai HK is considered to be a non-beneficial owner for purposes of the tax arrangement, any dividends paid to them by Xiaotai’s wholly foreign-owned PRC subsidiary directly would not qualify for the preferential dividend withholding tax rate of 5%, but rather would be subject to a rate of 10%.

Furthermore, under the EIT Law and implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on Xiaotai’s global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign enterprises, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having Xiaotai’s “de facto management body” in China and will be subject to PRC enterprise income tax on Xiaotai’s global income only if all of the following conditions are met: (i) the primary location of the operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Xiaotai believes none of Xiaotai’s entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As all of Xiaotai’s management members are based in China, it remains unclear how the tax residency rule will apply to Xiaotai’s case. If the PRC tax authorities determine that Xiaotai or any of Xiaotai’s subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then Xiaotai or such subsidiary could be subject to PRC tax at a rate of 25% on Xiaotai’s world-wide income, which could materially reduce Xiaotai’s net income. In addition, Xiaotai will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that Xiaotai is a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of Xiaotai shareholders’ ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non- PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of Xiaotai would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Xiaotai is treated as a PRC resident enterprise. Any such tax may adversely affect Xiaotai’s financial status.

If Xiaotai were required under the EIT Law to withhold such PRC income tax, your investment in Xiaotai’s Ordinary Shares may be materially and adversely affected.

If the custodians or authorized users of controlling non-tangible assets of Xiaotai, including Xiaotai’s corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, Xiaotai’s business and operations could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including contracts such as consulting service agreements Xiaotai enter into with funds lending product providers, which are important to Xiaotai’s business, are executed using the chops (a Chinese stamp or seal) or seals of the signing entity, or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAIC.

Although Xiaotai usually utilizes chops to enter into contracts, the designated legal representatives of each of Xiaotai’s PRC subsidiary and consolidated entities have the power to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of Xiaotai’s PRC subsidiary and consolidated entities have signed employment undertaking letters with Xiaotai or Xiaotai’s PRC subsidiary and consolidated entities under which they agree to abide by various duties they owe to us. In order to maintain the physical security of Xiaotai’s chops and the chops of Xiaotai’s PRC entities, Xiaotai generally store these items in secured locations accessible only by the authorized personnel of each of Xiaotai’s PRC subsidiary and consolidated entities. Although Xiaotai monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of Xiaotai’s authorized personnel misuse or misappropriate Xiaotai’s corporate chops or seals, Xiaotai could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to Xiaotai’s operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of Xiaotai’s PRC subsidiary or consolidated entities, Xiaotai and its PRC subsidiary or consolidated entities would need to pass a new shareholder or board resolution to designate a new legal representative and Xiaotai would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from Xiaotai’s regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of Xiaotai’s control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect Xiaotai’s business and Xiaotai’s profitability.

China’s overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for Xiaotai’s employees has also increased in recent years. Xiaotai expect that Xiaotai’s labor costs, including wages and employee benefits, will continue to increase. Unless Xiaotai is able to pass on these increased labor costs to the product providers or corporate borrowers who pay for Xiaotai’s services, Xiaotai’s profitability and results of operations may be materially and adversely affected.

In addition, Xiaotai has been subject to stricter regulatory requirements in terms of entering labor contracts with Xiaotai’s employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of Xiaotai’s employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract law, that became effective in January 2008, as amended on December 28, 2012 and effective as of July 1, 2013, and its implementation rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that Xiaotai decide to terminate some of Xiaotai’s employees or otherwise change Xiaotai’s employment or labor practices, the Labor Contract Law and its implementation rules may limit Xiaotai’s ability to effect those changes in a desirable or cost-effective manner, which could adversely affect Xiaotai’s business and results of operations. On October 28, 2010, the Standing Committee of the National People’s Congress promulgated the PRC Social Insurance Law, or the Social Insurance Law, which became effective on July 1, 2011. According to the Social Insurance Law, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and the employers must, together with their employees or separately, pay the social insurance premiums for such employees.

As the interpretation and implementation of labor-related laws and regulations are still evolving, Xiaotai cannot assure you that Xiaotai’s employment practices do not and will not violate labor-related laws and regulations in China, which may subject Xiaotai to labor disputes or government investigations. If Xiaotai is deemed to have violated relevant labor laws and regulations, Xiaotai could be required to provide additional compensation to Xiaotai’s employees and Xiaotai’ business, financial condition and results of operations could be materially and adversely affected.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The Special Meeting will be held at 10:00 a.m., local time, on _____, 2019, at the offices of Hunter Taubman Fischer & Li, LLC, 1450 Broadway, 26th Floor, New York, NY 10018, to consider and vote upon the Reverse Split Proposal, the Capital Increase Proposal, the Name Change Proposal, the Election of Directors Proposal, the Acquisition Proposal, the Spin-off Proposal and/or, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, iFresh is not authorized to consummate the Reverse Split, the Capital Increase, the Name Change, the Acquisition and/or the Spin-off.

Purpose of the Special Meeting

At the Special Meeting, iFresh is asking its stockholders as of the record date of [______], 2019 (the “Record Date”) to consider and vote upon:

(1) a proposal to effect a reverse split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten and then a forward stock split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten immediately following the reverse split at any time prior to [____], 2019, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion— we refer to this proposal as the “Reverse Split Proposal”;

(2) a proposal to adopt an amendment to the Company’s Certificate of Incorporation to increase the number of shares of Common Stock that the Company has authority to issue from 100,000,000 to 1,000,000,000 and the number of shares of Preferred Stock that the Company has authority to issue from 1,000,000 to 10,000,000; and consequently, to increase the total number of shares of all classes of capital stock that the Company has authority to issue from 101,000,000 to 1,010,000,000 — we refer to this proposal as the “Capital Increase Proposal”;

(3) a proposal to change the Company’s corporate name to “Terran Financial Services Group”— we refer to this proposal as the “Name Change Proposal”;

(4) a proposal to adopt the Exchange Agreement and to approve the transactions contemplated by such agreement — we refer to this proposal as the “Acquisition Proposal”;

(5) a proposal to adopt the Purchase Agreement and to approve the transactions contemplated by such agreement — we refer to this proposal as the “Spin-off Proposal”;

(6) a proposal to elect [ ] (the “Director Nominees”) to serve on the Company’s Board for a term of one year (“Election of Directors Proposal”); and

(7) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, IFMK is not authorized to consummate the transactions contemplated by the Reverse Split Proposal, the Name Change Proposal, the Spin-off Proposal and Acquisition Proposal — we refer to this proposal as the “Adjournment Proposal.”

Record Date; Shares Entitled to Vote; Quorum

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of IFMK common stock on the Record Date. Stockholders will have one vote for each share of IFMK common stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [___________ ] shares of IFMK common stock outstanding.

A quorum of IFMK stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Reverse Split Proposal. The affirmative vote of the holders of a majority of votes cast by our shareholders that are present in person or by proxy at our special meeting is required to approve the Acquisition Proposal, the Spin-off Proposal and Election of Directors Proposal. Approval of the Adjournment Proposal whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by our shareholders entitled to vote.

Although the Name Change and Capital Increase Proposals in themselves do not require stockholder vote, the Charter Amendment which includes the reverse split will require approval of majority of the outstanding shares of our common stock.

Abstentions and broker non-votes will have the same effect as a vote “against” the Acquisition Proposal, the Spin-off Proposal, the Reverse Split Proposal, the Capital Increase Proposal, the Name Change Proposal and the Adjournment Proposal, if presented.

Shares Held by IFMK’s Directors and Executive Officers

As of the Record Date, the directors and executive officers of IFMK as a group owned and were entitled to vote [ _____] shares of the common stock of the Company, representing approximately [ ] % of the outstanding shares of IFMK common stock on that date. IFMK expects that its directors and executive officers will vote their shares in favor of the Capital Increase Proposal, the Election of Directors Proposal, the Reverse Split Proposal, the Name Change Proposal, the Spin-off Proposal and the Acquisition Proposal. On June 7, 2019, we and NYM Holding, Inc., entered into a Purchase Agreement with Go Fresh 365 Inc., solely owned by Mr. Long Deng, IFMK’s Chief Executive Officer. The Purchase Agreement provides for the sale of 100% of the equity interest in NYM to GO Fresh 365 Inc. for cash consideration of $9.1 million. The transactions contemplated by the Purchase Agreement are a condition to the closing of the Acquisition and would take place contemporaneously with the closing of the Acquisition.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Continental Stock Transfer, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the Reverse Split Proposal, “FOR” approval of the Capital Increase Proposal, “FOR” approval of the Name Change Proposal, “FOR” approval of the Acquisition Proposal, “FOR” approval of the Spin-off Proposal, “FOR” the election to the Board of all of the nominees described in the Election of Directors Proposal, and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Exchange Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. If you do not return your banks, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if possible, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, it will have the same effect as if you voted “AGAINST” the Reverse Split Proposal, the Capital Increase Proposal, the Acquisition Proposal, the Spin-off Proposal, the Name Change Proposal, and the Adjournment Proposal, if presented. Abstentions and broker non-votes will have no direct effect on the outcome of the Election of Directors Proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

●	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

●	Signing another proxy card with a later date and returning it to us prior to the Special Meeting; or

●	Attending the Special Meeting and voting in person.

Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by us prior to the Special Meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on ____, 2019. If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee. Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow IFMK stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, recessed or postponed.

Board of Directors’ Recommendation

After careful consideration, the Board has determined that the Reverse Split Proposal, the Capital Increase Proposal, the Acquisition Proposal, the Spin-off Proposal, the Name Change Proposal, Election of Directors Proposal, and the Adjournment Proposal are fair to, and in the best interest of, the Company and its stockholders. They unanimously recommend that you vote or give instruction to vote:

●	“FOR” the Reverse Split Proposal;

●	“FOR” the Capital Increase Proposal;

●	“FOR” the Name Change Proposal;

●	“FOR” the election to the Board of all of the nominees described in the Election of Directors Proposal;

●	“FOR” the Acquisition Proposal;

●	“FOR” the Spin-off Proposal;
●	“FOR” the Adjournment Proposal, if presented.

The Acquisition, the Spin-off, the Name Change, the Reverse Split, the Capital Increase, and the Election of Directors proposals are conditioned upon the adoption of each other.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by IFMK. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile, email or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Restructure

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposals to approve both the Exchange Agreement and the Purchase Agreement, we anticipate that the Reverse Split, the Capital Increase, the Name Change, the Acquisition, and the Spin-off will be consummated in the fourth calendar quarter of 2019.

Other Matters

At this time, we know of no other matters to be submitted at the Special Meeting.

House holding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “house holding”, reduces the volume of duplicate information received at your household and helps to reduce our expenses.

Who Can Answer Your Questions About Voting Your Shares?

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of IFMK common stock, you may call Long Deng at (718) 628 6200.

THE ACQUISITION

Parties Involved in the Acquisition

iFresh Inc.

iFresh Inc., through its wholly owned subsidiary, NYM Holding Inc., is a fast growing Asian/Chinese grocery supermarket chain in the North Eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores.

Since NYM was formed in 1995, it has targeted the Chinese and other Asian populations (collectively, the “Asian Americans”) in the U.S. with a deep cultural understanding of its consumers’ unique consumption habits. iFresh currently has nine (9) retail supermarkets across New York, Massachusetts and Florida, with over 6,920,500 sales transactions in the fiscal year ended March 31, 2018. NYM also has three stores under construction which are expected to open in the fourth quarter in 2018. In addition to retail supermarkets, iFresh operates two in-house wholesale businesses, Strong America Inc. (“Strong America”) and New York Mart Group (“NYMG”), that offer more than 6,000 wholesale products and service to iFresh retail supermarkets and over 1,000 external customers including wholesale stores, retail supermarkets and restaurants. iFresh has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of popular vegetables, fruits and seafood. iFresh’s wholesale businesses and long term relationships with various farms insulate iFresh from supply interruptions, allowing it remain competitive even during difficult markets.

Xiaotai

Xiaotai is a “peer-to-peer” lending company in China providing an internet lending information intermediary platform that provides borrowers access to a wide variety of loan products. The loan products that it arranges currently generally range from one month to twenty-four months and are either unsecured loans which are lent either based on a borrower’s creditworthiness and assessed repayment ability, or loans secured by automobiles and delinquent assets. Through its internet lending information intermediary platform, we connect individual lenders with individual and small business borrowers. Xiaotai currently conducts its business operations exclusively in China.

Supported by its proprietary finance technology, Xiaotai developed the Zhizi risk control system, which is a comprehensive risk control system and entitles the Company to receive a Level III Certificate for Protection of State Information Security awarded by the PRC Ministry of Public Security, the highest level of recognition granted to non-bank institutions in the finance industry for stringent information security management and risk controls. Leveraging its advanced finance technology and innovative, reliable risk control procedures in serving borrowers and investors through its website and mobile applications, it provides efficient and effective solutions to address largely underserved personal financing and investment demands of the rapidly-growing middle class population in China.

The Exchange Agreement

The subsections that follow this subsection describe the material provisions of the Exchange Agreement, but do not purport to describe all of the terms of the Exchange Agreement. The following summary is qualified in its entirety by reference to the complete text of the Exchange Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Exchange Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Acquisition.

The Exchange Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Exchange Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Exchange Agreement. The representations, warranties and covenants in the Exchange Agreement are also modified in important part by the disclosure schedules and annexes attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Exchange Agreement

On June 7, 2019, we entered into the Exchange Agreement with Xiaotai and the Seller, pursuant to which, among other things and subject to the terms and conditions contained therein, we will acquire all of the outstanding issued shares and other equity interests in Xiaotai from certain shareholders of Xiaotai.

Pursuant to the Exchange Agreement, in exchange for all of the outstanding shares of Xiaotai, we will issue 254,813,383 shares of our common stock (the “Exchange Shares”) to the Seller. The Exchange Shares will be allocated among the Sellers pro-rata based on each Seller’s ownership of Xiaotai prior to the closing.

Post-Restructure Ownership of Xiaotai and IFMK

Immediately after the Acquisition and the simultaneous Spin-Off, IFMK will own 100% of Xiaotai. The Sellers will own approximately 94% of IFMK and existing IFMK shareholders will own approximately 6% of the Company.

The above ownership percentages with respect to IFMK following the Acquisition and simultaneous Spin-Off and do not take into account any potential new issuances of the Company’s securities.

Closing of the Acquisition

The closing of the Acquisition is expected to take place on the third business day following the day  on which the last of the conditions of the closing (described under the subsection entitled “— Conditions to Closing of the Acquisition”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions) or such other date as may be mutually agreed to by us and Xiaotai. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur promptly after the special meeting of our shareholders is concluded.

Conditions to Closing of the Acquisition

The obligation of the parties to complete the Acquisition is subject to the fulfillment or written waiver of certain closing conditions, including but not limited to:

●	the approval of the Exchange Agreement and the transactions contemplated thereby (including the Acquisition) by a majority of votes cast by our shareholders that are present in person or by proxy at our special meeting;

●	the receipt of any other required governmental and regulatory approvals and consents;

●	the receipt of any other required third person approvals in order to consummate the Acquisition;

●	KeyBank’s unconditional written consent approving the Acquisition;

●	all of the conditions to the obligations of each party to consummate the Spin-off described in the Purchase

Agreement shall have been satisfied;

●	there is no applicable law or order in effect which makes illegal or prevents or prohibits the transactions contemplated by the Exchange Agreement, and there is no pending third party non-Affiliate legal proceeding to enjoin or otherwise restrict the closing; No pending action shall have been brought by third parties to enjoin or otherwise restrict the consummation of the closing; and

●	the appointment of person designated by Xiaotai prior to the closing to the Board immediately after the closing.

In addition, unless waived by the Company, the obligations of Xiaotai and the Seller to consummate the Acquisition are subject to the fulfillment or written waiver of certain closing conditions, including:

●	the accuracy of our representations and warranties (subject in certain cases to certain materiality, knowledge and other qualifications) in the Exchange Agreement or any certificated delivered by us on or as of the date of the Exchange Agreement or on or prior to the closing date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) and (ii) any failures to be true and correct that do not materially and adversely affect our ability to consummate the Acquisition;

●	we shall have performed in all material respects all of our obligations and complied in all material respects with all of our agreements and covenants under the Exchange Agreement to be performed or complied with by us on or prior to the closing date;

●	no fact, event, occurrence, change or effect shall have occurred with respect to us (including our subsidiaries) since the signing date of the Exchange Agreement that would materially adversely affect our business or our ability to consummate the Acquisition;

●	delivery by us of certain other closing deliveries, including:

-	a certificate from our executive officer, dating the closing date, certifying the satisfaction of the three conditions aforementioned;

-	a certificate from our secretary certifying as to certain corporate matters; and

-	good standing certificates for us and our subsidiaries, to the extent applicable, from the relevant jurisdictions of organization;

-	an opinion from our legal counsel in form and substance satisfactory to the Company;

-	an amended and restated certificate of incorporation reflecting the ownership of the newly issued shares to the Sellers;

-	board resolutions approving the issuance of shares to the Sellers at closing, and the appointment of certain directors;

●	effectiveness of certain ancillary documents, including:

-	the entrance by the applicable parties into the Lock-Up Agreement or the Non-Competition and Non-Solicitation Agreement; and

-	the Seller shall have received written resignations, effective as of the closing, of each of our directors and officers as requested by the Sellers prior to the closing.

●	Immediately prior to the closing, the newly issued shares shall meet the initial listing requirements to be listed on NASDAQ, there shall be no actions pending or threatened against us with respect to any intention by any third party to suspend, prohibit or terminate the quoting of the newly issued shares on NASDAQ, such shares have no deficiencies, whether or not disclosed and are in compliance with the listing and corporate governance rules of NASDAQ.

In addition, unless waived by us, our obligation to consummate the Acquisition is subject to the fulfillment of certain closing conditions, including:

●	the accuracy of the representations and warranties of Xiaotai and the Seller (subject in certain cases to certain materiality, knowledge and other qualifications) in the Exchange Agreement or any certificated delivered by them on or as of the date of the Exchange Agreement or on or prior to the closing date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or material adverse effect), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on, or with respect to, Xiaotai and any of its direct and indirect subsidiaries or adversely affects the Xiaotai’s or Sellers’ ability to consummate the transactions contemplated hereby.

●	Xiaotai and the Seller shall have performed in all material respects all of their obligations and complied in all material respects with all of such parties’ agreements and covenants under the Exchange Agreement to be performed or complied with by such parties on or prior to the closing date;

●	no fact, event, occurrence, change or effect shall have occurred with respect to Xiaotai or any of its subsidiaries since the date of the Exchange Agreement since the signing date of the Exchange Agreement that would materially adversely affect Xiaotai’s or any of its’ Subsidiaries’ business or its ability to consummate the Acquisition;

●	receipt by us of certain other closing deliveries, including:

-	a certificate from Xiaotai’s executive officer, dating the closing date, certifying the satisfaction of the three conditions aforementioned;

-	a certificate from each of the Seller, dating the closing date, certifying the satisfaction of the three conditions aforementioned;

●	delivery by Xiaotai and the Seller of certain other closing deliveries, including:

-	a certificate from Xiaotai’s secretary certifying as to certain corporate matters;

-	good standing certificates for Xiaotai and its subsidiaries, to the extent applicable, from their jurisdiction of organization and any other jurisdiction where they are qualified to do business as a foreign entity;

-	a certified copy of Xiaotai’s charter from the British Virgin Islands;

-	employment agreements with certain key personnel of Xiaotai’s operating subsidiary; and

-	a legal opinion from Xiaotai’s counsel;

-	share certificates and transfer instruments for Xiaotai shares purchased by us in the Acquisition; and

-	Board resolutions duly executed Xiaotai

-	a conflict of interest policy for Xiaotai

-	certain ancillary documents.

We cannot provide assurance as to when or if all of the closing conditions will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Representations and Warranties

The Exchange Agreement contains a number of representations and warranties made by us, on the one hand, and Xiaotai and the Sellers on the other hand, made solely for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Exchange Agreement or in information provided pursuant to certain disclosure schedules to the Exchange Agreement. The representations and warranties are customary for transactions similar to the Acquisition.

In the Exchange Agreement, Xiaotai made certain customary representations and warranties to us. These representations and warranties, among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Exchange Agreement and other ancillary agreements; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits and licenses; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and tax returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and suppliers; (24) books and records; (25) accounts receivable; (26) certain business practices; (27) Investment Company Act of 1940; (28) finders and investment bankers; (29) independent investigation; (30) information supplied; and (31) disclosure. Each of the Sellers also made certain customary representations and warranties to us on a several and joint basis, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Exchange Agreement and other ancillary agreements; (3) ownership of Xiaotai shares to be purchased by us; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) finders and investment bankers; (9) independent investigation; (10) information supplied; and (11) disclosure.

In the Exchange Agreement, we made certain customary representations and warranties to Xiaotai. These representations and warranties, among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Exchange Agreement and other ancillary agreements; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) properties; (12) material contracts; (13) transactions with related persons; (14) Investment Company Act of 1940; (15) finders, brokers and investment bankers; (16) ownership of the Exchange Shares; (17) certain business practices; (18) insurance; and (19) independent investigation.

Certain of the representations and warranties are qualified by knowledge and/or materiality or material adverse effect. For the purposes of the Exchange Agreement, material adverse effect means, with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Exchange Agreement or any of the ancillary documents. However, it excludes any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in U.S. generally accepting accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of god, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that the underlying cause of any such failure may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iv) above shall be taken into account in determining whether a material adverse effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses.

Termination

The Exchange Agreement may be terminated prior to the closing by:

●	the mutual written consent of Xiaotai and us;

●	written notice by either Xiaotai or us if the closing has not occurred by the six-month anniversary of the date of the Exchange Agreement, which date is also referred to herein as the outside date, so long as no breach of the Exchange Agreement by such terminating party or its affiliates (or, with respect to Xiaotai, the Seller) caused the closing not to have occurred by such date;

●	written notice by either us or Xiaotai if any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Exchange Agreement, so long as no breach of the Exchange Agreement by such terminating party or its affiliates (or, with respect to Xiaotai, the Sellers) was a substantial cause of, or substantially resulted in, such action by such governmental authority;

●	written notice by Xiaotai for a breach of our representations, warranties, covenants or agreements in the Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the outside date;

●	written notice by us for a breach of Xiaotai’s or the Seller’s representations, warranties, covenants or agreements in the Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the outside date;

●	written notice by us if there shall have been a material adverse effect on Xiaotai or its subsidiaries which is uncured and continuing for 30 days after notice of such material adverse effect or the outside date;

●	written notice by Xiaotai if there shall have been a material adverse effect on us or our subsidiaries which is uncured and continuing for 30 days after notice of such material adverse effect or the outside date; or

●	written notice by us if the requisite shareholder vote in favor of the Exchange Agreement and the Acquisition is not obtained at our special meeting.

If the Exchange Agreement is terminated, all further obligations of the parties under the Exchange Agreement will terminate and will be of no further force and effect and no party will have any further liability thereunder to any other party, except that certain obligations related to public announcements, confidential information, fees and expenses, and termination fees and general provisions will continue in effect, and no party shall be relieved of liability for any fraud claims or breach of the Exchange Agreement prior to such termination.

Fees and Expenses

In the event that we terminate the Exchange Agreement for breach by Xiaotai or a material adverse effect on Xiaotai or its subsidiaries which is uncured and continuing or for the failure to obtain the requisite shareholder vote in favor of the Exchange Agreement and the Acquisition at our special meeting, Xiaotai will be required to pay us as liquidated damages a termination fee equal to the transaction expenses incurred by or on behalf of us or any of our affiliates in connection with the Exchange Agreement or the transactions contemplated hereby. In the event Xiaotai terminates the Exchange Agreement for breach by us or a material adverse effect on us or our subsidiaries which is uncured and continuing, we will be required to pay Xiaotai as liquidated damages a termination fee equal to the transaction expenses incurred by or on behalf of Xiaotai or any of its affiliates in connection with the Exchange Agreement or the transactions contemplated hereby.

Other than the termination fee described above, each party will bear its own expenses in connection with the Exchange Agreement and the transactions contemplated thereby.

Amendment or Waiver of the Exchange Agreement

The Exchange Agreement may be amended, supplemented or modified by written agreement of Xiaotai and us. If permitted under applicable law, we and Xiaotai may waive any inaccuracies in the representations and warranties made to such party contained in the Exchange Agreement and waive compliance with any agreements or conditions for the benefit of such party contained in the Exchange Agreement.

Efforts to Obtain Shareholder Approval and Consummate the Acquisition; Regulatory Matters

Unless the Exchange Agreements terminated in accordance with its terms, we have agreed to call a special meeting of our shareholders, for the purpose of such shareholders considering and voting on the approval and adoption of the Exchange Agreement and the Acquisition and the other transactions contemplated thereby, including, if required, the amendment and restatement of our charter, the appointment of directors and committee members in accordance with the requirements of the Exchange Agreement and any other matters required to be voted upon by such shareholders in connection with the transactions contemplated in the Exchange Agreement. The Board has approved the Exchange Agreement and the Acquisition and directed that the Exchange Agreement and the Acquisition be submitted to our shareholders for their consideration.

Moreover, each party to the Exchange Agreement has agreed to execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions of the Exchange Agreement and the transactions contemplated thereby, including the Acquisition. Upon the terms and subject to the conditions of the Exchange Agreement, each of the parties to the Exchange Agreement will use all commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Exchange Agreement(including the Acquisition), as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

The parties are also required to, as soon as reasonably practicable, cooperate and use their commercially reasonable efforts to prepare and file with governmental authorities which requests for approval of, and have such governmental authorities approve, the transactions contemplated by the Exchange Agreement. Each party also agreed to use its commercially reasonable efforts to obtain any required consents of third parties for the transactions contemplated by the Exchange Agreement. However, in no event will a party be required to agree to any term, condition or modification with respect to obtaining any governmental authority or third-party consent in connection with the transactions contemplated by the Exchange Agreement that would, or would be reasonably likely to, result in a material adverse effect to such party or its affiliates or require such party to cease, sell or otherwise dispose of, or hold separate, any material assets or businesses.

We cannot assure you that any of the approvals of governmental authorities or other third parties described above will be obtained, and, if obtained, we cannot assure you as to the date of such approvals or the absence of any litigation challenging any such approvals. We are not aware of, and Xiaotai and the Sellers have not identified to us, any material governmental authority or third-party approvals or actions that are required for completion of the Acquisition, except for the approval of NASDAQ for listing of additional shares. It is presently contemplated that [if any such additional approvals or actions are required,] those approvals or actions will be sought, but there can be no assurance that any additional approvals or actions will be obtained.

Other Covenants of the Parties

Xiaotai covenanted to us that during the period from the date of the Exchange Agreement until the earlier of the closing or termination of the Exchange Agreement, it will and will cause its subsidiaries to conduct their respective businesses in the ordinary course of business consistent with past practice, to comply with all applicable laws and to preserve their respective organizational documents, securities, businesses, personnel and assets, all consistent with past practice. We similarly covenanted to Xiaotai to do the same. We also agreed to keep current and timely file all of our public filings and comply in all material respects with applicable securities laws and to use our commercially reasonable efforts to maintain the list of our securities on NASDAQ, and Xiaotai agreed to provide us with periodic financial statements until the closing, and to not trade our securities while they are in possession of material nonpublic information.

The Exchange Agreement also contains customary mutual covenants relating to the preparation of a proxy statement, the granting of access to information, public announcements with respect to the transactions contemplated by the Exchange Agreement, confidentiality, notification of breaches and other certain events, exclusivity with respect to the transactions contemplated by the Exchange Agreement (and with respect to any alternative transactions), litigation support, the retention of books and records, supplemental disclosure schedule, and purchaser policies. The Sellers also agreed that after the closing they would cause IFMK to engage its auditor to complete an attestation pursuant to Section 404(b) of SOX and Item 308(b) of Regulation S-K no later than June 30, 2019 or such earlier date as is required by SEC rules or other applicable law, with such report to be included in the combined company’s applicable annual report.

Board of Directors and Management Following the Acquisition

Immediately following the closing of the Acquisition, the current chief executive officer and Chairman of IFMK shall resign and the chief executive officer of Xiaotai shall become the chief executive officer and chairman of IFMK. See section entitled “Post-Closing Board of Directors and Executive Officers.”

Survival

The representations and warranties made by Xiaotai and the Sellers in the Exchange Agreement generally survive for a period of one year after the closing, with certain representations relating to taxes, benefit plans, environmental matters and information supplied surviving until 60 days after the expiration of the applicable statute of limitations and certain fundamental representations relating to due organization and good standing, authorization and binding agreement, capitalization, subsidiaries, finders and investment bankers and independent investigation surviving indefinitely. Fraud claims against Xiaotai or the Sellers survive indefinitely. The covenants, obligations and agreements of Xiaotai and the Sellers survive until fully performed. Our representations and warranties, as well as our covenants and agreements to be performed prior to the closing, generally survive for a period of eighteen months after the closing, with the representation relating to Taxes surviving until 60 days after the expiration of the relevant statute of limitations. Our covenants and agreements to be performed after the closing survive until fully performed.

Governing Law and Dispute Resolution

The Exchange Agreement is governed by New York law. Any disputes under the Exchange Agreement, other than claims for injunctive or equitable relief (including specific performance to strictly enforce the terms of the Exchange Agreement), will be subject to arbitration by the American Arbitration Association to be held in Manhattan, New York. Any claims that are brought before a court will be subject to exclusive jurisdiction of the state and federal courts in New York, New York (and appeals courts), and each party waived its rights to a jury trial in connection therewith. The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Exchange Agreement in addition to any other remedy to which they are entitled at law or in equity.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Exchange Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements.

Lock-Up Agreements

At the closing of the Acquisition, the Company will enter into a Lock-Up Agreement with the Seller with respect to the Exchange Shares received by the Sellers in the Acquisition. In such Lock-Up Agreement, each Seller will agree, subject to certain exceptions set forth therein, that such Seller will not, from the closing of the Acquisition until the six-month or first anniversary of the closing, as the case may be (or if earlier, the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange either equity holdings in us for cash, securities or other property) (the “Lock-up Period’), (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Exchange Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Exchange Shares or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of Exchange Shares or other securities, in cash or otherwise. Each Seller will be allowed to transfer any of its Exchange Shares by gift, will or intestate succession or to any affiliate, shareholder, members, party or trust beneficiary, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-up Agreement. Additionally, each Seller will be allowed to pledge its Exchange Shares to an unaffiliated third party as a guarantee to secure loans made by such third party to the post-closing company or any of its consolidated subsidiaries.

Non-Competition and Non-Solicitation Agreements

At the closing of the Acquisition, each Seller and individuals associated with such Sellers that are involved in the management of Xiaotai (together with such Seller, referred to as the “Subject Parties”) will enter into a Non-Competition and Non-Solicitation Agreement in favor of us and Xiaotai and our respective successors, affiliates and subsidiaries (referred to as the “Covered Parties”), relating to the post-Acquisition company’s business. Under the Non-Competition and Non-Solicitation Agreements, for a period from the closing to two years after the closing, each Subject Party and its affiliates will not, without our prior written consent, anywhere in the Peoples’ Republic of China directly or indirectly engage in (or own, manage, finance or control, or become engaged or serve as an officer, director, employee, member, partner, agent, consultant, advisor or representative of, an entity that engages in) the business of directly or indirectly providing online leading intermediary facilitation services in the Peoples’ Republic of China (the “Business”), other than through the Covered Parties. However, the Subject Parties and their respective affiliates will be permitted under the Non-Competition and Non-Solicitation Agreements to own passive portfolio company investments in a competitor, so long as the Subject Parties and their affiliates and their respective shareholders, directors, officer, managers and employees who were involved with the business of Xiaotai and its subsidiaries are not involved in the management or control of such competitor. Additionally, family members and associates of Subject Parties will be permitted to continue their existing activities as specified in the agreement, even if competitive, as long as the Subject Parties are not involved in the management or control of such competitor. The Subject Parties also will agree during such restricted period to not, without our prior written consent, (i) solicit or hire the Covered Parties’ employees, consultants or independent contractors as of the closing (or during the year prior to the closing) or otherwise interfere with the Covered Parties’ relationships with such persons, (ii) solicit or divert the Covered Parties’ customers as of the closing (or during the year prior to the closing) relating to Xiaotai’s business or otherwise interfere with the Covered Parties’ contractual relationships with such persons, or (iii) interfere with or disrupt any Covered Parties’ vendors, suppliers, distributors, agents or other service providers for a purpose competitive with a Covered Party as it relates to the Business. The Subject Parties will also agree in each Non-Competition and Non-Solicitation Agreement to not disparage the Covered Parties and to keep confidential and not use the confidential information of the Covered Parties.

Effect of the Acquisition

Pursuant to the Exchange Agreement, in exchange for all of the outstanding shares of Xiaotai, we will issue 254,813,383 shares of common stock (the “Exchange Shares”) to the Sellers. The Exchange Shares will be allocated among the Sellers pro-rata based on each Seller’s ownership of Xiaotai prior to the closing.

Effect if the Acquisition is Not Completed

If the Acquisition is not approved by IFMK stockholders or if the Acquisition is not completed for any other reason, IFMK stockholders will not receive any payment or other compensation for their shares of common stock. Instead, IFMK will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ (assuming the Company can meet all of NASDAQ’s continued listing standards) and registered under the Exchange Act and IFMK will continue to file periodic reports with the SEC. In addition, if the Acquisition is not completed, IFMK expects that management will operate the business in a manner similar to that in which it is being operated today and that IFMK’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which IFMK operates and adverse economic conditions.

Furthermore, if the Acquisition is not completed, and depending on the circumstances that would have caused the Acquisition not to be completed, the price of IFMK’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of IFMK’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Acquisition is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of IFMK’s common stock. If the Acquisition is not completed, the Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Exchange Agreement is not approved by IFMK’s stockholders or if the Acquisition is not completed for any other reason, there can be no assurance that any other transaction acceptable to IFMK will be offered or that IFMK’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, IFMK may be required to reimburse Xiaotai’s expenses or pay Xiaotai a termination fee, upon the termination of the Exchange Agreement, as described under “Fees and Expenses” beginning on page 13.

Reasons for the Acquisition

In evaluating the Acquisition and recommending that IFMK’s stockholders vote in favor of approval of the Acquisition, the Board, in consultation with IFMK’s senior management, outside legal counsel and financial advisor, considered numerous positive factors relating to the Exchange Agreement, the Acquisition and the other transactions contemplated thereby including the following material factors:

●	Challenges facing IFMK’s current grocery store business, including the significant accumulated deficit, operating loss and negative operating cash flow due to the downward food retail market in New York;

●	The prospective risks to IFMK relating to the risks and uncertainties of maintaining its competitive position in the highly competitive food retail market.

●	The other strategic alternatives available to IFMK, such as continuing to operate as an independent company and pursuing its strategic plan and the possibility of growing its business through acquisitions and internal growth, that the Board believed was less attractive than Xiaotai’s proposal to IFMK’s stockholders under the circumstances.

●	The processes conducted by IFMK over approximately the last year prior to entering into the Exchange Agreement, involving a broad group of potential acquirers and which was conducted with the assistance of IFMK’s financial advisor(s) and which led to no other competitive and actionable proposals given the facts and circumstances present at that time.

●	The terms and conditions of the Exchange Agreement and related transaction documents, including:

○	the requirement that the Exchange Agreement be approved by the requisite vote of the shareholders of IFMK.

○	the Sellers’ agreement to enter into lock-up agreement in favor of the Company; and

○	the Sellers’ and Xiaotai executive officers’ agreement to enter into non-competition and non-solicitation agreement in favor of us and our respective successors, affiliates and subsidiaries relating to the post-Acquisition company’s business.

●	The potential beneficial synergy resulting from the Acquisition;

●	The fact that the Board received and reviewed a fairness opinion from Benchmark affirming the Acquisition transactions as fair.

●	The fact that resolutions approving the Exchange Agreement were unanimously approved by IFMK’s Special Committee, which is solely comprised of independent directors.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board, in consultation with IFMK’s senior management, outside legal counsel and financial advisor, considered the risks and potentially negative factors relating to the Exchange Agreement, the Acquisition and the other transactions contemplated thereby, including the following material factors:

●	The possibility that the share price of IFMK could decline after the Acquisition, reducing the overall value proposition of the transaction.

●	The possibility that the consummation of the Acquisition may be delayed or not occur at all, and the adverse impact such event would have on IFMK and its business.

●	The possible disruption to IFMK’s business that may result from announcement of the Acquisition and the resulting distraction of management’s attention from the day-to-day operations of the business.

●	The potential negative effect of the pendency of the Acquisition on IFMK’s business, including uncertainty about the effect of the proposed Acquisition on the Company’s employees, customers and other parties, which may impair its ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with IFMK.

●	That if the Acquisition is not consummated, IFMK may be required to pay its own expenses associated with the Exchange Agreement and the transactions contemplated thereby.

●	The Board believed that, overall, the potential benefits of the Acquisition to IFMK’s stockholders outweighed the risks and uncertainties of the Acquisition.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the Acquisition, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Background of the Acquisition

The terms of the Exchange Agreement are the result of extensive arm’s-length negotiations among the management teams of IFMK and Xiaotai, and their representatives, under the guidance of each company’s board of directors and the special committee of IFMK, and involving outside advisors retained by each of the companies. IFMK followed a careful process assisted by experienced outside financial and legal advisors to rigorously examine the potential transaction.

The following is a brief description of the background of these negotiations, the Exchange Agreement and related transactions.

In early 2018, management informally discussed the Company’s financial position and the challenges facing the Company, including IFMK’s continued decrease in revenues since fiscal year 2017 and expenses related to maintenance of a Nasdaq listed public company, the management determined the current business cannot be operated in a profitable manner. IFMK management, upon considering the Company’s financial position determined that it was in the best interest of the Company to explore strategic alternatives, including a merger or acquisition in order to maximize shareholder value.

From March 2018 through January 2019, Mr. Deng approached and reviewed approximately three potential acquisition target companies. Mr. Deng evaluated companies situated in a broad range of business sectors. The companies Mr. Deng reviewed included Dragon Seeds LLC, a farm based in Vero Beach, Florida, specializing in Mibao dragon fruit, Fujian Fuding Seagull Sea Products Limited and Xiaotai Technology Co. Ltd. Representatives of IFMK held in-person or telephonic discussions with representatives of these companies, conducted due diligence review of several of these companies and discussed the potential transaction internally. Representatives of IFMK reviewed these potential targets based on criteria commonly used in evaluating a proposed acquisition, which included business outlook of the particular sector in which the target companies operate, experience of the management teams and competitive positions, along with the potential for revenue and earnings growth and cash flow generation. IFMK focused on industries exhibiting growth or the potential for near-term growth, and within those sectors, companies that would benefit from being a division of a publicly-traded company. Mr. Deng Long, reported the discussions with these target companies to the other members of the board of directors at board meetings in January 2019.

After reviewing these potential targets and engaging in discussions with the representatives of the potential targets, the Company entered into a letter of intent with Xiaotai on January 9, 2019.

Description of negotiation process with candidates other than Xiaotai

Established in 1993, Fujian Fuding Seagull Fishing Food Co., Ltd. (“Fuding Seagull”) is a leading company in the seafood industry in Fujian province. Fuding Seagull told IFMK management that it had sales of approximately 1.2 billion RMB in 2017 and 1.3 billion RMB in 2016.

iFresh entered into a letter of intent to acquire 75% of equity interest of Fuding Seagull on March 20, 2018. The acquisition price negotiated was approximately RMB 525 million, with a combination of cash and stock. According to the letter of intent, the Company would proceed with full due diligence and expected to sign a definitive agreement within 90 days. However, by December 2018, IFMK management was advised that Fuding Seagull were unable to finish its audit according to USGAAP in the short term. IFMK management then decided to give up this transaction.

Dragon Seeds LLC (“Dragon Seeds”), operated a farm specializing in Mibao dragon fruit based in Vero Beach, Florida, IFMK entered into an exclusive supply agreement with Dragon Seeds. IFMK management were told that the management team of Dragon Seeds have over twenty years of operational experience growing, harvesting, packing and distributing dragon fruit. Upon preliminary due diligence, IFMK entered into a non-binging letter of intent with Dragon Seeds on May 2, 2018. Pursuant to this letter of intent, iFresh was expected to acquire 70% ownership of Dragon Seeds in consideration for a combination of cash and stock to be determined after the completion of due diligence. The management thought the acquisition would be a good addition for iFresh, supporting the continued strategy of vertically integrating the supply chain, satisfying the increasing demands of Asian Americans for fresh and culturally unique products. The final terms of the transaction were supposed to be approved by the Audit iFresh’s Board of Directors. However, by January 2019, IFMK management was not able to reach an agreement with Dragon Seeds on evaluation of Dragon Seeds. IFMK management then decided to give up this transaction.

Description of negotiation process with Xiaotai

In mid-2018, management of Zhejiang Xiaotai Technology Co. Ltd, the operating entity of Xiaotai, decided to explore the possibility of going public in U.S. Since then, Xiaotai senior management started exploring different pathways to go public in U.S. In August 2018, Xiaotai senior management, Mr. Fan Guo, CEO and Ms. Suchun Wu, COO met with Mr. Long Yi, a business acquaintance of Mr. Guo with experience of U.S. capital market and Mr. Jian Zou, a financial consultant proficient in US GAAP to discuss pros and cons of different pathways to go public in U.S. On November 15, 2018, Xiaotai publicly filed a registration statement on Form F-1 in connection with public offering of its ordinary shares and listing on NYSE MKT.

From October to December 2018, Xiaotai and Mr. Zou, kept in touch and had discussions regarding the various means for Xiaotai to go public.

In late December 2018, Mr. Xin He, formal CFO of IFMK and Leo Jie, a financial consultant of IFMK, talked with Mr. Yi about a potential merger with IFMK, Mr. Yi conveyed this information to Mr. Guo and Ms. Wu, and then introduced Xiaotai to Mr. Long Deng over the phone. Mr. Deng and Mr. Fan Guo, briefly introduced their respective companies to each other and explored the possibility of a potential merger or acquisition.

On or about January 6, 2019, Mr. Yi, Mr. Fan Guo, Ms. Wu and Mr. Long Deng met in person in the IFMK headquarters in New York. At the meeting, the parties discussed the businesses and financials of each companies in detail.

On or about January 7, 2019, IFMK provided an initial draft letter of intent to Xiaotai. On January 9, 2019, IFMK and Xiaotai signed the non-binding letter of intent.

On January 16, 2019, the board of directors of IFMK held a special meeting to discuss the proposed Acquisition where Mr. Deng reported the discussion with all the potential acquisition targets and the reason for management’s recommendation to further pursue with Xiaotai. The board also discussed qualification of Mr. Long Yi to serve as the IFMK’s Chief Financial Officer to fill in the vacancy by Mr. Xin He’s resignation due to Mr. Yi’s lengthy experience in the area of mergers and acquisitions and his knowledge of FinTech industry in China.

On January 17, 2019, the Board appointed Mr. Long Yi as the Company’s CFO.

In the following several weeks, IFMK management and the financial advisors of IFMK conducted due diligence review of the financial and operational information provided by Xiaotai, including the audited financial statement for the fiscal years ended December 31, 2017 and 2016 and six month ended June 30, 2018 and 2017 included in the registration statement on Form F-1 Xiaotai submitted to the SEC. Xiaotai management also reviewed the public filings of IFMK and conducted lien search and other financial and legal due diligence review.

On January 31, 2019, the board of directors of IFMK agreed to form a special committee of the board consisting exclusively of independent directors to evaluate the proposed Acquisition on behalf of IFMK’s public shareholders.

On or about February 21, 2019, Mr. Long Yi visited the headquarters of Xiaotai in Hanghzou and met with Baofeng Pan, founder of Xiaotai, Mr. Fan Guo, and Ms. Suchun Wu. During the tour, Mr. Yi talked to various employees and asked questions about Xiaotai’s risk control policy and procedures, operation of the platform, potential markets, employee numbers and other pertinent information. After the tour, Mr. Yi had a meeting with the senior management of Xiaotai. During the meeting, Mr. Yi briefly introduced IFMK’s financial status, business model and management team. Ms. Wu made a presentation regarding Xiaotai’s business, its results of operation as well as competition landscape, regulatory compliance efforts etc. After the presentation, Mr. Yi asked Ms. Wu questions about Xiaotai’s history, operational results in the past two years, company structure, market, competitors, compliance history, financials, customers, management and other matters of interest. After the meeting, Mr. Yi reviewed Xiaotai’s business licenses, certifications and risk control procedures.

On February 15, 2019, IFMK and Xiaotai, along with their respective legal counsels and Xiaotai’s independent auditors, had a kick-off conference call discussing the deal structure, the NASDAQ requirements as well as the approximate timeframe of the potential transaction.

On February 15, 2019, the Special Committee of IFMK retained The Benchmark Company, LLC ("Benchmark") as its financial advisor to render a written opinion as to whether the consideration to be paid by IFMK in connection with the Acquisition is fair to IFMK’s shareholders from a financial point of view.

On or about March 14, 2019, IFMK convened conference call which included participants from Xiaotai, iFresh and Xiaotai’s respective U.S. counsels, and Xiaotai’s financial advisors discussing the basic structure of the Acquisition and initial draft of the share exchange agreement provided by iFresh counsel.

From January 2019 to May 2019, in addition to formal meetings, members of the special committee had multiple telephone and email discussions about the proposed Acquisition and raised questions with regard to Xiaotai’s historical financials and projections, public disclosure requirement of the proposed Acquisition, impact of the proposed Acquisition and Spin-Off to IFMK’s shareholders, and other issues. The special committee requested management to obtain further background checks of Xiaotai’s key executives and shareholders, and other pertinent information.

On or about May 20, 2019, Xiaotai provided financial statements for fiscal year ended 2018 and the financial statements and indicted to IFMK management that such statements were final. Xiaotai’s also provided Xiaotai’s internal forecasts for fiscal years 2019 to 2022. Based on the analysis and Xiaotai’s draft financial statements, IFMK management and Xiaotai agreed that Xiaotai’s valuation should be between $200 million to $300 million.

On June 3, 2019, the Special Committee convened to further discuss the proposed Acquisition as well as the Spin-off. At this meeting, Benchmark was invited to deliver a presentation of their analysis and conclusions. In the board presentation, Benchmark discussed their analysis and  methodologies used to determine whether the considerations to be paid and received by the Company in connections with the transactions are fair to the Company’s shareholders from a financial point of view. The Special Committee raised relevant questions to Benchmark about their analysis.

On June 6, 2019, Benchmark delivered the draft fairness opinion on the proposed Acquisition and the board presentation and the final opinion on the next morning.

On June 7, 2019, the Special Committee, following intensive prior discussions and deliberation, recommended the board to approve the Exchange Agreement. The board then approved the execution of the Exchange Agreement, the Purchase Agreement, as well as the Acquisition, Name Change, Reverse Split, Capital Increase and the Adjournment proposals to be submitted to the shareholders for voting.

On June 7, 2019, following the executed written consents of the Special Committee and full board of IFMK, the Exchange Agreement was executed.

Opinion of Benchmark to the Board of Directors of IFMK

IFMK engaged Benchmark to render an opinion as to whether the consideration to be paid by the Company in connection with the Acquisition  is fair, from a financial point of view, to IFMK’s stockholders. Benchmark is an investment bank that works regularly in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, and financings. The board decided to use its services as Benchmark represented to the Company that it has requisite experience in similar matters. Benchmark rendered its oral opinion to the Special Committee on June 3, 2019 (which was subsequently confirmed in writing by delivery of Benchmark’s written opinion) that the consideration to be paid by the Company in connection with the Acquisition was fair, from a financial point of view, to IFMK’s stockholders.

Benchmark’s opinion was provided to the Special Committee and the Board in connection with their consideration of the Acquisition and only addressed the fairness, from a financial point of view, of the  consideration to be paid by the Company in connection with the Acquisition to IFMK’s stockholders pursuant to the Exchange Agreement, in each case as of the date of the opinion, and did not address any other aspect or implication of the Acquisition.

The summary of Benchmark’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Benchmark in preparing its opinion. However, neither Benchmark’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Acquisition.

In arriving at its opinion, Benchmark reviewed and considered certain related documents, and a variety of business and financial information as it deemed relevant. Among other things, Benchmark reviewed and considered:

1.	the latest draft of the Exchange Agreement provided to it on June 6, 2019;

2.	certain information relating to the historical, current and future operations, financial condition and prospects of Xiaotai, made available to us by the Company, including financial statements that included actual income statement for the year ending 12/31/2018 and the 3 months ending 3/31/2019, a balance sheet as of 3/31/2019, and a projected model with income statements for the 9 months ended 12/31/2019 and the calendar years 2020-2022;

3.	discussions with certain members of the management of the Company and certain of the Company’s advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Acquisition and related matters;

4.	a certificate addressed to it from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Benchmark by or on behalf of the Company;

5.	the current and historical market prices for certain of the Company’s publicly traded securities, and the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that we deemed to be relevant;

6.	the publicly available financial terms of certain transactions that it deemed to be relevant; and

7.	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

In arriving at its opinion, Benchmark relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Benchmark, and Benchmark have assumed, that the financial projections reviewed by Benchmark have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company or Xiaotai and Benchmark express no opinion with respect to such projections or the assumptions on which they are based. Benchmark have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company, Xiaotai or Purchaser since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at its opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, Benchmark have relied upon and assumed, without independent verification, that the final form of the Exchange Agreement will not differ in any material respect from the latest draft of the Exchange Agreement provided to it as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company or Xiaotai nor was Benchmark furnished with any such independent evaluations or appraisals. Benchmark’s opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect its opinion, Benchmark does not have any obligation to update, revise or reaffirm its opinion.

Benchmark has assumed that the Acquisition will be consummated on terms substantially similar to those set forth in the Purchase Agreement identified above.

Benchmark have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Acquisition, the securities, assets, businesses or operations of the Company or Xiaotai or any other party, or any alternatives to the Acquisition, (b) negotiate the terms of the Acquisition, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Acquisition. Benchmark’s opinion is provided for the benefit of the special committee and board of directors of the Company (solely in their capacities as such) and is not for the benefit of, and may not be used for any other purpose and does not constitute a recommendation to the shareholders of the Company as to how to vote or act with respect to the Acquisition or otherwise.

In the ordinary course of its business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

The following is a brief summary of the material analyses performed by Benchmark in connection with its opinion. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Benchmark’s opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Benchmark, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Benchmark’ financial analyses.

In connection with its determination as to the fairness from a financial point of view to IFMK’s  stockholders, Benchmark completed a series of financial analyses to derive a range of potential values for Xiaotai in order to:

1)	Calculate the implied value of the equity interests being purchased in the Acquisition; and

2)	Compare these implied values to the consideration to be paid by the Company in connection with the Acquisition.

In determining the implied Equity Value of Xiaotai, Benchmark utilized three widely utilized valuation methods, each of which is described briefly below and should be read and analyzed in its entirety and with no individual table being taken out of context, and included:

●	Selected Public Company Analysis;

●	Precedent Transaction Analysis; and

●	Discounted Cash Flow Analysis.

Valuation Summary

Based on the latest projected financials and a pro-forma balance sheet provided to Benchmark by the Company, Benchmark estimate that the value of the Xiaotai equity interests being acquired in the Acquisition to be in the range of $57.5 million to $550.3 million. This estimate is based on the following, among other factors:

●	Accelerating revenue growth in 2019-2022, with revenue increasing from $43.4 million in 2018 to $93.6 million in 2019 and up to $479.3 million in 2022

●	High profitability, with net income increasing from $7.3 million in 2018 to $28.5 million in 2019 and up to $269.6 million in 2022

●	The results of the Selected Public Company Analysis, Precedent Transactions Analysis, and Discounted Cash Flow Analysis

Following the Spin-off, the equity value attributable to IFMK current shareholders is expected to range from as low as $8.75 million (net cash) to as high as $18.7 million (30-day stock price high). This would translate into a post-acquisition stake of as low as 1.4% to as high as 24.6%, compared to the 6.0% stake that would result from the Acquisition.

Estimated Value of the Xiaotai equity interests

Valuation Methodology	Range

Selected Public Company Analysis	$57,456,318	$159,215,095

Precedent Transaction Analysis	$77,932,851	$347,189,880

DCF Analysis	$491,077,515	$550,271,513

IFMK Shareholders	Low	High
Pre-Acquisition / Post-Spinoff Shares	16,737,684	16,737,684
Stock Price (30-day)	$1.01	$1.12
IFMK Pre-Acquisition / Post-Spinoff Value	$8,750,000	$18,746,206
Xiaotai Equity Value (Max)	$550,271,513
Xiaotai Equity Value (Min)		$57,436,318
IFMK Shareholders Post-Acquisition Stake (%)	1.6%	24.6%

Selected Public Company Analysis

Benchmark analyzed the valuation of 9 publicly-traded companies with primary operations in pear-to-pear and online lending in China. The selected companies included the following, none of which is identical to Xiaotai:

●	Chong Sing Holdings FinTech Group Ltd.

●	Differ Group Holding Co. Ltd.

●	Hexindai Inc.

●	Jianpu Technology Inc.

●	Lexinfintech Holdings Ltd.

●	PPDAI Group, Inc.

●	Sun Hung Kai & Co. Ltd.

●	X Financial

●	Yirendai Ltd.

Based on the selected companies’ average EV/Revenue, EV/EBITDA and P/E, Xiaotai’s equity interests are estimated to range in value from $57.4 million to $159.2 million, implying a post-acquisition stake for IFMK shareholders of 5.2% to 24.6%.

Selected Public Company Analysis	$159,215,095	$57,456,318
IFMK Pre-Acquisition / Post-Spinoff Value	$8,750,000	$18,746,206
IFMK Shareholders Post-Acquisition Stake (%)	5.2%	24.6%

Precedent Transaction Analysis

Benchmark analyzed the valuation of 6 M&A transactions completed over the last 5 years involving target companies with primary operations in peer to peer or online lending in Asia where sufficient financial information on the target was available. The precedent transactions involved the following companies, none of which is identical to Xiaotai:

●	Finsure Finance & Insurance Pty Ltd.

●	The Hokuetsu Bank, Ltd.

●	The 77 Card Co., Ltd.

●	Meritz Capital Co., Ltd.

●	Shanghai Huarui Financial & Leasing Co., Ltd.

●	UCS Co., Ltd.

Based on the precedent transactions’ average EV/Revenue, EV/EBITDA and P/E, Xiaotai’s equity interests are estimated to range in value from $77.9 million to $347.2 million, implying a post-acquisition stake for IFMK shareholders of 2.5% to 19.4%.

Precedent Transaction Analysis	$347,189,880	$77,932,851
IFMK Pre-Acquisition / Post-Spinoff Value	$8,750,000	$18,746,206
IFMK Shareholders Post-Acquisition Stake (%)	2.5%	19.4%

Discounted Cash Flow Analysis

Benchmark estimated a range of values for Xiaotai using a discounted cash flow analysis of their estimated free cash flows for the years 2019 to 2022, as provided by the Company. The key assumptions utilized in their analysis include the following:

●	Discount rates (WACC or Weighted-Average Cost of Capital) ranging from 15.1% to 19.1%

●	Terminal value of $457 million

The DCF analysis estimated a range of enterprise values from $491.1 million to $550.3 million, which implies a post-acquisition stake for IFMK shareholders of 1.6% to 3.7%.

DCF Analysis	$550,271,513	$491,077,515
IFMK Pre-Acquisition / Post-Spinoff Value	$8,750,000	$18,746,206
IFMK Shareholders Post-Acquisition Stake (%)	1.6%	3.7%

Interests of IFMK’s Directors and Officers in the Acquisition

As of the Record Date, the directors and executive officers of IFMK as a group owned and were entitled to vote [______] shares of the common stock of the Company, representing [_____]% of the outstanding shares of IFMK common stock on that date. IFMK expects that its directors and executive officers will vote their shares in favor of the Reverse Split Proposal, the Capital Increase Proposal, the Election of Directors Proposal, the Name Change Proposal, the Spin-off Proposal and the Acquisition Proposal. On June 7, 2019, we and NYM Holding, Inc., entered into a Purchase Agreement with Go Fresh 365 Inc., solely owned by Mr. Long Deng, IFMK’s Chief Executive Officer. The Purchase Agreement provides for the sale of 100% of the equity interest in NYM to GO Fresh 365 Inc. for cash consideration of $9.1 million. The transactions contemplated by the Purchase Agreement are a condition to the closing of the Acquisition and would take place contemporaneously with the closing of the Acquisition.

Besides the equity ownership of IFMK detailed above, the directors and executive officers of the Company do not have interests different than the other stockholders of IFMK.

Closing and Effective Time of the Acquisition

We are working to complete the Reverse Split, the Capital Increase, the Name Change and the Restructure as quickly as possible, and we expect to complete all these transactions in the fourth quarter of 2019. However, IFMK cannot assure you when or if the Acquisition will occur. The Acquisition is subject to stockholder approvals and other conditions, and it is possible that factors outside the control of both IFMK and Xiaotai could result in the Acquisition being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Acquisition.

Appraisal Rights

IFMK stockholders do not have appraisal rights in connection with the Acquisition under the DGCL.

Accounting Treatment

Both IFMK and Xiaotai prepare their financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). IFMK will acquire 100% of the outstanding shares of Xiaotai through issuance of 152,586,795 of its common shares. This transaction will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Xiaotai immediately prior to the transaction will have effective control of the Company, through its approximately 88% ownership interest in the post-merger entity. For accounting purpose, Xiaotai will be deemed to be the accounting acquirer and IFMK will be deemed to be the accounting acquiree in the transaction.

Regulatory Approvals Required for the Acquisition

The Acquisition and the transactions contemplated by the Exchange Agreement are not subject to any additional federal or state regulatory requirement or approval, except for the approval of NASDAQ for listing of additional shares and the filings with the State of Delaware necessary to effectuate the transactions contemplated by the Exchange Agreement.

Required Vote

Adoption of the Acquisition Proposal requires the affirmative vote of a majority of the voting shares of our common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of both the Acquisition and Spin-off proposals are conditioned upon the adoption of the Reverse Split, Name Change, and Capital Increase proposals as well as election of all the directors in the Election of Directors proposal.

THE SPIN-OFF

Overview

On June 7, 2019, we and NYM Holding, Inc., entered into a Purchase Agreement with Go Fresh 365 Inc., solely owned by Mr. Long Deng, IFMK’s Chief Executive Officer. The Purchase Agreement provides for the sale of 100% of the equity interest in NYM to GO Fresh for cash consideration of $9.1 million. The transactions contemplated by the Purchase Agreement are a condition to the closing of the Acquisition and would take place contemporaneously with the closing of the Acquisition.

The Purchase Agreement is attached to this proxy statement as Annex B. You are encouraged to read this proxy statement in its entirety, including the section entitled “Unaudited Pro Forma Condensed Combined Financial Data” and all the annexes hereto.

Background of the Spin-off

The transactions contemplated by the Purchase Agreement are the result of negotiations between the representatives of IFMK and Go Fresh. The parties negotiated the terms of the Purchase Agreement at the same time as the negotiations taking place with respect to the Acquisition. See “The Acquisition Proposal - Background of the Acquisition.”

During the fiscal year ended March 31, 2018, we have experienced decrease of net profit. Although our net sales was $136.7 million for the year ended March 31, 2018, an increase of $5.8 million, or 4.4%, from $ 130.1 million for the year ended March 31, 2017, we had a net loss of $0.8 million for the year ended March 31, 2018, a decrease of $2.0 million, or 166%, from $1.2 million of net income for the year ended March 31, 2017, mainly attributable to the increase of selling, general and administrative expenses as well as damage made by Hurricane Irma. In addition, IFMK had negative working capital of $19.8 million and $18.4 million as of December 31, 2018 and March 31, 2018, respectively.

IFMK did not meet the financial covenants required in the credit agreement with KeyBank National Association (“KeyBank”) as of December 31, 2018 and March 31, 2018. As of December 31, 2018, the Company has outstanding loan facilities of approximately $21.7 million due to KeyBank. Failure to maintain these loan facilities will have a significant impact on the Company’s operations. Although the Company has been timely repaying the KeyBank facility in accordance with its terms, the Company was in default under the Credit Agreement as of December 31, 2018 and March 31, 2018. Specifically, events of default have occurred and are continuing under the Credit Agreement by reason of IFMK’s failure to maintain (a) a senior funded debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) of not greater than 3.00 to 1.00 for the quarters ending March 31, 2018, June 30, 2018, September 30, 2018, December 31, 2018, and March 31, 2019, and (b) a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the quarters ending September 30, 2018, December 31, 2018, and March 31, 2019. These conditions continue to raise substantial doubt as to the Company’s ability to remain a going concern.

After Xiaotai entered into the non-binding letter of intent with Xiaotai, IFMK and Xiaotai had further discussion about the direction of post-merger company. Both IFMK management and Xiaotai representative believed it will be difficult for the Company to manage two unrelated business.

On January 16, 2019, the board of directors of IFMK held a special meeting to discuss the proposed Acquisition and Spin-off. At the meeting, Mr. Deng indicated that there may be strategic buyers who might be interested in acquiring all or part of the supermarket assets from IFMK. In the event no such buyer or the proposed purchase is not satisfactory to the board, he and his affiliates will purchase the supermarket business since he believes the supermarket business is better off to be operated as a private company.

On February 8, 2019, Mr. Long Deng sold an aggregate of 8,294,989 shares of Common Stock to HK Xu Ding Co. Limited, a Hong Kong limited liability company for an aggregate sales price of $7,050,740.65 (or $0.85 per share), pursuant to that certain Share Purchase Agreements dated January 23, 2019. Mr. Deng intended to use the proceeds from this sale to fund the purchase of the supermarket assets, if there is no third-party independent buyer for such assets.

On or around February 15, 2019, Mr. Deng and IFMK entered into a non-binding letter of intent regarding the proposed Spin-Off.

On February 25, 2019, the Special Committee of IFMK retained The Benchmark Company, LLC ("Benchmark") as its financial advisor to render a written opinion as to whether the consideration to be recieved by IFMK in connection with the Spin-off is fair to IFMK’s shareholders from a financial point of view.

On or around April 2019, an independent third party strategic buyer approached IFMK management orally indicating its interest in purchasing some of the assets. This buyer later changed their strategic plan and gave us this proposal.

In the beginning of June 2019, IFMK received an indication of interest from another independent strategic buyer who indicated they are interested in purchasing the NYM assets (including inventory) of eight stores without assumption of the KeyBank debt provided they can obtain financing for this proposed transaction. Since this is merely an interest without any indication of the prospects for financing and without any proposal regarding the Key Bank loan issue, the special committee decided it is in the best interest of the IFMK shareholders to proceed with the proposed Spin-Off with Go Fresh.

In anticipation of the proposed simultaneous Acquisition and Spin-Off, IFMK management approached KeyBank for their consent to the Spin-Off. On May 20, 2019, IFMK, NYM, Mr. Long Deng and KeyBank entered into a forbearance agreement (the “Forbearance Agreement”), pursuant to which KeyBank has agreed to delay the exercise of its rights and remedies under the Loan Agreement based on the existence of certain events of default until the earlier to occur of: (a) August 18th, 2019 and (b) a forbearance event of default. Pursuant to the Forbearance Agreement, KeyBank agreed to provide its limited consent to the Company creating or acquiring Xiaotai International Investment Inc. as a direct subsidiary and to provide its limited consent to the proposed Spin-Off and remove the Company as a party to the guaranty to the KeyBank loan provided that certain conditions have been satisfied prior to the consummation of such transaction.

On June 3, 2019, the Special Committee convened to further discuss the proposed Acquisition as well as the Spin-off. At this meeting, Benchmark was invited to deliver a presentation of their analysis and conclusions. In the board presentation, Benchmark discussed their analysis and methodologies used to determine whether the considerations to be paid and received by the Company in connection with the transactions are fair to the Company’s shareholders from a financial point of view. The Special Committee raised relevant questions to Benchmark about their analysis.

On June 6, 2019, Benchmark delivered the draft fairness opinion in connection with the proposed Spin-Off and the board presentation and the final opinion on the next morning.

On June 7, 2019, the special committee, following intensive prior discussions and deliberation, recommended the board to approve the Purchase Agreement. The board then approved the execution of the Exchange Agreement, the Purchase Agreement, as well as the Acquisition, Name Change, Reverse Split, Capital Increase and the Adjournment proposals to be submitted to the shareholders for voting.

On June 7, 2019, following the executed written consents of the special committee and full board of IFMK, the Purchase Agreement was executed.

Opinion of Benchmark to the Board of Directors of IFMK

IFMK engaged Benchmark to render an opinion, as to the fairness, from a financial point of view, to IFMK’s shareholders of the consideration to be received by the Company in connection with the Spin-off. Benchmark is an investment bank that works regularly in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, and financings. The board decided to use its services as Benchmark represented to the Company that it has requisite experience in similar matters. Benchmark rendered its oral opinion to the Special Committee on June 3, 2019 (which was subsequently confirmed in writing by delivery of Benchmark’s written opinion) that the  consideration to be received in the Spin-off was fair, from a financial point of view, to IFMK stockholders.

Benchmark’s opinion was provided to the Special Committee and the Board in connection with their consideration of the Spin-off and only addressed the fairness, from a financial point of view, of the consideration to be received by the Company in connection with the Spin-off to IFMK’s stockholders pursuant to the Purchase Agreement, in each case as of the date of the opinion, and did not address any other aspect or implication of the Spin-off.

The summary of Benchmark’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Benchmark in preparing its opinion. However, neither Benchmark’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Spin-off  .

In arriving at its opinion, Benchmark reviewed and considered certain related documents, and a variety of business and financial information as it deemed relevant. Among other things, Benchmark reviewed and considered:

1.	the latest draft of the Purchase Agreement provided to it on June 6, 2019;

2.	certain information relating to the historical, current and future operations, financial condition and prospects of NYM, made available to us by the Company, including financial statements that included actual income statement for the fiscal year ending 3/31/2019 and a balance sheet as of 3/31/2019, and a financial model with projected income statements for the fiscal years 2020-2022 (ending March 31st of each respective year);;

3.	discussions with certain members of the management of the Company and certain of the Company’s advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Spin-off and related matters;

4.	a certificate addressed to it from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Benchmark by or on behalf of the Company

5.	the current and historical market prices for certain of the Company’s publicly traded securities, and the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that we deemed to be relevant;

6.	the publicly available financial terms of certain transactions that it deemed to be relevant; and;

7.	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant;

In arriving at its opinion, Benchmark relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Benchmark, and Benchmark have assumed, that the financial projections reviewed by Benchmark have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company or NYM and Benchmark express no opinion with respect to such projections or the assumptions on which they are based. Benchmark have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or NYM since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by it incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at its opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, Benchmark have relied upon and assumed, without independent verification, that the final form of the Purchase Agreement will not differ in any material respect from the latest draft of the Purchase Agreement provided to it as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company or NYM nor was Benchmark furnished with any such independent evaluations or appraisals. Benchmark’s opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect its opinion, Benchmark does not have any obligation to update, revise or reaffirm its opinion.

Benchmark has assumed that the Spin-off will be consummated on terms substantially similar to those set forth in the Purchase Agreement identified above.

Benchmark have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Spin-off, the securities, assets, businesses or operations of the Company or NYM or any other party, or any alternatives to the Acquisition, (b) negotiate the terms of the Spin-off, or (c) advise the special committee, the board of directors or any other party with respect to alternatives to the Spin-off. Benchmark’s opinion is provided for the benefit of the special committee and board of directors of the Company (solely in their capacities as such) and is not for the benefit of, and may not be used for any other purpose and does not constitute a recommendation to the shareholders of the Company as to how to vote or act with respect to the Spin-off or otherwise.

In the ordinary course of its business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

The following is a brief summary of the material analyses performed by Benchmark in connection with its opinion. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Benchmark’s opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Benchmark, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Benchmark’s financial analyses.

In connection with its determination as to the fairness from a financial point of view to IFMK’s  stockholders, Benchmark completed a series of financial analyses to derive a range of potential values for NYM in order to:

1)	Calculate the implied value of the equity interests being sold in the Spin-off; and

2)	Compare these implied values to the consideration to be received by the Company in connection with the Spin-off.

In determining the implied Equity Value of NYM, Benchmark utilized three widely utilized valuation methods, each of which is described briefly below and should be read and analyzed in its entirety and with no individual table being taken out of context, and included:

●	Selected Public Company Analysis;

●	Precedent Transaction Analysis; and

●	Discounted Cash Flow Analysis.

Valuation Summary

Based on the latest projected financials and a pro-forma balance sheet provided to us by the Company, we estimate that the value of the Purchased Shares being sold in the Spin-off to be in the range of ($3.9) million to $27.4 million. This estimate is based on the following, among other factors:

●	Declining revenue in FY2020 (the 12 months ending 3/31/2020), with net sales decreasing from $126.1 million in FY2019 to $120.9 million in FY2020

●	Negative net income and EBITDA in FY2020-2022

●	The results of the Selected Public Company Analysis, Precedent Transactions Analysis, and Discounted Cash Flow Analysis

Based on information provided to us by the Company, the net consideration to be received in the Transaction is expected to be $8.75 million.

Estimated Value of the NYM Purchased Shares being sold

Valuation Methodology	Range

Selected Public Company Analysis	$7,981,264	$10,244,106

Precedent Transaction Analysis	13,438,297	$27,389,564

DCF Analysis	$(3,917,027)	$(1,792,506)

Proposed Sale Transaction
Purchase Price	$9,100,000
Transaction-related costs and expenses	$350,000
Consideration	$8,750,000

Selected Public Company Analysis

We analyzed the valuation of 4 publicly-traded companies with primary operations in specialty supermarkets. The selected companies included the following, none of which is identical to NYM:

●	Ingles Markets

●	Smart & Final Stores

●	Village Super Market

●	Weis Markets

The selected companies had an average EV/Revenue of 0.26x and a median of 0.25x. Applying these multiples to FY2019 and the projected FY2020 sales and adjusting for $22.1 million of net debt results in an equity value range of approximately $8.0 million to $10.2 million.

Precedent Transaction Analysis

Benchmark analyzed the valuation of 5 M&A transactions completed over the last 5 years involving target companies with primary operations in the supermarket and food retail business where sufficient financial information on the target was available. The precedent transactions involved the following companies, none of which is identical to NYM:

●	Dahl's Foods, Inc.

●	QSI, Inc.

●	SUPERVALU, Inc.

●	Demoulas Super Markets, Inc.

●	The Fresh Market, Inc.

The selected M&A transactions had an average EV/Revenue of 0.39x and a median of 0.29x. Applying these multiples to FY2019 and projected FY2020 net sales of NYM and adjusting for $22.1 million of debt results in an equity value range of approximately $13.4 million to $27.4) million.

Discounted Cash Flow Analysis

Benchmark estimated a range of values for NYM using a discounted cash flow analysis of their estimated free cash flows for the years ended 3/31/2020 through 3/31/2022, as provided by the Company. The key assumptions utilized in our analysis include the following:

●	Discount rates (WACC or Weighted-Average Cost of Capital) ranging from 11.5% to 15.5%

●	Terminal value of $32.6 million

The DCF analysis estimated a range of enterprise values from $18.2 million to $20.3 million, which implies a range of equity values from approximately ($3.9) million to ($1.8).

Discount Rate	Enterprise Value	Net Debt	Equity Value
11.5%	$20,283,354	$22,075,860	$(1,792,506)
12.5%	$19,723,303	$22,075,860	$(2,352,557)
13.5%	$19,183,102	$22,075,860	$(2,892,758)
14.5%	$18,661,885	$22,075,860	$(3,413,975)
15.5%	$18,158,833	$22,075,860	$(3,917,027)

IFMK’s Board of Directors Reasons for the Approval of Spin-off

Based on its evaluation, together with the opinion of Benchmark, the Board unanimously approved the Purchase Agreement and the transactions contemplated therein and determined that it is fair to IFMK and its shareholders. The Board of directors believes that the Spin-off is in the best interest of IFMK and its shareholders because consummation of the Spin-off is a condition to completion of the Acquisition, so that, following the Restructure, the business of Xiaotai will be solely the business of IFMK. See “The Acquisition Proposal - Background of the Acquisition.”

Certain Interests of IFMK’s Directors, Officers and Others in the Spin-off

When considering the Board’s recommendation that the IFMK shareholders vote in favor of the approval of the Spin-off and the adoption of the Purchase Agreement, IFMK shareholders should be aware that directors and executive officers of IFMK have interests in the Spin-off that may be different from, or in addition to, the interests of IFMK shareholders. These interests include:

●	Pursuant to the Purchase Agreement, Long Deng, the CEO, COO & Chairman of Board of IFMK, and sole shareholder of Go Fresh, will receive 100% of the equity interest of NYM; and

●	the continued indemnification of current directors and officers of IFMK.

The Purchase Agreement

The subsections that follow this subsection describe the material provisions of the Purchase Agreement, but do not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex B hereto, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Purchase Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Spin-off.

The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement.

Post-Acquisition Ownership of NYM

It is anticipated that, following completion of the Spin-off, Go Fresh will receive 100% of the equity interest of NYM.

Closing of the Purchase Agreement

The closing of the Purchase Agreement is expected to take place no later than the first business day following the day on which the last of the conditions to the closing (described under the subsection entitled “— Conditions to Closing of the Purchase Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions) or such other date as may be mutually agreed to by the parties.

Conditions to Closing of the Purchase Agreement

The obligation of the parties to complete the Purchase Agreement is subject to the fulfillment of certain closing conditions, including but not limited to:

●	all of the conditions to the obligations of the parties to the agreements to consummate the Spin-off shall have been satisfied or waived in writing (where permissible) by the parties thereto;

●	KeyBank shall have provided unconditional written consent simultaneously with consummation of the transactions contemplated by the Purchase Agreement.

●	all consents required to be obtained from or made with any governmental authority in order to consummate the transactions contemplated by the Purchase Agreement shall have been obtained or made; and

●	there is no applicable law or order in effect which makes illegal or prevents or prohibits the transactions contemplated by the Purchase Agreement, and there is no pending third party legal proceeding to enjoin or otherwise restrict the closing;

●	all of the conditions to the obligations of each party to consummate the Acquisition described in the Exchange Agreement shall have been satisfied;

In addition, unless waived by IFMK and Go Fresh, the obligations of IFMK and Go Fresh to consummate the Purchase Agreement are subject to the fulfillment of certain closing conditions, including:

●	receipt of share certificates and transfer documents for Go Fresh shares from IFMK;

●	the prior written consent of KeyBank National Association permitting the sale by the Company of the Company’s equity interests;

●	IFMK’s special committee shall have received a fairness opinion from Benchmark.

In addition, unless waived by Go Fresh, its obligation to consummate the Purchase Agreement is subject to the receipt of share certificates and transfer documents for OIM shares from IFMK.

We cannot provide assurance as to when or if all of the closing conditions will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

 Amendment or Waiver of the Purchase Agreement

The Purchase Agreement may be amended or supplemented by written agreement of the parties of the Purchase Agreement. If permitted under applicable law, IFMK and Go Fresh may (i) extend the time for the performance of any obligation or other act of any other non-affiliated party, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated party in the Purchase Agreement or in any document delivered pursuant thereto and (iii) waive compliance by such other non-affiliated party with any covenant or condition contained in the Purchase Agreement.

Termination

The Purchase Agreement may be terminated prior to the closing upon occurrence of certain conditions, including:

●	the mutual agreement of Go Fresh and us;

●	by written notice by either Go Fresh or the us if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Purchase Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate the Purchase Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure by such party or its affiliates to comply with any provision of the Purchase Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority.

If the Purchase Agreement is terminated, all further obligations of the parties under the Purchase Agreement will terminate and will be of no further force and effect and no party will have any further liability thereunder to any other party, except that certain obligations related to public announcements, confidentiality, termination and termination fees and general provisions will continue in effect, and no party shall be relieved of liability for any fraud claims or willful breach of the Purchase Agreement prior to such termination.

Fees and Expenses

Each party will bear its own expenses in connection with the Purchase Agreement and the transactions contemplated thereby.

Representations and Warranties

The Purchase Agreement contains a number of representations and warranties made by us, on the one hand, and Go Fresh on the other hand, made solely for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Purchase Agreement or in information provided pursuant to certain disclosure schedules to the Purchase Agreement. The representations and warranties are customary for transactions similar to the Purchase Agreement.

In the Purchase Agreement, Go Fresh made certain customary representations and warranties to us. These representations and warranties, among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Purchase Agreement and other ancillary agreements; (3) capitalization; (3) governmental approvals; and (4) non-contravention.

In the Purchase Agreement, we made certain customary representations and warranties to Go Fresh. These representations and warranties, among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Purchase Agreement and other ancillary agreements; (3) governmental approvals; (4) non-contravention; and (5) ownership of certain securities.

Release and Covenant Not to Sue

The Company and Go Fresh will release and discharge us from and against any and all actions, obligations, agreements, debts and liabilities which they now have, has ever had or may hereafter have against us arising on or prior to the closing of the Purchase Agreement or on account of or arising out of any matter occurring on or prior to such closing, including any rights to indemnification or reimbursement. The releases and restrictions shall not apply to any claims Company and Go Fresh may have against any party pursuant to the terms and conditions of the Purchase Agreement.

Survival and Indemnification

All representations and warranties of Company and Go Fresh shall survive the closing of the Purchase Agreement through and until the second anniversary of the closing date; provided, however, that the representations and warranties relating to due organization and good standing, authorization, binding agreement and ownership shall survive indefinitely. Additionally, fraud claims against Company and Go Fresh shall survive indefinitely. All covenants, obligations and agreements of Company and Go Fresh contained in the Purchase Agreement, including indemnification obligations, shall survive the closing and continue until fully performed in accordance with their terms.

Company and Go Fresh have agreed to indemnify and hold harmless IFMK and its affiliates from (i) the breach of any representation or warranty made by Company and Go Fresh set forth in the Purchase Agreement or in any certificate delivered by Company and Go Fresh pursuant to the Purchase Agreement; (ii) the breach of any covenant or agreement on the part of Company and Go Fresh set forth in the Purchase Agreement or in any certificate delivered by Company and Go Fresh pursuant to the Purchase Agreement; (iii) any action by person(s) who were holders of equity securities of IFMK, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of IFMK, prior to the closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or (iv) any fraud claims.

Governing Law and Dispute Resolution

The Purchase Agreement is governed by New York law. Any disputes under the Purchase Agreement, other than claims for injunctive or equitable relief (including specific performance to strictly enforce the terms of the Purchase Agreement) will be subject to arbitration by the American Arbitration Association to be held in Manhattan, New York. Any claims that are brought before a court will be subject to exclusive jurisdiction of the state and federal courts in New York, New York (and appeals courts), and each party waived its rights to a jury trial in connection therewith. The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity.

Required Vote

Adoption of the Spin-off Proposal requires the affirmative vote of a majority of the voting shares of our common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the Spin-off Proposal is conditioned upon the adoption of the Reverse Split, Name Change, Acquisition and Capital Increase Proposals as well as election of all the directors in the Election of Directors proposal.

Recommendation

THE IFMK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IFMK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SPIN-OFF PROPOSAL.

THE REVERSE SPLIT

The Board has adopted resolutions (i) declaring that filing an amendment to the Company’s Certificate of Incorporation to affect the Reverse Split of our issued and outstanding common stock was advisable, and (ii) directing that a proposal to approve the Reverse Split be submitted to the holders of our common stock for their approval. The Reverse Split of our issued and outstanding common stock will be effected by a reverse split at a ratio of not less than one-for-two and not more than one-for-ten and then a forward stock split of our then issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten immediately following the reverse split at any time prior to [____], 2019, with the exact ratios to be set at a whole number within this range as determined by the Board in its sole discretion. Immediately upon completion of the Reverse Split, our common stock will have a bid price of at least $4.00.

The Board is submitting the Reverse Split to our stockholders for approval with the intent of increasing the market price of our common stock to enhance our ability to meet the continued listing requirements of the Nasdaq Capital Market, to make our common stock sufficiently attractive for Xiaotai to consummate the Acquisition transaction and to ensure that Xiaotai will be able to meet the initial listing requirements of either Nasdaq Capital Market after consummation of the Restructure.

Procedure for Implementing the Reverse Stock Split

The Reverse Split, if approved by our stockholders, would become effective upon the filing (the “RS Effective Time”) of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment that will affect the Reverse Split will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Split if, at any time prior to filing the amendment to the Company’s Certificate of Incorporation, the Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Split. If a certificate of amendment effecting the Reverse Split has not been filed with the Secretary of State of the State of Delaware by the close of business on [ ____], 2019, the Board will abandon the Reverse Split.

Effect of the Reverse Split on holders of IFMK common stock

Depending on the ratio for the Reverse Split determined by the Board, a minimum of two and a maximum of ten shares of existing common stock will be combined into one new share of common stock. The actual number of shares issued after giving effect to the Reverse Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board.

The Reverse Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Split will be rounded up to the next whole number. In addition, the Reverse Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to affect the Reverse Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the RS Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, we will round up to the next whole number.

Accounting Matters

The proposed amendment to the Company’s Certificate of Incorporation will not affect the par value of our common stock per share, which will remain $0.0001 par value per share. As a result, as of the RS Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Federal Income Tax Consequences of the Reverse Split

The following summary describes material U.S. federal income tax consequences of the Reverse Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Although the matter is not clear, it is possible that United States holders whose fractional shares resulting from the reverse stock split are rounded up to the nearest whole share will recognize gain, which may be characterized as either a capital gain or as a dividend, to the extent of the value of such rounded-up amount (i.e., less than one share).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Split.

No Appraisal Rights

Under the DGCL and our charter documents, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Split.

Required Vote

Approval of the Reverse Split Proposal requires an affirmative vote of a majority of the outstanding shares of our common stock. Adoption of the Reverse Split proposal is conditioned upon the adoption of the Acquisition, Spin-off, Capital Increase, and Name Change proposals as well as election of all the directors in the Election of Directors proposal.

THE CAPITAL INCREASE

The Capital Increase

Prior to the execution of the Effective Time, the Company will effectuate the Capital Increase.

Our Board has adopted a resolution approving, and recommends to the stockholders for their approval, a proposed amendment (the “Charter Amendment”) to the Company’s Certificate of Incorporation to authorize the Board, in its discretion, to increase our total authorized shares of capital stock from 1,100,000,000 shares to 1,010,000,000 shares, our authorized shares of Common Stock from 100,000,000 shares to 1,000,000,000 shares and our authorized shares of Preferred Stock from 1,000,000 shares to 10,000,000 shares (the “Capital Increase”).

Purpose and Effects of the Capital Increase

Of the 100,000,000 shares of Common Stock currently authorized, as of [   ], 2019, [   ] shares have been issued.

The Board considers the Capital Increase necessary in order to provide flexibility for potential acquisitions, capital raising and future capital requirements and for use in employee benefit plans, if any. The Company intends to seek to continue to expand its operations which will require additional capital. Such expansion may be accomplished through acquisitions for which the Company may choose to issue equity securities as all or a portion of the purchase price of the acquisition. In addition, the Company may seek to raise additional capital in the future through the issuance of equity securities, such as common stock or securities convertible into common stock.

Once authorized, the additional shares of Common Stock and/Preferred Stock may be issued with approval of the Board but without further approval of the stockholders unless stockholder approval is required by applicable law, rule or regulation. Accordingly, this solicitation may be the only opportunity for stockholders to approve these financings, acquisitions, benefit plans and other corporate transactions. A copy of the Charter Amendment is attached as Annex E.

Effective Date

If the proposed Share Increase is approved, the Charter Amendment would become effective when the filing of the certificate of amendment to the Certificate of Incorporation is accepted and recorded by the office of the Secretary of state of the State of Delaware.

Required Vote

Although the Capital Increase Proposal in itself does not need stockholder vote, the Charter Amendment which includes the Reverse Split Proposal will require approval of majority of the outstanding shares of our common stock. Adoption of the Capital Increase Proposal is conditioned upon the adoption of the Reverse Split, Acquisition, Spin-off and Name Change Proposals as well as election of all the directors in the Election of Directors Proposal.

THE NAME CHANGE

The Name Change

Prior to the execution of the Effective Time, the Company will effectuate the Name Change.

The Board has adopted resolutions (i) declaring that submitting an amendment to the Company’s Certificate of Incorporation to change the Company’s corporate name to “Terran Financial Services Group”, and (ii) directing that a proposal to approve the Name Change be submitted to the holders of our common stock for their approval.

If the Restructure does not occur, an amendment to the Company’s Certificate of Incorporation to affect the Name Change will not be filed with the Delaware Secretary of State, and the Company’s name will not change.

If the amendment to the Company’s Certificate of Incorporation to effectuate the Name Change is approved by the stockholders, and if the Restructure is consummated, the First Article of the Company’s Certificate of Incorporation will be amended to read as follows:

“The name of the Corporation is “Terran Financial Services Group.”  (the “Corporation”).

The Name Change will become effective upon filing a Certificate of Amendment to the Company’s Certificate of Incorporation, which filing will be made immediately following the closing date of the Restructure.

Following implementation of the Name Change, stockholders should continue to hold their existing stock certificates representing Common Stock. Stockholders will not be required to tender their stock certificates in exchange for new certificates with the new name. Stockholders should not destroy any stock certificates and should not deliver any stock certificates to the Company’s transfer agent.

Required Vote

Although the Name Change Proposal in itself does not need stockholder vote, the Charter Amendment which includes the Reverse Split Proposal will require approval of majority of the outstanding shares of our common stock. Adoption of the Name Change proposal is conditioned upon the adoption of the Reverse Split, Restructure, and Capital Increase proposals as well as election of all the directors in the Election of Directors proposal.

THE ELECTION OF DIRECTORS

The nominees listed below have been nominated by the Nominating and Corporate Governance Committee and approved by our Board to stand for election as directors of the Company. Unless such authority is withheld, proxies will be voted for the election of the persons named below, each of whom has been designated as a nominee. If, for any reason, any nominee/director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board may propose.

Board Qualifications and Director Nominees

We believe that the collective skills, experiences and qualifications of our directors provide our Board with the expertise and experience necessary to advance the interests of our stockholders. While the Nominating and Corporate Governance Committee of our Board does not have any specific, minimum qualifications that must be met by each of our directors, the Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the Board. In addition to the individual attributes of each of our current directors described below, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, exhibit commitment to enhancing stockholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience.

Directors and Executive Officers	Age	Position/Title
Baofeng Pan	35	Chairman of the Board of Directors and Director
[●]	[●]	Director
[●](1)	[●]	Independent Director
[●](2)	[●]	Independent Director
[●](3)(4)	[●]	Independent Director

(1)	Chair of the Audit Committee.

(2)	Chair of the Compensation Committee.

(3)	Chair of the Nominating Committee.

(4)	Audit Committee financial expert.

Mr. Baofeng Pan, our founder, has served as the CEO of our operation entities Xiaotai Zhejiang and Yingran Hangzhou since our inception in 2014. Prior to founding our company, Mr. Pan served as the Chairman at Shanghai Tairan Investment Holding Co., Ltd from June 2012 to June 2014. Mr. Pan received a bachelor’s degree in law from Hangzhou Normal University in July 2006.

[DIRECTOR]

[THREE INDEPENDENT DIRECTORS]

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors or director nominees.

Board of Directors and Committees

Director Independence

Following the Acquisition, we will be a “controlled company” under the NYSE Listing Rules because more than 50% of the voting power of our common shares will be held by affiliates of Catalyst. See “Principal and Selling Shareholders.” We intend to rely upon the “controlled company” exception relating to the board of directors and committee independence requirements under the NYSE Listing Rules. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our board of directors consist of a majority of independent directors and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Exchange Act and the NYSE Listing Rules and applicable Canadian securities laws, which require that our audit committee have a majority of independent directors following the Acquisition.

Under the NYSE Listing Rules, an independent director means a person who, in the opinion of our board of directors, has no material relationship with our company. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110—Audit Committees, or NI 52-110. Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with us which could, in the view of our board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.

Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that, and, representing of the members of our board of directors, are “independent” as that term is defined under the NYSE Listing Rules, NI 58-101 and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In making this determination, our board of directors considered the current and prior relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.

We will take steps to ensure that adequate structures and processes will be in place following the Acquisition to permit our board of directors to function independently of management, including for purposes of encouraging an objective process for nominating directors and determining executive compensation. It is contemplated that the independent members of our board of directors will consider, on the occasion of each meeting, whether an in camera meeting without the non-independent directors and members of management would be appropriate and that they will hold an in camera meeting without the non-independent directors and members of management where appropriate.

Members of our board of directors may also serve as members of the boards of other public companies. See “Management—Executive Officers and Directors.” Our board of directors has not adopted a formal director interlock policy, but is keeping informed of other directorships held by its members.

Board Committees

We plan to have three committees following the Acquisition: the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The Compensation Committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The Nominating Committee of the board is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Audit Committee

Our Audit Committee will consist of 3 members following the Acquisition, with [●] serving as chair of the Audit Committee. Our board has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and NYSE Regulations. In addition, our board has determined that [●] qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the NYSE Regulations.

We intend to adopt and approve a charter for the Audit Committee prior to the Acquisition. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our Annual Report on Form 10-K and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviews and approves in advance any proposed related-party transactions and report to the full board of directors on any approved transactions; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to the board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

[●], [●], and [●] will be the members of our Compensation Committee following the Acquisition and [●] shall be the chairman. All members of our Compensation Committee will be qualified as independent under the current definition promulgated by NYSE. We intend to adopt a charter for the Compensation Committee following the Acquisition. In accordance with the Compensation Committee’s Charter, the Compensation Committee shall be responsible for overseeing and making recommendations to the board of directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Governance Committee

[●], [●], and [●] will be the members of our Nominating and Governance Committee immediately prior to the Acquisition where [●] shall serve as the chairman. All members of our Nominating and Governance Committee will be qualified as independent under the current definition promulgated by NYSE. The board of directors intend to adopt and approve a charter for the Nominating and Governance Committee following the Acquisition. In accordance with the Nominating and Governance Committee’s Charter, the Nominating and Corporate Governance Committee shall be responsible to identity and propose new potential director nominees to the board of directors for consideration and review our corporate governance policies.

Vote Required

Adoption of the Election of Directors Proposal requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy and entitled to vote in the election of directors at the meeting. Adoption of the Election of Directors Proposal is conditioned upon the adoption of the Acquisition, Spin-off, Reverse Split, Name Change, and Capital Increase proposals.

See “Management Following the Acquisition” for detailed information on each Director Nominee.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 7, 2019, iFresh Inc. (“the Company” or “IFMK”), entered into certain Share Exchange Agreement (“Exchange Agreement”) with the parent company of shareholders of Xiaotai International Investment Inc. (“Xiaotai”) and Xiaotai. Pursuant to the terms of the Exchange Agreement, IFMK will acquire all the equity interests of Xiaotai. On June 7, 2019, the Company, NYM Holding Inc. (“NYM”) and Go Fresh 365, Inc. (“Go Fresh”), an affiliate of our Chairman, Mr. Long Deng, entered into certain share purchase agreement (the “Purchase Agreement”) and related Restructures providing for the sale by us of NYM which is the holding company for our existing business and operations in exchange for cash consideration of $9.1 million (the “Spin-Off”), so that our only business upon completion of the Acquisition and the Spin-Off will be that of Xiaotai and its subsidiaries. We refer to the Acquisition and Spin-Off collectively as the “Restructure.”

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements presented below are derived from the historical financial statements of IFMK and Xiaotai, adjusted to give effect to the Restructure. To produce the pro forma financial information, the Company used the purchase method of accounting and allocated the purchase price using its best estimates. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and the respective historical financial information from which it was derived, including:

●	The historical financial statements and the accompanying notes of the Company as of and for the nine months ended December 31, 2018, included in the Company’s Quarterly Report on Form 10-Q for the nine months ended December 31, 2018 filed with the SEC on February 14, 2019

●	The historical financial statements and the accompanying notes of the Company as of and for the year ended March 31, 2018, included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 filed with the SEC on June 29, 2018, amended July 03, 2018.

●	The historical financial statements and the accompanying notes of the Company as of and for the nine months ended December 31, 2017, included in the Company’s Quarterly Report on Form 10-Q for the nine months ended December 31, 2017 filed with the SEC on February 14, 2018

●	The historical financial statements and the accompanying notes of Xiaotai as of and for the year ended December 31, 2018, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined balance sheet as of December 31, 2018 gives effect to the Restructure as if it had occurred on December 31, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 gives effect to the Restructure as if it had occurred on January 1, 2018 and carried forward through the twelve months ended December 31, 2019.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the Company in periods following the Restructure may differ significantly from that reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies, and the impact of the incremental costs incurred in integrating Xiaotai. As a result, the pro forma condensed combined financial statements are not intended to represent and does not purport to be indicative of what the combined financial condition or results of operations of the Company and Xiaotai would have been had the Restructure been completed on the applicable dates. In addition, the pro forma financial statements do not purport to project the future financial condition and results of operations of the Company or Xiaotai. In the opinion of management, all necessary adjustments to the unaudited pro forma condensed combined financial statements have been made.

The pro forma financial statements are based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Xiaotai. The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. Pro forma adjustments are those that are directly attributable to the Restructure, are factually supportable and, with respect to the unaudited pro forma statements of operations, are expected to have a continuing impact on the consolidated results. The final consideration paid and the allocation thereof may differ from that reflected in the pro forma financial statements after final valuation procedures are concluded and estimates are refined. The unaudited pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies that could result from the Restructure or any potential reorganization and restructuring expenses.

iFRESH INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	December 31, 2018
	IFMK	Xiaotai International	Pro forma adjustments	Notes	Pro Forma Total

ASSETS
Current Assets
Cash and cash equivalents	$1,573,715	$1,099,729	$7,526,285	(a)(b)	$10,199,729
Restricted cash	-	1,166,470	-		1,166,470
Accounts receivable, net	4,111,371	6,954,131	(4,111,371)	(a)	6,954,131
Inventories	12,322,416	-	(12,322,416)	(a)	-
Prepayments	-	62,288	-		62,288
Loan receivable – a related party	-	21,895,259	-		21,895,259
Other current assets	3,121,761	411,707	(3,121,761)	(a)	411,707

Total Current Assets	21,129,263	31,589,584	(12,029,263)		40,689,584

Property and Equipment, net	20,409,626	830,393	(20,409,626)	(a)	830,393

Other Assets
Advances to related parties	6,570,830	-	(6,570,830)	(a)	-
Intangible assets, net	1,066,670	59,136	(1,066,670)	(a)	59,136
Security deposits	1,234,773	-	(1,234,773)	(a)	-
Goodwill	-	-	-	(d)(f)	-
Deferred tax assets	-	76,676	-		76,676

Total Assets	$50,411,162	$32,555,789	$(41,311,162)		$41,655,789

iFRESH INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	December 31, 2018
	IFMK	Xiaotai International	Pro forma adjustments	Notes	Pro Forma Total

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$14,826,012	$-	$(14,826,012)	(a)	$-
Advance from customers	600,392	220,963	(600,392)	(a)	220,963
Bank borrowings, current, net	21,668,093	-	(21,668,093)	(a)	-
Notes payable, current	105,974	-	(105,974)	(a)	-
Capital lease obligations, current	151,707	-	(151,707)	(a)	-
Due to related parties	-	337,321	-		337,321
Accrued expenses and other liabilities	1,914,716	2,376,836	(1,109,501)	(a)(c)	3,182,051
Income tax payable	-	2,303,183	-		2,303,183
Other payables, current	1,636,208	-	(1,636,208)	(a)	-

Total Current Liabilities	40,903,102	5,238,303	(40,097,887)		6,043,518

Noncurrent Liabilities	7,295,599	-	(7,295,599)	(a)	-

Total Liabilities	48,198,701	5,238,303	(47,393,486)		6,043,518

Shareholders’ Equity
Common stock	1,627	-	25,481	(e)	27,108
Additional paid-in capital	14,019,266	17,200,829	(2,229,526)	(d)(e)	28,990,569
Statutory reserve	-	1,124,285	-		1,124,285
(Accumulated deficit) Retained earnings	(11,808,432)	9,711,153	8,286,369	(a)(b)(c)(d)(f)	6,189,090
Accumulated other comprehensive loss	-	(718,781)	-		(718,781)

Total Shareholders’ Equity	2,212,461	27,317,486	6,082,324		35,612,271

Total Liabilities and Shareholders’ Equity	$50,411,162	$32,555,789	$(41,311,162)		$41,655,789

iFRESH INC.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS

(Expressed in U.S. dollar, except for the number of shares)

	For the Year Ended December 31, 2018
	IFMK	Xiaotai International	Pro forma adjustments	Notes	Pro Forma Total

Sales	$127,633,928	$43,426,099	$(127,633,928)	(a)	$43,426,099
Cost of sales and retail occupancy costs	(102,606,066)	-	102,606,066	(a)	-
Gross profit	25,027,862	43,426,099	(25,027,862)		43,426,099

Operating expenses
Origination and servicing expenses	-	(1,309,433)	-		(1,309,433)
Selling, general and administrative expenses	(32,625,630)	(29,074,530)	32,625,630	(a)	(29,074,530)
Research and development expenses	-	(1,898,107)	-		(1,898,107)
Total operating expenses	(32,625,630)	(32,282,070)	32,625,630		(32,282,070)

(Loss) Income from operations	(7,597,768)	11,144,029	7,597,768		11,144,029

Total other income, net	714	123,313	(714)	(a)	123,313

(Loss) Income before income taxes	(7,597,054)	11,267,342	7,597,054		11,267,342

Income tax expenses	(514,283)	(3,966,502)	514,283	(a)	(3,966,502)

Net (loss) income	(8,111,337)	7,300,840	8,111,337		7,300,840

Loss (Income) per share – Basic and Diluted	(0.50)		0.54		0.03

Weighted average shares outstanding – Basic and Diluted	16,154,392		254,923,675	(b)	271,078,067

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Expressed in U.S. dollar, except for the number of shares)

The following unaudited pro forma condensed combined financial information, prepared based on the share information before reverse split, describes the pro forma effect of the Restructure on our balance sheet as of December 31, 2018 and our statement of operations for the year ended December 31, 2018.

(1)    ACQUISITION OF XIAOTAI INTERNATIONAL AND ESTIMATED PURCHASE PRICE CONSIDERATION

IFMK will acquire 100% of the outstanding shares of Xiaotai through issuance of 254,813,383 of its shares of common stock. This transaction will be accounted for as a “reverse acquisition” since, immediately following completion of the Acquisition, the shareholders of Xiaotai immediately prior to the Acquisition will effectuate control of the Company, through its 94% ownership interest in the post-Restructure entity. For accounting purpose, Xiaotai will be deemed to be the accounting acquirer and IFMK will be deemed to be the accounting acquiree in the transaction.

As the reverse acquisitions occurs between IFMK, a public company (as the legal acquirer) and Xiaotai International, a private company (as the accounting acquirer), the fair value of the legal acquirer’s public stock generally is more reliably determinable than the fair value of the accounting acquirer’s private stock. As such, the determination of the estimated consideration transferred is based on the fair value of the legal acquirer’s stock rather than the fair value of the accounting acquirer’s stock. The value of purchase price consideration will change based on fluctuations in the share price of the Company’s common stock and the number of ordinary shares of Xiaotai International outstanding on the closing date.

The following table summarizes the estimated consideration:

Fair value
Estimated IFMK’s common shares issued in the Restructure	254,813,383
Estimated IFMK’s common shares issued and outstanding after consummation of the Restructure	271,078,067
Estimated ownership ratio held by Xiaotai International’s shareholders after consummation of the Restructure	94%
[X] trading day swap ending [Date]	$1.15
Fair value of IFMK	$18,704,387

(2)    PURCHASE PRICE ALLOCATION

The Company has performed a preliminary valuation analysis of the fair market value of Xiaotai’s assets to be acquired and liabilities to be assumed. Based on the cash consideration of $9.1 million for the Spin-Off of NYM pursuant to the Purchase Agreement dated June 7, 2019, the Company assessed the fair value of its identifiable net assets as $9.1 million. Considering the Spin-Off after the Acquisition, the management did not identify any intangible assets such as customer relationship, trademark, technology or domain name from the Company.

Using the total consideration for the Restructure, the Company has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the Restructure closing date:

Fair value of identifiable net assets	$9,100,000
Identifiable intangible assets	$-
Goodwill	$9,604,387
Total estimated consideration	$18,704,387

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, intangible assets, advanced to related parties and noncurrent liabilities, (2) changes in allocations to goodwill and (3) other changes to assets and liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Expressed in U.S. dollar, except for the number of shares)

(3)    PRO FORMA ADJUSTMENTS

For unaudited pro forma condensed combined income statements

(a)	This adjustment reflects the elimination of revenues, cost of sales, operating expenses, other income and income taxes of NYM.

(b)	This adjustment reflects the adjustment of the weighted average share upon consummation of the Restructure.

For unaudited pro forma condensed combined balance sheets

(a)	This adjustment reflects the elimination of assets and liabilities attributable to NYM;

(b)	This adjustment reflects the receipt of cash consideration at closing of the Spin-Off;

(c)	This adjustment reflects the accrual of nonrecurring Restructure costs not yet recognized in the historical financial statements of $805,215 directly related to the Acquisition;

(d)	This adjustment reflects the elimination of the historical equity of IFMK because IFMK is considered to be the accounting acquirer and reflect goodwill resulting from the acquisition method of accounting based on preliminary estimates of the fair value of the assets and liabilities of IFMK.

(e)	This adjustment reflects the issuance of common shares to consummate the Restructure.

(f)	This adjustment reflects the impairment of goodwill at closing of the Spin-Off.

DESCRIPTION OF IFMK SECURITIES

Given below is a summary of the material features of IFMK’s securities as the date of this proxy. This summary is not a complete discussion of the certificate of incorporation and bylaws of IFMK that create the rights of its stockholders. You are urged to read carefully the certificate of incorporation and bylaws, which have been filed as exhibits to SEC reports filed by IFMK. Please see “Where You Can Find More Information” for information on how to obtain copies of those instruments.

General

Upon completion of the Restructuring and Capital Increase, we will have two authorized classes of stock: Common Stock (1,000,000,000 shares authorized), $.0001 par value, and blank check Preferred Stock (10,000,000,000 shares authorized), $.0001 par value.

Common Stock

Upon completion of the Restructure, we expect there will be [              ] shares of our common stock outstanding based upon [             ] shares of IFMK common stock, par value $0.0001 per share, outstanding as of the Record Date, assuming additional issuance of 254,813,383 shares of common stock by IFMK upon the consummation of the Restructure. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of the Restructuring will be fully paid and non-assessable.

Each outstanding share of common stock has one vote on all matters requiring a vote of the shareholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the voting shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all shareholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

We have authorized one class of 1,000,000 preferred stock for $0.0001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board may determine. As of the date of this proxy statement, no shares of preferred stock are outstanding, and no class of preferred stock has been designated.

Stock Transfer Agent

Our transfer agent is Continental Stock Transfer, 1 State Street, 30th Floor, New York, NY 10004-1561, phone number (212). 509-4000.

DESCRIPTION OF XIAOTAI SECURITIES

Xiaotai is a Cayman Islands company and its affairs are governed by its Memorandum and Articles of Association and Companies Law. As of the date hereof, its authorized share capital is US$50,000.00 divided into 500,000,000 Ordinary Shares with a par value of US$0.0001 each. As of the date of this prospectus, there are 100,000 Ordinary Shares issued and outstanding. The following are summaries of material provisions of our Memorandum and Articles of Association and the Companies Law insofar as they relate to the material terms of its Ordinary Shares.

Ordinary Shares

General. Xiaotai is authorized to issue 500,000,000 Ordinary Shares of par value US$0.0001 each (the “Ordinary Shares”). All of its outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their Ordinary Shares in accordance with the Memorandum and Articles of Association.

Dividends. The holders of its Ordinary Shares are entitled to such dividends as may be declared by its board of directors. Its articles of association provide that its board of directors may declare and pay dividends if justified by its financial position and permitted by law.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each common share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which its shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Memorandum and Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of its shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by its board of directors. Its board of directors may, in its absolute discretion, decline to register any transfer of any common share irrespective of whether the shares is fully paid or the Company has no lien over it. If its board of directors refuses to register a transfer, it shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. Upon completion of the acquisition, we intend to waive its right to refuse transfers of any Ordinary Shares. The registration of transfers may, after compliance with any notice required of the stock exchange on which its shares are listed, be suspended at such times and for such periods as its board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 45 days in any year as its board of directors may determine.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Its board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Companies Law and its Memorandum of Association permit us to purchase its own shares. In accordance with its articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at its option or at the option of the holders of these shares, on such terms and in such manner, provided the requirements under the Companies Law have been satisfied, including out of capital, as may be determined by its board of directors.

Inspection of Books and Records. Holders of its Ordinary Shares have no general right under its articles of association to inspect or obtain copies of its list of shareholders or its corporate records. However, we will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Xiaotai’s memorandum of association authorizes its board of directors to issue additional Ordinary Shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares. Its memorandum of association also authorizes its board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series.

Its board of directors may issue preference shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions. Some provisions of its Memorandum and Articles of Association may discourage, delay or prevent a change of control of the company or management that shareholders may consider favorable, including provisions that authorize Xiaotai’s board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by Xiaotai’s shareholders.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Law subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offer, or may, within a two-month period conversing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Law does not limit the extent to which a company’s Memorandum and Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Its Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent

The Cayman Islands law and its articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder Proposals

The Companies Law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Its articles of association allow its shareholders holding not less than 10% of all voting power of its share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, its articles of association do not provide its shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the Companies Law but its articles of association do not provide for cumulative voting.

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Removal of Directors

Under its articles of association, directors may be removed with or without cause, by an ordinary resolution of its shareholders.

Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders

The Companies Law has no comparable statute. As a result, it cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding up

Under the Companies Law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and its articles of association, the company may be dissolved, liquidated or wound up by an ordinary resolution of its shareholders.

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of Rights of Shares

Under the Companies Law and its articles of association, if its share capital is divided into more than one class of shares, we may vary the rights attached to any class with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of the class.

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Amendment of Governing Documents

As permitted by the Companies Law, its Memorandum and Articles of Association may only be amended with a special resolution of its shareholders.

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by its Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on its shares. In addition, there are no provisions in its Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed

INFORMATION WITH RESPECT TO IFMK

Overview and History

iFresh Inc.(“iFresh”), through its wholly owned subsidiary, NYM, is a fast growing Asian/Chinese grocery supermarket chain in the North Eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since NYM was formed in 1995, it has targeted the Chinese and other Asian populations (collectively, the “Asian Americans”) in the U.S. with a deep cultural understanding of its consumers’ unique consumption habits. iFresh currently has eight retail supermarkets across New York, Massachusetts and Florida, with over 6,862,000 sales transactions in the fiscal year ended March 31, 2017. In addition to retail supermarkets, iFresh operates two in-house wholesale businesses, Strong America Inc. (“Strong America”) and New York Mart Group (“NYMG”), that offer more than 6,000 wholesale products and service to iFresh retail supermarkets and over 1,000 external customers including wholesale stores, retail supermarkets and restaurants. iFresh has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of popular vegetables, fruits and seafood. iFresh’s wholesale businesses and long term relationships with various farms insulate iFresh from supply interruptions, allowing it to remain competitive even during difficult markets.

Based on management’s cultural understanding of the Asian American market, iFresh aims to satisfy the increasing demands of Asian Americans, whose purchasing power has been growing rapidly, for fresh and unique produce, seafood and other groceries that are not found in mainstream supermarkets, such as produce like Shanghai baby bok choy, snap bean, winter gourd, baby Chinese kale, longyan and lychee; a variety of live seafood such as shrimp, clams, lobster, geoduck, and Alaska king crab; and Chinese special groceries like soy sauce, sesame oil, oyster sauce, bean paste, Sriracha, tofu, noodles and dried mushroom. With an in-house logistics team and strong relationships with farms, iFresh is capable of offering high quality specialty perishables at competitive prices. Specialty produce, live seafood and other perishables constituted 60.2% of iFresh’s total sales during the fiscal year ended March 31, 2017.

iFresh’s business began as Strong America, a wholesale business founded in 1995 in Long Island City, New York. Strong America imported food and groceries from China and other East Asian countries and sold them to various types of retailers in the New York area. Witnessing the rapid growth of Chinese immigrants and the potential of this niche market, iFresh opened its first retail supermarket in Chinatown in downtown Manhattan in August 2001. From 2001 to 2014, iFresh expanded steadily, hired a bilingual team that grew into midlevel managers, and reshaped itself into a retail supermarket chain featuring exotic Asian food and other items. Since 2001, iFresh opened five stores in Brooklyn, Flushing, Elmhurst and Manhattan’s Chinatown, where the Asian and Chinese population is highly concentrated. In 2009, iFresh acquired Ming’s supermarket in Boston, Massachusetts. Observing that the Chinese and Asian population was growing quickly in Florida, iFresh opened its first store in Sunrise, Florida in 2012. In 2013, it acquired Zen Supermarket in Quincy, Massachusetts to better cater to the growing demand in the Greater Boston Area.

iFresh currently operates eight retail supermarkets and two wholesales facilities. iFresh plans to strategically expand along the I-95 corridor and eventually operate supermarkets in all states on the east coast.

iFresh believes that the following characteristics of its business shapes its leadership and success in its industry:

●	iFresh provides unique products to meet the demands of the Asian American Market;

●	iFresh has established a merchandising system backed by an in-house wholesale business and by long-standing relationships with farms;

●	iFresh maintains an in-house cooling system with unique hibernation technology that is has developed over 20 years to preserve perishables, especially produce and seafood;

●	iFresh capitalizes on economies of scale, allowing strong negotiating power with upstream vendors, downstream customers and sizable competitors; and

●	iFresh has a proven and replicable track record of management, operation, acquisition and organic growth.

iFresh’s net sales were $130.9 million and $131.2 million for the years ended March 31, 2017 and 2016, respectively. iFresh’s net income was $1.6 million for the year ended March 31, 2017, a decrease of $2.0 million, or 57.4%, from $3.6 million for the year ended March 31, 2016. Adjusted EBITDA was $6.2 million for the year ended March 31, 2017, a decrease of $2.2 million, or 25.7%, from $8.4 million for the year ended March 31, 2016.

In terms of sales by category, perishables, including vegetables, seafood, meat, fruit and hot food (collectively, the “Perishables”), constituted approximately 64% of iFresh’s total annual sales during the fiscal year 2017. Within this category, vegetables and seafood constituted 37.3% of overall annual sales and 58.6% of the sales attributed to Perishables.

The table and graph below depict sales of iFresh by category of iFresh for the fiscal year ended March 31, 2017:

Figure 1 Sales by Category

iFresh’s Business Model

iFresh’s business model features a vertically integrated structure covering upstream supply and downstream retail supermarkets. iFresh has its own wholesale businesses, Strong America and New York Mart Group (“NYMG”), which supply 31% of the items sold in its retail supermarkets with seven self-owned brands, including Family Elephant, Feiyan and Green Acre, and an exclusive distributorship for nine famous foreign brands such as Shuang Deng, A-Sha, Bai Lu and Gu Yue Long Shan. For many years, iFresh has worked with farms that mainly grow Chinese specialty vegetables and fruits and supply the most popular yet hard-to-source vegetables and fruits directly to iFresh supermarkets and maintains long-term and stable relationships with them. iFresh centralizes purchases through one of its wholesale facilities by making quarterly purchase plans and placing weekly order with farms. The long-term relationships with farms and the central purchase management system secure its supply of the most popular vegetables and fruits, even though iFresh doesn’t have any long-term contractual relationships with its farm suppliers. Working with its vendors, iFresh can respond to market trends to avoid supply interruption in high seasons. iFresh has a diversified vendor base and has established sustainable relationships during its 20-year history in this niche market sector.

iFresh’s two wholesale businesses, Strong America and NYMG, collectively provide more than 6,000 wholesale products and services to iFresh’s retail supermarkets and over 1,000 external customers throughout the United States. Such external customers include, but are not limited to, wholesale stores, retail supermarkets and restaurants. The two wholesale arms have distinct focuses: Strong America mainly provides grocery products and services to iFresh retail store and external supermarkets, while NYMG focuses on supplying fresh perishable items to retail supermarkets. Strong America owns the nine exclusive distributorship rights and iFresh’s ten self-owned brands. Strong America acquired its self-owned brands from third parties and integrated them into its wholesale catalog. The ten self-owned brands cover rice, noodles, seasonings (including Chinese spices), frozen vegetables, frozen seafood, and frozen dumplings, which are all popular daily staples for Chinese and other Asian consumers in the United States. Strong America imports over 2,000 items from all over Asia, with products from mainland China, Thailand and Taiwan making up 95% of its total imports. NYMG serves as an important connection to farms in New Jersey and Florida, which ensures reliable supplies of popular vegetables, fruits and seafood to iFresh’s retail stores. The two in-house wholesale arms of iFresh not only secure the supply of products for iFresh’s retail business, but also offer significant synergies in iFresh’s operations.

Produce and groceries are delivered to iFresh supermarkets in New York, Massachusetts and Florida on a daily basis from iFresh’s wholesale facilities, farm partners and external vendors as directed by iFresh’s in-house logistics system. iFresh has an 80,000 square foot warehouse in Long Island City, New York, which serves as its regional distribution center for imported and frozen products. For live seafood or produce, the in-house logistics team uses hibernation technology and the cold-chain network to best ensure freshness from farm to shelf.

With 8 retail  supermarkets in New York, Massachusetts and Florida, mainly in Chinatowns or city centers, and average store sizes over 10,000 square feet, iFresh has over 6.8 million annual sales transactions. At the same time, iFresh continues to reach out to the growing Asian American population living in suburban areas through its online shopping and delivery initiative. iFresh also has successfully exported live lobsters to China, which bears the potential to ignite the demand of a large market.

The graph below depicts iFresh’s business model and its vertically integrated structure:

Figure 2 Business Model of iFresh

iFresh’s Competitive Strengths

Well Recognized Brand in Niche Market

iFresh capitalizes on its established brand and reputation in the following respects:

i. Benefit from cost efficiency and economies of scale:

Unlike many of its direct competitors which are family-owned single stores, iFresh has 8 retail supermarkets. With larger supplies and strong sales, iFresh is often approached by third party vendors and capable of getting competitive prices for a wide range of items. This corporate structure coupled with its wholesale facilities further enables iFresh to best deploy its experienced staff to coordinate stock and to make most use of its infrastructure and distribution network.

ii. Strong negotiation power with vendors and competitors

iFresh is often approached by third party vendors and capable of getting competitive price due to its chain store structure and sustainably strong sale performance. iFresh’s two in-house wholesale facilities are influential in Chinese and Asian goods importing and wholesale industries. At least five of iFresh’s largest direct competitors are also its clients for imported goods, frozen seafood and other frozen products. Additionally, iFresh’s long-standing relationship with farms in New Jersey and Florida reduce its reliance on external vendors. We believe the iFresh brand, scale, in-house wholesale facilities and long-standing relationship with farm partners shaped its negotiation power with vendors and competitors.

iii. Developed Infrastructure

Unlike many of its competitors, iFresh has its own wholesale channel, Strong America, which has been in the business of importing and exporting Chinese and Asian specialty food and groceries for over 20 years. Apart from channel advantages, Strong America specializes in identifying products that are popular among Asian American consumers but rarely found in mainstream stores. Without multi-layer intermediates, iFresh retail supermarkets set such products at competitive prices, not only securing the supply of popular products, but boosting its operation profitability as well. Furthermore, for most commonly needed ingredients like rice, noodles, frozen Chinese and Asian convenience foods, imported snacks and Chinese and Asian seasonings and spices, Strong America established 7 self-owned brands and obtained the exclusive distributorship for 9 famous Chinese brands, as listed in Table 3 and Table 2, respectively. In addition, iFresh has built and maintained relationships with retailers of various sizes. In other words, iFresh’s advantages in market familiarity, established infrastructure, scale, sourcing management capability and well-recognized brand reputation shape a high barrier protecting it from immediate impact of new entrants.

Track Record in Operation and Expansion

i. Record of acquisitions in different locations

Since 2009, iFresh successfully acquired three stores, one in New York and two in Massachusetts. iFresh targeted stores in desirable locations, especially under-performers that iFresh could acquire at an advantageous cost. iFresh then utilized its well-developed in-house distribution networks, corporate infrastructure and long-term relationship with farm partners and third party vendors to boost performance. All three acquired stores realized enhanced and stabilized profit the first year after acquisition.

ii. Adoption of scalable small-box format

iFresh brands itself as a player in the specialty store sector and adopts the small-box format generally adopted in this sector. We believe the small-box format fits into iFresh’s business model and enables it to boost profitability from structural synergy and efficiency.

Compared with iFresh’s mainstream competitors whose average store size normally ranges from 40,000 — 60,000 square feet, the average store size of iFresh is approximately 19,000 square feet with average selling space of approximately 14,000 square feet. iFresh’s adoption of small-box model is rooted on its understanding that customers shop with iFresh mainly for unique produce, seafood and groceries that are difficult to find elsewhere. The small-box format forces iFresh to focus on products that cover the target customer’s unique needs. In addition, the small-box format ensures flexibility, makes it easier for iFresh to discontinue individual products and react quickly to market changes.

Strong Vendor Management

i. Capability to source globally

iFresh has global sourcing capability mainly through Strong America and NYMG. In the aggregate, Strong America and NYMG import over 2,000 items from all over Asia. The top three importing countries are China, Thailand and Taiwan, making up 95% of total imports. iFresh’s wholesale businesses together supply 23% of total goods, in which 6% are imported goods, sold in iFresh retail supermarkets at attractive prices.

Strong America is also the exclusive distributor of nine famous overseas brands, covering cooking wine, yellow wine, rice noodles, seasonings and spices and snacks. They are all famous daily food staple brands in China and are familiar to iFresh’s target customers. We believe that the exclusive distributorship strengthens iFresh brand and its negotiation power among current competitors, new market entrants and consumers. The table below lists the details of iFresh’s exclusive distributorship:

Table 2 Exclusive Distributorship

Company	Name	Trademark	Products	Exclusive Region
Strong America	ShuangDeng(1)		Cooking Wine	East America, Central and South America
Strong America	Gu Yue Long Shan(2)		Yellow Wine	North America
Strong America	Bai Lu(1)		Rice Noodles	East America, Central and South America
Strong America	Igagoe(3)		Soy Sauce	East America, Central and South America
Strong America	A-Sha(4)		Snacks, Noodles	The following states: Alabama, Arkansas, Connecticut, Delaware, Florida, Georgia, Kansas, Louisiana, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia, and West Virginia
Strong America	You Joy(5)		Seasonings and spices	East Coast of the U.S., Midwestern U.S. and Central and South America
Strong America	Hao Ren Jia(6)		Seasonings and spices	U.S. East Coast
Strong America	Da Hong Pao(6)		Seasonings and spices	U.S. East Coast
Strong America	Bei Da Huang(7)		Beans	U.S. East Coast

(1)	Strong America has an exclusive distribution agreement with Fujian International Trade Development Company, Ltd., which granted Strong America exclusive distribution rights for the products registered under the brands of “Shuang Deng” and “Bai Lu” for East America, Central America and South America for a period of five years from October 1, 2015 to September 30, 2020. The agreement can be renewed six months before expiration with the consent of both parties.

(2)	Strong America entered an exclusive distribution agreement with Zhejiang Gu Yue Long Shan Wine Co., Ltd. since January 1, 2015, which granted Strong America exclusive distribution rights for the products registered under the brand of “Gu Yue Long Shan” for North America. Under the consent of both parties, Strong America is currently the sole distributor of “Gu Yue Long Shan” within the North America Region.

(3)	Strong America entered into an exclusive distribution agreement with Igagoe Co., Ltd., which granted Strong America exclusive distribution rights for the products registered under the brand of “Igagoe” for East America, Central America and South America for a period of five years from October 1, 2015 to December 31, 2019. The agreement can be renewed six months before expiration with consents of both parties.

(4)	Strong America has an exclusive distribution agreement with A-Sha Foods USA Co. Inc., which granted Strong America exclusive distribution rights for the products registered under the brand of “A-Sha” for the following states: Alabama, Arkansas, Connecticut, Delaware, Florida, Georgia, Kansas, Louisiana, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia, and West Virginia. Both parties entered the agreement September 8, 2016. As explicated in the agreement, the current term will end until November 7, 2017.

(5)	Strong America has an exclusive distribution agreement with Sichuan Youjia Foodstuffs Co., Ltd., which granted Strong America exclusive distribution right for the products registered under the brand of “You Joy” for the East Coast of the U.S., Midwestern U.S. and Central and South America for a period of five years, from January 1, 2015 till December 31, 2019. The agreement can be renewed six months before expiration with consents of both parties. Strong America agreed to make annual purchase of over RMB 2,200,000 under this agreement.

(6)	Strong America has an exclusive distribution agreement with Sichuan Teway Food Group Co., Ltd., which granted Strong America exclusive distribution rights for the products registered under the brands of “Hao Ren Jia” and “Da Hong Pao” for the region of East Coast of America for a period of three years from July 1, 2014 to July 31, 2019. The agreement can be renewed six months before expiration with consents of both parties.

(7)	Strong America has an exclusive distribution agreement with Beidahuang (Dalian) Ouya International Trade Co., Ltd. (CHINA), which granted Strong America exclusive distribution rights for the products registered under the brands of “Bei Da Huang” for the East Coast of America for a period of one year from August 1, 2016 to July 31, 2017.

ii. Self-owned brands for target customers at competitive prices

Since 2011, Strong America, one of iFresh’s wholesale facilities, established eight brands, covering items such as rice, noodles, Chinese spices and seasonings, frozen vegetables, frozen seafood, and frozen dumplings. They are all popular sellers because they are staples for iFresh’s target customers. iFresh believes that these self-owned brands enable it to enjoy competitive sourcing price, protect it from source and sale interruption, and enhance its negotiating power with existing competitors and new entrants. Also, iFresh Inc. registered its own name as the brand of the supermarket chain stores. The table below provides details regarding iFresh’s self-owned brands.

Table 3 Self-owned brands

Company	Name	Trademark	Products	Registration Number	Registered Time
Strong America	Family elephant		Rice and rice products	4839414	10/27/2015
Strong America	Feiyan		Chinese noodles, Chinese rice noodles, noodles vermicelli	3945424	4/12/2011
Strong America	Green Acre		Dried beans, dried fruit and vegetables, frozen vegetables	4933029	4/5/2016
Strong America	Golden Smell		Processed vegetables and fruits; Noodles, seasoning, edible oil and flavoring combined in unitary packages; Beauty beverages, namely, fruit juices and energy drinks	5035326	12/31/2015
Strong America	Redolent		Rice porridge, namely, congee	N/A	Pending
Strong America	ShuangDeng/ Double Lantern Brand		Cooking wine	N/A	Pending
Strong America	Seastar		Frozen seafood and frozen seafood products	N/A	Pending
Strong America	Huang Duan Xiang 1987		Rice noodles; Chinese rice noodles (bifun, uncooked)	N/A	Pending
iFresh Inc.	I FRESH		Supermarkets	N/A	Pending
iFresh Inc.	I FRESH		Supermarkets	N/A	Pending

Online Grocery Pioneer

To satisfy the needs of the growing suburban Chinese population, iFresh started its online shopping and delivery service in January 2016 and has achieved good growth momentum since then. In May 2016, iFresh launched its mobile App, NYMart, to further enhance the shopping experience for its customers. The online shopping and delivery service currently cover New York, New Jersey and Connecticut. The orders placed and sales have witnessed 7.9 times and 11.9 times growth, respectively, during its fifteen months of operation. With capital support and experienced personnel in place, iFresh believes that online shopping and delivery will be a crucial part in iFresh’s future growth strategy. iFresh’s online grocery initiative witnesses an accumulated transaction volume of 7,964 and accumulated sales of approximately $675,460 from its commencement of operation to March 31, 2017.

Proprietary and in-house Cold Chain System

Since Mr. Long Deng established Strong America in 1995, iFresh has strived to build a proprietary cold-chain logistics system which evolved with the expansion of iFresh. Based on years of experience, iFresh’s logistics team is now capable of delivering frozen goods to more than 20 states in the Eastern U.S. using its unique packing and temperature control technology.

Live Seafood — All live seafood is collected daily from wharfs or markets at midnight, and immediately distributed via in-house logistics to all retail supermarkets. For different species, iFresh maintains different water temperatures and oxygen density in its tanks and containers. Hibernation technology is widely used in the in-house cold-chain system for long distance distribution to best ensure freshness and quality. The hibernation technology even enables iFresh to deliver live lobsters to China with an over 95% survival rate.

Fruit & Vegetables — iFresh adopts different storage technologies based on characteristics of different fruits and vegetables, the knowledge only obtained from years of experience. All vegetables and fruits are delivered and sold on a daily basis, to lower worn rate, lower human cost and keep up the high quality.

Figure 3 Procedure of Store Site Selection

12	WeChat is a popular social media among Chinese speaking communities.

Stores and Operation

iFresh offers well-assorted, high-quality and globally-sourced food products in its stores, with a special focus on perishable categories and hard-to-find products important to its target customers.

Store Layout

We believe that iFresh’s cultural advantage is unique in comparison with its mainstream peers. iFresh’s ability to identify, source, merchandise and market differentiated Asian and Chinese products that sharply meet the need of its target customers are critical to its success. Its centralized merchandising team rigorously rotates, updates and re-evaluates its existing merchandise offerings and regularly tests new products in retailing stores to excite its customers and to better understand customer preference. iFresh maintains a consistent flow of new products in its stores and keeps its product assortment fresh and relevant.

iFresh plans to use consistent decoration across all stores to emphasis iFresh’s brand and evoke a feeling of trustworthiness and consistent high-quality. It puts special focus on seafood and produce because their price and quality are key determining factors of Chinese or Asian customers’ shopping experience. Perishables in aggregate make up approximately 60% of store selling space on average. To optimize usage of available space, iFresh places popular items such as bok choy, lychee, longyan in most noticeable areas, and prices them competitively to attract customer traffic. The idea is to adopt a standardized product display with flexible arrangements customized to the shopping habits of local consumers.

iFresh has a significant focus on perishable product categories which include vegetables, seafood, fruit, meat and prepared foods. In fiscal year ended on March 31, 2017, the perishable categories contributed approximately 64% to iFresh’s total net sales, similar to 60.2% for the year ended March 31, 2016, in alignment with the space occupancy of perishables. The top three sales generators are vegetables, seafood and meat as shown in Table 4 below. iFresh’s focus on perishables came from its years of research and analysis of target customer’s shopping preferences. This also echoed well with conclusions given in Nielsen report that Asian and Chinese Americans prefer to buy fresh and shop for seafood and vegetables most often.

With respect to non-perishables, iFresh has over 6,600 grocery products on shelf ranging from cooking utensils, canned foods, Chinese and Asian seasonings and spices, to domestic and imported snacks. With a small-box format, iFresh is highly selective in its grocery offerings and is flexible enough to remove unprofitable or poor-selling items quickly. 95% of iFresh’s imported groceries are sourced from China, Thailand and Taiwan to meet the diverse demand of not only Chinese Americans but targeted customers originated from east and south-east Asia. In fiscal year ended on March 31, 2017, the non-perishable grocery category contributed approximately 36% to iFresh’s total Net Sales and realized a markup of 29% on average for the year ended March 31, 2017.

The table below depicts the components of net sales and gross margin in detail as of March 31, 2017:

Table 4 Contribution of Categories

Category	Net Sales %	Markup %
Vegetables	21%	30%
Seafood	17%	21%
Meat	14%	29%
Fruit	10%	25%
Hot Food	3%	30%
Perishable Total/Average	64%	27%

Grocery	36%	29%

Management and sale of Perishables

Vegetables — All iFresh stores receive deliveries of vegetables every day and are required to sell out all vegetables on daily basis. iFresh discounts its vegetables after 7:00 p.m., which significantly lowers the storage cost and worn-and-torn rate and improves profitability. In addition, to lower the worn-out rate of green-leaf vegetables due to customer rummage, iFresh usually packs and sells such vegetables in bags. iFresh also displays and sells different kinds of vegetables according to their characteristics. For example, Chinese yams need to be displayed on wood shreds to keep them fresh, while winter melons are typically sold in pieces due to their large size.

Seafood — As an established procedure, in-house merchants of iFresh collect live seafood from wharfs and markets at midnight on a daily basis. The purchases are immediately distributed to all retailing stores via iFresh’s in-house cold chain systems in which hibernation technology keeps seafood alive and ensures their freshness and high-quality. iFresh discounts remaining stock after 7pm, to make space for new deliveries, reduce storage costs and maintain its standard for freshness and quality.

Meat— Since iFresh can sell more body parts of an animal than a mainstream grocery store, the sales it generates from a whole pig, chicken or cattle are much higher than that of mainstream groceries, which leads to higher margin in meat and meat products sales.

Fruit— Almost all of the iFresh’s unique fruit species are seasonal offerings and the quality and price are decisive to customer traffic during high season. Financially, the unique fruit species are sold at higher unit prices and generally offer higher profit margins. iFresh benefits from its long-standing relationship with farm vendors to stay competitive in high seasons and enjoy better sourcing price and higher profit margin from fruit sales.

Hot Food — Hot food options vary among iFresh’s different store locations. iFresh provides prepared Chinese cuisines which require specific cooking utensils and are thus not easily made at home by customers, such as Char Siu, qingtuan, roasted duck, roasted goose, as well as an assortment of dim sums. In addition, iFresh adjusts its hot food offerings periodically based on the responses from customers. As a commitment to freshness and quality, all prepared food in iFresh are made and sold on a daily basis. Leftovers are sold at a discount after 7:00 p.m.

Pricing Strategy

In general, iFresh’s pricing strategy is to provide premium products at reasonable prices. iFresh believes pricing should be based on the quality of products and the shopping experience rather than promotional pricing to drive sales. Its goal is to deliver a sense of value to and foster a relationship of trust with its target and loyal customers.

iFresh adopts different pricing strategies for different food categories. For best sellers such as seafood and core produce such as swimming shrimp and bok choy, iFresh prices competitively and aims to attract consumer traffic. For groceries and dry foods which are usually imported and have a long shelf life, iFresh prices at a premium (average markup of 40%). Due to changes in market conditions and seasonal supply, iFresh’s pricing for seafood and produce are more volatile when compared with other categories. Despite the effects of seasonality, iFresh is able to maintain competitive pricing even in high seasons thanks to its long-standing relationship with its farm partners.

Marketing and advertising

iFresh believes its unique offerings, competitive price of popular produce, and word-of–mouth are major drivers of store sales. Apart from word-of-mouth, iFresh advertises using in-store tastings, in-store weekly promotion signage, cooking demonstrations and product sampling. iFresh also promotes its stores on its official website, uses an electronic newsletter, and/or inserts sales flyers in local Chinese newspapers or magazines on a monthly or weekly basis. iFresh’s online business is marketed mainly on its official website and on WeChat, the most widely-used mobile social app among Chinese immigrations. As of the fiscal years ended March 31, 2017 and 2016, iFresh recognized $533,536 and $572,885 for marketing and advertising expenses, respectively. Overall, iFresh utilized a mixed marketing and advertising methods to enhance iFresh brand and sales, to regularly communicate with its target customers and to strengthen its ability to market new and differentiated products.

Store Staffing and Operations

iFresh adopts a systematic approach to support operations and the sustainable development of stores. The comprehensive support includes, but is not limited to, employee training and scheduling, store design, layout, product sourcing and inventory management systems, especially focusing on perishables. The support enables iFresh to lower worn-and-tear rate, to enhance operating margins and profit and to help build iFresh’s image of a Chinese supermarket chain committed to freshness and high-quality.

Each iFresh retail supermarket is operated with high autonomy. A store manager oversees the general operation and an assistant manager is also appointed to assist the supervision. To ensure expertise in management and high quality of offerings, department managers are also appointed by category at each store. The department managers in each store generally include a vegetable manager, a fruit manager, a seafood manager, a meat manager, a grocery manager and a hot food manager. Since a department manager shoulders the detailed management for the specific category he or she is in charge of, he or she is commonly experienced in this category or has been with iFresh for years and exhibited superior performance. As a group, the store manager and store department managers help to ensure the quality of iFresh’s offerings.

Competition

Food retail is a large and highly competitive industry, but we believe that the market participants in the Chinese supermarket industry, a niche market are highly fragmented and immature. Currently, iFresh faces competition from smaller or dispersed competitors focusing on the niche market of Chinese and other Asian consumers. However, with the rapid growth of the Chinese and other Asian population and their consumption power, other competitors may also begin operating in this niche market in the future. Those competitors include: (i) national conventional supermarkets, (ii) regional supermarkets, (iii) national superstores, (iv) alternative food retailers, (v) local foods stores, (vi) small specialty stores, and (vii) farmers’ markets.

The national and regional supermarket chains are experienced in operating multiple store locations, expansion management and have greater marketing or financial resources than iFresh does. Even though currently they offer only a limited selection of Chinese and Asian specialty foods, they may be able to devote greater resources to sourcing, promoting and selling their products if they choose to do so. The local food stores and markets are small in size with a deep understanding of local preferences. Their lack of scale results in high risk and limited growth potential.

Trademarks and Other Intellectual Property

iFresh owns ten self-owned Trademarks: (i) Family Elephant; (ii) Feiyan; (iii) Green Acre; (iv) Golden Smell; (v) Redolent; (vi) Shuangdeng/Double Lantern Brand; (vii) SeaStar; (viii) Huang Duan Xiang 1987; (ix) I FRESH; and (x) I FRESH. The first four trademarks have been registered with the United Stated Patent and Trademark Office, the latter six were filed throughout 2015 and 2017 and are awaiting approval. iFresh’s self-owned trademarks cover rice and rice products and seasonings and spices, as well as assortment of noodles, frozen vegetables, frozen dumplings and frozen seafood. Trademarks are generally renewed for a 10-year period. We consider iFresh’s trademarks to be valuable assets that diversify customer’s value alternatives, a useful strategy to enhance profit margins and an important way to establish and protect iFresh brand in a competitive environment.

iFresh plans to acquire more brands or even develop NYM-branded products in the near future. iFresh will evaluate the acquisition opportunities on a case by case basis, considering the timing, impact to current products and the product quality. iFresh is not currently in any trademark disputes with any third party.

Insurance

iFresh uses insurance to provide coverage for potential liability for worker’s compensation, automobile and general liability, product liability, director and officers’ liability, employee health care benefits and other casualty and property risks. Changes in legal trends and interpretations, variability in inflation rates, changes in the nature and method of claims settlement, benefit level changes due to changes in applicable laws, insolvency or insurance carriers, and changes in discount rates could all affect ultimate settlements of claims. iFresh evaluates its insurance requirements on an ongoing basis to ensure it maintains adequate levels of coverage.

Properties

iFresh’s headquarters has been located in Long Island City since 1999. The head office is leased at current market rate from a real estate company in which our Chief Executive Officer, Long Deng, has a significant equity interest. The headquarter and the attached warehouse spaces are located in a desirable area in New York City’s up and coming Hunters Point neighborhood. The space can be easily rented to or sold to any third party if not used by us. All of our retail supermarkets lease operating space from various third parties with which we maintain long-term leases averaging approximately 11.9 years. Five of the ten current leases have remaining periods of at least 10 years; and the rest five current leases come with a renewal option ranging from 10 to 20 years. New York Mart Group rents 20,000 square feet of storage from third parties, while Strong America rents 60,000 square feet of storage from a real estate company in which Long Deng, iFresh’s Director, Chief Executive Officer and Chief Operating Officer, has a significant equity and control.

The list below details the information related to iFresh’s leases:

Table 5 iFresh’s leases

Store Name	Location	Gross Sq. Ft.	Lease Start	Lease End	Remaining Years	Renewal Options
New York Mart 8 Ave, Inc.	6023 8th Ave, Brooklyn, NY 11120	15,000	11/1/2011	10/31/2036	19	N/A
New York Mart Roosevelt Inc.	142-41 Roosevelt Ave, Flushing, NY 11354	18,000	6/8/2010	6/7/2040	22	10 years
New York Mart East Broadway Inc.	75 East Broadway, New York, NY 10002	7,500	12/28/2001	10/31/2024	7	5 years
New York Mart Mott St. Inc.	128 Mott Street, New York, NY 10013	12,000	11/1/2010	10/31/2025	8	10 years
New York Mart Ave U 2nd Inc.	17-21 Ave U, Brooklyn, NY 11229	14,000	5/31/2011	8/31/2028	11	N/A
Ming’s Supermarket Inc.	1102 Washington Street, Boston, MA 02118	23,356	1/1/2007	12/1/2026	9	10 years
Zen Mkt Quincy, Inc.	733 Hancock St. Quincy, MA 02170	10,000	3/1/2003	6/30/2023	6	10 years
New York Mart Sunrise Inc.	10101 Sunset Strop Sunrise, FL 33322	15,033	12/1/2010	11/30/2030	13	20 years
	Average	14,170			11.9
Strong America Limited	2-39 54th Ave, Long Island City, NY 11101	59,000	5/1/2016	4/30/2026	9	N/A
Strong America Limited	2-39 54th Ave, Long Island City, NY 11101	10,886	3/1/2017	9/30/2027	10	Auto renewal each year (unless 60 day notice)
New York Mart Group Inc.	55-01 2nd Street, Long Island City, NY 11101	20,000	3/1/2011	2/28/2021	4	N/A
New York Mart Group Inc.	2-39 54th Ave, Long Island City, NY 11101	14,048	3/1/2017	9/30/2027	10	5 years

Employees

As of December 31, 2018, we had approximately 480 employees, 435 of whom are full-time employees and the remaining 55 of whom work part-time. We have 60 employees who have worked for it for 10 years or more. Our employees are not unionized nor, to our knowledge, are there any plans for them to unionize. We have never experienced a strike or significant work stoppage. iFresh regards its employee relations to be good.

Seasonality

As with other participants in the food retail industry, iFresh’s sales are affected by seasonality. First, weekly sales fluctuate throughout the year, with weekends generating more sales over weekdays. Weekends enable customers living further from iFresh’s stores to shop in iFresh’s stores.

iFresh also has higher sales in its third fiscal quarter when customers make holiday purchases. In contrast to conventional supermarkets, iFresh’s are not only affected by U.S. holidays, but by traditional Chinese holidays as well, such as the Spring Festival (in January or February), the Dragon Boat Festival (in June), and the Mid-Autumn Festival (in September or October). Each of the Chinese festivals features a specific traditional food which will be very popular just prior to or at the holiday season. Therefore, iFresh observes not only a general sales increase but also a sharp sales increase for that traditional Chinese food related to the festival.

iFresh’s target customers also believe that food in season is the best. Therefore, popular species of vegetables, fruit and seafood change with season. For example, iFresh target customers will look for longyan and lychee in summer but not in winter even if they are on shelf; similarly, customers look for Chinese dates and sugar cane in winter but never in summer. The seasonality in both customer demand and supply has a direct impact on iFresh’s merchandising, pricing, sales and profitability.

Regulation

iFresh operates in multiple states and is subject to federal, state and local laws and regulations in states it operates. Particularly, the jurisdictions in which it operates regulate the licensing of supermarkets, the sale of alcoholic beverages and the sale of lotteries. iFresh must comply with provisions regulating health and sanitation standards, food labeling, licensing for alcoholic beverages and lottery sales. The manufacturing, processing, formulating, packaging, labeling and advertising of product are subject to regulation by various federal agencies including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture, the Consumer Product Safety Commission and the Environmental Protection Agency. iFresh stores are subject to regular but unscheduled inspections. iFresh stores are also subject to laws governing its relationship with employees including minimum wage requirement, overtime, working conditions, immigration, disabled access and work permit requirements. Certain of iFresh’s parking lots and warehouses and its prepared food sections either have temporary certificates of occupancy or are awaiting certificates of occupancy. In addition, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. iFresh believes that it is in material compliance with laws and regulations in each jurisdiction. iFresh’s compliance with these regulations may require additional capital expenditures and could materially adversely affect its ability to conduct business as planned.

Legal Proceedings

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, contractual disputes, premises claims and employment, environmental, health, safety and intellectual property matters. Although we cannot predict certainty the ultimate resolution of any lawsuits, investigations and claims asserted against it, we do not believe any currently pending legal proceedings to which it is a party will have a material adverse effect on its business, prospects, financial condition, cash flows or results of operations other than the following:

Rent Dispute

Ming’s Supermarket, Inc. (“Ming”), the subsidiary of us, is a tenant at a building located at 140–148 East Berkeley Street, Boston, MA (the “Property”), pursuant to a lease dated September 24, 1999 (the “Lease”). The Lease had a 10-year initial term, followed by an option for two additional 10-year terms. Ming has exercised that first option and the Lease has approximately 15 years remaining if the second option is also exercised. The Lease gives Ming a right of first refusal on any sale of the building.

On February 22, 2015 a sprinkler pipe burst in the Property. This caused the Inspectional Services Department of the City of Boston (“ISD”) to inspect the Property. The ISD found a number of problems which have prevented further use of the Property. The ISD notified both the landlord and the tenant that the Property was originally only permitted for use as an elevator garage, that its use as a warehouse was never permitted, and that a conditional use permit must be obtained from the City of Boston to make such use lawful. Moreover, the Property was found to have major structural issues requiring repair, as well as repairs being needed to the elevator and outside glass. The result of the ISD’s findings was that Ming was ordered not to use the Property for any purpose unless and until the structural and other repairs are completed and a permit is granted from the Boston Zoning Board.

While the Lease provides that the elevator (approximate repair cost $400,000) and outside glass (approximate repair cost $30,000) are the responsibility of the tenant, the structural repairs (approximate cost $500,000) are the landlord’s responsibility under the Lease, unless the structural damage was caused by the tenant’s misuse of the Property. In this regard Ming retained an expert who will testify the structural damage to the building was caused by long term water infiltration and is not the result of Ming’s activities. Ming initially requested that the landlord perform the structural repairs and indicated that upon completion of those repairs, Ming would repair the elevator and the broken glass. In addition, Ming asked the landlord’s cooperation in obtaining the permit to use the Property as a warehouse.

The landlord refused to either perform structural repairs or to cooperate on the permitting. As a result, as of April 2015, Ming stopped paying the landlord rent because it could not use the Property by order of the ISD. The landlord then sued Ming for breach of the Lease and unpaid rent in the Superior Court of Suffolk County in the State of Massachusetts and Ming counterclaimed for constructive eviction and for damages resulting from the landlord’s breach of its duty to perform structural repairs under the Lease.

It would appear the landlord wishes to use the current circumstances to terminate the lease or to cause Ming to abandon it. The Lease is at considerably below market and impairs the landlord’s ability to sell the Property for a high price. The landlord is claiming damages of approximately $470,000 in unpaid rent and additional rent charges under the lease to date, plus for the cost of repairs. Ming is claiming damages in the mount of lost profits of $20,000 to$30,000 per month resulting from the loss of its warehouse space and for the landlord’s failure to undertake its responsibilities under the lease. Ming’s damages also include loss of the benefit of its below market lease. Ming is also seeking an order of the Court directing the landlord to perform the structural repairs.

The parties have been unable to agree on terms of a settlement and a trial will be needed to resolve this matter. A trial date of July 24, 2017 has been scheduled.

Given the complicated fact pattern and myriad of claims and counterclaims, a reasonable and probable estimate as to the potential exposure, if any, cannot be made at this time. While Ming is vigorously contesting any liability on its part for unpaid rent and believes that it will recover damages against the landlord due to Ming’s constructive eviction from the Property. The ultimate outcome of this case is uncertain.

While discovery is ongoing and no guaranties or predications can be made at this time as to ultimate outcome, the Company believes that the facts and the law are favorable for Ming’s as to both its continuing liability for rent and its affirmative claim to recover damages.

Trade order dispute

A lawsuit has been filed against New York Mart Group, Inc. (“NYMG”), a subsidiary of iFresh, and New Sunshine Group, LLC (“New Sunshine”), by SKKR Trading, LLC (“Plaintiff”) for breach of contract and failure to pay. The plaintiff is seeking from NYMG and New Sunshine for principal damages in the amount of $116,878 representing the total amount of invoices Plaintiff is claiming are past due, penalty of $256,000 for the past due invoices and attorney cost which was estimated to be $80,000 to $90,000.

The Plaintiff claimed that NYMG and New Sunshine failed to pay for a shrimp order. NYMG and New Sunshine have raised various defenses, most of which center on the arguments that NYMG and New Sunshine abandoned the Distribution Agreement and did not order, receive or benefit from the shrimp at issue. Rather, the shrimp was ordered by a tenant of NYMG, Hong Hai, who was a completely separate corporation than NYMG or New Sunshine.

The case went to trial on March 12 to15, 2017. On April 17, 2017, the Count ruled in favor of Plaintiff and against NYMG and New Sunshine in the amount of $385,492. NYMG hired a new law firm to appeal the case because it believes that there are new evidences and arguments suggest that NYMG should not be held responsible for these damages. The appeal process will take approximately one year. During the appeal, NYMG will not be required to pay the amount under the Final Judgment.

While discovery is ongoing and no guaranties or predications can be made at this time as to ultimate outcome, the Company and its attorney believe a fair estimate of the chance the Company will prevail on the appeal of the Final Judgment is approximately 50%. The principal shareholder of the Company, Mr. Long Deng, made a personal pledge to pay for the entire amount of the damage if the appeal is ruled against NYMG. The Company did not accrue any of this potential liability.

Forbearance Agreement

On May 20, 2019 (the “Effective Date”), iFresh Inc. (the “Company”), NYM Holding, Inc. (“NYM”), certain subsidiaries of NYM, Mr. Long Deng and KeyBank National Association entered into a forbearance agreement (the “Forbearance Agreement”) with respect to that certain Credit Agreement, dated as of December 23, 2016, as amended, pursuant to which KeyBank National Association, “Keybank” the or “Lender”, made available to NYM, the “Borrower”, a revolving credit facility, a term loan facility, and other credit accommodations. Pursuant to that certain Guaranty Agreement, dated as of December 26, 2016, as amended by several joinder agreements, the Company, certain subsidiaries of NYM and Mr. Long Deng (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) have agreed to guarantee the payment and performance of the obligations of the Borrower under the Credit Agreement (“Obligations”). Terms used but not otherwise defined herein have the meanings ascribed to them in the Forbearance Agreement. Certain material provisions of the Forbearance Agreement are summarized below.

Forbearance. the Lender has agreed to delay the exercise of its rights and remedies under the Loan Agreement based on the existence of certain events of default (the “Specified Events of Default”) until the earlier to occur of: (a) 5:00 p.m. Eastern Time on the 90th day from Effective Date; and (b) a Forbearance Event of Default.

Limited Consent to New Subsidiary. The Lender has agreed to provide its limited consent to the Company creating or acquiring Xiaotai International Investment Inc. as a direct subsidiary.

Conditional Limited Consent to NYM Stock Sale. The Lender has agreed to provide its limited consent to (i) the Company consummating the sale of all of the equity interests of the Borrower held by the Company to Go Fresh 365, Inc., a Florida corporation, (ii) the Company receiving and retaining the proceeds of such sale free and clear of any Lien of the Lender on or in such proceeds, and (iii) remove the Company as a party to the Guaranty and each other Loan Document to which the Company is a party, provided that certain conditions have been satisfied prior to the consummation of such transaction.

Release. The Loan Parties have agreed to release the Lender from any claims the Loan Parties may have against the Lender, including in relation to the Credit Agreement or the Forbearance Agreement.

Forbearance Covenants. The Forbearance Agreement contains customary forbearance covenants and other forbearance covenants, including (but not limited to):

●	All payments and interest shall be paid in immediately available funds when due.
●	Effective as of the Effective Date, interest shall accrue on the Loans at the Stated Rate.
●	The Loan Parties shall retain a chief restructuring officer (“CRO”) acceptable to the Lender, and permit the CRO to access books and records, inspect operations, communicate directly with Lender’s representatives, oversee and supervise a refinance, sale, and/or capital contribution transaction(s) on such terms and conditions, and with proceeds in sufficient amount(s), that will enable the repayment in full of the outstanding Obligations (a “Repayment Transaction”).
●	The Loan Parties and the CRO shall provide telephonic updates to the Lender regarding status of a Repayment Transaction on a bi-weekly basis and as otherwise reasonably requested by the Lender.
●	On or prior to the 89th day following the Effective Dates, an executed Preliminary Transaction Document(s) shall be delivered to the Lender.
●	Provision of other periodic reporting.

Representations and Warranties and Conditions Precedent. The Forbearance Agreement contains customary representations and warranties and conditions precedent, including the Loan Parties must paid, in immediately available funds, a non-refundable forbearance fee of $60,000.00 which forbearance fee shall be deemed fully earned by the Lender on the Effective Date.

Forbearance Events of Default. Each of the following constitutes an immediate default and event of default under the Forbearance Agreement:

●	Failure of the Loan Parties to pay any amounts as and when due and payable under the Forbearance Agreement or any other Loan Document;
●	Failure of any Loan Party to observe any term, condition, or covenant set forth in the Forbearance Agreement or any Loan Document, except for the Specified Events of Default;
●	Any representation or warranty made by any Loan Party is false or misleading in any respect at the time it was made.
●	The occurrence of an Event of Default (other than the Specified Events of Default) under the Credit Agreement or any other Loan Document occur and is continuing.
●	The occurrence of an event, or the existence of a circumstance or condition that has a Material Adverse Effect.
●	The validity, binding nature of, or enforceability of the Forbearance Agreement is disputed by, on behalf of, or in the right or name of any Loan Party or any material term or provision of the Forbearance Agreement is found or declared to be invalid, avoidable, or unenforceable by any court of competent jurisdiction.
●	Any material term or provision of the Forbearance Agreement is found invalid, avoidable, or unenforceable by any court of competent jurisdiction.

Appointment of Co-Chief Restructuring Officers

In connection with negotiations that NYM Holding, Inc. (the “Borrower”), a wholly owned subsidiary of iFresh Inc. (the “Company”), the Company, certain subsidiaries of the Borrower and Mr. Long Deng, the Chief Executive Officer and Chairman of board of directors of the Company are currently having with KeyBank National Association (“KeyBank”), with respect to a certain Credit Agreement, dated as of December 23, 2016, as amended, pursuant to which KeyBank made available to the Borrower, a revolving credit facility, a term loan facility, and other credit accommodations, on May 10, 2019, the Company appointed Mr. Bert Weil and Ms. Margie Kaufman, each a Managing Director of Getzler Henrich & Associates LLC (“GH”), as Co-Chief Restructuring Officers of the Company (“Co-CROs”). The Co-CROs will help lead the Company’s restructuring efforts, subject to the oversight, guidance, control and direction of the Board of Directors and the CEO of the Company.

On May 10, 2019, the Company and GH entered into an engagement letter (the “Engagement Letter”) to provide the Co-CRO services to the Company. Pursuant to the Engagement Letter, the duties of Co-CROs include, but are not be limited to, financial reporting, bank reporting, operations review, KeyBank replacement financing, performing various tasks requested by the Company, and working with other third-party professionals retained by the Company. The Co-CROs will report in a timely manner and consult on key decisions with the Company’s CEO and Vice President, and furnish to the extent possible all financial or other information requested. The Co-CROs will also communicate directly and independently with KeyBank regarding this engagement (the “Services”).

Pursuant to the Engagement Letter, GH will bill the Company weekly for consulting fees and reasonable out-of-pocket expenses incurred by the Co-CROs. Consultation fees will be billed on an hourly basis with rates as follows: $515-$650 for principle or managing director, $385-585 for director or specialists, and $150-385 for associate professionals. The hourly billing rate for Mr. Weil and Ms. Kaufman will be $535. The Company has requested a fixed fee option, under which the fixed rate for Ms. Kaufman will be $19,000 per week capped at $60,000 for the first four weeks of the Services. Any change in the fixed fee rate must be agreed by GH and the Company. Upon execution of the Engagement Letter, the Company has paid GH a retainer in the amount of $35,000, which will be applied to the final bill.

Pursuant to the Engagement Letter, the Company shall cause its insurance broker to procure or to add GH to any existing Directors & Officers insurance policy (“D&O” Policy), send copies of all documentation and other communications regarding the Company’s D&O Policy to GH, and extend the claim period upon any renewal or cancellation of the policy. All GH persons serving as officers of the Company will receive the benefits of indemnification and insurance on the same terms as all other senior executive officers or directors of the Company. GH is not responsible or liable for any decisions or actions of any officer furnished by GH to the Company.

The Engagement Letter can be terminated by either party at any time upon written notice.

Mr. Weil and Ms. Kaufman have no family relationships with any executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers. Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

IFMK Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings.  References to “we,” “us,” “our,” “iFresh” or the “Company” are to iFresh Inc., except where the context requires otherwise.  The following discussion should be read in conjunction with our unaudited condensed financial statements and related notes thereto included elsewhere in this report.

Overview

iFresh Inc. (“we,” “us,” “our,” or “iFresh” or the “Company”) is a Delaware company incorporated in July 2016 in order to reincorporate E-Compass Acquisition Corp. (“E-Compass”) to Delaware pursuant to the Merger Agreement (as defined below). Immediately following the reincorporation, we acquired NYM Holding, Inc. (“NYM”). E-Compass was a blank check company formed for the purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. NYM is an Asian/Chinese grocery supermarket chain in the north-eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. Since NYM was formed in 1995, NYM has been targeting the Chinese and other Asian population in the U.S. with its in-depth cultural understanding of its target customers’ unique consumption habits. iFresh currently has nine retail supermarkets across New York, Massachusetts and Florida, with in excess of 6,920,500 sales transactions in its stores in the fiscal year ended March 31, 2018. It also has two in-house wholesale businesses, Strong America Limited (“Strong America”) and New York Mart Group, Inc. (“NYMG”), covering more than 6,000 wholesale products and servicing both NYM retail supermarkets and over 1,000 external clients that range from wholesalers to retail grocers and restaurants. NYM has a stable supply of food from farms in New Jersey and Florida, ensuring reliable supplies of the most popular vegetables, fruits, and seafood. Its wholesale business and long-term relationships with farms insulate NYM from supply interruptions and sales declines, allowing it to remain competitive even during difficult markets.

Outlook

iFresh’s net sales were $92.7 million and $101.7 million for the nine months ended December 31, 2018 and 2017, respectively. In terms of sales by category, Perishables constituted approximately 60.5% of the total sales for the nine months ended December 31, 2018. iFresh’s net loss was $7.8 million for the nine months ended December 31, 2018, an increase of $7.2 million, or 1072%, from $669,075 of net loss for the nine months ended December 31, 2017. Adjusted EBITDA was ($4.9 million) for the nine months ended December 31, 2018, a decrease of $6.0 million, or 529%, from $1.1 adjusted EBITDA for the nine months ended December 31, 2017.

Factors Affecting iFresh’s Operating Results

The following is a non-exclusive list of factors that may affect iFresh’s operating results.

Seasonality

iFresh’s business shows seasonal fluctuations. Sales in its first and second fiscal quarters (ending June 30 and December 31, respectively) are usually 5% to 10% lower than in its third and fourth quarters (ending December 31 and March 31, respectively). In its third fiscal quarter, customers make holiday purchases for Thanksgiving and Christmas. In its fourth quarter, customers make purchases for traditional Chinese holidays, such as the Spring Festival (Chinese New Year) in January or February.

Competition

The Company faces competition from other Asian supermarkets. In 2018, two of our stores located in Boston and New York experienced significantly decreased sales due to competition from newly opened grocery stores. iFresh’s management believes that this impact is temporary and expects sales to rebound.

Payroll

Minimum wage rates in some states increased. For example, the minimum wage rose from $13 to $15 per hour in New York City. Payroll and related expenses decreased by $2.2 million, or 17% for the nine months ended December 31, 2018 as compared to the same period last year as a result of workforce reductions to reduce costs.

Vendor and Supply Management

iFresh believes that a centralized and efficient vendor and supply management system is a key to profitability. iFresh operates its own wholesale facilities, which supplied about 22% of iFresh’s retail stores’ procurement for the fiscal year ended December 31, 2018. iFresh believes that its centralized vendor management may enhance iFresh’s negotiating power and improve its ability to turn over inventory and vendor payables. Any changes to iFresh’s vendor and supply management system could affect iFresh’s purchasing costs and operating expenses.

Store Maintenance and Renovation

From time to time, iFresh conducts maintenance on the fixtures and equipment for its stores. Any maintenance or renovations could interrupt the operation of our stores and result in a decline of customer volume, and therefore sales volume, but will, in the opinion of management, boost sales after completion. Significant maintenance or renovation would affect our operations and operating results. As of December 31, 2018, three iFresh stores are under renovation and have not opened yet. iFresh incurred $886,640 in expenses for these three stores for the year ended December 31 , 2018. Because these stores are being renovated, they have not yet generated any sales.

Store Acquisitions and Openings

iFresh expects new stores it acquires or opens to be the primary driver of its gains in sales, operating profit, and market share. iFresh’s results will be materially affected by the timing and number of new store additions and the amount of new store opening costs. For example, iFresh would incur rental, utilities, and employee expenses during any period of renovation, which would be recorded as expenses on the income statement and would decrease iFresh’s profit when a store opens. iFresh may incur higher than normal employee costs associated with setup, hiring, training, and other costs related to opening a new store. Operating margins are also affected by promotional discounts and other marketing costs and strategies associated with new store openings, primarily due to overstocking, and costs related to hiring and training new employees. Additionally, promotional activities may result in higher than normal net sales in the first several weeks following a new store opening. A new store builds its sales volume and its customer base over time and, as a result, generally has lower margins and higher operating expenses, as a percentage of sales, than our more mature stores. A new store could take more than a year to achieve a level of operating performance comparable to our existing stores. In January 2019, one of our Glen Cove has been fully operated and started to generate revenue.

How to Assess iFresh’s Performance

In assessing performance, iFresh’s management considers a variety of performance and financial measures, including principal growth in net sales, gross profit, and Adjusted EBITDA. The key measures that we use to evaluate the performance of our business are set forth below:

Net Sales

iFresh’s net sales comprise gross sales net of coupons and discounts. We do not record sales tax as a component of retail revenues as we consider sales tax a pass-through conduit for collecting and remitting sales taxes.

Gross Profit

iFresh calculates gross profit as net sales less the cost of sales and occupancy costs. Gross margin represents gross profit as a percentage of net sales. Occupancy costs include store rental costs and property taxes. The components of our cost of sales and occupancy costs may not be identical to those of our competitors. As a result, our gross profit and gross margin may not be comparable to similar data made available by our competitors.

Cost of sales includes the cost of inventory sold during the period, including the direct costs of purchased merchandise (net of discounts and allowances), distribution and supply chain costs, buying costs and supplies. iFresh recognizes vendor allowances and merchandise volume-related rebate allowances as a reduction of inventories during the period when earned and reflects the allowances as a component of cost of sales as the inventory is sold. Shipping and handling for inventories purchased are included in cost of goods sold.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses primarily consist of retail operational expenses, administrative salaries and benefits costs, marketing, advertising, and corporate overhead.

Adjusted EBITDA

iFresh believes that Adjusted EBITDA is a useful performance measure and can be used to facilitate a comparison of NYM’s operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than GAAP measures alone can provide. iFresh also uses Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including senior executives. Other companies in the industry may calculate Adjusted EBITDA differently than iFresh does, limiting its usefulness as a comparative measure.

iFresh’s management defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, store opening costs, and non-recurring expenses. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing the Company’s ongoing operating performance. Because Adjusted EBITDA omits non-cash items, iFresh’s management believes that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization, and other non-cash charges and more reflective of other factors that affect its operating performance. iFresh’s management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Acquisitions

In July and October 2017, iFresh acquired iFresh Glen Cove Inc. (“Glen Cove”), New York Mart CT, Inc. (“NYM CT”), and New York Mart N. Miami Inc. (“NYM N. Miami”) from Mr. Long Deng, the Company’s Chairman and Chief Executive Officer. The Company accounted for this acquisition as a business combination under ASC 805-50-30 whereby it recognizes assets acquired and liabilities assumed in an acquisition at their historical costs as of the date of acquisition, since the acquisition took place between entities under common control. Prior year financial statements were retrospectively adjusted to combine the financial information of these entities as if the acquisitions occurred at the beginning of the period of transfer.

Results of Operations for the nine months ended December 31, 2018 and 2017

	For the nine months ended December 31		Changes
	2018	2017	$	%
Net sales-third parties	$89,490,417	$94,595,598	$(5,105,181)	(5.4)%
Net sales-related parties	3,186,593	7,136,011	(3,949,418)	(55.3)%
Total Sales	92,677,010	101,731,609	(9,054,599)	(8.9)%
Cost of sales-third parties	66,665,211	69,164,715	(2,499,505)	(3.6)%
Cost of sales-related parties	2,726,605	5,763,537	(3,036,932)	(52.7)%
Occupancy costs	6,118,410	5,670,852	447,558	7.9%
Gross Profit	17,166,784	21,132,505	(3,965,721)	(18.8)%
Selling, general, and administrative expenses	24,608,895	22,866,321	1,742,574	7.6%
Income from operations	(7,442,111)	(1,733,816)	(5,708,295)	329,2%
Interest expense	(1,002,127)	(590,835)	(411,292)	69.6%
Other income	913,678	1,352,941	(439,263)	(32.5)%
Income before income tax provision	(7,530,560)	(971,710)	(6,558,850)	675%
Income tax provision (benefit)	313,833	(302,635)	616,468	(203.7)%
Net income	(7,844,393)	$(669,075)	$(7,175,318)	1072.4%

Net Sales

	For the nine months ended December 31,		Changes
	2018	2017	$	%
Net sales of retail-third parties	$78,736,102	$81,304,740	$(2,568,638)	(3.16)%
Net sales of wholesale-third parties	10,754,315	13,290,858	(2,536,543)	(19.08)%
Net sales of wholesale-related parties	3,186,593	7,136,011	(3,949,418)	(55.34)%
Total Net Sales	$92,677,010	$101,731,609	$(9,054,599)	(8.9)%

iFresh’s net sales were $92.7 million for the nine months ended December 31, 2018, a decrease of $9.0 million, or 8.9%, from $101.7million for the nine months ended December 31, 2017.

Net retail sales to third parties decreased by $2.6 million, or 3.2%, from $81.3 million for the nine months ended December 31, 2017, to $78.7 million for the nine months ended December 31, 2018. The decrease resulted mainly from our Quincy and Boston, Massachusetts stores. The Company believes the sales drop is temporary and caused in part by increased competition in the local market. A new Asian supermarket opened near our Quincy store, and the store is partially under renovation. Due in part to the ongoing renovations and increased competition, sales from our Quincy and Boston stores decreased by $4.1 million. Sales from other stores increased by $1.5 million mainly due to normal business fluctuations. Our total net wholesale sales decreased by $6.5 million from $20.4 million for the nine months ended December 31, 2017 to $13.9 million for the nine months ended December 31, 2018, attributable in part to decreases in sales to related parties. Since this summer, our affiliate companies purchased fruit and vegetables from local farmers to supply more fresh goods to their customers. They relied less on our wholesale subsidiaries to provide products to them. In addition, one of our major affiliated customer New York Mart, Inc is going out of business and sales made to it decreased by $1.5 million.

Cost of sales, Occupancy costs and Gross Profit

Retail Segment	For the nine months ended December 31,		Changes
	2018	2017	$	%
Cost of sales	$58,921,986	$59,327,757	$(405,771)	(0.68)%
Occupancy costs	6,118,410	5,670,852	447,558	7.89%
Gross profit	13,695,706	16,306,131	(2,610,425)	(16.01)%
Gross margin	17.4%	20.1%	-2.7%	-

For the retail segment, cost of sales decreased by $406,000, from $59.3 million for the nine months ended December 31, 2017, to $58.9 million for the nine months ended December 31, 2018. The decrease was consistent with the decrease sales from retail sales.

Occupancy costs consist of store-level expenses such as rental expenses, property taxes, and other store specific costs. Occupancy costs increased by approximately $0.4 million, which was mainly attributable to increased taxes and store specific costs and the rent of the iFresh E. Colonial, Inc. store.

Gross profit was $13.7 and $16.3 million for the nine months ended December 31, 2018 and 2017, respectively. Gross margin was 17.4% and 20.1% for the nine months ended December 31, 2018 and 2017, respectively. The gross profit decreased due to the performance of the Quincy and Boston stores, as mentioned above. The Boston store’s gross profit fell to 21.2% this year, compared to 27.8% at the same time last year. The Quincy store’s gross profit fell from 21.3% this time last year to 15.4%. Both stores’ gross profits have decreased as they react to price pressures from competing local supermarkets.

Wholesale Segment	For the nine months ended December 31,		Changes
	2018	2017	$	%
Cost of sales	$10,469,830	$15,600,495	$(5,130,665)	(32.89)%
Gross profit	3,471,078	4,826,374	(1,355,296)	(28.08)%
Gross margin	24.9%	23.6%	1.3%	-

For our wholesale segment, the cost of sales for the nine months ended December 31 decreased by $5.1 million, or 32.9%, from $15.6 million in 2017 to $10.5 million in 2018. The decrease is consistent with the significant decrease of sales from the wholesale segment in 2017.

Gross profit for the nine months ended December 31 decreased by $1.3 million, or 28%, from $4.8 million in 2017 to $3.5 million in 2018. Gross margin increased by 1.3% from 23.6% to 24.9%. The increase was due to the relatively lower proportion of related party sales to the total wholesale revenue, compared to 2017. Related party wholesale transactions had relatively lower gross profit.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses were $24.6 million for the nine months ended December 31, 2018, an increase of $1.7 million, or 7.6%, compared to $22.9 million for the nine months ended December 31, 2017, which was mainly attributable to the accrual of legal expenses of $1.3 million in three lawsuits in which judgments were entered against us, as well as $0.7 million for stock compensation to employees.

Interest Expense

Interest expense was $1.0 million for the nine months ended December 31, 2018, an increase of $0.4 million, or 69.6%, from $591,000 for the nine months ended December 31, 2017, primarily attributable to the increased loan balance from KeyBank, which was borrowed in the nine month for $5.7 million, as well as increased interest rate in this year compared to last year.

Other income

Other income was $0.9 million for the nine months ended December 31, 2018, which included management and advertising fee income, rental income, lottery sales, and other miscellaneous income. Other income decreased $0.4 million, or 32.5%, from $1.3 million for the nine months ended December 31, 2017. For the nine months ended December 31, 2017, the Company had insurance claim proceeds and lease dispute income in the amount of $620,000.

Income Taxes Provision

We are subject to U.S. federal and state income taxes. Income tax expense was $0.3 million for the nine months ended December 31, 2018, a decrease of $0.6 million, or 204%, compared to $302,000 of income tax benefit for the nine months ended December 31, 2017. The effective income tax rate was -4.2% and 31% for the nine months ended December 31, 2018 and 2017, respectively. The significant decrease of income tax expense was due to the reserve made for deferred tax assets. Due to the Company’s continued operating losses, management determined that the deferred tax assets should be fully reserved.

Net Income (loss)

	For the nine months ended December 31,		Changes
	2018	2017	$	%
Net income (loss)	$(7,844,393)	$(669,075)	$(7,175,318)	1,072%
Net Profit Margin	-8.46%	-0.66%	-7.80%

Net loss was $7.8 million for the nine months ended December 31, 2018, an increase of $7.2 million, or 1,072%, from $669,000 of net loss for the nine months ended December 31, 2017, mainly attributable to the decreased gross margin and increase in selling, general, and administrative expenses described above. Net loss as a percentage of sales was -8.46% and -0.66% for the nine months ended December 31, 2018 and 2017, respectively.

Adjusted EBITDA

	For the nine months ended December 31,		Changes
	2018	2017	$	%
Net loss	$(7,844,393)	$(669,075)	$(7,175,318)	1072%
Interest expense	1,002,127	590,835	411,292	70%
Income tax provision	313,833	(302,635)	616,468	-204%
Depreciation	1,432,173	1,277,863	154,310	12%
Amortization	236,874	236,874	-	0%
Adjusted EBITDA	$(4,859,386)	$1,133,862	$(5,993,248)	-529%
Percentage of sales	-5.2%	1.1%	-6.3%

Loss before income tax, depreciation, and amortization was $4.9 million for the nine months ended December 31, 2018, a decrease of $6.0 million, as compared to income before income tax, depreciation, and amortization of $1.1 for the nine months ended December 31, 2017, mainly attributable to the decrease in net income resulting from decreased sales and increase in selling, general, and administrative expenses and income tax expenses described above. The ratio of Adjusted EBITDA to sales was -5.2% and 1.1% for the nine months ended December 31, 2018 and 2017, respectively.

Results of Operations for the three months ended December 31, 2018 and 2017

	For the three months ended December 31,		Changes
	2018	2017	$	%
Net sales-third parties	$30,397,501	$33,702,943	$(3,305,442)	(9.8)%
Net sales-related parties	906,565	2,160,248	(1,253,683)	(58)%
Total Sales	31,304,066	35,863,191	(4,559,125)	(12.7)%
Cost of sales-third parties	22,610,419	24,696,520	(2,086,101)	(8.4)%
Cost of sales-related parties	753,392	1,811,041	(1,057,649)	(58.4)%
Occupancy costs	2,276,924	1,834,247	442,677	24.1%
Gross Profit	5,663,331	7,521,383	(1,858,052)	(24.7)%
Selling, general and administrative expenses	7,429,877	7,764,416	(334,539)	(4.3)%
Income (Loss) from operations	(1,766,546)	(243,033)	(1,523,513)	627%
Interest expense	(357,301)	(214,198)	(143,103)	66.8%
Other income	321,538	133,526	188,012	140.8%
Income before income tax provision	(1,802,309)	(323,705)	(1,478,604)	456.8%
Income tax provision	-	(39,061)	39,061	(100)%
Net income	$(1,802,309)	$(284,644)	$(1,517,665)	533.2%
Net income attributable to common shareholders	$(1,802,309)	$(284,644)	$(1,517,665)	533.2%

Net Sales

	For the three months ended December 31,		Changes
	2018	2017	$	%
Net sales of retail	$26,980,745	$28,193,022	$(1,212,277)	(4.3)%
Net sales of wholesale-third parties	3,416,756	5,509,921	(2,093,165)	(38)%
Net sales of wholesale-related parties	906,565	2,160,248	(1,253,683)	(58)%
Total Net Sales	$31,304,066	$35,863,191	$(4,559,125)	12.7%

 iFresh’s net sales were $31.3 million for the three months ended December 31, 2018, a decrease of $4.6 million, or 12.7%, from $35.9 million for the three months ended December 31, 2017.

Net retail sales decreased by $1.2 million, or 4.3%, from $28.2 million for the three months ended December 31, 2017, to $27.0 million for the three months ended December 31, 2018. The decrease resulted mainly from our Quincy and Boston, Massachusetts stores, which have been engaged in ongoing lease improvement for several months. The Company believes the decline in sales is temporary and caused in part by increased competition in the local markets. A new Asian supermarket opened near our Quincy store. Due in part to ongoing renovations and increased competition, sales from our Quincy and Boston stores decreased by $1.1 million. Sales from other stores decreased by $0.1 million mainly due to normal business fluctuations. Our total net wholesale sales decreased by $3.3 million, from $7.6 million for the three months ended December 31, 2017 to $4.3 million for the three months ended December 31, 2018, which was attributable to decrease of $1.2 million in sales to related parties and $2.1 million to third parties due to the closing of our one of the two wholesale subsidiaries- New York Mart Group .

Cost of sales, Occupancy costs and Gross profit

Retail Segment	For the three months ended December 31,		Changes
	2018	2017	$	%
Cost of sales	$20,234,411	$20,704,592	$(470,181)	(2.3)%
Occupancy costs	2,276,924	1,834,247	442,677	24.1%
Gross profit	4,469,410	5,654,183	(1,184,773)	(21.0)%
Gross margin	16.6%	20.1%	-3.5%

For the retail segment, gross profit was $4.5 million and $5.7 million for the three months ended December 31, 2018 and 2017, respectively. Gross margin decreased from 20.1% for the three months ended December 31, 2017 to 16.6% for the three months ended December 31, 2017 due to the performance of the Quincy and Boston stores discussed above. The Boston store’s gross profit fell to 21.4% this quarter, compared to 23.3% at the same time last year. The Quincy store’s gross profit fell from 19.8% this time last year to 13.7%. Both stores’ gross profits have decreased as they react to price pressures from competing local supermarkets.

Cost of sales decreased by $470,000, or 2.3%, from $20.7 million for the three months ended December 31, 2017 to $20.2 million for the three months ended December 31, 2018. This change was in line with the decrease in sales for the three months.

Occupancy costs consist of store-level expenses such as rental expense, property taxes, and other store specific costs. Occupancy costs increased by approximately $0.4million, or 24.1%, from $1.9 million for the three months ended December 31, 2017 to $2.3 million for the three months ended December 31, 2018, which was mainly attributable to increased taxes and store specific costs and the rent of the iFresh E. Colonial, Inc. store.

Wholesale Segment	For the three months ended December 31,		Changes
	2018	2017	$	%
Cost of sales	$3,129,400	$5,802,969	$(2,673,569)	(46.1)%
Gross profit	$1,193,921	1,867,200	(673,279)	(36.1)%
Gross margin	27.6%	24.3%	3.3%

For the wholesale segment, cost of sales decreased by $2.7 million, or 46.1%, from $5.8 million for the three months ended December 31, 2017 to $3.1 million for the three months ended December 31, 2018. The decrease in cost of sales was proportional with the decrease in sales.

Gross profit decreased by $0.7 million, or 36%, from $1.9 million for the three months ended December 31, 2017 to $1.2 million for the three months ended December 31, 2018. Gross margin increased by 3.3% from 24.3% to 27.6%. The increase was due to the relatively lower proportion of related party sales to the total wholesale revenue, compared to 2017. Related party wholesale transactions had relatively lower gross profit.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses was $7.4 million for the three months ended December 31, 2018, a decrease of $0.3 million, or 4.3%, compared to $7.7 million for the three months ended December 31, 2017, which is considered as consistent within normal course of business.

Interest Expense

Interest expense was $357,000 for the three months ended December 31, 2018, an increase of $143,000, or 66.8%, from $214,000 for the three months ended December 31, 2017, primarily attributable to the additional $4.0 million borrowed from the KeyBank credit facility in May 2018, compared to the loan balance as of December 31, 2017.

Other income

Other income was $0.3 million for the three months ended December 31, 2018, an increase of $188,000, or 141%, from $133,000 million for the three months ended December 31, 2017, primarily as a result of increased charge of management fee, advertising fee from third parties.

Income Taxes Provision

The Company is subject to U.S. federal and state income taxes. Income tax was $0 for the three months ended December 31, 2018, a decrease of $39,000, or 100%, compared to $39,000 of tax benefit for the three months ended December 31, 2017, which was mainly attributable to reserve made for deferred tax allowance. For the three months ended December 31, 2018, the Company had a loss before tax and the deferred tax assets were fully reserved thus no income tax expense was recorded.

Net Income

	For the three months ended December 31,		Changes
	2018	2017	$	%
Net income (loss)	$(1,802,309)	$(284,644)	$(1,517,665)	(533)%
Net Profit Margin	(5.76)%	(0.79)%	(4.97)%

Net loss was $1.8 for the three months ended December 31, 2018, an increase of $1.5 million, or 533%, from $284,644 of net loss for the three months ended December 31, 2017, mainly attributable to the decrease in gross margin and increase in selling, general, and administrative expenses and higher interest expenses, as described above.

Adjusted EBITDA

Adjusted EBITDA

	For the three month ended December 31,		Changes
	2018	2017	$	%
Net loss	$(1,802,309)	$(284,644)	$(1,517,665)	(533)%
Interest expense	357,301	214,198	143,103	67%
Income tax provision	-	(39,061)	39,061	(100)%
Depreciation	488,688	445,196	43,492	10%
Amortization	101,771	78,958	22,813	29%
Adjusted EBITDA	$(854,549)	$414,647	$(1,269,196)	(306)%
Percentage of sales	(2.7)%	1.2%	(3.9)%

Adjusted EBITDA was a loss of ($0.9 million) for the three months ended December 31, 2018, a decrease of $1.3 million, or 306%, as compared to $0.4 million of EBITDA income for the three months ended December 31, 2017, mainly attributable to increased net loss of approximately $1.5 million. The ratio of Adjusted EBITDA to sales was (2.7)% and 1.2% for the three months ended December 31, 2018 and 2017, respectively.

Liquidity and Capital Resources

As of December 31, 2018, iFresh had cash and cash equivalents of approximately $1.6 million. iFresh had operating losses in fiscal year 2018 and had negative working capital of $19.8 million and $18.4 million as of December 31, 2018 and March 31, 2018, respectively. The long-term KeyBank loan of $21.7 million has been reclassified as short-term because the Company is not in compliance with the KeyBank loan covenants and KeyBank has the option to accelerate payment at any time. The Company did not meet the financial covenant required in the credit agreement with KeyBank National Association (“KeyBank”). As of December 31, 2018, the Company has outstanding loan facilities of approximately $21.7 million due to KeyBank. Failure to maintain these loan facilities will have a significant impact on the Company’s operations. iFresh had funded working capital and other capital requirements in the past primarily by equity contribution from shareholders, cash flow from operations, and bank loans. Cash is required to pay purchase costs for inventory, rental, salaries, office rental expenses, income taxes, other operating expenses and repay debts. iFresh’s ability to repay its current obligation will depend on the future realization of its current assets. iFresh’s management has considered the historical experience, the economy, trends in the retail industry, the expected collectability of the accounts receivables and the realization of the inventories as of December 31, 2018. iFresh’s ability to continue to fund these items may be affected by general economic, competitive and other factors, many of which are outside of our control. If the future cash flow from operations and other capital resources are insufficient to fund its liquidity needs, iFresh may be forced to reduce or delay its expected new store acquisition and openings, sell assets, obtain additional debt or equity capital or refinance all or a portion of its debt. Our working capital position benefits from the fact that it generally collects cash from sales to customers the same day or, in the case of credit or debit card transactions, within a few business days of the related sale.

We have $6.6 million of advances and receivable from related parties that we intend to collect or acquire, and these advances and receivables will be used to offset part of the acquisition consideration for such related parties. For the nine months ended December 31, 2018, the Company and certain institutional investors entered into a securities purchase agreement pursuant to which the Company sold to such investors an aggregate of 1,833,000 shares of common stock and warrants to purchase up to approximately 1,170,000 shares of the Company’s Common Stock in a concurrent private placement, for gross proceeds of approximately $3.75 million. The Company plans to issue additional stock in lieu of cash as part of the acquisition consideration and plans to raise additional capital through sales of Company stock if necessary. The Company intends to use part of the cash generated from operations to fund its online sales initiative.

The Company’s principal liquidity needs are to meet its working capital requirements, operating expenses, and capital expenditure obligations. As of December 31, 2018, the Company remains in noncompliance with the financial covenants of the KeyBank Loan. These conditions continue to raise doubt as to the Company’s ability to remain a going concern.

The following table summarizes iFresh’s cash flow data for the nine months ended December 31, 2018 and 2017.

	For the nine months ended December 31,
	2018	2017
Net cash used in operating activities	$(7,107,612)	$(4,253,663)
Net cash provided by (used in) investing activities	7,795	(180,785)
Net cash provided by (used in) financing activities	8,032,617	2,786,452
Net (decrease) increase in cash and cash equivalents	$932,800	$(1,647,996)

Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation, changes in deferred income taxes, loss on early extinguishment of debt, and the effect of working capital changes. Net cash used in operating activities was approximately $7.1 million for the nine months ended December 31, 2018, an increase of $2.9million, or 67%, compared to $4.2 million used in operating activities for the nine months ended December 31, 2017. The increase was a result of a decrease in net income of $7.2 million.

Investing Activities

Net cash provided by investing activities was approximately $8,000 for the nine months ended December 31, 2018, an increase of $188,000, compared to $181,000 used in investing activities for the nine months ended December 31, 2017. The increase was primarily attributable to the increase in cash receivable from repayment of related party receivables of $4.8 million and offset by increased cash paid for equipment and property acquisition of $1.0 million and increased cash advanced to related party for $3.6 million.

Financing Activities

Net cash provided by financing activities was approximately $8.0 million for the nine months ended December 31, 2018, which mainly consisted of net cash flow from bank loans of $5.7 million, cash received from issuance of stock of $3.7 million, offset by $1.4 million cash paid for loans, notes payable, and capital leases. Net cash provided from financing activities was $2.8 million for the nine months ended December 31, 2017, which mainly consisted of net cash flow from bank loans of $4.3 million, offset by $1.5million cash paid for notes payable and capital leases.

KeyBank National Association – Senior Secured Credit Facilities

On December 23, 2016, NYM, as borrower, entered into a $25 million senior secured Credit Agreement (the “Credit Agreement”) with KeyBank National Association (“KeyBank” or “Lender”). The Credit Agreement provides for (1) a revolving credit of $5,000,000 for making advance and issuance of letter of credit, (2) $15,000,000 of effective date term loan and (3) $5,000,000 of delayed draw term loan. The interest rate is equal to (1) the Lender’s “prime rate” plus 0.95%, or (b) the Adjusted LIBOR rate plus 1.95%. Both the termination date of the revolving credit and the maturity date of the term loans are December 23, 2021. The Company will pay a commitment fee equal to 0.25% of the undrawn amount of the Revolving Credit Facility and 0.25% of the unused Delayed Draw Term Loan Facility. $4,950,000 of the revolving credit was used as of December 31, 2018.

$15,000,000 of the term loan was fully funded by the lender in January 2017. The Company is required to make fifty-nine consecutive monthly payments of principal and interest in the amount of $142,842 starting from February 1, 2017 and a final payment of the then entire unpaid principal balance of the term loan, plus accrued interest on the maturity date.

A Delayed Draw Term Loan was available and would be advanced on the Delayed Draw Funding date (as defined in the Credit Agreement, which is no later than December 23, 2021. A withdrawal of $5 million under the Delayed Draw Term Loan was made as of December 31, 2018.

The senior secured credit facility is secured by all assets of the Company and is jointly guaranteed by the Company and its subsidiaries and contains financial and restrictive covenants. The financial covenants require NYM to deliver audited consolidated financial statements within one hundred twenty days after the fiscal year end and to maintain a fixed charge coverage ratio not less than 1.1 to 1.0 and senior funded debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio less than 3.0 to 1.0 at the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2017. Except as stated below, the senior secured credit facility is subject to customary events of default. It will be an event of default if Mr. Long Deng resigns, is terminated, or is no longer actively involved in the management of NYM and a replacement reasonably satisfactory to the Lender is not made within sixty (60) days after such event takes place.

The Company has been repaying this facility in accordance with its terms. The financial covenants of the Credit Agreement require the Company to maintain a senior funded debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio for the trailing 12 month period of less than 3.00 to 1.00 at the last day of each fiscal quarter. As of December 31, 2018 and March 31, 2018, this ratio was greater than 3.00 to 1.00, and the Company was therefore not in compliance with the financial covenants of the KeyBank loan.

While KeyBank has not yet acted to accelerate payment of the facility, KeyBank considers the Company to be in default and will not make any further advances under the Credit Facility until the Company comes into compliance with the Credit Agreement.

Commitments and Contractual Obligations

The following table presents the Company’s material contractual obligations as of December 31, 2018:

Contractual Obligations (unaudited)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Bank Loans	$21,668,093	$1,470,116	$3,535,371	$16,662,606	—
Estimated interest payments on bank loans	1,534,829	568,229	936,034	30,566	—
Notes payable	261,750	105,974	143,687	12,089	—
Capital lease obligations including interest	721,648	199,182	328,868	193,598	—
Operating Lease Obligations(1)	102,078,211	8,870,400	17,918,638	17,758,312	57,530,861
	$126,264,531	$11,213,901	$22,862,598	$34,657,171	$57,530,861

(1)	Operating lease obligations do not include common area maintenance, utility and tax payments to which iFresh is obligated, which is estimated to be approximately 50% of operating lease obligation.

Off-balance Sheet Arrangements

iFresh is not a party to any off-balance sheet arrangements.

Critical Accounting Estimates

The discussion and analysis of iFresh’s financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with GAAP. These principles require iFresh’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, cash flow and related disclosure of contingent assets and liabilities. The estimates include, but are not limited to, revenue recognition, inventory valuation, impairment of long-lived assets, and income taxes. iFresh bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and the actual results, future financial statements will be affected.

iFresh’s management believes that among their significant accounting policies, which are described in Note 3 to the audited consolidated financial statements of iFresh included in this Form 10-K, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, iFresh’s management believes these are the most critical to fully understand and evaluate its financial condition and results of operations.

Revenue Recognition

In accordance with Topic 606 revenue is recognized at the time the sale is made, at which time our walk-in customers take immediate possession of the merchandise or delivery is made to our wholesale customers. Payment terms are established for our wholesale customers based on the Company’s pre-established credit requirements. Payment terms vary depending on the customer. Based on the nature of receivables no significant financing components exist. Sales are recorded net of discounts, sales incentives and rebates, sales taxes and estimated returns and allowances. We estimate the reduction to sales and cost of sales for returns based on current sales levels and our historical return experience.

Topic 606 defines a performance obligation as a promise in a contract to transfer a distinct good or service to the customer and is considered the unit of account. The majority of our contracts have one single performance obligation as the promise to transfer the individual goods is not separately identifiable from other promises in the contracts and is, therefore, not distinct.

We had no material contract assets, contract liabilities or costs to obtain and fulfill contracts recorded on the Condensed Consolidated Balance Sheet as of December 31, 2018. For the nine and three months ended December 31, 2018, revenue recognized from performance obligations related to prior periods was insignificant.

Inventories

Inventories consist of merchandise purchased for resale, which are stated at the lower of cost or market. The cost method is used for wholesale and retail perishable inventories by assigning costs to each of these items based on a first-in, first-out (FIFO) basis (net of vendor discounts).

The Company’s wholesale and retail non-perishable inventory is valued at the lower of cost or market using weighted average method.

Impairment of Long-Lived Assets

iFresh assesses its long-lived assets, including property and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. The Company groups and evaluates long-lived assets for impairment at the individual store level, which is the lowest level at which independent identifiable cash flows are available. Factors which may indicate potential impairment include a significant underperformance relative to the historical or projected future operating results of the store or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If impairment is indicated, a loss is recognized for any excess of the carrying value over the estimated fair value of the asset group. The fair value is estimated based on the discounted future cash flows or comparable market values, if available.

Income Taxes

iFresh must make certain estimates and judgments in determining income tax expense for financial statement purposes. The amount of taxes currently payable or refundable is accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the fiscal year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in income tax rates is recognized in income in the period that includes the enactment date.

iFresh applies the provisions of the authoritative guidance on accounting for uncertainty in income taxes that was issued by the Financial Accounting Standards Board, or FASB. Pursuant to this guidance, iFresh may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The authoritative guidance also addresses other items related to uncertainty in income taxes, including derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company does not expect the adoption of this guidance will have a material impact on its unaudited condensed consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Basically these amendments provide a screen to determine when a set is not a business. If the screen is not met, the amendments in this ASU first, require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and second, remove the evaluation of whether a market participant could replace missing elements. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company does not expect the adoption of this guidance will have a material impact on its unaudited condensed consolidated financial statements.

In February 2017, the FASB issued ASU No. 2017-05, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets” to clarify the scope of Subtopic 610-20 and to add guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. For public entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. For all other entities, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting,” which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, the ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures. In January 2017, the FASB issued ASU 2017-01, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The standard will be effective for us in the first quarter of our fiscal year 2019. The Company expects that the adoption of this ASU would not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting,” which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company expects that the adoption of this ASU would not have a material impact on the Company’s consolidated financial statements.

INFORMATION WITH RESPECT TO XIAOTAI GROUP

Overview

Xiaotai is a financial technology and information services company that operates an internet lending information intermediary platform providing investors access to a variety of loan products initiated by borrowers in China’s peer-to-peer lending industry. The loan products currently facilitated on Xiaotai’s platform generally range from one-month to twenty-four months. They are either unsecured loans lent based on a borrower’s creditworthiness and assessed repayment ability, or collateralized loans secured by pledged automobiles and other assets. Through its internet lending information intermediary platform, Xiaotai connects individual investors with individual and small business borrowers. Xiaotai currently conducts its business operations exclusively in China.

Supported by its proprietary finance technology, Xiaotai has developed the Zhizi risk control system, which is a comprehensive risk control system and enables the Company to receive a Level III Certificate for Protection of State Information Security awarded by the PRC Ministry of Public Security, the highest level of recognition granted to non-bank institutions in the finance industry for stringent information security management and risk controls. Leveraging its advanced finance technology and innovative, reliable risk control procedures in serving borrowers and investors through its website and mobile applications, Xiaotai provides efficient and effective solutions to address largely underserved personal financing and investment demands of the rapidly-growing middle class population in China. In addition to unsecured loans, borrowers can also borrow from platform investors secured loans to purchase automobiles. These borrowers are required to pledge their automobiles to secure their borrowings until they fully repay the loans. If the borrower were to default, Xiaotai’s platform will proceed to sell the automobile and repay the investor with sales proceeds.

Through Xiaotai’s own marketing efforts including website, mobile phone application and offline channels, Xiaotai acquires investors who are mainly comprised of salary earners and middle-class income families seeking attractive returns at their desired risk levels. Xiaotai’s lending information intermediary platform offers investors equal access to a portfolio of diverse investment products, mainly consisting of individual loan investment products and platform designed portfolio investment products. The minimum capital commitment required for loan investment products is RMB100, and currently the annual rates of return to investors are generally between 6.6% and 11%. As a result of the attractive returns, Xiaotai currently has an investor retention rate of approximately 80%. The delinquency rates for all loans facilitated on Xiaotai’s platform during fiscal years of 2016 and 2017 and 2018 were 1.74%, 3.17% and 6.47%, respectively.

Xiaotai acquires borrowers primarily through online and offline cooperation with several partners in the peer-to-peer lending industry. The cooperation partners acquire borrowers from their online and offline sources and refer them to Xiaotai’s platform following their initial review processes. Borrowers are attracted to the loan products offered on Xiaotai’s platform for their affordability, varieties and transparencies. Since the launch of the platform in September 2014 through December 31, 2018, Xiaotai has facilitated loans in the aggregate principal amount of approximately RMB 25.2 billion, or $3.9 billion for over 2.7 million registered users. Xiaotai generates revenues primarily from loan facilitation fees and loan management fees, each of which is charged to the borrowers. For the years ended December 31, 2018, 2017 and 2016, Xiaotai generated revenues of approximately $43,426,099, $32,791,525 and $6,585,697, respectively.

Xiaotai’s platform generally facilitates two categories of loans: credit loans and consumer loans. Generally the charge rate varies according to the borrower’s credit rating, but does not significantly vary between the following two loan categories. The fee charges range from 6% to 11%.

The credit loans are generally unsecured and mainly for temporary liquidity purposes. The consumer loans are generally for purchase of electronic appliances and low value merchandise. The proportion of consumer loans and revenue percentage are on the rise since Xiaotai believe Xiaotai can gather customer data from these purchase transactions and the customer credit records are more visible based on customer big data as Xiaotai gather their purchases, loan and repayment data over time.

In US$	2016	2017	2018
Loan Amount facilitated	397,614,070	1,223,579,944	2,009,584,463
- Consumer loans	636,273	10,397,162	1,819,575,975
=Credit Loans	396,977,797	1,213,182,782	190,008,488

	2016	2017	2018
Fee revenue percentage from
- Consumer loans	0%	1%	91%
=Credit Loans	100%	99%	9%

Prior to February 2017, Xiaotai used third-party payment companies as agents to administer funding and repayment activities among borrowers, investors, the asset platform and the funding platform and to perform fund settlement functions. In August 2016, the CBRC together with three other PRC regulatory agencies jointly issued “Interim Measures on Administration of Business Activities of Online Lending Information Intermediaries” (“Interim Measures”) The Interim Measures require all P2P lending facilitation intermediary companies to centralize their lending fund transfer and settlement functions to only one commercial bank in order to achieve the separation between fund management which is handled by a commercial bank and transaction management for which the lending information facilitation platform is responsible. Pursuant to the new regulations, Xiaotai entered into a cooperation agreement in May 2017 with Xi’an Bank for it to provide the platform with all services related to the lending fund transfer and repayment.

To date, Xiaotai has financed its operations primarily through cash flows from operations and proceeds from contribution from shareholders. As of December 31, 2018, 2017 and 2016, Xiaotai had cash and cash equivalents of $1,099,729, $33,001,007, and $3,468,461, respectively. Xiaotai intends to grow our business primarily by:

●	Broaden borrower base and enhance market penetration through expanding cooperation relationships with industry partners;

●	Increase its platform transaction volume and user number through enhanced marketing efforts and product and service offerings;

●	Diversify platform investor base;

●	Enhance its risk management capabilities, and

●	Advance its cutting-edge finance technologies.

Competitive Strengths

Xiaotai believes the following competitive strengths contribute to its past success and differentiate it from its competitors:

●	A steady and fast growing online lending information intermediary platform offering diverse loan products and services to investors and borrowers. Xiaotai operates a steady and fast growing online lending information intermediary platform with approximately RMB 25.2 billion loans facilitated to more than 2.7 million customers in China since its inception. Xiaotai’s platform provides borrowers and investors with the opportunity to match and transact a wide variety of loans and related services to serve their credit and investment needs for their respective purposes. Borrowers may obtain loans to fund their personal purchases, education uses, medical procedures, vacation packages, or emergency cash flows for business operations. Investors lend to borrowers based on available capital, interest rate and loan duration fitting their preferences. Investors actively trade on Xiaotai’s information facilitation platform not only because of the wide range of borrowers’ loans and flexible secondary market, but also because they are attracted by Xiaotai’s comprehensive risk management system and proven track record. The platform had reached an aggregate transaction volume of more than RMB1 billion and provided services to a quarter of a million registered users in just over a year of operation since its official launch in September 2014. By December 31, 2018, the aggregate volume of loan transactions exceeded RMB 25.2 billion. Today the platform has surpassed many well-known and well-funded industry competitors and become one of the preferred internet lending information facilitation platforms with a year-over-year revenue growth of 124% and loan growth of 203%.

●	Comprehensive and stringent risk controls and management system. In the online lending industry, technical risk control is the key to the success of a facilitation platform. Xiaotai has built a comprehensive and stringent risk management system, Zhizi risk control system, powered by its proprietary finance technology. The platform uses the fraud detection tools to identify fraud incidents and fraudulent behaviors of prospective borrowers. The Zhizi scoring tools enable Xiaotai to assess potential borrowers’ risk profiles and evaluate their creditworthiness in a market where reliable credit scoring and comprehensive credit reporting are undeveloped. The Zhizi decision tools allow the platform to price loan products corresponding to the risks associated with borrowers and provide investors with quality loans based on their risk preference levels. After loan transactions, the platform compiles data of borrowers on its platform to continually enhance the sophistication and reliability of its risk management system.

●	Effective customer acquisition and expansive borrower reach through close cooperation with industry partners. Leveraging industry partners’ resources and customer base, Xiaotai’s lending information facilitation platform has established close and stable cooperation relationships with online and offline financial and technology industry partners to acquire borrowers for its platform. Based on contractual arrangements, the cooperation partners market the platform lending opportunity and use their own resources to acquire borrowers through their online and offline channels. They refer borrowers to Xiaotai’s lending information facilitation platform after their preliminary reviews of the borrowers’ qualifications. Xiaotai’s platform then conducts its own reviews of the loan applications and, upon approval, matches investors with these borrowers. Through the cooperation partners’ sales and marketing efforts, Xiaotai’s platform is able to effectively expand its borrower base in a cost-efficient fashion. The two-level borrower reviews by both the platform and its cooperation partners help lower the potential risks to the investors and enhance the platform risk management capability. In general, the referring partners guarantee and repay loans on their borrowers’ behalf if delinquencies occur and significantly reduce the delinquency and default rates on the platform. As a result, a substantial majority of platform investors are repeat customers who are attracted to the platform’s relatively low risk, efficient and earning-stable investment opportunities and reinvest their capital with relatively high investor loyalty and customer satisfaction.

●	Advanced and innovative finance technology. Xiaotai’s platform infrastructure is built upon proprietary technology Xiaotai has independently developed. The proprietary technology has supported the operation of the platform safely and stably since the platform’s launching. The platform borrowing and investing operation system is automated using proprietary software, data analytical tools and artificial intelligence. The technology driven system covers the entire lending transaction process, from user registration to loan application information processing, data gathering, fraud detection, credit scoring, borrower-investor matching, agreement execution, and post-lending servicing. The core technology within the platform operation infrastructure is the Zhizi engine within its Zhizi risk control system. This cutting-edge technology enables the information facilitation platform to analyze more than 3000 risk control model data variables, produce analytical results and decisions within seconds, and process 95% of the loan and investment orders, equivalent to the workload of 150 platform employees, without human intervention. The technology driven digital operation system make it possible for investors, borrowers, and Xiaotai’s industry partners to have a user-friendly and superior overall experience in the borrowing and investing processes.

●	Visionary founder and experienced management team. Xiaotai’s founder, Mr. Baofeng Pan, with an education background in Chinese law, has become a leader in China’s finance technology, e-commerce and online lending information services industries. Other members of the senior management team have extensive industry experience, and most of them have previously held senior positions with major e-commerce enterprises, finance technology companies or public companies in China and abroad. Mr. Pan started Xiaotai together with the Company’s COO, Ms. Suchun Wu, with the vision of building Xiaotai into a prominent internet lending information services company in China. They created the Company adhering to the business values they believed in – inclusive finance, small amounts, dispersed risks, operational transparency and regulatory compliance. With his vision and the implemented business strategies, Xiaotai expects to grow into an influential force among the thousands of internet lending information companies currently operating in the China market.

Business Strategies

Xiaotai’s mission is to create value through building trust in peer-to-peer financing. With the belief of “inclusive finance,” Xiaotai is committed to providing safe, transparent and professional online lending information and facilitation services for its customers. To that end, Xiaotai intends to leverage its experience in the internet lending and finance technology services industries and implement the following business strategies:

●	Broaden borrower base and enhance market penetration through expanding cooperation relationships with industry partners. Xiaotai intends to strengthen its strategic cooperation relationships with the existing industry partners, while at the same time cultivating new relationships and cooperation with additional industry peers and partners to expand its customer base and enhance the platform’s brand awareness in the market in order to increase the value of the platform to investors and borrowers.

●	Continue to increase its platform transaction volume and user number through enhanced marketing efforts and product and service offerings. Xiaotai will leverage the strengths of its technology driven platform to continue to grow its market shares in China’s internet lending information services industry in terms of both loan and investment volumes and client participation. To achieve that objective, Xiaotai expects to make additional investment in the development of its brand and brand market awareness. Xiaotai plans to increase both online and offline marketing activities and advertising channels to enhance market awareness of its brand. It also intends to introduce additional products and services. By tailoring products to specific borrower needs, Xiaotai continually seeks to attract new and repeat borrowers and investors to its platforms.

●	Further diversify platform investor base. Xiaotai’s platform investors currently comprise primarily of affluent individuals, middle-class income families and individuals. In addition to expanding investor base in the individual investor market, Xiaotai also intends to further grow investor base through seeking investment participation from institutional investors. Xiaotai plans to further increase its marketing efforts and attract trust funds and other forms of institutional investors to provide lending capital and diversify investor sources.

●	Further enhance its risk management capabilities. As the borrowing and investment volumes continue to increase, Xiaotai will use data and information generated from those transactions to further enhance its risk controls and management system. Xiaotai intends to continue to strengthen its risk management system by further enhancing data analytics capabilities. Xiaotai plans to make further investment in advancing proprietary technology to further enhance its risk control and management system. These measures will enable Xiaotai to continue to increase the efficiency and effectiveness of its platform while strengthening the sophistication of its risk management capabilities.

●	Continue to advance its cutting-edge finance technologies. Xiaotai will continue to make investments in its proprietary technologies in the areas of information collection and processing to continue to enhance its data capacity and pricing efficiency. Xiaotai believes its infrastructure investment will promote the long-term growth of its online lending facilitation platform.

History and Corporate Structure

Xiaotai Cayman was incorporated under the laws of the Cayman Islands as an offshore holding company on July 19, 2018. Xiaotai Cayman owns 100% of the equity interest in Xiaotai HK, a company formed under the laws of the Hong Kong on August 7, 2018. Through Xiaotai HK, Xiaotai indirectly own 100% of the equity interest in Hangzhou Ruiran (“WFOE”), a PRC company established on September 6, 2018. WFOE entered into a series of agreements with Xiaotai Zhejiang, a PRC entity formed on April 29, 2014, and Xiaotai Zhejiang’s shareholders, through which Xiaotai effectively control Xiaotai Zhejiang. WFOE also entered into a series of agreements with Yingran Hangzhou, a company formed under PRC laws on July 5, 2018, and the majority of Yingran Hangzhou’s shareholders, through which Xiaotai effectively control Yingran Hangzhou. Yingran Hangzhou currently does not have any substantial operations. As consideration for entry into such agreements, shareholders of Xiaotai Zhejiang and Yingran Hangzhou received an aggregate of 100,000 Ordinary Shares of Xiaotai Cayman.

Xiaotai Cayman is a Cayman Islands holding company that conducts its business in China through its subsidiaries and variable interest entity, Xiaotai Zhejiang. Xiaotai may rely on dividends from its wholly foreign-owned subsidiary in China for cash requirements. Under PRC laws and regulations, our wholly foreign-owned subsidiary in China may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. These reserves are not distributable as cash dividends.

The following diagram illustrates Xiaotai’s corporate structure, including Xiaotai’s subsidiaries and consolidated variable interest entities, as of the date of this prospectus:

Our Industry and Market Trends

China is the world’s second largest economy, and while its GDP growth was historically driven by exports and investment, more recent growth has primarily been impelled by domestic consumption, according to public reports. The rise of China’s middle class and proliferation of small and medium-sized private enterprises (SMEs) are the main driving forces behind the significant boost in China’s domestic consumption. They also lead to the immense accumulation of personal and household wealth that seeks investments generating attractive returns. The demands for personal consumption and favorable investment products have presented an exciting and challenging opportunity for China’s finance industry.

Historically banks dominated the Chinese financial system, providing about three-fifths of total credit to the private sector. The banking system is fairly concentrated, with the five largest banks splitting almost half the total loan market. The five largest banks are owned by China’s central government and lend mostly to state-owned enterprises, although the proportion has declined substantially in the last decade. After decades of fast expansion, many sectors playing important roles in the economy experienced severe overcapacity and reduced profit. Those factors on the domestic front and the uncertain, slow global economic recovery from the 2008 global financial crisis have contributed to China’s economic slowdown. The economic slowdown had direct effects on China’s financial system and propelled the government to reform and liberalize the financial system. The financial liberalization has allowed more competition among banks and spurred the rapid growth of various nonbank financial institutions, financial service intermediaries and financial services markets. The number and size of nonbank financial institutions, financial service intermediaries and the financial services market in general have increased significantly in recent years. The current system allows various nonbank institutions, financial service intermediary companies and financial markets to play an active role in credit creation, leading to a more diversified financial system. Along with the rise and development of asset management companies, insurance companies and various financial markets, online peer-to-peer (P2P) lending information intermediary platforms emerged and quickly became a major player in the fast-growing financial services industry.

P2P lending information facilitation platforms serve as financial service intermediaries that assist individuals and businesses in locating investors interested in loaning to them. The internet-based financing method and digital technology provide individuals and SME owners access to loans and financial services that they were not easily able to obtain from traditional financial institutions if at all. Borrowers also enjoy a more borrower-friendly experience than traditional bank lending. Meanwhile, investors inject capital to earn higher returns than offered at banking institutions from an investment channel that has historically not been available to them, except to institutional investors.

Financial technology, from digital platforms to big data, to cloud computing, is shaping today’s financial services industry. Online P2P lending has accelerated rapidly in China in the past several years. The robust growth is expected to continue. According to 2015 Annual Report of On-line Lending Industry by the Home of On-line Lending, a Chinese notable online lending industry information service provider, as of the end of 2015, P2P lending has reached RMB982.3 billion ($150 billion), which was four times the amount facilitated by P2P platforms in 2014 of RMB252.8 billion ($41 billion).

Despite the fast-evolving financial services industry landscape and rapid growth of online lending information intermediary platforms, individual and household consumptions in China are still underfinanced. According to iResearch, personal consumer loan balance to GDP ratio was merely 24.2% in 2014, compared to 77.5% for the United States during the same period. In spite of the relatively low ratio, personal consumer loan balance had reached RMB15.4 trillion ($2.4 trillion) by the end of 2014 and is expected to further grow to RMB37.4 trillion ($5.6 trillion) by the end of 2019, at an average annual growth rate of 19.5%, according to the Statistics and Development of Chinese Internet Industry issued by Chinese Internet Network Information Center (http://www.cnnic.cn/hlwfzyj/hlwxzbg/hlwtjbg/201803/t20180305_70249.htm).

The expected rate of growth in personal consumer loans presents an immense growth potential for online lending information services providers. Meanwhile, P2P lending market condition has noticeably improved because of the new industry policies, regulations and administrative measures the government rolled out in 2016 through early 2018 aimed at cracking down on fraudulent bad players that had rocked the P2P lending sector and caused a series of fraud scandals. The new measures have reduced the number of online lending intermediary companies by erasing those noncompliant platforms from market participation which, in turn, benefit compliant companies. Today’s online lending information intermediary platforms are experiencing less and healthier competition which Xiaotai expect will allow Xiaotai to gain a bigger sector market share and optimal business growth.

On the investment front, individual and household investors as well as SME owners have accumulated an increased amount of personal disposal income over the years and are seeking investments with more attractive returns because of the net negative returns on bank deposits after inflation and other adjustments and disappointing performance of equity markets. They have become increasingly more accustomed to and active in investing through online lending information intermediary platforms that directly connect them with borrowers whose loans can generate attractive returns.

As the internet and e-commerce took off in China in the 2000s, smartphones and other portable wireless devices have been playing an increasingly important role in people’s lives. Between 2011 and 2017, the number of internet users in China grew at an annual growth rate of 7.3%, while the number of smartphone users grew at 98.5% with an average annual growth rate of 14%. The use of e-commerce and social media, first through the internet and now through mobile devices, is growing rapidly in China. In 2014, e-commerce and social media reached over 300 million and 470 million people, respectively, and by 2017, the numbers increased to 533 million and 657 million, respectively. E-commerce and social media channels potentially provide valuable data on millions of consumers.

All of those market drivers present a tremendous further growth potential for the online lending and investment financial services sector. To embrace the market opportunity and to provide efficient and optimized financial solutions to borrowers seeking a convenient and affordable credit channel and investors with strong appetite for alternative investment products, Xiaotai has developed an online information intermediary platform that provides benefits to both borrowers and investors. Xiaotai’s website and mobile application allow borrowers to gain easy access to low cost, unsecured or secured credit through digital channels, fast and efficient credit approval process, and various options for different credit needs. Investors benefit from the wide-range of investment products, attractive investment returns, superior services and investor protection through comprehensive risk controls.

Variable Interest Entity Arrangements

In establishing Xiaotai’s business, Xiaotai has used a variable interest entity, or VIE, structure. In the PRC, investment activities by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the PRC Ministry of Commerce, or MOFCOM, and the PRC National Development and Reform Commission, or NDRC and the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List, which became effective on July 28, 2018, where foreign investment holding more than 50% in value-added telecommunications services (except for e-commerce) falls within the Negative List. Xiaotai is considered as foreign investors or foreign invested enterprise under PRC law. The provision of value-added telecommunication business, which Xiaotai conduct through Xiaotai’s VIE, is also within the category under the Negative List in which foreign investment is currently restricted, which makes a VIE structure necessary. In addition, Xiaotai intend to centralize Xiaotai’s management and operation in the PRC without being restricted to conduct certain business activities which are important for Xiaotai’s current or future business but are restricted or might be restricted in the future. As such, Xiaotai believe the agreements between WFOE and Xiaotai Zhejiang are essential for Xiaotai’s business operation. These contractual arrangements with Xiaotai Zhejiang and its major shareholders enable Xiaotai to exercise effective control over Xiaotai Zhejiang and hence consolidate its financial results as Xiaotai’s VIE.

In Xiaotai’s case, WFOE effectively assumed management of the business activities of Xiaotai Zhejiang and Yingran Hangzhou through a series of agreements which are referred to as the VIE Agreements. The VIE Agreements are comprised of a series of agreements as described in details below. Through the VIE Agreements, WFOE has the right to advise, consult, manage and operate Xiaotai Zhejiang and Yingran Hangzhou for an annual consulting service fee in the amount of 100% of net profit of Xiaotai Zhejiang and Yingran Hangzhou. All the Xiaotai Zhejiang shareholders and Yingran Hangzhou shareholders (collectively, the “Participating Shareholders”) have each pledged all of their right, title and equity interests in Xiaotai Zhejiang and Yingran Hangzhou as security for WFOE to collect consulting services fees provided through the Equity Pledge Agreement. In order to further reinforce WFOE’s rights to control and operate Xiaotai Zhejiang and Yingran Hangzhou, the Participating Shareholders have granted WFOE an exclusive right and option to acquire all of their equity interests in Xiaotai Zhejiang and Yingran Hangzhou through the exclusive equity option Agreements.

The VIE Agreements are detailed below as follows:

Equity Interest Pledge Agreements

WFOE, Xiaotai Zhejiang, Yingran Hangzhou and all of the Participating Shareholders, entered into Equity Interest Pledge Agreements, pursuant to which the Participating Shareholders pledged all of their equity interest in Xiaotai Zhejiang and Yingran Hangzhou to WFOE as collateral in order to guarantee the performance of Xiaotai Zhejiang and Yingran Hangzhou’s obligations under the Consulting Services Agreement.

The Participating shareholders shall not transfer the pledged equity interest, place or permit the existence of any security interest or other encumbrance on the pledged equity interest, without the prior written consent of WFOE, except for the performance of the Exclusive Equity Option Agreements executed by the VIE, WFOE, Xiaotai Zhejiang and Yingran Hangzhou on the execution date of the Equity Interest Pledge Agreement. During the term of the pledge, WFOE shall have the right to collect any and all dividends declared or generated in connection with the pledged equity interest. The pledge shall be continuously valid until all payments due under the Consulting Services Agreement have been fulfilled by the VIEs.

Consulting Services Agreements

Pursuant to Consulting Services Agreement by and between WFOE and Xiaotai Zhejiang, WFOE has the exclusive right to provide Xiaotai Zhejiang with technical support, consulting services and management services during the term of the agreement. In exchange, WFOE will be entitled to a service fee that substantially equals to all of the net income of Xiaotai Zhejiang. The service fees may be adjusted based on the services rendered by WFOE in that quarter. Xiaotai Zhejiang has agreed not to engage any other party for the same or similar consultation services without WFOE’s prior consent. The Consulting Services Agreement remains in effect unless Xiaotai Zhejiang fails to pay the services fee or becomes bankrupt or insolvent. Nevertheless, WFOE may terminate the Consulting Services Agreement at any time upon giving 30 days’ prior written notice to Xiaotai Zhejiang and the Xiaotai Shareholders.

Pursuant to a Consulting Services Agreement by and among WFOE, Yingran Hangzhou and each of the Yingran Hangzhou equity shareholders, or Yingran Shareholders, WFOE has the exclusive right to provide Yingran Hangzhou with technical support, consulting services and management services during the term of the agreement. In exchange, WFOE will be entitled to a service fee that substantially equals to all of the net income of Yingran Hangzhou. The service fees may be adjusted based on the services rendered by WFOE in that quarter. Yingran Shareholders and Yingran Hangzhou have agreed not to engage any other party for the same or similar consultation services without WFOE’s prior consent. The term of the Consulting Services Agreement remains in effect unless Yingran Hangzhou fails to pay the services fee or becomes bankrupt or insolvent. Nevertheless, WFOE may terminate the Consulting Services Agreement at any time upon giving 30 days’ prior written notice to Yingran Hangzhou and the Yingran shareholders.

Operating Agreements

Pursuant to an Operating Agreement by and among WFOE, Xiaotai Zhejiang and each of the Xiaotai Shareholders, Xiaotai Zhejiang or Xiaotai Shareholders shall not, without the prior written consent of WFOE, conduct any transactions which may materially affect the assets, obligations, rights or the operations of Xiaotai Zhejiang (excluding proceeding with Xiaotai Zhejiang’s normal business operation). Xiaotai Zhejiang and Xiaotai Shareholders also jointly agree to accept the corporate policies or advice provided by WFOE in connection with Xiaotai Zhejiang’s daily operations, financial management and the employment and dismissal of Xiaotai Zhejiang’s employees. Xiaotai Shareholders shall appoint such individuals as recommended by WFOE to be Directors of Xiaotai Zhejiang and shall appoint members of WFOE’s senior management as Xiaotai Zhejiang’s General Manager, Chief Financial Officer, and other senior officers (as defined in the Operating Agreement). Unless by the early termination of WFOE, the Operating Agreement remains in effect until Xiaotai Zhejiang’s operation term expires.

Pursuant to an Operating Agreement by and among WFOE, Yingran Hangzhou and each of the Yingran Shareholders, Yingran Hangzhou or Yingran Shareholders shall not, without the prior written consent of WFOE, conduct any transactions which may materially affect the assets, obligations, rights or the operations of Yingran Hangzhou (excluding proceeding with Yingran Hangzhou’s normal business operation). Yingran Hangzhou and Yingran Shareholders also jointly agree to accept the corporate policies or advice provided by WFOE in connection with Yingran Hangzhou’s daily operations, financial management and the employment and dismissal of Yingran Hangzhou’s employees. Yingran Shareholders shall appoint such individuals as recommended by WFOE to be Directors of Yingran Hangzhou and shall appoint members of WFOE’s senior management as Yingran Hangzhou’s General Manager, Chief Financial Officer, and other senior officers (as defined in the Operating Agreement). Unless by the early termination of WFOE, the Operating Agreement remains in effect until Yingran Hangzhou’s operation term expires.

Exclusive Equity Option Agreements

Pursuant to an Exclusive Equity Option Agreement by and among WFOE, Xiaotai Zhejiang and each of the Xiaotai Shareholders, Xiaotai Shareholders jointly and severally grant WFOE an exclusive option to purchase at any time in part or in whole their equity interests in Xiaotai Zhejiang for a purchase price equal to the capital paid by the Xiaotai Shareholders, pro-rated for purchase of less than all the equity interest. WFOE may exercise such option at any time until it has acquired all equity interests of Xiaotai Zhejiang, and freely transfer the option to any third party. The Exclusive Equity Option Agreement terminates in ten years but can be renewed by WFOE at its discretion.

Pursuant to an Exclusive Equity Option Agreement by and among the WFOE, Yingran Hangzhou and each of the Yingran Shareholders, Yingran Shareholders irrevocably grant WFOE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase at any time in part or in whole their equity interests in Yingran Hangzhou for a purchase price equal to the capital paid by the Yingran Shareholders, pro-rated for purchase of less than all the equity interest. WFOE may exercise such option at any time until it has acquired all equity interests of Yingran Hangzhou, and freely transfer the option to any third party. The Exclusive Equity Option Agreement terminates in ten years but can be renewed by WFOE at its discretion.

Voting Rights Proxy Agreement

Each of the Xiaotai Shareholders and Yingran Shareholders has entered into a voting rights proxy agreement, or the Voting Rights Proxy Agreement, pursuant to which each of the Xiaotai Shareholders and Yingran Shareholders has authorized WFOE to act on his or her behalf as the exclusive agent and attorney with respect to all matters concerning the shareholding, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights that shareholders are entitled to under PRC law and the VIE’s bylaws, including but not limited to the sale or transfer or pledge or disposition of the such shareholder’s shareholding in part or in whole; and (c) designating and appointing on behalf of the shareholders legal representative, executive director, supervisor, chief executive officer and other senior management members of the VIEs. The agreement shall remain in effective for the longest time then permitted under applicable PRC laws.

The Company has concluded that the Company is the primary beneficiary of Xiaotai Zhejiang and Yingran Hangzhou and should consolidate their financial statements. The Company is the primary beneficiary based on the Voting Rights Proxy Agreement entered into as part of the VIE Agreements that each equity holder of Xiaotai Zhejiang and Yingran Hangzhou assigned their rights as a shareholder of Xiaotai Zhejiang and Yingran Hangzhou to WFOE. These rights include, but are not limited to, attending shareholders’ meetings, voting on matters submitted for shareholder approval and appointing legal representatives, executive director, supervisor, chief executive officer and other senior management members. As such, the Company, 100% controlling WFOE, is deemed to hold all of the voting equity interest in Xiaotai Zhejiang and Yingran Hangzhou. For the periods presented, the Company has not provided any financial or other support to either Xiaotai Zhejiang or Yingran Hangzhou. However, pursuant to the Consulting Services Agreement, the Company may provide complete technical support, consulting services and management services during the term of the VIE agreements. Though not explicit in the VIE agreements, the Company may provide financial support to Xiaotai Zhejiang and Yingran Hangzhou to meet its working capital requirements and capitalization purposes. The terms of the VIE Agreements and the Company’s plan of financial support to the VIEs were considered in determining that the Company is the primary beneficiary of the VIEs. Accordingly, the financial statements of the VIEs are consolidated in the Company’s consolidated financial statements.

Based on the foregoing VIE Agreements, WFOE has effective control of both Xiaotai Zhejiang and Yingran Hangzhou which enables WFOE to receive all of their expected residual returns and absorb the expected losses of VIEs. Accordingly, the Company consolidates the accounts of Xiaotai Zhejiang and Yingran Hangzhou for the periods presented herein, in accordance with Accounting Standards Codification, or ASC, 810-10, Consolidation.

Borrowers

Borrower Base and Acquisition

Xiaotai facilitates loans to borrowers from different income levels with diverse customer profiles. Borrowers on Xiaotai’s platform include individuals and small and micro enterprise owners with sufficient income, pledgeable assets, or satisfactory credit history. Xiaotai believes borrowers with these characteristics present lower risks to its investors.

Xiaotai acquires borrowers principally through referrals from its eight cooperation partners in the industry. Under the contractual arrangements, Xiaotai’s cooperation partners refer borrowers to Xiaotai for matching loans from investors, and the cooperation partners earn fees from the borrowers they refer on a one-time basis, however, the fee charge belong to the cooperation partners and do not have bearings with Xiaotai, therefore these fees are not reflected in Xiaotai’s financial statements. Xiaotai does not pay any compensation to its partners for borrower referrals. Xiaotai then provide loan facilitation services to those borrowers directly. Once a potential borrower is referred to Xiaotai, all the remaining aspects of the borrowing process are handled via Xiaotai’s online platform from application to credit assessment, matching, funding and after-lending servicing. Borrowers are required to enter into a user agreement and a borrower service agreement with Xiaotai after their loan applications are submitted to the platform.

Company Name	Asset recommended	Exclusive or not
Zhejiang Fengtai Technology Co., Ltd.	Credit loans	Y
Xiaomifeng Financing Leasing Co., Ltd.	Credit loans and consumer loans	Y
Chongqing Lingyong Information Technology Co., Ltd.	Credit loans	Y
Neimenggu Mingbo Information Technology Co., Ltd.	Credit loans	Y
Chengdu Youkehuachuang Information Technology Co., Ltd.	Credit loans	Y
Dalian Juzifenqi Technology Co., Ltd.	Credit loans	Y
Ningbo Lituo Information Technology Co., Ltd.	Credit loans	N
Dafeiyundai Technology Co., Ltd.	Credit loans	N

This borrower acquisition model has allowed Xiaotai to utilize its partners’ resources and efforts to increase the number of borrowers and the total amount of loan facilitated on Xiaotai’s platform. Regarding the total amount of loan facilitated on Xiaotai’s platform, in the year ended December 31, 2017, Xiaotai facilitated 244,779 loans with a total transaction volume of RMB8.3 billion, compared to 24,660 loans for a total loan amount of RMB2.6 billion in the year ended December 31, 2016. In the year ended December 31,2018, Xiaotai facilitated 532,148 loans with a total transaction amount of RMB13.2 billion.

Loan Products Offered to Borrowers

Xiaotai’s lending information facilitation platform primarily facilitates two categories of loans for individual borrowers and business owners, including credit loans and consumer loans. Generally the charge rate varies according to the borrower’s credit rating, but does not significantly vary between the following two loan categories. The fee charges range from 6% to 11%.

In US$	2016	2017	2018
Loan Amount facilitated	397,614,070	1,223,579,944	2,009,584,463
- Consumer loans	636,273	10,397,162	1,819,575,975
=Credit Loans	396,977,797	1,213,182,782	190,008,488

	2016	2017	2018
Fee revenue percentage from
- Consumer loans	0%	1%	91%
=Credit Loans	100%	99%	9%

Credit Loans.

Credit loans are standard loans that are lent based on a borrower’s creditworthiness and assessed repayment ability. They are unsecured loans with no property pledge or third party guarantee as a condition to the loan approval. This type of loans is designed for borrowers who have established a credit history and have a stable income source or sufficient assets. Borrowers include middle-class salary earners living in the largest metropolitans to fourth tier small cities throughout China, small and micro enterprise owners, blue-collar workers, farmers and young couples.

Credit loans typically have a term of 1 months to 24 months and a principal amount ranging from RMB1,000 to RMB50,000. The interest rates of the loans generally range between approximately 6.6% and 11%.

Credit loans generally have different requirements for the qualification approval than non-credit loans, because the lending decision is made based principally on the borrower’s creditworthiness and overall debt repayment history and records. In comparison, non-credit loans may impose guarantee, a higher income level or certain other requirements as a condition for loan approval.

Consumer Loans.

Consumer loans are unsecured loans that are borrowed for personal consumer purposes, such as for travel, education, medical treatment, plastic surgery, or general consumption uses. The investor fund for this type of loans, upon approval, is earmarked to be remitted to the designed vendors from whom a borrower has purchased goods or received services, and the borrower may not receive the loan fund directly from the investor. The uses of this category of loans are for directly paying the spending amounts due different vendors to pay off the borrower’s purchases. The type of loan products addresses the need of those borrowers who may not be able to borrow from, or are underserved by, the traditional personal financing channels including commercial banks. Borrowers range from individual borrowers living in small cities to business owners residing in largest metropolitans in China.

Consumer loans typically have a term of 1 months to 24 months and a principal amount ranging from RMB600 to RMB50,000. The interest rates of the loans generally range between approximately 6.6% and 11%. These loans are simple and convenient products designed to be easy for borrowers to apply on the online platform.

Prior to February 2018, almost all loans invested by Xiaotai platform investors were lent to borrowers through loan transfers by Xiaotai’s cooperation partners (i.e., the asset platform). During that process, borrowers applied for loans at the source with the asset platform, and the asset platform lent to the borrowers following its own approval process and entering into loan agreements with the borrowers. The asset platform then initiated a loan transfer on Xiaotai’s lending facilitation platform (i.e., the funding platform). After the funding platform authenticated the loans made by the asset platforms, the loans were posted on the funding platform for transferring to new investors on the secondary market. Once investors on Xiaotai’s platform purchased the loans from the asset platform, the new investors and the asset platform entered into a credit transfer agreement to transfer the rights to the loans to the new investors. During the repayment process, borrowers repaid the loan amounts to the asset platform, which in turn transferred the funds to the new creditors. In compliance with the PRC rule changes governing the P2P lending industry implemented in November 2017, Xiaotai has discontinued the practice of allowing the asset platforms to transfer their creditor rights to the loans to investors on its platform. Starting in February 2018, all loans on Xiaotai’s platform have been invested directly by its platform investors to the asset platforms’ borrowers.

Investors

Investor Base and Acquisition

Xiaotai has a diverse investor base. Individuals investing on Xiaotai’s platform are from different regions in China, and several provinces along the Yangtze River account for the most investor-concentrated regions for Xiaotai. To date, almost all registered investors on Xiaotai’s platforms are individual investors, and about fifty percent of those investors are in the age range of 30 to 40 years of age. Investors comprise primarily of affluent salary earners and middle to upper income families seeking alternative investment opportunities with attractive returns at their respective preferred risk levels. Xiaotai estimates that approximately 48% of its investors have a combined annual family income of RMB100,000 to RMB200,000 and approximately one-fifth have a family income of RMB200,000 to RMB500,000.

Xiaotai acquires investors through various online marketing efforts and advertising channels. Xiaotai primarily markets the loan investment opportunities through its website and mobile applications. Xiaotai also advertises the platform services through cooperation with industry peers. Among others, Xiaotai uses special promotion plans to attract new investors and new investment funds of the existing investors to its platform. Such special promotions may include gift certificates, seniority-based membership services, or special investment opportunities tailored to certain members. These promotions have been very popular among investors. Xiaotai also developed a super-partner program under which the existing customers may invite their relatives and friends to join and become a registered user of the platform. By others’ enrollments, the existing customers are then promoted to the super-partner status. Both existing customers and new members may receive commissions or other forms of compensation distributed by the platform. Xiaotai plans to further increase its marketing efforts and diversify its capital sources to attract investments from both individual investors and institutional investors.

Income Products Offered to Investors

Xiaotai’s lending information facilitation platform provides investors with the opportunity to invest in a variety of loan products based on the investor’s personal investment goals and risk preferences.

Individual loan investment products

Individual loan investment products enable investors to actively manage and direct their investments on Xiaotai’s platform by making their own selections of the borrower, loan amount, interest rate and duration of the loan. Individual loan products are listed at the platform’s “Individual Loan Investment” section that are presented for investors’ own selections. The platform’s automated filters allow investors to browse loan quotes posted on the platform at a given time, review applicants’ credit profiles and desired loan terms, and make the decision to invest in a specific loan. The minimum capital commitment required for individual loan investment products is RMB100, and currently the annual rates of return to investors are generally between 6.6% and 11%.

Platform designed portfolio loan products

Portfolio investment products are designed by Xiaotai’s platform and offered to investors to invest in one or multiple loans through automated investing tools based on the investor’s preset investment criteria. Investors choosing this type of products authorize the platform to match their investment with borrower loans based on the portfolio features the platform designs for investment at a particular time, and the features generally include the total portfolio investment amount, loan duration, interest rate, loan type and other conditions.

The minimum amount required for investing in portfolio loan products is RMB100. The investor’s committed fund is automatically allocated among loans pooled by the platform. In the event that investor capital cannot be invested in a particular loan portfolio because the investment commitments have reached the total portfolio amount or is otherwise unable to be matched with loans, the unmatched fund is returned to the investor. Portfolio loan investment enables the investor to automatically reinvest their capital without having to revisit the platform website. It also provides the convenience for those investors who focus more on investment returns than selecting borrowers or individual loan products.

There are three different investment plans within the portfolio loan category for investors to choose from, including Beginners plan, I-deposit plan and U-election plan. Beginners plan is specially designed for newly registered investors and produces higher investment returns than other plans. New investors on Xiaotai’s platform are eligible to invest in the Beginners plans within 60 days of their initial registration on the platform. Within the Beginners plan, there are also two investment options, including one-month and three-month sub-plans. New investors may invest in the Beginners plan multiple times, subject to a total investment amount limit. The maximum amount that can be invested in the Beginners plan is RMB50,000. The current annual rates of return to investors enrolled in the Beginners plans are generally between 6.6% and 8%.

The I-deposit plan is a program for short-term loan products and comprised of one-month and two-month plans. They provide flexibility to investors who may want to freely reinvest the available funds in other products after one or two months’ capital commitment. The minimum capital investment for the I-deposit plans is RMB100. The current annual rates of return to investors are generally between 6.6% and 7.6%.

The U-election plan is designed for longer term loan investment products with an investment term ranging from 3 months to 24 months. U-election plans attract investors with a relatively steady stream of income and a higher rate of return than I-deposit plans. The minimum capital commitment for investors in the U-election plans is also RMB100. The current annual rates of return to investors are generally between 8% and 11%.

Secondary market loan transfers

Xiaotai provides investors with access to a liquid secondary market, giving them the opportunity to exit their investments before the underlying loans become due. Before the investors may transfer their loan products, they are required to have a minimum holding period of two months for the loan products they have acquired, during which investors cannot sell their invested loans. Once the commitment period ends, the investors are permitted to sell the loan products on the platform’s secondary market. The transferring investor must list an existing loan on the “Loan Transfer” section of the platform, and other investors may select and submit a loan purchase order if the new investor is satisfied with the interest rate and other terms of the existing loan. The transferring investor enters into a loan transfer agreement with the new investor and receives the remaining unpaid loan repayment amount including accrued interest. If a new investor cannot be matched within three days, the transfer listing is automatically taken off the list of the transfer loans, and the investor can choose to resubmit a new listing until a new investor may be found.

The platform loan servicing team facilitates Beijing Bank to have the selling proceeds transferred to the transferring investor’s depository account within 3 business day following the sale. While Xiaotai provides the secondary loan transfer market for the benefit of investors, Xiaotai does not have any obligation to assist investors in transferring the loan products they have purchased to another investor before maturity.

In US$	2016	2017	2018
Loan transferred	13,450,737	24,265,898	95,035,780
Loans open for transfer	92,774	871,112	255,777

The fees are charged based on the amount of loans transferred a recognized as revenue when the transfer is completed.

The Loan Transaction Process

A borrower generally undergoes a two-step process to obtain a loan. The loan process begins when a prospective borrower submits an application for a loan with Xiaotai’s lending facilitation cooperation partner (i.e., the asset platform or the source platform). The asset platform will conduct an initial review to verify the applicant’s identity and personal information and evaluate credit history and repayment ability. After the completion of the initial review, the asset platform will forward the loan application to Xiaotai’s lending information facilitation platform (i.e., the funding platform). The funding platform then will perform a second-level review of the borrower’s application based on Xiaotai’s risk control criteria and approval standards. Once the funding platform approves the loan application, it will match the borrower with the investor through one of its loan product programs. Upon the acceptance of the loan by an investor, the funding platform will facilitate the transfer of loan fund from the investor to the borrower and thus complete the funding process.

Collaborative efforts of Xiaotai’s funding platform and its partners’ asset platforms

In order to have successful lending facilitation operations, Xiaotai considers it vital to maintaining a close cooperation relationship with its asset platform partners. Xiaotai currently works with six asset platform partners in loan facilitations and also have cooperation agreements in place with two other partners under which Xiaotai expects to receive borrower referrals later this year.

Cooperation Partners	Assets recommended	Exclusive
Zhejiang Fengtai Technology Co., Ltd.	Credit loans	Y
Xiaomifeng Financing Leasing Co., Ltd.	Credit loans and consumer loans	Y
Chongqing Lingyong Information Technology Co., Ltd.	Credit loans	Y
Neimenggu Mingbo Information Technology Co., Ltd.	Credit loans	Y
Chengdu Youkehuachuang Information Technology Co., Ltd.	Credit loans	Y
Dalian Juzifenqi Technology Co., Ltd.	Credit loans	Y
Ningbo Lituo Information Technology Co., Ltd.	Credit loans	N
Dafeiyundai Technology Co., Ltd.	Credit loans	N

Under Xiaotai’s agreements with its cooperation partners, the asset platform is responsible for marketing Xiaotai’s online lending facilitation services, acquiring borrowers, reviewing loan applications, conducting a due diligence review of loan applicants, information verification, and post-lending repayment and delinquency management. The asset platforms pay Xiaotai a service fee of 1% for all loans successfully facilitated by us, and is allowed to charge a service fee from the borrowers. As the party managing the investors’ information, Xiaotai’s funding platform handles the final loan application review process, loan approval and the loan funding facilitation for approved loans. The agreements generally specify the range of interest rates that may apply to the borrowers whom the asset platform refers to Xiaotai’s funding platform. The agreements will not terminate  until either party tenders the termination notice to the other party and after the loans recommend by cooperation party and facilitated by us mature.

Loan transaction process on Xiaotai’s information facilitation platform

Xiaotai’s online information facilitation platform offers borrowers a simple and fast loan application process with its proprietary technology supporting most of the data processing and information verification. The technology powered platform receives and analyzes borrower information, and evaluate an application and qualifications with its credit scoring and decisioning tools in an efficient manner. Investment funds are automatically matched or manually operated by investors to invest into respective loan products and generate returns with desired terms through Xiaotai’s sophisticated data analysis and matching system. The risk control system safeguards investment fund safety and protects the platform operation integrity.

 Process Flow of Unsecured Credit Loans

Process Flow of Secured Loans

Cash Flow

Phase 1. Application on the asset platform

To apply for a loan, a prospective borrower completes an online application on the asset platform and provide documents and information required by the asset platform. As part of the preliminary review process, the borrower and the asset platform enter into a loan service agreement which sets forth the rights and obligations of each party and the major terms of the loan the applicant desires, including the loan amount, interest rate and loan duration. The asset platform will then conduct a preliminary review of the applicant’s information using its own risk control methodologies. Under the contractual arrangement, Xiaotai also has access to the borrower’s application information.

The asset platform has their own loan application screening process which meets Xiaotai’s requirements. The requirements set forth the conditions that the borrower must satisfy in order to be eligible to borrow on the funding platform. The requirements typically include (a) the borrower hasn’t exceeded their aggregate borrowing limit for all loans that they have borrowed from all sources, (b) the borrower may not be a student, (c) the loan is for consumption or general cash flow purpose and the actual use of the fund must conform to the stated purpose, and (d) other relevant requirements. As part of the preliminary review, the borrower is required to provide his or her legal name, PRC identity card number, and other information the asset platform may request. The asset platform then evaluates the applicant’s eligibility based on its information verification and the applicant’s credit and repayment capability. Once the asset platform approves the loan application, it officially refers the application to the funding platform for further processing.

Phase 2. Application on the funding platform

The general process for applying for a loan from an investor on Xiaotai’s funding platform is similar in many aspects to that for a traditional loan from a financial institution, including information submission, data verification, qualification evaluation, application approval, and post-lending servicing. However, every step of the transaction is mainly processed and supported by the proprietary technology Xiaotai developed.

Before a loan applicant may apply a loan on the funding platform, the applicant must sign a registered user agreement with Xiaotai and become a registered user on Xiaotai’s website or mobile applications. A registered user must be at least 18 years of age. The membership agreement sets forth the respective rights and obligations of the registered user and the funding platform related to the use of the platform.

Prospective borrowers can apply for loans either through Xiaotai’s website or by mobile applications. To complete a loan application, the applicant is required to provide certain personal and financial information, including legal name, PRC identity card information, bank account information, proof of income, employment information and a credit report from the People’s Bank of China (the “PBoC”), in addition to the desired loan terms and other information gathered by the asset platform. Other information an applicant needs to furnish depends on the type of the loan product the applicant desires.

Loan applicants must sign a borrower services agreement with the funding platform before their applications may be processed and matched with platform investors. The agreement provides for the lending process, loan fund use, loan fund disbursement, repayment and other relevant requirements to which the borrower is obligated.

Phase 3. Borrower information verification, credit and qualification evaluation, and approval

After a prospective borrower submits loan application, the funding platform will verify the identity of the applicant by analyzing the information provided the applicant and data gathered internally and collected from external sources. Internal information typically derives from the applicant’s historical data maintained by the funding platform and identifiable behavioral data collected by Xiaotai. External sources may include identity information from the Ministry of Public Security, credit information from the PBoC, and personal data verified by the asset platform. The funding platform also compiles data from third parties or public sources, such as Chinese e-commerce websites, social media networks or wireless service providers. Online shopping and payment information, along with other online data, are aggregated to assist in the evaluation of the loan applicant.

During information verification process, relevant data is automatically processed and analyzed for anti-fraud detection. The funding platform uses a combination of current and historical data obtained during the application process, its sophisticated analytical data technologies and third-party data to help assess the potential fraud risk level the applicant may present. If fraud is detected, the application will be rejected and the applicant will be notified. For other applicants, they proceed to the next step of the evaluation process.

After the initial screening, the qualified prospective borrowers are then evaluated for their creditworthiness and repayment ability based on their employment status, income, assets, debts and other financial obligation information. Xiaotai has developed its own credit scoring models by using its proprietary technology which automatically generates Xiaotai’s credit scores based on Xiaotai’s enterprise credit standards to predicate and assess the borrower’s future repayment behaviors and probabilities.

In addition to automated credit scoring tools, the risk control staff also conducts manual evaluations to analyze a prospective borrower’s creditworthiness and decide whether the application should be approved. Each loan application is assigned a risk control review specialist responsible for an initial evaluation. After the initial assessment, the application is sent to the risk control supervisor for approval and further proceeds to a second level review by a senior risk control manager. Following the completion of the qualification review, the loan application may receive the notification of one of the following four results: approval for lending, holding for further observation, rejection or blacklist status. Xiaotai maintains a borrower blacklist for its own proprietary use to identify individuals with records of fraud, severe delinquencies, defaults or other high-risk behaviors. Once a loan applicant has borrowed on Xiaotai’s platform, the platform credit scoring system analyzes the borrower’s borrowing history and generates a credit report for its internal uses or future qualification assessment.

	2016	2017	2018
Approved	44.54%	67.15%	58.96%
Held for further observation	1.91%	0.07%	0.07%
Rejected	53.55%	32.78%	40.97%

Phase 4. Listing, matching and funding

Once a loan application is approved, the loan request is posted on the funding platform. Borrowers are matched to investors according to the desired loan amount, interest rate, loan term and other factors. Depending on the desired terms of the loan, the loan request may be matched instantly with the platform’s investment pool or listed on the funding platform for matching with suitable investment. The loan matching between the loan request and the available investment can be completed in two to five seconds on average. The automated investing tool on the funding platform executes a match every ten minutes of all loan requests and available investments at a given time. After a loan is successfully matched, the funding platform then transmits funding instructions to the platform designated depository bank, and the depositary bank will transfer the loan fund from the investor’s depository account to the borrower’s depository account. Following the completion of the funding process, the borrower, investor and the funding platform will enter into a loan agreement setting forth their respective legal rights and obligations under the loan. The borrower signs the loan agreement through the assistance of the referring asset platform.

In general, the entire matching process from the loan request posting on the funding platform to the loan agreement execution takes ten minutes if the loan request fits the investor’s lending criteria, or it can be as long as three days if no suitable loan request is available at a given time to match investors’ funds. If investment cannot be matched with a loan request in three days, investors’ funds will be released from their accounts at the depository bank, and investors may choose to fund their depository accounts for a new matching process.

Phase 5. Post-lending loan servicing

Xiaotai’s funding platform services all loans facilitated through the platform. Servicing is comprised of platform account maintenance, loan funding and repayment record reconciliations, payment reminder and notice, and collection assistance. After a loan is executed, the platform’s loan servicing staff assists borrowers to fulfill their loan obligations according to an agreed-upon schedule through daily management and monitoring of loan repayments and provides investors with after-lending services to receive investment returns throughout the life of loans. Assistance provided to borrowers includes sending payment reminders and delinquency notices if repayments are not made on their scheduled dates.

Prior to and on the date the monthly loan repayment becoming due, the platform’s loan servicing team sends repayment reminders through text messages and telephone calls. Loan repayment is required to be deposited by the borrower into the borrower’s funding account at Beijing Bank on or before the scheduled repayment date of each month. Beijing Bank automatically transfers the repayment amount on the repayment date from the borrower’s deposit account to the investor’s deposit account at Beijing Bank.

In general, when a borrower does not make a payment as scheduled, the loan is considered being delinquent. Under the loan agreements, the platform’s loan servicing staff may contact the borrower on the same day to request an immediate payment or negotiate a repayment date. In addition to the delinquent loan balance amount, the borrower must pay a delinquency fee charge, which is calculated at a daily rate of 0.05% on the delinquent amount accrued during delinquency period. If the delinquency exceeds 3 days, or if the borrower cannot be located, has maliciously refused to make repayment or otherwise failed to cooperate with the loan servicing team, the delinquent loan will be sent to a collection company for debt collection.

In practice, for almost all loans, Xiaotai’s cooperating asset platforms guarantee the loans of the borrowers they refer and repay the delinquent loan amounts on behalf of the borrowers as soon as delinquencies occur. The guarantees made by cooperating asset platforms requires the platforms to repay the loans on the borrowers’ behalf within 12 hours upon the default notice by Xiaotai. The obligations are borne by the cooperating asset platforms. The guarantees by the cooperating asset platforms cover all loans recommended by them. The amounts of repayments that the cooperating asset platforms made to investors on behalf of borrowers as required by their guarantees during fiscal years of 2016 and 2017 and 2018 were $3,256,303, $15,396,425 and 19,498,463, respectively.

The asset platform deposits its own fund into its account at Xi’an Bank, which subsequently will be transferred into the investor’s deposit account for repayment of the borrower’s delinquency amount. After the asset platform repays a delinquent amount on behalf of the borrower it referred, the funding platform will assist the asset platform with its collection efforts. Pursuant to the collection procedure agreed upon by the asset platform and the funding platform, if the delinquency period is 30 days or less, Xiaotai’s loan serving team will contact the borrower through telephone calls to request repayment of the delinquent amount. If the delinquency period exceeds 30 days, the asset platform will submit the delinquent debt to a collection agency for subsequent debt collection.

The delinquency rates for all loans facilitated on Xiaotai’s platform during fiscal years of 2016, 2017 and 2018 were 1.74%, 3.17% and 6.47%, respectively.

Delinquency days	2016	2017	2018
1--29	0.06%	0.41%	0.50%
30--59	0.11%	0.60%	0.60%
60--89	0.13%	0.45%	0.92%
90--179	0.45%	0.70%	1.76%
180--	0.99%	1.01%	2.69%
Total	1.74%	3.17%	6.47%

The amounts of payments that the cooperating asset platforms have made to investors under this guarantee program during the periods presented,

2016	2017	2018
$3,256,303	$15,396,425	$53,736,567

The platform’s delinquency rate is relatively low compared to other lending facilitation companies because the investors have had the second level protection from the asset platforms to perform the repayment obligations on their borrowers’ behalf. The increase of delinquency rate from 2017 to the most recent period of 2018 is mainly attributable to the slowdown of China’s macro economy and therefore the lowered payment ability of borrowers.

Loan fund deposit, transfer, repayment and settlement process

Xiaotai has engaged Beijing Bank to provide depository, transfer, settlement and clearance services for its funding platform since June 2017. Prior to June 2017, Xiaotai had used third-party payment companies as agents to administer funding and repayment activities among borrowers, investors, the asset platform and the funding platform and to perform fund settlement functions. Since 2017, the relevant PRC laws require all P2P lending facilitation intermediary companies to centralize their lending fund transfer and settlement functions to only one commercial bank in order to achieve the separation between fund management which is handled by a commercial bank and transaction management for which the lending information facilitation platform is responsible. Pursuant to the new regulations, Xiaotai entered into a cooperation agreement in May 2017 with the Hangzhou Branch of Beijing Bank for it to provide the platform with all services related to the lending fund transfer and repayment.

When becoming a customer of the funding platform, the borrower and the investor are required to establish their respective depository accounts at Beijing Bank for the exclusive use on the platform to transfer loan and repayment funds. The investors open the depository accounts when they provide their legal names to the funding platform for verification, while the borrowers open the depository accounts upon the submission of loan applications with the funding platform. The depository accounts are linked to the borrower’s and investors’ respective bank debit cards associated with their personal banking accounts. The funding platform and the cooperation asset platform also establish their own depository accounts. Beijing Bank transfers services fees from the accounts of borrowers and investors and deposit into the account of the funding platform. Beijing Bank also transfers funds from the account of the asset platform when the asset platform pays services fees to the funding platform or repays loans to the investors on behalf of their borrowers.

For investors, they complete fund deposits after logging into their platform user accounts and click on the deposit request button at the platform’s “Investor Center” page, and the fund transfer from their personal banking accounts to their depository accounts will be automatically completed by Beijing Bank. For borrowers, they need to initiate a fund transfer from their Beijing Bank depository accounts to their personal banking account after receiving the loans. At loan repayment, the borrowers transfer repayment from their personal banking accounts to the depository account at Beijing Bank, and the investors cash out their investments by clicking on the “withdrawal” button at the platform’s “Investor Center” page.

The investor and borrower are required to sign custodian agreements and open bank accounts with Xiaotai’s third party payment bank, Bank of Beijing. According to the custodian agreement, Bank of Beijing is responsible for sending the transaction orders to the transacting parties. If it fails to transfer funds timely and incurs losses for the transacting parties, Bank of Beijing is fully liable for such losses.

Service fees

Xiaotai generates its revenues from service fees paid by both investors and borrowers for its information and lending facilitation services provided over a loan’s life cycle, including loan application review, lending risk controls, investor and borrower matching, funding assistance, post-lending loan services. Investors also pay a service fee when they transfer the loans they have acquired to new investors on the secondary market.

Risk Management

Xiaotai has developed a comprehensive risk control system supported by its proprietary finance technologies comprised of big data, artificial intelligence, cloud computing, and data privacy protection technology. Xiaotai regards its risk management capacities as a competitive advantage in attracting investors to its platform and invest in quality loans they can trust.

Xiaotai independently developed the Zhizi risk control system based on big data technology and artificial intelligence. The Zhizi risk control system implements risk control measures through the functions of different modules, such as Zhizi credit, Zhizi scoring, Zhizi review, and Zhizi internal controls.

Risk Management System Structure

Xiaotai’s enterprise-wide risk management is led by its Chief Risk Control Officer who oversees the operation of the Risk Control Center and manages the Company’s risk control efforts. The Risk Control Center is staffed by the personnel performing different functions of risk control system, including risk control review specialists, risk control supervisors, senior risk control managers, financial product manager/specialists and risk control model experts.

The Company has established organizational policies and procedures to manage all operational risks that may impact the organization as a whole as well as departmentalized risks that can affect one or more segments of the platform lending process. The risk management system has three main components, including information security, lending risk control procedures and internal controls.

Information security and protection

To prevent unauthorized access to its platforms, Xiaotai installs firewalls to separate information and communications from external sources from its internal systems. The information security program safeguards the confidentiality and accessibility of borrower and investor information. The program covers information risk assessment, access controls, training, continuous monitoring and review. The Risk Control Center also has measures in place to respond to potential information security related incidents such as platform data breaches.

As a result of its information security protection efforts, Xiaotai received a Level III Certificate for Protection of State Information Security awarded by the PRC Ministry of Public Security, the highest level of recognition granted to non-bank financial institutions for stringent information security management and risk controls.

Lending risk control procedures

Xiaotai’s advanced risk management system deploys proprietary fraud detection and credit assessment technologies. The proprietary risk management system enables the platform to assess the creditworthiness of borrowers more effectively in a market where reliable credit scores and borrower databases are still at an early stage of development.

Information verification and fraud detection

Xiaotai uses automated verification tools to identify potential fraud incidents and fraudulent behaviors of prospective borrowers and to ensure the quality of the loans facilitated on its platforms. The proprietary anti-fraud system has the ability to monitor, filter and alarm possible fraud throughout the lending process. Xiaotai supplements the automated fraud detection tools with manual verification as a second level preventative measure. In addition to the preliminary verification by the loan application reviewer, the risk control review specialists make verification phone calls or video conferences to ensure the accuracy of the information provided by the borrowers.

The risk control team members follow the established policies and procedures in reviewing the applications. After the team completes its review, they may allow the application to proceed or reject the application. Depending on the actual risk presented, they may place the application on hold for a certain period of time for further re-assessment or put the applicant on the platform’s blacklist to permanently prohibit the applicant from borrowing on the platform.

Credit Assessment and Loan Qualification

As a part of the risk management system, Zhizi credit scoring tools automatically evaluate the credit characteristics and creditworthiness of each loan applicant. The Zhizi System forms a scoring model by establishing a scoring mechanism for each data dimension, and then conduct an automated review. The scoring tools aggregates and analyzes the data submitted by the borrower and collected from internal and external sources, and then generates a score to become a part of the borrower’s credit profile in evaluating qualification for the applied loan.

Other factors may be taken into consideration in credit scoring and credit profile formation as part of the risk control process are education background, employment status and stability, geographic location, and online shopping behaviors.

The risk control system evaluates the borrower’s repayment ability, repayment willingness, employment and income stability, and automatically completes the functions of instant warning, interception, analysis and deployment. This system allows Xiaotai to price investment products corresponding to the risks associated with borrowers and offers quality investment opportunities to investors.

Based on the self-developed risk control system, the platform can carry out efficient risk pricing, improve the precise matching of the quota, realize more accurate credit, and help users to enhance their credit awareness. Xiaotai accumulates data from its borrower base to continually enhance the sophistication and reliability of its risk management system.

Advanced Proprietary Finance Technology

Xiaotai’s platform infrastructure is built upon and supported by proprietary technologies Xiaotai has independently developed. The online borrowing and investing operation system are highly automated using proprietary software, data analytical tools and artificial intelligence. The technology driven system covers the entire lending transaction process, from user registration to loan application information processing, data gathering, fraud detection, credit scoring, borrower-investor matching, agreement execution, and post-lending servicing.

During the loan application process, borrowers are initially screened and evaluated by using sophisticated analytical tools, which automatically combine and process information provided by borrowers, data stored in the platform system and gathered from various third-party sources. The fraud detection technology helps determine the level of fraud risk the borrower may present.

Upon the completion of the fraud detection screening, the credit-scoring technology is used to assess borrower’s creditworthiness and produce the platform’s own credit score for the borrower. The Zhizi system forms a scoring model by establishing a scoring mechanism for each data dimension, and then conduct an automated review. The credit scoring tools generate credit results following analyzing up to thousands of data variables, which may include age, education level, family members, marital status, employment, property ownership, payment delinquent history, available credit report, online shopping data and social media behavior data. The platform credit score is intended not only to summarize the borrower’s previous credit worthiness level, but more importantly to quantify the probability of delinquency or default on future loan repayment.

The chart below states Xiaotai’s ratings of borrowers and the percentages of each category. The pricing terms to borrowers vary according to the risk rating results. Xiaotai generally charge a range of 6.6% to 11% service fee for borrowers, with a higher fee for lower rated borrowers.

	2016		2017		2018
Rating	Number of borrowers %	Amount of Loans %	Number of borrowers %	Amount of Loans %	Number of borrowers %	Amount of Loans %
A	2.43%	0.22%	4.28%	3.00%	2.23%	2.55%
B	10.81%	0.59%	25.85%	10.64%	15.54%	14.99%
C	75.28%	98.97%	15.79%	80.95%	60.31%	62.30%
D	10.66%	0.21%	34.47%	4.77%	20.85%	20.07%
E	0.82%	0.01%	19.61%	0.64%	1.07%	0.09%
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Following the credit scoring process and loan approval, the platform’s decisioning technology makes it possible to match qualified borrowers automatically with suitable investors within seconds according to the amount of investor fund available, desired interest rate, lending duration and other specified criteria. The automated decisioning technology enable the platform to incorporate credit scores as a factor and combine with other relevant information to generate an automated decision whether a loan can be offered or not. The platform also uses the technology to customize portfolio loan products to offer to investors. The automated decisioning technology is designed to ensure fast and efficient matching of borrowers with investors based on their respective desired terms.

After a loan is issued, Xiaotai uses loan servicing management tools to support its loan servicing process. The post-lending serving management tools track borrower payment status, send payment reminders and delinquency notices through texts or telephone messages, and record entries and balances at the borrower’s and investor’s platform bookkeeping accounts, and manage transaction document retention.

The core technology within the platform operation infrastructure is the Zhizi engine within the Zhizi risk control system. This cutting-edge technology is able to analyze more than 3000 risk control model data variables, produce analytical results and decisions within seconds, and process 95% of the loan and investment orders, equivalent to the workload of 150 platform staff, without human intervention.

As a result, Xiaotai’s proprietary technology enables the lending information facilitation platform to be relatively safe and secure from fraudsters and to assist those borrowers in need to have access to affordable credit at competitive prices. The technology driven digital operation system make it possible for investors, borrowers, and Xiaotai’s industry partners to have a user-friendly and overall experience in the borrowing and investing processes.

Recent Adjustments of Our Business Practices

In December 2017, the National Internet Finance Rectification Office and the National Online Lending Rectification Office jointly issued the Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, outlining the general features and the principal requirements on “cash loan” businesses conducted by internet micro finance companies, banking financial institutions and online lending information intermediaries. On December 8, 2017, the Online Lending Rectification Office issued the Notice on the Rectification and Inspection Acceptance of Risk of Online Lending Intermediaries, or Circular 57, which provides further clarification on several matters in connection with the rectification and record-filing of online lending information intermediaries.

To comply with Circular 141 and Circular 57, the Company has made the following adjustments:

●	To strengthen our risk management, we have started to conduct more thorough due diligence on the cooperation partners on a regular basis. We would terminate our business relationship with the cooperation partners if we found any incompliance with the current rules and regulations.

●	We no longer outsource to the cooperation partners to collect borrowers’ data or conduct risk analysis. All borrowers’ data collection, eligibility assessment and risk analysis are handled internally.

●	As the laws prohibit disbursing loans to any student borrowers via P2P platform, we have set procedures to screen all borrowers to make sure that no students would be qualified as borrowers on our platform.

●	To ensure that our borrowers use loans for designated purposes and within legally permitted scope, we have improved our screening process and have adopted new forms of loan agreement to include borrowers’ undertakings regarding use of loans. If any borrower violates the laws and regulations, we have the right to immediately report to corresponding regulatory authorities including the public security bureau.

●	We have adjusted our credit assignment structure to ensure that 1) no frequent assignment is allowed; 2) no assignment is allowed unless the credit has been held for over two months; and 3) no super creditors are allowed, meaning no creditors are allowed to lend directly to borrowers simply to assign their credit later.

●	We have entered into escrow arrangement with Xi’an Bank to handle all of our transactions and are among the first batch of P2P platforms that satisfied the escrow system assessment by the Chinese Internet Finance Association.

Intellectual Property

Xiaotai uses a combination of software copyright, trademark, domain name, proprietary technology and similar rights to protect its intellectual property and brand. Xiaotai believes intellectual property rights are critical to its success and future growth. Xiaotai has registered one computer software copyright with the PRC National Copyright Administration. Xiaotai has also registered one domain name, www.trc.com. Xiaotai currently has three patent applications pending with the PRC National Intellectual Property Administration. In addition to its intellectual property rights, Xiaotai also enter into contracts with its employees and business partners to prevent the unauthorized dissemination of its technologies and know-how. To date, Xiaotai has not experienced a material misappropriation of its intellectual property.

Competition

The current internet finance market in China is intensely competitive and Xiaotai competes with other loan and investment product providers, including online lending information platform industry peers. According to information from WangDaiZhiJia (shuju.wdzj.com), currently there are approximately 1,800 online platform financial services companies actively competing in the online. Xiaotai’s key competitors include Lufax (陆金所) and Yirendai (宜人贷).

With respect to borrowers, Xiaotai competes with other online lending information facilitation platforms and traditional financial institutions, such as consumer finance business units in commercial banks or other financial companies lending to individual borrowers and small to micro business owners. Xiaotai believes its technology driven online platform, diverse loan products with competitive prices and efficient business models enable it to operate in a more effective manner and with higher levels of borrower satisfaction than its competitors.

With respect to investors, Xiaotai primarily competes with other online lending platforms in China. Xiaotai believes that investors are attracted to its online platform due to the wide range of available investment products, flexible and liquid secondary loan market, as well as advanced risk controls and investor protection mechanisms.

In light of future growth potential for personal consumption and demand for favorable investment products, more internet, technology and financial services companies may enter the market and increase the level of competition. As an established online lending facilitation services provider, Xiaotai believes that it has competitive advantages with respect to products, finance technologies and performance as compared to existing and potential competitors.

Employees

As of December 31, 2018, Xiaotai had a total of 287 full time employees and no part-time employee. The following table sets forth the number of its employees categorized by function as of December 31, 2018:

	Number of Employees	% of Total
Function
Senior Management and Administration	5	2%
Legal	1	0%
Product Development	24	8%
Technology	123	43%
Data Center	14	5%
Risk Management	21	7%
Operation	33	12%
Sales and Marketing	22	8%
Customer Services	25	9%
Accounting	7	2%
Human Resources and Administrative	12	4%
Total	287	100%

As of December 31, 2018, all of its employees were based in Hangzhou, China.

As required by PRC regulations, Xiaotai participates in various government mandated employee benefit plans and social insurance funds, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund. Xiaotai is required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of its employees, up to a maximum amount specified by the local government from time to time.

Xiaotai enters into standard employment agreements with certain of its employees. The non-compete restricted period typically expires no more than 2 years after the termination of employment. Xiaotai believes that it maintains a good working relationship with its employees and has not experienced any major labor disputes.

Facilities

Xiaotai’s principal executive offices are located on leased premises comprising approximately 4,399 square meters in Hangzhou, Zhejiang Province, China. Xiaotai leases its premises from an unrelated third party under operating lease agreements. The leased premises are subject to leases varying in duration from more than 2 years to 5 years. Xiaotai believes that it will be able to obtain adequate facilities through leasing to accommodate its future expansion plans.

Insurance

Xiaotai provides social security insurance including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance for its employees. Xiaotai does not maintain business interruption insurance or general third-party liability insurance, nor does it maintain product liability insurance or key-man insurance.

Legal Proceedings

Xiaotai was subject to one pending legal proceeding as of December 31, 2018, related to a supply contract matter. Xiaotai believes that it has adequate defenses in the pending matter. However, there is no assurance that Xiaotai will prevail in that matter. Xiaotai believes that the likelihood that the outcome of the proceeding would have a material adverse effect on it is remote. Xiaotai may from time to time be subject to other legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in additional costs and diversion of its resources, including its management’s time and attention.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect Xiaotai’s business activities in China or Xiaotai shareholders’ rights to receive dividends and other distributions from Xiaotai.

Regulations Relating to Foreign Investment

The Foreign Investment Law

On March 15, 2019, the Second Session of the 13th National People’s Congress voted to pass the Foreign Investment Law of the People’s Republic of China which will come into force on January 1, 2020. The Foreign Investment Law applies to foreign investment including but not limited to (i) foreign-invested enterprises set up by foreign investors in China alone or in conjunction with other investors; (ii) foreign investors obtain shares, equities, property shareholdings or other similar rights of Chinese companies; (iii) foreign investors investing in new projects in China alone or in conjunction with other investors; (iv) other type of investments prescribed by laws, administrative regulations or the State Council. Among other things, under the Foreign Investment Law, foreign investment is subject to both pre-entry national treatment and negative list management system. The pre-entry national treatment refers to the treatment given to foreign investors at the stage of investment access and their investment is not lower than that of domestic investors; the so-called negative list refers to the state regulations for foreign investment in specific areas to which special management measures for access to investment implementation shall apply. China offers national treatment to foreign investment excluded in the negative list.

According to the Foreign Investment Law, foreign investors are not allowed to invest in prohibited areas listed in the Negative List and foreign investors should meet the conditions stipulated in the Negative List if they invested in restricted areas in China. Where a foreign investor invests in a prohibited areas in the Negative List, the relevant competent department shall order it to stop the investment activities, dispose of the shares, assets or take other necessary measures within a time limit in order to return to the state before the investment is implemented and illegal income (if any) will be confiscated. While it is still unclear variable interest entities would be deemed to be foreign-invested enterprises, and should be subject to restrictions on foreign investments. However, the Foreign Investment Law has not taken a position on what actions will be taken with respect to existing companies with “variable interest entity” structures, whether or not these companies are controlled by Chinese parties.

Interim Measures for the Administration of Record Filing of the Establishment and Modification of Foreign-Invested Enterprises

In September 2016, the Standing Committee of the National People’s Congress published its decision to revise the laws relating to wholly foreign-owned enterprises and other foreign-invested enterprises. Such decision, which became effective in October 2016, changes the “filing or approval” procedure for foreign investments in China. Foreign investments in those business sectors that are not subject to special entry management measures will only be subject to filing instead of approval requirements. Pursuant to the Interim Measures for the Administration of Record Filing of the Establishment and Modification of Foreign-Invested Enterprises promulgated by the Ministry of Commerce in October 2016, establishment and changes of foreign investment enterprises not subject to the approval under the special entry management measures shall be filed with the relevant authorities. Pursuant to Announcement (2016) No. 22 of the National Development and Reform Commission and the Ministry of Commerce issued in 2016, the aforementioned special entry management measures apply to restricted and prohibited categories specified in the Negative List which are subject to certain requirements relating to equity ownership and senior management.

Industry Negative List Relating to Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Special Administrative Measures (Negative List) for the Access of Foreign Investment. In June 2018, the Ministry of Commerce and the National Development and Reform Commission promulgated the Special Administrative Measures (Negative List) for the Access of Foreign Investment (2018), the Negative List, which became effective in July 2018. Industries listed in the Negative List are divided into two categories: restricted and prohibited and those encouraged shall continue to be applied to the Guidance Catalog of Industries for Foreign Investment (2017 Revision), the Catalog. Industries not listed in the Negative List nor the Catalog (2017 Revision) are generally deemed to be in a third “permitted” category, and are generally open to foreign investment unless specifically restricted by other PRC regulations. Industries in the restricted category are subject to a variety of restrictions. For example, some restricted industries are limited to Sino-foreign equity/cooperative joint ventures, and in some cases, Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Furthermore, foreign investors are not allowed to invest in companies in industries in the prohibited category. For industries not in the restricted or prohibited categories, the restrictions applicable to the restricted category do not apply in principle, and establishment of wholly foreign-owned enterprises in such industries is generally allowed.

Xiaotai provide internet funds lending services, which is an industry relating to value-added telecommunication business in the restricted category, through Xiaotai’s consolidated variable interest entities.

Regulations Relating to Loans between Individuals

The Contract Law, which became effective in 1999, governs the formation, validity, performance, enforcement and assignment of contracts. The Contract Law recognizes the validity of loan agreements between natural persons and provides that a loan agreement becomes effective when an individual lender provides the loan to an individual borrower. The Contract Law requires that the interest rates charged under the loan agreement must not violate the applicable provisions of the PRC laws and regulations. In accordance with the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases issued by the Supreme People’s Court in 2015, private lending is defined as financing between individuals, legal entities and other organizations. Agreements between a lender and a borrower for loans with annual interest rates below 24% are valid and enforceable. For loans with annual interest rates between 24% and 36%, the courts will likely refuse a borrower’s request for the return of the interest payment if the interest on the loans has already been paid to the lender, provided such payment has not damaged the interest of the state, the community or any third parties. If the annual interest rate of a private loan is higher than 36%, the obligation to make interests payment in excess of 36% will be invalidated. Pursuant to the Contract Law, a creditor may assign its rights under an agreement to a third party, provided that the debtor is notified. Upon due assignment of the creditor’s rights, the assignee is entitled to the creditor’s rights and the debtor must perform its obligations under the agreement for the benefit of the assignee.

In addition, according to the Contract Law, an intermediation contract is defined as a contract whereby an intermediary presents to its client an opportunity for entering into a contract or provides the client with other intermediary services in connection with the conclusion of a contract, and the client pays service fees to the intermediary. Pursuant to the Contract Law, an intermediary must provide true information relating to the proposed contract. If an intermediary intentionally conceals any material fact or provides false information in connection with the conclusion of the proposed contract which results in harm to the client’s interests, the intermediary may not claim for service fees and is liable for the damages caused.

In April 2017, the National Online Lending Rectification Office issued a Notice on the Conduct of Check and Rectification of Cash Loan Business Activities and a supplementary notice. The notice requires the local counterparts of the National Online Lending Rectification Office to conduct a full-scale and comprehensive inspection of the cash loan business conducted by online platforms and requires such platforms to conduct necessary improvements and corrections within a designated period to comply with the relevant requirements under the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases issued by the Supreme People’s Court in August 2015, the Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations, the Guiding Opinions on Small Credit Companies, Interim Measures on Administration of Business Activities of Online Lending Information Intermediaries and Implementation Plan of Specific Rectification for Risks in Online Peer-to-Peer Lending. The notice focuses on preventing loans that are offered in a malicious fraudulent amount, loans that are offered at extortionate interest rates and violence in the loan collection processes in the cash loan business operation of online platforms.

In December 2017, the National Internet Finance Rectification Office and the National Online Lending Rectification Office jointly issued the Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, outlining the general features and the principal requirements on “cash loan” businesses conducted by internet micro finance companies, banking financial institutions and online lending information intermediaries. “Cash loans” are generally described as a loan that is unrelated to the circumstances of its use, with no designated use for the loan proceeds, no qualification requirement for the borrower and no collateral for the loan. The definition of a cash loan under Circular 141 is vague and subject to further regulatory interpretation. The principal requirements with respect to “cash loan” businesses are (i) no organizations or individuals may conduct a lending business without obtaining approvals for the lending business; (ii) the annualized all-in borrowing costs to borrowers charged in the form of interest and various fees are subject to the limit on interest rate for private lending as set forth in the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases issued by the Supreme People’s Court in 2015; (iii) all relevant institutions shall follow the “know-your-customer” principle to assess and determine the borrower’s eligibility, credit limit, and cooling-off period with prudence, and a loan to a borrower without any source of income is prohibited; (iv) all relevant institutions shall improve their internal risk control and use a data-driven risk management model with prudence; and (v) relevant institutions and their third-party collection service providers may only use lawful means of collection, and shall not use illegal or inappropriate means of collection such as threats, intimidation or harassment. With respect to internet micro finance companies, Circular 141 requires the regulatory authorities to suspend the approval of the establishment of internet micro finance companies and the approval of any micro finance business across provincial lines. Circular 141 also specifies that internet micro finance companies may not provide campus loans, and should suspend the funding of internet micro loans unrelated to the circumstances of their use, gradually reduce the volume of the existing business relating to such loans and take rectification measures within a given period. Further requirements on internet micro finance companies will be detailed in a rectification implementation plan that is to be issued by the national financial regulator. Circular 141 also sets forth several requirements on the banking financial institutions participating in “cash loan” businesses, including that: (i) extension of loans jointly with any third-party institution that have not obtained approvals for the lending business, or funding to such institutions for the purpose of extending loans in any form, is prohibited; (ii) with respect to a loan business conducted in cooperation with a third-party institution, outsourcing of the core business (including the credit assessment and risk control) is prohibited, and any credit enhancement service whether or not in disguised form (including the commitment to bear the risk of default) provided by any third-party institutions with no guarantee qualification shall be prohibited, and (iii) such banking financial institutions must require and ensure that the third-party institutions shall not collect any interests or fees from the borrowers. In addition, Circular 141 emphasizes several requirements applicable to online lending information intermediaries. For example, it is prohibited to facilitate any loans to students or other persons without repayment source or repayment capacity, or loans with no designated use of proceeds. Also it is not permitted to charge upfront fees to the borrowers. Any violation of Circular 141 may result in a variety of penalties, including sanctions, rectification and revocation of license, an order to cease business operation, and criminal liabilities.

Regulations on Online Lending Information Services

Due to the relatively brief history of the marketplace lending industry in China, a comprehensive regulatory framework governing Xiaotai’s industry has yet to be established. Even though a number of specific regulations on online lending information services have been enacted in the past few years, detailed guidance and interpretation have yet to be promulgated by regulators.

Regulations Related to the Online Lending Information Intermediaries

On July 18, 2015, ten PRC central government ministries and regulators, including the PBOC, the CBRC, the Ministry of Finance, the Ministry of Public Security and the Cyberspace Administration of China, together released the Guidelines, which identified the CBRC as the supervisory regulator for the online lending industry. According to the Guidelines, online marketplace lending platform shall only serve as intermediaries to provide information services to borrowers and investors and shall not provide credit enhancement services or illegally conduct fundraising. The Guidelines also outlined certain regulatory propositions, which would require Internet finance companies, including marketplace lending platform, to (i) complete website registration procedures with the administrative departments overseeing telecommunications; (ii) use banking financial institutions’ depository accounts to hold lending capital, and engage an independent auditor to audit such accounts and publish audit results to customers; (iii) improve the disclosure of operational and financial information, provide sufficient risk disclosure, and set up thresholds for qualified investors to provide better protections to investors; (iv) enhance online security management to protect customers’ personal and transactional information; and (v) take measures against anti-money laundering and other financial crimes.

Effective as of September 1, 2015, the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases, or the Provisions, define private lending as financings between natural persons, legal persons or other organizations. The Provisions set forth that private lending contracts will be upheld as valid in the absence of (i) relending of funds to a borrower that knew or should have known that the funds were fraudulently obtained from a financial institution; (ii) relending of funds to a borrower that knew or should have known that the funds were borrowed from other enterprises or raised by the company’s employees; (iii) lending of funds to a borrower wherein the investor knew or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (iv) violations of public orders or good morals; or (v) violations of mandatory provisions of laws or administrative regulations. The Provisions also provide that marketplace lending platform providing only intermediary services shall not be subject to guarantee liability. However, if the marketplace lending platform expressly indicates lending is guaranteed on the platform, the marketplace lending platform shall be subject to liability associated with guaranteeing loans.

According to the Provisions on Private Lending Cases (i) when the interest rate agreed between the borrower and investor does not exceed an annual interest rate of 24%, the People’s Court will uphold the interest rate charged by the investor, and (ii) when the interest rate agreed between the borrower and investor exceeds an annual interest rate of 36%, the portion in excess of 36% is void and the People’s Court will uphold the borrower’s claim for return of the excess portion to the borrower. For loans with interest rates per annum between 24% and 36%, if the interest on the loans has already been paid to the investor, and so long as such payment has not damaged the interest of the state, the community or any third parties, the courts will likely not enforce the borrower’s demand for the return of such interest payment. If an interest rate for overdue payments is not agreed to before lending, the interest rate on overdue payments is permitted up to the interest rate for the loan. If neither the interest rate for the loan nor the interest rate for overdue payments have been agreed to, overdue payments are permitted to have an interest rate of 6%.

On April 13, 2016, the CBRC issued the Notice on the Implementation Plan of the Special Rectification of Peer-to-peer Online Lending Risk by the General Office of the State Council. This notice categorizes market players of the peer-to-peer lending service industry based on their different compliance levels.

On August 17, 2016, the CBRC, the Ministry of Industry and Information Technology, or the MIIT, the Ministry of Public Security and the State Internet Information Office jointly promulgated the Interim Measures. Apart from what had already been emphasized in the Guidelines and other previously released guidance, the Interim Measures include (i) general principles; (ii) filing administration; (iii) business rules and risk management guidelines; (iv) protection measures for investors and borrowers; (v) rules on information disclosure; (vi) supervision and administrative mechanisms; and (vii) legal liabilities.

Under the general principles and filing administration sections, the Interim Measures provide that online lending intermediaries shall not engage in credit enhancement services, direct or indirect cash concentration or illegal fundraising. The sections also stipulate a supervisory system and list the administrative responsibilities of different supervisory authorities, including the CBRC and its local counterpart and local financial regulators. Furthermore, these sections require online lending intermediaries to file with the local financial regulators, to apply for value-added telecommunications business licenses thereafter in accordance with the provisions of the relevant telecommunications authorities and to include serving as an Internet lending information intermediary in its business scope.

Under the business rules and risk management guidelines section, the Interim Measures stipulate that online lending intermediaries shall not engage in or be commissioned to engage in thirteen prohibited activities, including: (i) directly or indirectly financing its own projects; (ii) directly or indirectly receiving or collecting lenders’ funds; (iii) directly or indirectly offering guarantees to lenders or guaranteeing principal and interest payments; (iv) commissioning or authorizing a third party to advertise or promote financing projects at any physical locations other than through electronic channels such as the Internet and mobile phones; (v) providing loans (unless otherwise permitted by laws and regulations); (vi) dividing the term of financing projects; (vii) offering its own wealth management products or other financial products to raise funds or act as a proxy in the selling of banks’ wealth management products, brokers’ asset management products, funds, insurance or trust products; (viii) providing services similar to asset-based securitization services or conducting credit assignment activities in the form of asset packaging, asset securitization, asset trusts or fund shares; (ix) mixing with, bundling with or acting as a proxy in relation to investment, sales agent and brokerage services of other businesses (unless permitted by laws and regulations); (x) fabricating or exaggerating the authenticity or earnings outlook of a financing project, concealing its flaws and risks, falsely advertising or promoting a project with intentional ambiguity or other deceptive means, or spreading false or incomplete information to damage the commercial reputation of others, or to mislead lenders or borrowers; (xi) providing intermediary services for loans used to invest in high-risk financing projects such as stocks, over-the-counter margin financing, futures contracts, structured products and other derivatives; (xii) operating equity-based crowd-funding; and (xiii) other activities prohibited by laws and regulations. The Interim Measures, under the business rules and risk management section, also stipulate specific obligations or business principles of online lending intermediaries, including but not limited to online dispute resolution services, examination and verification functions, anti-fraud measures, risk education and training, information reporting, anti- money laundering, anti-terrorist financing, systems, facilities and technologies, service fees, electronic signatures and loan management. In addition, the Interim Measures stipulate that online lending intermediaries shall not operate businesses other than risk management and necessary business processes such as information collection and confirmation, post-loan tracking and pledge management in accordance with online-lending regulations, via offline physical locations. Furthermore, the Interim Measures provide that online lending intermediaries shall, based on their risk management capabilities, set upper limits on the loan balance of a single borrower borrowing both from one online lending intermediary and from all online lending intermediaries. In the case of natural persons, this limit shall not be more than RMB200,000 for one online lending intermediary and not more than RMB1 million in total from all platform, while the limit for a legal person or organization shall not be more than RMB1 million for one online lending intermediary and not more than RMB5 million in total from all platform.

In the protection for investors and borrowers section, the Interim Measures require that online lending intermediaries (i) separate their own capital from funds received from lenders and borrowers and (ii) select a qualified banking financial institution as their funding depository institution, which shall perform depository and administration responsibilities as required. In the remaining sections, the Interim Measures provide for other miscellaneous requirements for online lending intermediaries, including but not limited to, risk assessment and disclosure, auditing and authentication, industry association, reporting obligations, information security and disclosure and legal liabilities. Online lending intermediaries established prior to the effectiveness of the Interim Measures have a transition period of twelve months to rectify any activities that are non-compliant with the Interim Measures, except with respect to criminal activity, which must be terminated immediately.

In October 2016, several regulations on Internet finance were publicly announced, including but not limited to, the Notice of the General Office of the State Council on the Issuance of Special Rectification Implementation Plan regarding Internet Finance, Special Rectification Implementation Plan regarding Online Marketplace Lending Risks, Special Rectification Implementation Plan for Risks of Asset Management Business through the Internet and Trans-subject Business, Special Rectification Implementation Plan for Risks regarding Non-Bank Payment Institutions, Special Rectification Implementation Plan for Risks of Internet Financing Advertising and Financial Activities in the form of financial investment (together the “Special Rectification Implementation Plans”). The Special Rectification Implementation Plans emphasize principles and rules in related to Internet financial regulations and stipulate that (i) “look-through” supervision method shall be adopted, and (ii) companies in the same group that hold a number of financial business qualifications shall not violate rules of related party transactions and other related business regulations.

On February 22, 2017, the CBRC issued the Guidelines on Online Lending Funds Custodian Business, or the Custodian Guidelines, which provide detailed requirements for setting up a custodian account with a qualified bank and depositing online lending funds. The Custodian Guidelines specify that each online lending information intermediary may only enter into fund custodian agreement with one qualified commercial bank to provide custodian services, and further clarifies detailed requirements and procedures for setting up custodian accounts with qualified commercial banks. Online lending information intermediaries and commercial banks that conducted custodian services prior to the effectiveness of the Custodian Guidance have a six-month grace period to rectify activities that are not in compliance with the Custodian Guidance.

On August 23, 2017, the CBRC issued the Information Disclosure Guidelines, which clarified disclosure requirements for online lending information intermediaries. Pursuant to the Information Disclosure Guidelines, online lending information intermediaries shall disclose certain information on their websites and other internet channels (such as mobile apps, WeChat official accounts or Weibo), which include, among others, (i) record-filing information, organization information, examination and verification information, and transaction related information, including transactions matched through the online lending information intermediaries for the previous month; and (ii) basic information of borrowers and loan products, risk assessment of the loan products, and information of the outstanding transactions, all of which shall be disclosed to investors. The Information Disclosure Guidelines further require that any event that would result in a material adverse effect to the operations of online lending information services shall be disclosed to the public within 48 hours upon its occurrence. The Information Disclosure Guidelines require online lending information intermediaries to record all disclosed information and retain such records for no less than five years from the date of the disclosure. Online lending information intermediaries that conducted online lending services prior to the effectiveness of the Information Disclosure Guidelines have a six-month grace period to rectify activities that are not in compliance with the Information Disclosure Guidelines.

On December 1, 2017, the Internet Finance Rectification Office and the Online Lending Rectification Office jointly issued the Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, which sets out the principles and requirements of “cash loan” businesses conducted by online microcredit companies, financial institutions and online lending information intermediaries. Circular 141 does not define what constitutes “cash loans”; however, it specifies certain features as loans as “cash loans”, such as, loans with no designated purpose and loans that lack selected customer base. Circular 141 imposes general requirements with respect to “cash loan” business, which include, among others, (i) each funding provider of cash loans must have applicable license to conduct lending business; (ii) the loans must be priced fairly to ensure that the total borrowing cost does not exceed the limit of the private lending interest rate provided by the PRC Supreme People’s Court; (iii) each funding provider of cash loans shall follow the “know-your customer” principle and prudentially assess and determine the eligibility and credit limit of borrowers, and loans to borrowers without income sources are prohibited; and (iv) each funding provider of cash loans shall enhance its internal risk control and prudentially use a “data-driven” risk management model.

On August 13, 2018, the P2P Remediation Office released Notice on Conducting Compliance Inspections for P2P Online Lending Agencies, or the Compliance Inspection Notice along with the Compliance Check List for Inspection and rectification. It sets out the general principals as online intermediaries must abide by a unified standard towards an all-covered inspection scope with real results and should make rectifications while inspecting. Online lending intermediaries must make self-inspection in accordance with the Compliance Check List that stipulates 108 terms along with the provisions of Interim Measures and cash depositary and information disclosure related regulations. According to the Compliance Inspection Notice, inspections should complete before December 2018 and those qualified may apply for filing as required.

On December 19, 2018, the P2P Remediation Office released Opinions on Promoting in the Classification and Disposal of Online Lending Institutions and Risk Prevention, which sets out the classification of online lending intermediaries and accelerates the risk clearance of the peer-to-peer lending service industry.

In January 2019, relevant PRC governmental authorities are reported to have issued Circular on the Classification and Disposal of Risks of Online Lending Institutions and Risk Prevention, or Circular 175. It has been reported that, according to Circular 175, except for large-scale peer-to-peer direct lending marketplaces that are strictly in compliance with all relevant laws and regulations and have not demonstrated any high-risk characteristics, which are generally referred to as Normal Marketplaces, other marketplaces, including shell companies with no substantive operation, small-scale marketplaces, marketplaces with high risks and marketplaces that are unable to repay investors or otherwise unable to operate their businesses, shall exit the peer-to-peer lending industry or cease operation. Normal Marketplaces shall cease operating those businesses that are not in compliance with laws and regulations. Circular 175 also encourages certain Normal Marketplaces to convert into other types of online financing institutions such as online small loan companies or loan facilitation platforms. We believe we operate a Normal Marketplace according to the Circular 175, and the Circular 175, if officially issued, will not have material adverse impact on our business and operations.

Regulations on Record-filings of Online Lending Information Intermediaries

In October 2016, the CBRC, the MIIT and the Industry and Commerce Administration Department, jointly issued the Guidance of Administration, which provides the general filing rules for online lending intermediaries, and delegates the filing authority to local financial authorities. The Guidance of Administration sets forth that online lending intermediaries are approved locally. Under the general filing procedures for online lending intermediaries, before a filing application is submitted to local financial regulators, the online lending intermediaries may be required to: (i) rectify any breach of applicable regulations as required by local financial regulators; and (ii) apply to the Industry and Commerce Administration Department to amend or register such entity’s the business scope.

The CBRC also authorizes local financial regulators to make detailed implementation rules regarding filing procedures. However, relevant local financial regulators are also in the process of making such implementation rules, which may require us to complete filing records under such future requirements within a grace period.

On December 8, 2017, the Online Lending Rectification Office issued the Notice on the Rectification and Inspection Acceptance of Risk of Online Lending Intermediaries, or Circular 57, which provides further clarification on several matters in connection with the rectification and record-filing of online lending information intermediaries, including, among other things:

●	Requirements relating to risk reserve funds. The online lending information intermediaries shall cease obtaining risk reserve funds or setting up new risk reserve funds. In addition, the outstanding balance of risk reserve funds shall be gradually reduced. Online lending information intermediaries are prohibited from promoting their risk reserve funds, and authorities shall encourage online lending information intermediaries to seek third parties to provide lenders with alternate means of investors protection, including third-party guarantee arrangements.

●	Requirements to qualify for record-filing. Circular 57 sets forth certain requirements which an online lending intermediary prior to its the record-filing application, including: (i) online lending intermediaries may not conduct the “thirteen prohibited actions” or exceed the limit for aggregate amount of loans borrowed by an individual after August 24, 2016, and shall gradually reduce the balance of loans that exceed such limit; (ii) online lending intermediaries that have offered real estate down payment loans, campus loans or “cash loans,” are required to suspend such loan products and the outstanding balance of the such loans shall be gradually reduced within a certain period as required under the Notice on Further Strengthening the Regulation and Management Work of Campus Online Lending Business and Circular 141; and (iii) the online lending intermediaries are required to set up custodian accounts with commercial banks that have passed certain testing and evaluation procedures, as required by the Online Lending Rectification Office, to hold customers’ funds. For the online lending intermediaries that are unable to received final clearance of their rectification measures and complete record-filings but continue to provide online lending information services, relevant authorities may impose administrative sanctions, including but not limited to, revoking their telecommunications business operation license, shutting down their business websites and requesting financial institutions not to provide any financial services to such online lending information intermediaries.

●	Requirements relating to the timing of record-filing. Local governmental authorities shall conduct and complete final clearance inspection of the rectification measures in accordance with the following timetable: (i) for most of the online lending information intermediaries, record-filing with the local authorities shall be completed by the end of April 2018; (ii) with respect to online lending information intermediaries with substantial outstanding balance of loans prohibited under relevant laws and regulations, and reduction of the outstanding balance of such loans on a timely basis will be difficult, such prohibited loans and outstanding balance shall be disposed and/or carved out, and record-filings with the local authorities shall be completed by the end of May 2018; (iii) with respect to online lending information intermediaries with complex and extraordinary circumstances and substantial difficulties to rectify their businesses, the record-filings with the local authorities shall be completed by the end of June 2018.

Regulations on Loans and Intermediation

The PRC Contract Law, which became effective in October 1999, requires that the interest rates charged under a loan agreement must not violate applicable provisions of the PRC laws and regulations.

In accordance with the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases issued by the Supreme People’s Court on August 6, 2015, or the Private Lending Judicial Interpretations, which came into effect on September 1, 2015, in the event that loans are made through an online lending information intermediary platform that provides only intermediary services, courts shall dismiss any claim against the platform as guarantor for repayment of the loans.

The Provisions also provide that agreements between lenders and borrowers on loans with interest rates below 24% per annum are valid and enforceable. With respect to the loans with interest rates between 24% and 36% per annum, if the interest on the loans has already been paid to the lender, and so long as such payment does not conflict with the interests of the state, the community and any third parties, the courts will dismiss the borrower’s request to demand the return of the interest payment above 24% per annum. If the annual interest rate of a private loan is higher than 36%, the agreement on the portion of the interest exceeding the maximum interest rate is invalid, and if the borrower requests the lender to return the part of interest exceeding 36% per annum that has been paid, the courts will support such requests. In addition, on August 4, 2017, the Supreme People’s Court issued the Certain Opinions Regarding Further Strengthening the Financial Judgment Work, which provides, among others, that (i) if the total amount of interest, compounded interest, default interest and other fees charged by a lender under a loan contract substantially exceeds the actual loss of such lender, the request by the debtor under such loan contract to reduce or to adjust the part of the aforementioned fees exceeding the amount accrued at an annual rate of 24% will be upheld; and (ii) in the context of Internet finance disputes, if the online lending information intermediaries and lenders circumvent the statutory limit of the interest rate by charging interest spread, such fees shall be deemed invalid.

Pursuant to the PRC Contract Law, a creditor may assign its rights under an agreement to a third party, provided that the debtor is notified. Upon due assignment of creditor’s rights, the assignee is entitled to the creditor’s rights and the debtor must perform the relevant obligations under the agreement for the benefit of the assignee. The PRC Contract Law defines an intermediation contract as a contract whereby an intermediary present to its client an opportunity for entering into a contract or provides the client with other intermediary services in connection with the conclusion of a contract, and the client pays the intermediary service fees. Pursuant to the PRC Contract Law, an intermediary must provide true information relating to the proposed contract. If an intermediary conceals any material fact intentionally or provides false information in connection with the conclusion of the proposed contract, which results in harm to the client’s interests, the intermediary may not claim for service fees and shall be held liable for damages incurred by the client. Certain Opinions Regarding Further Strengthening the Financial Judgment Work further specify that the relationship between an online lending intermediary and each other party of an online lending loan agreement shall be defined as an intermediary contractual relationship, and the intermediary service fees charged by an online lending intermediary to circumvent the statutory limit of the interest rate shall be invalid.

Our services offered through Xiaotai’s platform constitute intermediary service, and the agreements with borrowers and investors on Xiaotai’s platform may be deemed as intermediation contracts under the PRC Contract Law.

Regulations on Illegal Fund-Raising

The Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations, promulgated by the State Council in July 1998, and amended on January 2011, and the Notice on Relevant Issues Concerning the Penalty on Illegal Fund-Raising, issued by the General Office of the State Council in July 2007, explicitly prohibit illegal public fund-raising. The main features of illegal public fund-raising include: (i) illegally soliciting and raising funds from the general public by means of issuing stocks, bonds, lotteries or other securities without obtaining the approval of relevant authorities, (ii) promising a return of interest or profits or investment returns in cash, properties or other forms within a specified period of time, and (iii) using a legitimate form to disguise the unlawful purpose.

The Supreme People’s Court promulgated the Judicial Interpretations to Issues Concerning Applications of Laws for Trial of Criminal Cases on Illegal Fund-Raising, or the Illegal Fund-Raising Judicial Interpretations, which became effective in January 2011, to clarify the criminal charges and punishments regarding illegal public fund-raising. The Illegal Fund-Raising Judicial Interpretations provide that a public fund-raising will constitute a criminal offense of  “illegally soliciting deposits from the public” under the PRC Criminal Law, if it meets all of the following criteria: (i) the fund-raising has not been approved by relevant authorities or is concealed under the disguise of legitimate acts; (ii) the fund-raising employs general solicitation or advertising such as social media, promotion meetings, leafleting and short messaging service advertising; (iii) the fundraiser promises to repay, after a specified period of time, the capital and interests, or investment returns in cash, properties in kind or other payment forms; and (iv) the fund-raising targets the general public as opposed to specific individuals. An illegal fund-raising activity will be fined or prosecuted in the event that it constitutes a criminal offense. Pursuant to the Illegal Fund-Raising Judicial Interpretations, an offender that is an entity will be subject to criminal liabilities, if it illegally solicits deposits from the general public or illegally solicits deposits in disguised form (i) with the amount of deposits involved exceeding RMB1,000,000, (ii) with over 150 fund-raising targets involved, or (iii) with the direct economic loss caused to fund-raising targets exceeding RMB500,000, or (iv) the illegal fund- raising activities have caused baneful influences to the public or have led to other severe consequences. An individual offender is also subject to criminal liabilities but with lower thresholds. The Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations also prohibits facilitating loans to the public without the approval of the PBOC.

Xiaotai act as a platform for borrowers and investors and are not a party to the loans facilitated through its platform. Xiaotai rely on third-party banks in handling funds transfer and settlement and have entered into an agreement with Xi’an Bank, under which the bank provides custodian services for funds of borrowers and investors through Xiaotai’s platform.

Regulations Relating to Anti-Money Laundering

The Anti-money Laundering Law, which became effective in 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. Financial institutions subject to the Anti-money Laundering Law include banks, credit unions, trust investment companies, stock brokerage companies, futures brokerage companies, insurance companies, fund management companies and other financial institutions as listed and published by the State Council, while the list of the non-financial institutions with anti-money laundering obligations will be published by the State Council. The People’s Bank of China and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as fund sales institutions. However, the State Council has not promulgated a list of the non-financial institutions subject to anti-money laundering obligations.

The Fund Sale Measures, promulgated by the CSRC in 2013, require independent fund sales institutions to comply with certain anti-money laundering requirements, including establishing a customer identification program, monitoring and reporting suspicious transactions and preserving customer information and transaction records.

The Notice on Anti-Money Laundering Operations of the Insurance Industry, promulgated by the China Insurance Regulatory Commission in 2011, requires insurance brokerage agencies to establishing anti-money laundering internal control systems and provide assistance to public security departments and judicial authorities in investigations.

Regulations on Guarantee

In June 1995, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the PRC Guarantee Law, and in March 2007, the National People’s Congress, or the NPC, promulgated the PRC Property Law, which took effective in October 2007. According to such applicable laws, a mortgage refers to where a debtor or a third party, mortgages property to a creditor instead of transferring of the possession of such property, for guaranteeing payment of debts. If the debtor defaults or if any condition for enforcement of creditor’s rights arises, the creditor shall have preemptive rights to the property. With respect to real estates used for mortgages, the mortgage shall be registered with the local regulatory authority and the mortgage shall come into effect as of the date of registration. With respect to vehicles used for mortgages, the mortgage shall come into effect as of the effective date of the mortgage contract, however, the creditor may not enforce his or her creditor’s right in such mortgage to any bone fide third party if the mortgage has not been registered with the local regulatory authority. Prior to the maturity of debt, a mortgagee shall not stipulate with the mortgagor that the ownership the mortgaged property will be transferred to a third party if the debtor defaults his or her payment. In cases where the debtor fails to pay the debts, the mortgagee may, by concluding an agreement with the mortgagor, convert the property under mortgage into market value or seek payments from auction or sale of the mortgaged property. In cases where an agreement has damaged the interests of any other third party, the third party may request the PRC court to discharge the agreement. In cases where the mortgagee and the mortgagor fail to agree on the method taken for determining the value of the mortgaged property, the mortgagee may request the PRC court to auction or sell the mortgaged property.

In addition, a debtor or a third party may pledge personal property to a creditor to be held in possession of the creditor, if the debtor defaults or if any condition for enforcement of creditor’s rights arises, the creditor shall have preemptive rights to pledged personal property. A contract for pledge of property generally includes the following: (i) the amount of the debt for the pledged property; (ii) the term for the debtor to repay his debts; (iii) the name, quantity, quality and conditions of the pledged property; (iv) the scope of the secured interest; and (v) the time for delivery of the pledged property. The interest of a pledge is established upon delivery of the pledged property by the pledgor to the pledgee. Prior to maturity of debt, the pledgee shall not enter into an agreement with the pledgor to claim the pledgor’s ownership of the pledged property if the debtor defaults. In cases where the debtor repays the debts prior to maturity of the debt, the pledgee shall return the pledged property to the pledgor. If the debtor defaults or if any condition for enforcement of pledgor’s rights arises, the pledgee may enter into an agreement with the pledgor that the pledged property be converted into market value, or the pledgee may enjoy preemptive rights to the proceeds obtained from auction or sale of the pledged property. In cases where the pledgee fails to cooperate, the pledgor may request the PRC court to auction or sell the mortgaged property.

Regulations on Internet Companies

Regulations Related to Value-Added Telecommunication Business Certificates and Foreign Investment Restrictions

PRC regulations impose sanctions for engaging in Internet information services of a commercial nature without having obtained an ICP certificate or engaging in the operation of online data processing and transaction processing without having obtained an ODPTP certificate. These sanctions include corrective orders and warnings from the PRC communication administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the websites may be ordered to close. Nevertheless, the PRC regulatory authorities’ enforcement of such regulations in the context of marketplace lending platform remains unclear.

According to the Provisions on the Administration of Foreign-invested Telecommunication Enterprises, the ratio of investment by foreign investors in a foreign-invested telecommunication enterprise that engages in the operation of a value-added telecommunication business shall not exceed 50%. Circular of Ministry of Industry and Information Technology concerning Lifting Restrictions on the Proportion of Foreign Equity in On-line Data Processing and Transaction Processing Business, or the Circular 196, which was promulgated on June 19, 2015, provides that foreign investors are permitted to invest up to 100% of the registered capital in a foreign-invested telecommunication enterprise engaging in the operation of online data processing and transaction processing (E-commerce). However, foreign investors are only permitted to invest up to 50% of the registered capital in a foreign-invested telecommunication enterprise that engages in the operation of Internet information services. Under either circumstance, the largest foreign investor will be required to have a satisfactory business track record and operational experience in the value-added telecommunications business.

While Circular 196 permits foreign ownership, in whole or in part, of online data and deal processing businesses (E-commerce), a sub-set of value- added telecommunications services, it is not clear whether Xiaotai’s marketplace lending platform will be deemed as online data and deal processing.

Administration of mobile Internet application, or App, information services are strengthened through the Regulations for Administration of Mobile Internet Application Information Services, or the MIAIS Regulations, which became effective on August 1, 2016. The MIAIS Regulations were enacted to regulate App, App providers (including App owners or operators) and online App stores. Information service providers that utilize Apps are required to obtain relevant qualifications pursuant to PRC laws and regulations.

The MIAIS Regulations impose certain duties on App providers, including: (i) verifying real identities with the registered users through mobile phone numbers; (ii) establishing and improving the mechanism for user information security protection; (iii) establishing and improving the verification and management mechanism for the information content; adopting proper sanctions and measures relating to the release of illegal information content; (iv) protecting and safeguarding users’ “rights to know and rights to choose” during installation or use; (v) respecting and protecting intellectual property rights of others; and (vi) keeping records of user log information for 60 days.

Regulation on Mobile Internet Applications Information Services

Administration of mobile internet application information services is strengthened through the MIAIS Regulations, which was promulgated by the Cyberspace Administration of China, or the CAC, on June 28, 2016 and became effective on August 1, 2016. The MIAIS Regulations were enacted to regulate mobile app information service providers. Pursuant to the MIAIS Regulations, the CAC and local offices of cyberspace administration shall be responsible for the supervision and administration of nationwide or local mobile app information, respectively.

Under the MIAIS Regulations, mobile app information service providers are required to obtain relevant qualifications and are responsible for the supervision and administration of mobile app information. Mobile app information service providers are required to strictly implement information security management responsibilities, including, but not limited to: (i) authenticate the identity of the registered users, (ii) protect user information and obtain users’ consents for collecting and using their personal information in a lawful manner, (iii) establish information content audit and management mechanism, and prohibit any content in violation of laws or regulations, and (iv) record and keep users’ logged information for 60 days.

Regulations Relating to Internet Information Security and Privacy Protection

Internet information in China is regulated from a national security standpoint. The Decisions on Preserving Internet Security, originally enacted by the Standing Committee of the National People’s Congress on December 28, 2000, amended on August 27, 2009, which may subject violators to potential criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance, (ii) disseminate politically disruptive information, (iii) leak state secrets, (iv) spread false commercial information or (v) infringe intellectual property rights. The Ministry of Public Security has promulgated measures that prohibit the use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the Ministry of Public Security and its local branches may revoke its operating license and shut down its websites.

In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Under the Several Provisions on Regulating the Market Order of Internet Information Services, which was issued by the MIIT and became effective in 2012, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such users’ personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user’s personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People’s Congress in 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Moreover, pursuant to the Criminal Law, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for (i) any dissemination of illegal information on a large scale, (ii) any severe effects due to the leakage of the client’s information, (iii) any serious loss of criminal evidence or (iv) any other severe situation arising from a violation of the applicable laws or regulations. Any individual or entity that sells or provides personal information to others in violation of applicable law, or that steals or illegally obtains any personal information, is subject to criminal penalties in severe situations. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and effective in June 2017, clarified certain standards for the conviction and sentencing of criminals in relation to personal information infringement.

In November 2016, the Standing Committee of the National People’s Congress released the Internet Security Law, which took effect in June 2017. The Internet Security Law requires network operators to perform certain functions related to internet security protection and the strengthening of network information management. For instance, under the Internet Security Law, network operators of key information infrastructure generally shall, during their operations in the PRC, store the personal information and important data collected and produced within the territory of the PRC.

Regulations Relating to Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law, which become effective in 2010, and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Patent. The Patent Law, which became effective in 2009, provides for patentable inventions, utility models and designs. An invention or utility model for which patents may be granted must have novelty, creativity and practical applicability. The State Intellectual Property Office under the State Council is responsible for examining and approving patent applications.

Trademark. The Trademark Law, which became effective in 2014, and its implementation rules protect registered trademarks. The Trademark Office of the State Administration for Industry & Commerce is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration.

Domain Name. The MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. Domain names are protected under the Administrative Measures on the Internet Domain Names, promulgated by the MIIT in 2004. These measures have adopted a “first-to-file” principle with respect to the registration of domain names.

Regulations Relating to Employment

The Labor Law, originally promulgated by the National People’s Congress in 1994, and the Labor Contract Law, originally promulgated by the Standing Committee of the National People’s Congress in 2007, require employers to execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee for more than a month but less than a year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and paying the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. If an employer fails to conclude a written labor contract with a worker within one year of the date when it employs the worker, it will be deemed to have concluded an open-ended labor contract with the worker. All employers must compensate their employees with wages equal to at least the local minimum wage. Violations of the Labor Law and the Labor Contract Law may result in fines and other administrative sanctions, and serious violations may result in criminal liabilities.

The Social Insurance Law, which became effective in 2011, the Regulations on Management of Housing Provident Fund, released by the State Council in 2002, and other related rules and regulations require enterprises in China to participate in certain employee benefit plans, including social insurance funds, a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan, and a housing provident fund, and to contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government. Failure to make adequate contributions to various employee benefit plans may subject the employer to fines and other administrative sanctions. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

Regulations on Tax

PRC Enterprise Income Tax

The PRC enterprise income tax is calculated based on the taxable income determined under the PRC laws and accounting standards. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, which became effective on January 1, 2008 and amended the PRC Enterprise Income Tax Law on February 24, 2017. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the PRC Enterprise Income Tax Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the PRC Enterprise Income Tax Law. On October 17, 2017, the State Administration of Taxation promulgated the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which became effective on December 1, 2017. The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

Moreover, under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

Xiaotai do not believe Xiaotai International Investment Inc. or any of its subsidiaries outside of China was a PRC resident enterprise for the year ended December 31, 2017, but Xiaotai cannot predict whether such entities may be considered as a PRC resident enterprise for any subsequent taxable year. Although Xiaotai’s company is not controlled by any PRC company or company group, substantial uncertainty exists as to whether Xiaotai will be deemed as a PRC resident enterprise for enterprise income tax purposes. In the event that Xiaotai were considered a PRC resident enterprise, Xiaotai would be subject to the PRC enterprise income tax at the rate of 25% on Xiaotai’s worldwide income, but the dividends that Xiaotai receive from Xiaotai’s PRC subsidiary would be exempt from the PRC withholding tax since such income is exempted under the PRC Enterprise Income Tax Law for a PRC resident enterprise recipient. See “Risk Factors — Risks Related to Doing Business in China — The dividends Xiaotai receive from Xiaotai’s PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on Xiaotai’s financial condition and results of operations. In addition, if Xiaotai is classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and Xiaotai’s non-PRC shareholders.”

PRC VAT and Business Tax

Pursuant to the Interim Regulation of the People’s Republic of China on Value-Added Tax, the VAT Regulation, which was amended on November 19, 2017, any entity or individual engaged in the sales of goods, provision of specified services and importation of goods into China is generally required to pay a VAT, at the rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by such entity.

Pursuant to the PRC Provisional Regulations on Business Tax, taxpayers falling under the category of service industry in China are required to pay a business tax at a normal tax rate of 5% of their revenues. In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. Pursuant to this plan and relevant notices, from January 1, 2012, the value-added tax has been imposed to replace the business tax in the transport and shipping industry and some of the modern service industries in certain pilot regions, of which Shanghai is the first one. A value-added tax, or VAT, rate of 6% applies to revenue derived from the provision of some modern services.

On December 12, 2013, the Ministry of Finance and State Administration of Taxation issued Notice of the Ministry of Finance and the State Administration of Taxation on Including the Railway Transportation and Postal Industries in the Pilot Program of Replacing Business Tax with Value-Added Tax (2013 Amendment), along with Pilot Implemental Rules of Replacing Business Tax with VAT, which is effective on May 1, 2016 (“Pilot Rules”). Pursuant to Pilot Rules, the unit and individual who provide service in transportation, postal and other modern service industrial shall be taxpayer of VAT. Taxpayer who provide taxable service shall pay VAT, instead of Business Tax. The tax rate for provision of modern service industrial (exclusive of leasing of tangible chattel) is 6%.

On April 19, 2016, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Tax Collection and Administration Matters Relating to Full Launch of the Pilot Scheme for Levying VAT in place of Business Tax (the “VAT Announcement”), which became effective on May 1, 2016. According to the VAT Announcement, a pilot taxpayer who has been determined as a general VAT taxpayer before the implementation of the pilot program and concurrently provides taxable services is not required to apply for the qualification again. The competent tax authority shall prepare and deliver the Notice of Tax-Related Matters and inform the taxpayer. A pilot taxpayer with annual sales amount of taxable services exceed RMB5.0 million (US$0.8 million) before the implementation of the pilot program of VAT in lieu of business tax shall go through the formalities for the qualification of a general VAT taxpayer with the competent tax authority under the State Administration of Taxation.

On March 23, 2016, Ministry of Finance and State Administration of Taxation promulgated the Notice of the Ministry of Finance and the State Administration of Taxation on Implementing the Pilot Program of Replacing Business Tax with Value-Added Tax in an All-round Manner, which became effective on May 1, 2016. According to such Notice, the pilot scheme on levying value-added tax in place of business tax shall be launched nation-wide, all business tax taxpayers in the construction industry, real estate industry, financial industry, living services, etc. shall be included in the scope of the pilot scheme, and subject to value-added tax instead of business tax.

Dividend Withholding Tax

Pursuant to the PRC Enterprise Income Tax Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Xiaotai is a Cayman Islands holding company and substantially all of Xiaotai’s income may come from dividends Xiaotai receive from Xiaotai’s PRC subsidiary directly or indirectly. Since there is no such tax treaty between China and the Cayman Islands, dividends Xiaotai receive from Xiaotai’s PRC subsidiary will generally be subject to a 10% withholding tax. Xiaotai has evaluated whether Xiaotai Cayman is a PRC resident enterprise and Xiaotai believe that Xiaotai Cayman was not a PRC resident enterprise for the year ended December 31, 2017. However, as there remains uncertainty regarding the interpretation and implementation of the PRC Enterprise Income Tax Law and the Implementation Rules, it is uncertain whether, if Xiaotai Cayman will be deemed a PRC resident enterprise in the future, any dividends distributed by Xiaotai Cayman to Xiaotai’s non-PRC shareholders would be subject to any PRC withholding tax. See “Risk Factors — Risks Related to Doing Business in China — The dividends Xiaotai receive from Xiaotai’s PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on Xiaotai’s financial condition and results of operations. In addition, if Xiaotai is classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and to Xiaotai’s non-PRC shareholders.”

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), or the Administrative Measures, which became effective in November 1, 2015, non-resident taxpayers which satisfy the criteria for entitlement to tax treaty benefits may, at the time of tax declaration or withholding declaration through a withholding agent, enjoy the tax treaty benefits, and be subject to follow-up administration by the tax authorities. There are also other conditions for enjoying such reduced withholding tax rate according to other relevant tax rules and regulations. Accordingly, Xiaotai HK may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations and follow up the administration of the PRC tax authorities. However, according to Notice 81, if the relevant tax authorities consider the transactions or arrangements Xiaotai has are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

United States Foreign Account Tax Compliance Act

The United States has passed the Foreign Account Tax Compliance Act, or FATCA, that imposes a new reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-U.S. entities. In general, the 30% withholding tax applies to certain payments made to a non-U.S. financial institution unless such institution is treated as deemed compliant or enters into an agreement with the US Treasury to report, on an annual basis, information with respect to certain interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by certain U.S. persons and to withhold on certain payments. The 30% withholding tax also generally applies to certain payments made to a non-financial non-U.S. entity that does not qualify under certain exemptions unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners.” An intergovernmental agreement between the United States and another country may also modify these requirements. Xiaotai do not expect FATCA will have a material impact on Xiaotai’s business or operations, but because FATCA is particularly complex and its application is uncertain at this time, Xiaotai cannot assure you that Xiaotai will not be adversely affected by this legislation in the future.

Regulations on Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, which was most recently amended in August 2008. Under the PRC Foreign Exchange Administration Regulations, Renminbi is freely convertible for payments of current account items, such as distribution of dividends, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE. On the contrast, approval from or registration with appropriate government authorities is required where Renminbi is to convert into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular on Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular on Improving and Adjusting Foreign Exchange Policies, which substantially amends and simplifies the foreign exchange procedure. Pursuant to Circular on Improving and Adjusting Foreign Exchange Policies, the opening of various foreign exchange accounts for designated purposes, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of Renminbi proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by foreign-invested enterprises to their foreign shareholders, no longer require approval or verification from SAFE, and the same entity may open multiple capital accounts in different provinces.

Foreign exchange regulations in China are primarily governed by Foreign Exchange Administration Rules (1996), as amended in 2008, or the Exchange Rules. Under the Exchange Rules, Renminbi is convertible for current account items, including the distribution of dividends, interest and royalty payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, securities investment and repatriation of investment, however, is still subject to the approval of SAFE.

On May 10, 2013, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration Over Domestic Direct Investment by Foreign Investors and the Supporting Documents, which specifies that the administration by SAFE or its local branches over foreign direct investment in the PRC shall be conducted by way of registration. Institutions and individuals shall register with SAFE and/or its branches for their direct investment in China. Banks shall process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

In February 2015, SAFE promulgated the Circular of Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or Circular 13, which became effective on June 1, 2015. Upon the implementation of Circular 13, the current foreign exchange procedures will be further simplified, foreign exchange registrations of direct investment will be handled by designated foreign exchange settlement banks instead of SAFE and its branches.

On March 30, 2015, SAFE issued the Circular on Reform of the Administrative Rules of the Payment and Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises (“SAFE Circular 19”), which became effective on June 1, 2015. Pursuant to SAFE Circular 19, foreign-invested enterprises may either continue to follow the current payment-based foreign currency settlement system or elect to follow the “conversion-at-will” regime of foreign currency settlement. Where a foreign-invested enterprise follows the conversion-at-will regime of foreign currency settlement, it may convert part or all of the amount of the foreign currency in its capital account into Renminbi at any time. The converted Renminbi will be kept in a designated account labeled as settled but pending payment, and if the foreign-invested enterprise needs to make payment from such designated account, it still needs to go through the review process with its bank and provide necessary supporting documents. SAFE Circular 19, therefore, has substantially lifted the restrictions on the usage by a foreign-invested enterprise of its RMB registered capital converted from foreign currencies. According to SAFE Circular 19, such Renminbi capital may be used at the discretion of the foreign-invested enterprise and SAFE will eliminate the prior approval requirement and only examine the authenticity of the declared usage afterwards. Nevertheless, foreign-invested enterprises like Xiaotai’s PRC subsidiary are still not allowed to extend intercompany loans to Xiaotai’s PRC consolidated entities. In addition, as Circular 19 was promulgated recently, there remain substantial uncertainties with respect to the interpretation and implementation of this circular by relevant authorities.

On June 9, 2016, SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”), which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be provide as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementation, it is uncertain how these rules will be interpreted and implemented.

On January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Check of Authenticity and Compliance to further Promote Foreign Exchange Control, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks must check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities must hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned companies include:

●	Wholly Foreign-Owned Enterprise Law, as amended on September 3, 2016;

●	Wholly Foreign-Owned Enterprise Law Implementing Rules, as amended on February 19, 2014; and

●	Company Law of China, as amended on December 28, 2013.

Under these laws and regulations, wholly foreign-owned companies in China may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, these wholly foreign-owned companies are required to set aside no less than 10% of the after-tax profits, if any, to fund certain reserve funds, until the accumulative amount of such fund reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. At the discretion of these wholly foreign-owned companies, they may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Regulations on Offshore Investment by PRC Residents

Pursuant to the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Round Trip Investment via Overseas Special Purpose Companies and its subsequent amendments, supplements or implementation rules, or SAFE Circular 75, issued on October 21, 2005, a PRC resident (whether a natural person or legal persons) shall register with the local branch of the SAFE before it establishes or controls an overseas SPV, with assets or equity interests in a PRC company, for the purpose of overseas equity financing. On July 4, 2014, SAFE issued the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Outbound Investment and Financing and Inbound Investment via Special Purpose Vehicles (“SPV”), or SAFE Circular 37, which has superseded SAFE Circular 75. According to SAFE Circular 37, the PRC domestic resident shall apply for SAFE registration for overseas investment before paying capital to SPV by using his, her or its legal assets whether overseas or domestic. The SPV is defined as “offshore enterprise directly established or indirectly controlled by the domestic residents (including domestic institutions and individuals) with their legally owned assets and equity of the domestic enterprise, or legally owned offshore assets or equity, for the purpose of off shore investment and financing”. In addition, in the event that the SPV undergoes changes of its basic information such as the individual shareholder, name, operation term, etc., or material events including increase or decrease by domestic individual shareholder in investment amount, equity transfer or swap, merge, spinoff, etc., the domestic resident shall timely complete the change of foreign exchange registration formality for offshore investment.

According to SAFE Circular 37, failure to make such registration or truthfully disclose actual controllers of the round-trip enterprises may subject PRC residents to fines up to RMB300,000 in case of domestic institutions or RMB50,000 in case of domestic individuals. If the registered or beneficial shareholders of the offshore holding company who are PRC residents do not complete their registration with the local SAFE branches, the PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore company, and the offshore company may be restricted in its ability to contribute additional capital to its PRC subsidiary. Moreover, failure to comply with SAFE registration and amendment requirements described above could result in liability under PRC law for violating applicable foreign exchange restrictions.

Our principal shareholders who directly or indirectly hold shares in Xiaotai’s Cayman Islands holding company and who are known to us as being PRC residents have completed the foreign exchange registrations required in connection with Xiaotai’s recent corporate restructuring.

However, Xiaotai may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in Xiaotai’s company, nor can Xiaotai compel Xiaotai’s beneficial owners to comply with SAFE registration requirements. As a result, Xiaotai cannot assure you that all of Xiaotai’s shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of Xiaotai’s PRC subsidiary, could subject us to fines or legal sanctions, restrict Xiaotai’s overseas or cross-border investment activities, limit Xiaotai’s PRC subsidiary’ ability to make distributions or pay dividends to us or affect Xiaotai’s ownership structure, which could adversely affect Xiaotai’s business and prospects.

Regulations Related to Mergers and Acquisitions

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress on August 30, 2007 and effective as of August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, MOFCOM promulgated the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the NDRC and MOFCOM under the leadership of the State Council, to carry out the security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merger or acquisition of a company engaged in the marketplace lending business requires security review.

Xiaotai Group Management’s Discussion and Analysis of Financial Condition and Results of Operations

 The following management’s discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are a “peer-to-peer” lending company in China with a limited operating history as an internet lending information intermediary platform, or “peer-to-peer” lending company, in China that provides borrowers access to a wide variety of loan product related information. The loan products that we are arranging generally range from one month to twenty-four months and are either unsecured loans which are lent either based on a borrower’s creditworthiness and assessed repayment ability, or secured loans secured by automobiles. Through our internet lending information intermediary platform, we connect individual lenders with individual and small business borrowers. We currently conduct our business operations exclusively in China.

Supported by its proprietary finance technology, we have developed the Zhizi risk control system, which is a comprehensive risk control system and entitles the Company to receive a Level III Certificate for Protection of State Information Security awarded by the PRC Ministry of Public Security, the highest level of recognition granted to non-bank institutions in the finance industry for stringent information security management and risk controls. Leveraging its advanced finance technology and innovative, reliable risk control procedures in serving borrowers and investors through its website and mobile applications, we provide efficient and effective solutions to address largely underserved personal financing and investment demands of the rapidly-growing middle class population in China.

Through our own marketing efforts including website, mobile phone application and offline channels, we acquire investors who are mainly comprised of salary earners and middle-class income families seeking attractive returns at their desired risk levels. Our lending information intermediary platform offers investors equal access to a portfolio of diverse investment product related information, mainly consisting of information regarding individual loan investment products and platform designed portfolio investment products. The minimum capital commitment required for loan investment products is RMB100, and currently the annual rates of return to investors are generally between 6.6% and 11%.

We acquire borrowers primarily through our online and offline cooperation with several partners in the peer-to-peer lending industry. The cooperation partners acquire borrowers from their online and offline sources and refer to our platform following their initial review processes. Borrowers are attracted to the loan product related information offered on our platform for their affordability, varieties and transparencies.

Since the launch of the platform in September 2014 through March 31, 2019, we have facilitated loans in the aggregate principal of RMB 28.0 billion, or $4.2 billion for over 2.79 million registered users. We generate revenues primarily from transaction fees and service fees charged to the cooperation partners, management fees charged to borrowers and service fees charged to investors. Our total revenue increased by 32% from $32,791,525 in the year ended December 31, 2017, to $43,426,099 in the year ended December 31, 2018. Our net income decreased from $11.3 million for the year ended December 31, 2017 to a net income of $7.3 million for the year ended December 31, 2018.

However as required by the Hangzhou Department of Finance, the Company controlled the loan volume transacted on the Company’s platform. As a result, our revenues decreased by 7% from $12,589,966 for the three months ended March 31, 2018 to $11,656,044 for the three months ended March 31, 2019.

The Company had registered users of 1.97 million, 2.65 million and 2.79 million as of December 31, 2017 and 2018, and as of March 31, 2019.

Prior to February 2017, we used third-party payment companies as agents to administer funding and repayment activities among borrowers, investors, the asset platform and the funding platform, and to perform fund settlement functions. In August 2016, the CBRC together with three other PRC regulatory agencies jointly issued “Interim Measures on Administration of Business Activities of Online Lending Information Intermediaries” (“Interim Measures”) The Interim Measures require all peer-to-peer (“P2P”) lending facilitation intermediary companies to centralize their lending fund transfer and settlement functions to only one commercial bank in order to achieve the separation between fund management which is handled by a commercial bank and transaction management for which the lending information facilitation platform is responsible. Pursuant to the new regulations, we entered into a cooperation agreement in May 2017 with Beijing Bank for it to provide the platform with all services related to the lending fund transfer and repayment. In January 2019, we terminated our cooperation with Beijing Bank and entered into cooperation in with Xi’an Bank for all services related to the lending fund transfer and repayment.

To date, we have financed our operations primarily through cash flows from operations and proceeds from contribution from shareholders. As of December 31, 2018 and 2017, and March 31, 2019, we had cash and cash equivalents of $1,099,729, $33,001,007 and $7,804,068. We intend to grow our business primarily by:

●	Broaden borrower base and enhance market penetration through expanding cooperation relationships with industry partners;

●	Increase its platform transaction volume and user number through enhanced marketing efforts and product and service offerings;

●	Diversify platform investor base;

●	Enhance its risk management capabilities, and

●	Advance its cutting-edge finance technologies.

General Factors Affecting Our Results of Operations

We believe the key factors affecting our financial condition and results of operations include the following:

Supply and Demand for Consumer Credit in China

According to a Chinese news report, as of the end of 2015, P2P lending has reached RMB982.3 billion ($150 billion), which was four times the amount facilitated by P2P platforms in 2014 of RMB252.8 billion ($41 billion).

Despite the fast-evolving financial services industry landscape and rapid growth of online lending information intermediary platforms, individual and household consumptions in China are still underfinanced. Based on the data of Bank of International Settlement, the ratio of China’s total credit to households increased from 33.1% in 2013 to 48.4% in 2017, compared to 81.8% in 2013 and 77.8% in 2017 for the United States. (https://stats.bis.org/statx/srs/table/f3.1) In spite of the relatively low ratio, personal consumer loan balance had reached RMB15.4 trillion ($2.4 trillion) by the end of 2014 and is expected to further grow to RMB37.4 trillion ($5.6 trillion) by the end of 2019, at an average annual growth rate of 19.5%, according to the Statistics and Development of Chinese Internet Industry issued by Chinese Internet Network Information Center. The expected rate of growth in personal consumer loans presents an immense growth potential for online lending information services providers. Meanwhile, P2P lending market condition has noticeably improved because of the new industry policies, regulations and administrative measures the government rolled out in 2016 through early 2018 aimed at cracking down on fraudulent bad players that had rocked the P2P lending sector and caused a series of fraud scandals. The new measures have reduced the number of online lending intermediary companies by erasing those noncompliant platforms from market participation which, in turn, benefit compliant companies. Today’s online lending information intermediary platforms are experiencing less and healthier competition which we expect to gain a bigger sector market share and optimal business growth.

On the investment front, individual and household investors as well as SME owners have accumulated an increased amount of personal disposal income over the years and are seeking investments with more attractive returns because of the net negative returns on bank deposits after inflation and other adjustments and disappointing performance of equity markets. They have become increasingly more accustomed to and active in investing through online lending information intermediary platforms that directly connect them with borrowers whose loans can generate attractive returns.

Competition

The current internet finance market in China is intensely competitive and Xiaotai competes with other loan and investment product related information providers, including online lending information platform industry peers. According to information from WangDaiZhiJia (shuju.wdzj.com), currently there are approximately 1,800 online platform financial services companies actively competing in the online. Xiaotai’s key competitors include Lufax (陆金所) and Yirendai (宜人贷).

In light of future growth potential for personal consumption and demand for favorable investment products, more internet, technology and financial services companies may enter the market and increase the level of competition. As an established online lending origination services provider, we believe that it has competitive advantages with respect to products, finance technologies and performance as compared to existing and potential competitors.

PRC Regulatory Environment

Due to the relatively short history of the online lending information intermediary service industry in China, the PRC government has yet to establish a comprehensive regulatory framework governing the industry. Before any industry-specific regulations were introduced in mid-2015, the PRC government simply relied on general and basic laws and regulations in governing the online lending information intermediary service industry, including the PRC Contract Law, the General Principles of the Civil Law of the PRC, and related judicial interpretations promulgated by the Supreme People’s Court.

In July 2015, the China Banking Regulatory Commission, or the CBRC, together with nine other PRC regulatory agencies jointly issued a series of policy measures applicable to the online lending information intermediary service industry titled the Guidelines on Promoting the Healthy Development of Online Finance Industry, or the Guidelines. The Guidelines formally introduced for the first time the regulatory framework and basic principles for administering the online lending information intermediary service industry in China.

Based on the core principles of the Guidelines, in August 2016, the CBRC together with three other PRC regulatory agencies jointly issued Interim Measures on Administration of Business Activities of Online Lending Information Intermediaries, or the Interim Measures. According to the Interim Measures, the maximum loan balance at any given time for an individual or business enterprise shall be not more than RMB 200,000 and RMB 1,000,000, respectively, borrowed from a single internet lending information intermediary platform and not more than RMB 1 million for an individual or RMB 5 million for business enterprise, respectively, in total from all platforms. Furthermore, the Interim Measures require online lending information intermediaries and their branches that propose to carry out the online lending information intermediary services to file a record with the local financial regulatory department at the place where it is registered within ten business days after obtaining the business license. Local financial regulatory departments have the power to assess and classify the online lending information intermediaries which have filed a record, and to publicize the record-filing information and the classification results on their official websites. An online lending information intermediary must apply for appropriate telecommunication business license in accordance with the relevant requirements of telecommunication authorities subsequent to completion of the filing and is required to explicitly identify itself as an online lending information intermediary in its business scope.

Pursuant to the Guideline of CBRC on Risk Prevention and Control in Banking Industry promulgated by CBRC on April 7, 2017, the promotion for the special risk rectification for internet lending platform (or the “P2P”) shall be continued. Internet lending intermediaries shall not market the borrowers who do not have the repayment ability and they are also prohibited to provide Internet loan services to university students who are under the age of 18.

Furthermore, a Notification for Further Strengthening on Administration for Campus Loans was issued by CBRC, Ministry of Education of the PRC and Ministry of Human Resources and Social Security of the PRC on May 27, 2017 stipulated that all Campus loans business conducted by internet lending platform shall be suspended.

To comply with existing laws, rules and regulations relating to the online lending information intermediary service industry, we have implemented various policies and procedures and has achieved considerable results. As of this date, we have not been subject to any material fines or penalties under any PRC laws, rules or regulations including those governing the online lending information intermediary service industry in China.

Key Operating Metrics

Our management regularly reviews a number of metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions. The main metrics for the years ended December 31, 2018 and 2017, and for the three months ended March 31, 2019 and 2018 are set forth as the followings:

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2018	2017	2019	2018

Loan Volume (1)	$2,009,584,463	$1,223,579,944	$424,245,485	$645,127,812
Number of facilitated loans (2)	532,148	244,779	94,587	200,331
Average loan volume (3)	$3,776	$4,999	$4,485	$3,220
Number of borrowers (4)	254,450	142,378	73,053	148,901
Number of new borrowers (5)	154,123	140,382	35,860	136,318
Re-borrowing rate of existing borrowers (6)	39.43%	1.40%	50.91%	8.45%
Number of investors (4)	81,760	112,919	18,902	31,673
Number of new investors (5)	49,647	88,963	2,991	12,989
Reinvestment rate of existing investors (6)	39.28%	21.22%	84.18%	58.99%

(1)	Loan volume is defined as the total principal amount of loans facilitated through our platform during the relevant period.

(2)	Number of facilitated loans is defined as the total number of loans initially facilitated on our platform during the relevant period.

(3)	Average loan volume is equal to the loan volume divided by the number of facilitated loans.

(4)	Number of borrowers is defined as the total number of individual or small company borrowers that borrowed at least one loan through our platform during the relevant period. Number of investors is defined as the total number of individuals that invested at least one loan through our platform during the relevant period.

(5)	Number of new borrowers is defined as the total number of individual or small company borrowers that initially borrowed at least one loan through our platform during the relevant period. Number of new investors is defined as the total number of individuals that initially invested at least one loan through our platform during the relevant period.

(6)	Reborrowing rate of existing borrowers is equal to the number of existing borrowers divided by the sum of the number of existing borrowers and new borrowers during the relevant period. Reinvestment rate of existing investors is equal to the number of existing investors divided by the sum of the number of existing investors and new investors during the relevant period.

We witnessed a year-over-year loan volume growth rate of 157% since the inception of our business through December 31, 2018. The fast growing peer-to-peer business is attributable to our effective customer acquisition through our cooperation with industry partners and our offering of a wide variety of loan product related information on our platform. The efforts in expansion of customers reached its summit in the first six months of the year ended December 31, 2018, and later slowed down as a result of the release of on August 13, 2018 of Compliance Inspection Notice by the P2P Remediation Office. The Company became more cautious in assessment of credit quality of its borrowers and providing loan information on its lending platform. As a result the growth rate decreased to 148% since the inception of our business through March 31, 2019. We expect to keep current loan volume.

On the other hand, the average loan volume decreased year by year, as a result of our optimization of loan portfolio from automobile secured loans before December 31, 2016 to unsecured credit loans thereafter. The principal of automobile secured loans is generally higher than unsecured credit loans. In addition, given the restrictions by the Interim Measure on the loan balance given to individuals and business enterprises and changes of business model from credit partners to direct loans to individuals and small company borrowers since September 2017, the average loan volume continued to decrease over the years.

We invest in expansion of borrowers by marketing and promotion activities since 2017. As a result, the number of borrowers increased by 112,072, or 79% for the year ended December 31, 2018 as compared with the year ended December 31, 2017. With our continuous investments in expansion of borrowers but more careful assessment on credit quality of borrowers, we witnessed a sharp decrease in the number of borrowers by 75,848, or 51% but an increase in re-borrowing rate by 4,246 basic points for the three months ended March 31, 2019 as compared with three months ended March 31, 2018.

As we changed our business model from loan through credit partners to direct loans to individual and small company borrowers due to the P2P Measures in September 2017, our re-borrowing rate decreased to bottom for the year ended December 31, 2017. With the increasing promotion activities and increasing company credibility among borrowers, our re-borrowing rate continuously increased from 1.4% for the year ended December 31, 2017 to 39.43% for the year ended December 31, 2018 and 50.91% for the three months ended March 31, 2019. We believe that the loans we facilitate are simple and quality credit products that make it easy for borrowers to budget their repayment obligations and meet their financial needs.

The number of new investors decreased since January 1, 2017 through March 31, 2019. This is mainly affected by both the Company’s strategy to attract and retain investors who have a higher loyalty and the downward macroeconomic environment which drive the investors to a more cautious investment portfolio.

We expect reinvestment rates to fluctuate, as they have to date, because lenders often seek different opportunities in the market in ways that are difficult to predict. Our reinvestment rate of existing lenders continuously increased during the year ended December 31, 2018 and three months ended March 31, 2019, as we expanded our investments in promotion activities to retain the existing investors.

The above data and narrative disclosure may not accurately predict our future results, especially since we have a limited operating history. Our historical performance is based on a very limited amount of time. Furthermore, during such time, we adjusted our business model in order to comply with new regulations. In addition, as our business grows in the future, we cannot be certain as to whether or not historical trends will continue.

We have adopted a sales and marketing strategy aimed at enhancing our profile in the marketplace lending industry and the credit industry as a whole. We acquire borrowers principally through referrals from its cooperation partners in the industry. We acquire investors through both online and offline channels. We market the loan investment opportunities through its website and mobile applications. We also advertise the platform services through offline channels and cooperation with industry peers. Among others, we use special promotion plans to attract new investors and new investment funds of the existing investors to its platform. Such special promotions may include gift certificates, seniority-based membership services, or special investment opportunities tailored to certain members. These promotions have been very popular among investors.

The table below summarized secured and unsecured loans facilitated through our platform for the relevant periods.

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2018	2017	2019	2018

Secured Loan Volume	$159,229,821	$385,820,699	$3,592,139	$69,399,911
Unsecured Loan Volume	$1,850,354,643	$843,397,400	$420,653,346	$575,727,901
Number of facilitated secured loans	14,407	28,768	440	6,467
Number of facilitated unsecured loans	517,741	216,011	94,147	193,864
Average secured loan volume	$11,052	$13,411	$8,164	$10,731
Average unsecured loan volume	$3,574	$3,904	$4,468	$2,970

Our management reviews key metrics relating to acquisitions of investors and borrowers and adjust our investor and borrower acquisition strategies accordingly. The average acquisition costs for each year since January 1, 2016 are set forth in the table below.

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2018	2017	2019	2018

Average acquisition cost	$8.12	$4.83	$0.30	$12.82

The marketplace lending industry in China is intensely competitive and evolving. We compete with a large number of online finance marketplaces. We also compete with financial companies that attract borrowers, investors or both. The market competition reached its summit in the first six months of the year ended March 31, 2018, and later slowed down as a result of the release on August 13, 2018 of Compliance Inspection Notice by the P2P Remediation Office, after when a number of competitors retreated from the marketplace lending industry. The Company became more cautious in assessment of credit quality of its borrowers and providing loan information on its lending platform.

This resulted in the average acquisition cost increasing from $4.83 per person for the year ended December 31, 2017 to $8.12 per person for the year ended December 31, 2018, while decreased to $0.30 per person for the three months ended March 31, 2019.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheet as of December 31, 2018 and 2017, and March 31, 2019. This information should be read together with our consolidated financial statements and related footnotes included elsewhere in this Form Proxy Statement.

	December 31, 2018	December 31, 2017	March 31, 2019
ASSETS			(unaudited)
Current Assets
Cash and cash equivalents	$1,099,729	$33,001,007	$7,804,068
Restricted cash	$1,166,470	$769,471	$446,967
Accounts receivable, net	$6,954,131	$1,950,793	$10,297,479
Accounts receivable – related parties	$-	$1,069,352	$-
Prepayments	$62,288	$146,473	$66,470
Prepayments – related parties	$-	$38,453	$-
Loan receivable	$-	$4,456,465	$5,959,564
Loan receivable – related parties	$21,895,259	$-	$10,448,557
Total Assets	$32,555,789	$45,639,711	$36,364,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accrued expenses and other liabilities	$2,376,836	$3,648,440	$1,486,692
Other payable	$-	$14,286,456	$-
Due to related parties	$337,321	$1,668,179	$346,193
Income tax payable	$2,303,183	$2,478,750	$2,505,900
Total Liabilities	$5,238,303	$24,212,316	$4,565,203
Total Shareholders’ Equity	$27,317,486	$21,427,395	$31,798,889
Total Liabilities and Shareholders’ Equity	$32,555,789	$45,639,711	$36,364,092

Cash and cash equivalents

Cash and cash equivalents decreased by $31.9 million, or 97% from $33.0 million as of December 31, 2017 to $1.1 million as of December 31, 2018, primarily due to net cash of $11.9 million used in operating activities as a result of repayment of $14.5 million to investors, and net cash of $19.0 million used in investing activities resulting from a loan disbursement of $22.7 million to a related party and net cash payment of $0.7 million for transfer of assets and liabilities relating to discontinued operations, netting off against loan repayment of $4.4 million from a third party.

Cash and cash equivalents increased by $6.7 million, or 610% from $1.1 million as of December 31, 2018 to $7.8 million (unaudited) as of March 31, 2019, primarily due to net cash of $5.9 million provided investing activities resulting from a loan repayment of $11.9 million (unaudited) from a related party netting off against loan disbursement of $5.9 million (unaudited) to a third party.

Accounts receivable, net

The balance of accounts receivable, net represented the transaction fees and service fees due from some cooperation partners.

The accounts receivable, net increased by $5.0 million, or 256% from $2.0 million as of December 31, 2017 to $7.0 million as of December 31, 2018. In addition to increase of the loan volume as of each period presented, the Company have scheduled with the cooperation partners for the instalment repayments within December 31, 2019, these factors resulted in increased balance in outstanding receivables.

The accounts receivable, net increased by $3.3 million, or 48% from $7.0 million as of December 31, 2018 to $10.3 million (unaudited) as of March 31, 2019. As a result of instalment repayments before December 31, 2019 schedule between the Company and the cooperation partners, the Company had increasing balance in outstanding receivables.

Accounts receivable – related parties

The balance of accounts receivable, net represented the transaction fee and spread interest from one related party. As change of the management in the related party in July 2018, the Company was not an affiliate of the related party as of December 31, 2018 and March 31, 2019.

The accounts receivable due from the related party decreased by $1.0 million, or 100% from $1.0 million as of December 31, 2017 to $nil as of December 31, 2018. The decrease was a result of change of management in the related party in July 2018, since when it was not an affiliate of the Company.

Loan receivable

On December 1, 2017, the Company entered into a loan agreement with a third party vendor to provide a line of credit of $15,213,449 (RMB 99,000,000) to the vendor in two years, with neither collateral attached to the lien of credit nor any covenants that would change the payment terms. The loan was interest-free. In return, the third party vendor introduces new borrowers to the Company for free commission.

On March 1, 2019, the Company entered into a loan agreement with a third party vendor to provide a line of credit of approximately $26,800,000 (RMB 180,000,000) to the vendor through December 31, 2019. The loan charged the vendor an interest fee at an interest rate of 7% per annum.

As of December 31, 2018 and 2017, and March 31, 2019, the loan balance due from the vendor amounted $nil, $4,456,465 and $5,959,564 (unaudited), respectively.

Loan receivable – related parties

As of December 31, 2018, the loan receivable due from a related party represented the loan disbursement to Xiaotai E-Commerce, a related party of the Company. The loan is repayable in four installments on each 20th day from March to June 2019. A per annum interest rate of 7% is charged on the loan receivable since January 1, 2019. The loan was fully repaid during March 20, 2019 through April 10, 2019.

As of December 31, 2018 and 2017, and March 31, 2019, the loan balance due from the related party amounted $21,895,259, $nil and $10,448,557 (unaudited), respectively.

Accrued expenses and other liabilities

The accrued expenses and other liabilities were mainly comprised of the following:

	December 31, 2018	December 31, 2017	March 31, 2019
			(unaudited)
Due to vendors	$556	$1,916,398	$10,327
Accrued payroll	1,019,090	711,407	576,389
Advanced from employees	-	673,846	-
Other tax payable	774,577	267,782	193,272
Accrued incentive expenses	324,042	-	336,489
Accrued bank charges	-	-	228,443
Other current liabilities	258,571	79,007	141,772
Accrued expenses and other liabilities	$2,376,836	$3,648,440	$1,486,692

The balance of accrued expenses and other liabilities decreased by $1.3 million, or 35% from $3.6 million as of December 31, 2017 to $2.3 million as of December 31, 2018. The decrease was primarily due to a decrease of $1.9 million of due to vendors as a result of accelerated settlement with vendors during the year ended December 31, 2018 netting off against an increase of $0.5 million of other tax payable as a result of increased transaction volume.

The balance of accrued expenses and other liabilities decreased by $0.9 million, or 37% from $2.3 million as of December 31, 2018 to $1.4 million (unaudited) as of March 31, 2019. The decrease was primarily due to a decrease of $0.4 million of accrued payroll as a result of resigning of staff under tough industry environment, and a decrease of $0.6 million of other tax payable as a result of decreased transaction volume.

Other payable

The balance of other payable represented the principal and interest repaid from the borrowers to investors, through the Company’s bank account. The balance arose from the credit partner business model for the period from January 2017 to September 2017. With the change of business model since September 30, 2017, the Company did not allow the borrowers to repay the principal and interest to investors through the Company’s bank account. As of December 31, 2018 and March 31, 2019, the balance was settled.

Income tax payable

The balance of income tax payable decreased by $0.2 million, or 7% from $2.5 million as of December 31, 2017 to $2.3 million as of December 31, 2018, which is caused by the Company’s eligibility of a preferential income tax rate of 15% for the year ended December 31, 2018.

The balance of income tax payable increased by $0.2 million, or 9% from $2.3 million as of December 31, 2018 to $2.5 million (unaudited) as of March 31, 2019, which is caused by increased net income generated during the three months ended March 31, 2019 as compared with the year ended December 31, 2018.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2018 and 2017. This information should be read together with our consolidated financial statements and related notes included elsewhere in this Form Proxy Statement. The results of operations in any period are not necessarily indicative of our future trends.

	For the Years Ended December 31,		Changes in
	2018	2017	Amount	Percentage
Operating Revenues
Revenues – third parties	$42,909,912	$31,148,018	$11,761,894	38%
Revenues – related parties	516,187	1,643,507	(1,127,320)	-69%

Total Operating Revenues	43,426,099	32,791,525	10,634,574	32%

Operating Expenses
Origination and servicing expenses	(1,309,433)	(2,134,709)	825,276	-39%
Selling expenses	(23,777,735)	(7,754,211)	(16,023,524)	207%
General and administrative expenses	(5,296,795)	(2,591,691)	(2,705,104)	104%
Research and development expenses	(1,898,107)	(1,045,268)	(852,839)	82%

Total Operating Expenses	(32,282,070)	(13,525,879)	(18,756,191)	139%

Income from Operations	11,144,029	19,265,646	(8,121,617)	-42%

Other Income (expenses)
Interest income	203,537	23,173	180,364	778%
Other expenses, net	(80,224)	(175,908)	95,684	-54%

Total other (expenses) income, net	123,313	(152,735)	276,048	-181%

Income Before Income Taxes	11,267,342	19,112,911	(7,845,569)	-51%

Income tax (expenses) benefit	(3,966,502)	(4,264,155)	297,653	-7%

Net Income from continuing operations	7,300,840	14,848,756	(7,547,916)	-51%

Net Loss from discontinued operation	-	(3,536,532)	3,536,532	-100%

Net Income	$7,300,840	$11,312,224	$(4,011,384)	-35%

Revenues

We generated revenues primarily from transaction fees and service fees from cooperation partners, management fees from borrowers and service fees from investors by providing services commitments (see detailed description of service commitments in below analysis of each revenue stream) to each party. We defined the cooperative partners and investors are all customers, as they obtained service commitments provided by us.

The following table sets forth the breakdown of our operating revenues for the periods presented:

	For the Years Ended December 31,		Changes in
	2018	2017	Amount	Percentage

Transaction fees	$8,124,181	$7,895,140	$229,041	3%
Management fees	22,286,517	15,280,020	7,006,497	46%
Service fees charged to investors	7,371,503	4,250,604	3,120,899	73%
Service fees charged to cooperation partners	5,603,982	-	5,603,982	100%
Interest spread	-	5,380,245	(5,380,245)	-100%
Other revenue	343,826	177,652	166,174	94%
Sales tax	(303,910)	(192,136)	(111,774)	58%
	$43,426,099	$32,791,525	$10,634,574	32%

Transaction Fees

The Company’s service to the cooperation partners at the time of loan issuance includes:

-	screening borrowers and investors through its internal and external information verification system;

-	connecting borrowers and investors through its funding platform’s automated investing tool to match their credit levels, risk tolerance levels for loan purpose, amounts, interests and duration; and

-	facilitating loan origination through its risk management system.

Transaction fees are paid by cooperation partners to the Company for the work the Company performs through its platform. These fees are recognized as a component of operating revenue at the time of loan issuance. The amount of these fees is based upon the loan amount and other terms of the loan, including credit grade, maturity and other factors. These fees are non-refundable upon the issuance of loan.

For each loan facilitated on our platform, we charge a transaction fee to the cooperation partners at certain percentage of the loan principal in relation to the work we perform through our platform in connecting borrowers with investors and facilitating the origination of loan transactions. The rate of the transaction fees varies depending on the type, pricing and term of the underlying loan. Currently, rates of transaction fees range from 0.01% to 1% for   the standard loan products.

Transaction fees slightly increased by 3% from $7.9 million for the year ended December 31, 2017 to $8.1 million for the year ended December 31, 2018. The increase was a net effect of substantial increase in the total origination amount of loans facilitated through our platform, which increased by 64% from approximately $1.2 billion for year ended December 31, 2017 to $2.0 billion for year ended December 31, 2018, against the increase in renewed borrowings which was not charged of transaction fees upon renewal. The increase in the loan origination amount was primarily driven by the efforts in expanding customer base. The average rate of transaction fees charged to cooperation partners was 0.4% and 0.6% for the years ended December 31, 2018 and 2017.

Management Fees

Loan borrowers pay a management fee on each loan payment to compensate us for services provided in connection with loan origination services over the period   of the loan transaction, including review of a borrower’s application with required supporting documentation, evaluation of such borrower’s credit, assessing and verification of collaterals as well as the maintenance of profiles in our system. The Company records management fees as a component of operating revenue for services provided during the loan period. The amount of these fees is based upon the loan amount and other terms of the loan, including credit grade, maturity and other factors. These fees are non-refundable upon the issuance of loan.

Management fees are charged to borrowers in relation to services we provide after loan origination, such as repayment facilitation and loan collection. The management fee was charged on a monthly rate with the average management fee as a percentage of the initial principal at 0.3% per month.

Management fees increased significantly by 46% from $15.3 million for the year ended December 31, 2017 to $22.3 million for the year ended December 31, 2018. The increase was primarily caused by the substantial increase in the total origination amount of loans facilitated through our platform, which increased by 64% from approximately $1.2 billion for the year ended December 31, 2017 to $2.0 billion for the year ended December 31, 2018.

Service Fees Charged to Investors

The Company charges investors a service fee on their actual investment return. The Company generally receives the service fees upon the investors receiving their investment return. The Company recognizes the revenue when loan was repaid and investor received their investment income.

Service fee charged to investors is equal to 10% of the interest that investors receive, and is paid at the time of each interest payment.

Service fees increased significantly by 73% from $4.3 million for the year ended December 31, 2017 to $7.4 million for the year ended December 31, 2018. The increase was due to the substantial increase by 64% in the total origination amount of loans facilitated through our platform for the year ended December 31, 2018.

Service Fees Charged to Cooperation partners

For the year ended December 31, 2018, the Company charges service fees from cooperation partners on each loan payment for the services we provided in connection with the maintenance of profiles in our system, including platform account maintenance, loan funding and repayment record reconciliations, payment reminder and notice, and collection assistance. The Company records the service fees as a component of operating revenue for services provided during the loan period. The amount of these fees is based upon the loan amount facilitated with the cooperation partners and credit quality of the borrowers referred by cooperation partners.

Service fees are charged to cooperation partners in relation to services Xiaotai provide after loan origination, such as repayment facilitation and loan collection. The management fee was charged on a monthly rate with the average management fee as a percentage of the initial principal ranging 0.06% and 0.31% per month.

The Company has been providing the service since its business with cooperation partners, and decided to charge the service fees since April 2018. The service fee was charged on a monthly rate with the average service fee as a percentage of the initial loan volume of 0.75% per annum.

Interest Spread

Interest spread is generated from the difference in borrowing and lending rates charged by the lending platform. Before the launch of P2P Measure, the lending platform charges higher borrowing rate from borrowers than investment return rate offered to investors. As such, the Company earned interest spread from the gap of the interest rate. The Company recognizes the revenue when loan was repaid from the borrowers to investors. Since February 2018, the Company suspended such business as restricted by P2P Measure.

Interest spread is earned from the gap between the borrowing rate charged of borrowers and investment return rate offered to the investors and is earned at the time of each interest payment. The Company conducted such business since September 2016 and suspended the business since February 2018 as restricted by the newly promulgated regulations of the marketplace lending industry. As result, we did not generate income from interest spread.

Sales Taxes

Transaction fee and management fee that are earned and received in the PRC are subject to a Chinese value-added tax (“VAT”) at a rate of 3% prior to March 2017 (6% starting in April 2017) of the gross proceed or at a rate approved by the Chinese local government. Transaction fees and management fees that are earned and received in the PRC are also subject to various miscellaneous sales taxes at a rate of 7% of the VAT. VAT and miscellaneous sales taxes are accounted for as reduction of revenue.

Origination and servicing expenses

Origination and servicing expenses represented primarily consist of fee charges from the third party platform providers on each deposit made by the lenders into their respective fund accounts held by the third party platform fund accounts, and salaries and benefits of employees who facilitate loan origination, perform risk pricing, debt-collection service, customer service, data processing and data analysis.

Origination and servicing expenses decreased by $0.8 million, or 39%, from $2.1 million for the year ended December 31, 2017 to $1.3 million for the year ended December 31, 2018. With the issuance of the Custodian Guidelines by the CBRC in February 2017, the Company entered into a cooperation agreement in May 2017 with Beijing Bank for it to provide the platform with all services related to the lending fund transfer and repayment, and entered into entered into cooperation in with Xi’an Bank in January 2019 as an escrow agent for all services related to the lending fund transfer and repayment. As a result, we terminated the cooperation with three third party platform providers who used to charge higher fee rate than commercial banks, which led to a significant decrease in the fee charges.

The cost of revenues as a percentage of revenues was 3% and 7% for the years ended December 31, 2018 and 2017, respectively. The decrease of the percentage is mainly caused by increased reinvestment rate of existing investors by 9%, from 21.22% to 23.05% for relevant periods and thus less initial investment amount for the year ended December 31, 2018 as compared to the same period ended December 31, 2017.

Selling expenses

Selling expenses consist primarily of marketing and promotion expenses.

Selling expenses increased by $16.0 million, or 207%, from $7.8 million for the year ended December 31, 2017 to $23.8 million for the year ended December 31, 2018. The increase was primarily due to the increase of $15.5 million in marketing and promotion expenses associated with online borrower acquisition, which climbed from $7.0 million for the year ended December 31, 2017 to $22.6 million for the year ended December 31, 2018. The sharp increase in marketing and promotion expenses was aimed to attract more borrowers and retain more existing investors so as the Company’s lending platform would survive in the tough industry environment for the year ended December 31, 2018. To a lesser extent, the increase in the selling expense was attributable to increase of $0.2 million or 77% in payroll and welfare expenses to accommodate increased number of sales persons.

General and administrative expenses

General and administrative expenses consist primarily of salaries and benefits expenses for our supporting departments, and outside professional services fees and facilities expenses.

General and administrative expenses increased by $2.7 million, or 104%, from $2.6 million for the year ended December 31, 2017 to $5.3 million for the year ended December 31, 2018. This is mainly caused the by the increase of $1.0 million or 94% in payroll and welfare expenses to accommodate increased number of personnel, a provision of a valuation allowance of $0.4 million on doubtful accounts for the year ended December 31, 2018.

Income tax expenses

We had income tax expenses of $4.0 million for the year ended December 31, 2018, as compared with income tax expenses of $4.3 million for the year ended December 31, 2017. The slight decrease was due to a net effect of decreased profitability by 35% for the year ended December 31, 2018 as compared to the relevant period ended December 31, 2017, against an increase in effective tax rate from 22.3% for the year ended December 31, 2017 to 35.2% for the year ended December 31, 2018 as a result of increased non-deductible expenses.

Net income

As a result of the foregoing, while our net income decreased from $11.3 million for the year ended December 31, 2017 to a net income of $7.3 million for the year ended December 31, 2018.

The following table sets forth a summary of our consolidated results of operations for the three months ended March 31, 2019 and 2018. This information should be read together with our consolidated financial statements and related notes included elsewhere in this Form Proxy Statement. The results of operations in any period are not necessarily indicative of our future trends.

	For the Three Months Ended March 31,		Changes in
	2019	2018	Amount	Percentage
	(unaudited)	(unaudited)
Operating Revenues
Revenues – third parties	$11,656,044	$12,415,221	$(759,177)	-6%
Revenues – related parties	-	174,745	(174,745)	-100%

Total Operating Revenues	11,656,044	12,589,966	(933,922)	-7%

Operating Expenses
Origination and servicing expenses	(269,711)	(523,901)	254,190	-49%
Selling expenses	(4,746,130)	(5,709,986)	963,856	-17%
General and administrative expenses	(1,479,060)	(1,301,937)	(177,123)	14%
Research and development expenses	(513,842)	(400,122)	(113,720)	28%

Total Operating Expenses	(7,008,743)	(7,935,946)	927,203	-12%

Income from Operations	4,647,301	4,654,020	(6,719)	0%

Other Income
Interest income	351,846	60,573	291,273	481%
Other income, net	38,589	2,951	35,638	1,208%

Total other income, net	390,435	63,524	326,911	515%

Income Before Income Taxes	5,037,736	4,717,544	320,192	7%

Income tax expenses	(1,251,257)	(1,233,283)	(17,974)	1%

Net Income	$3,786,479	$3,484,261	$302,218	9%

Revenues

We generated revenues primarily from transaction fees and service fees from cooperation partners, management fees from borrowers and service fees from investors by providing services commitments (see detailed description of service commitments in below analysis of each revenue stream) to each party. We defined the cooperative partners and investors are all customers, as they obtained service commitments provided by us.

The following table sets forth the breakdown of our operating revenues for the periods presented:

	For the Three Months Ended March 31,		Changes in
	2019	2018	Amount	Percentage
	(unaudited)	(unaudited)
Transaction fees	$2,785,705	$4,949,928	$(2,164,223)	-44%
Management fees	5,455,420	5,566,191	(110,771)	-2%
Service fees charged to investors	1,269,977	2,014,624	(744,647)	-37%
Service fees charged to cooperation partners	2,189,610	-	2,189,610	100%
Interest spread	-	152,410	(152,410)	-100%
Other revenue	23,566	-	23,566	100%
Sales tax	(68,234)	(93,187)	24,953	-27%
	$11,656,044	$12,589,966	$(933,922)	-7%

Transaction Fees

The Company’s service to the cooperation partners at the time of loan issuance includes:

-	screening borrowers and investors through its internal and external information verification system;

-	connecting borrowers and investors through its funding platform’s automated investing tool to match their credit levels, risk tolerance levels for loan purpose, amounts, interests and duration; and

-	facilitating loan origination through its risk management system.

Transaction fees are paid by cooperation partners to the Company for the work the Company performs through its platform. These fees are recognized as a component of operating revenue at the time of loan issuance. The amount of these fees is based upon the loan amount and other terms of the loan, including credit grade, maturity and other factors. These fees are non-refundable upon the issuance of loan.

For each loan facilitated on our platform, we charge a transaction fee to the cooperation partners at certain percentage of the loan principal in relation to the work we perform through our platform in connecting borrowers with investors and facilitating the origination of loan transactions. The rate of the transaction fees varies depending on the type, pricing and term of the underlying loan. Currently, rates of transaction fees range from 0.01% to 1% for   the standard loan products.

Transaction fees decreased by $2.2 million, or 44% from $4.9 million (unaudited) for the three months ended March 31, 2018 to $2.7 million (unaudited) for the three months ended March 31, 2019. The decrease was a combined effect of substantial decrease of $220 million, or 34%, in the total origination amount of loans facilitated through our platform for the three months ended March 31, 2019 as compared with the same period ended March 31, 2018, and the increase in renewed borrowings which was not charged of transaction fees upon renewal. The average rate of transaction fees charged to cooperation partners was 0.7% and 0.8% for the three months ended March 31, 2019 and 2018.

Management Fees

Loan borrowers pay a management fee on each loan payment to compensate us for services provided in connection with loan origination services over the period   of the loan transaction, including review of a borrower’s application with required supporting documentation, evaluation of such borrower’s credit, assessing and verification of collaterals as well as the maintenance of profiles in our system. The Company records management fees as a component of operating revenue for services provided during the loan period. The amount of these fees is based upon the loan amount and other terms of the loan, including credit grade, maturity and other factors. These fees are non-refundable upon the issuance of loan.

Management fees are charged to borrowers in relation to services we provide after loan origination, such as repayment facilitation and loan collection. The management fee was charged on a monthly rate with the average management fee as a percentage of the initial principal at 0.3% per month.

Management fees slightly decreased by $0.2 million, or 2%, from $5.7 million (unaudited) for the three months ended March 31, 2018 to $5.5 million (unaudited) for the three months ended March 31, 2019. The slight changes in management fee is mainly due that the average outstanding balance of loan volume kept stable for the three months ended March 31, 2019 as compared with the that as of March 31, 2018.

Service Fees Charged to Investors

The Company charges investors a service fee on their actual investment return. The Company generally receives the service fees upon the investors receiving their investment return. The Company recognizes the revenue when loan was repaid and investor received their investment income.

Service fee charged to investors is equal to 10% of the interest that investors receive, and is paid at the time of each interest payment.

Service fees decreased significantly by $0.7 million, or 37% from $2.0 million (unaudited) for the three months ended March 31, 2018 to $1.3 million (unaudited) for the three months ended March 31, 2019. The decrease was due to the decrease by 34% in the total origination amount of loans facilitated through our platform for the three months ended March 31, 2019.

Service Fees Charged to Cooperation partners

For the year ended December 31, 2018, the Company charges service fees from cooperation partners on each loan payment for the services we provided in connection with the maintenance of profiles in our system, including platform account maintenance, loan funding and repayment record reconciliations, payment reminder and notice, and collection assistance. The Company records the service fees as a component of operating revenue for services provided during the loan period. The amount of these fees is based upon the loan amount facilitated with the cooperation partners and credit quality of the borrowers referred by cooperation partners.

Service fees are charged to cooperation partners in relation to services Xiaotai provide after loan origination, such as repayment facilitation and loan collection. The management fee was charged on a monthly rate with the average management fee as a percentage of the initial principal ranging 0.06% and 0.31% per month.

The Company has been providing the service since its business with cooperation partners, and decided to charge the service fees since April 2018. The service fee was charged on a monthly rate with the average service fee as a percentage of the initial loan volume of 0.7% per annum.

Interest Spread

Interest spread is generated from the difference in borrowing and lending rates charged by the lending platform. Before the launch of P2P Measure, the lending platform charges higher borrowing rate from borrowers than investment return rate offered to investors. As such, the Company earned interest spread from the gap of the interest rate. The Company recognizes the revenue when loan was repaid from the borrowers to investors. Since February 2018, the Company suspended such business as restricted by P2P Measure.

Interest spread is earned from the gap between the borrowing rate charged of borrowers and investment return rate offered to the investors and is earned at the time of each interest payment. The Company conducted such business since September 2016 and suspended the business since February 2018 as restricted by the newly promulgated regulations of the marketplace lending industry. As result, we did not generate income from interest spread for the three months ended March 31, 2019.

Sales Taxes

For the three months ended March 31, 2019 and 2018, transaction fee and management fee that are earned and received in the PRC are subject to a Chinese value-added tax (“VAT”) at a rate of 6% of the gross proceed or at a rate approved by the Chinese local government. Transaction fees and management fees that are earned and received in the PRC are also subject to various miscellaneous sales taxes at a rate of 7% of the VAT. VAT and miscellaneous sales taxes are accounted for as reduction of revenue.

Origination and servicing expenses

Origination and servicing expenses represented primarily consist of fee charges from the third party platform providers on each deposit made by the lenders into their respective fund accounts held by the third party platform fund accounts, and salaries and benefits of employees who facilitate loan origination, perform risk pricing, debt-collection service, customer service, data processing and data analysis.

Origination and servicing expenses decreased by $0.3 million, or 49%, from $0.5 million (unaudited) for the three months ended March 31, 2019 to $0.2 million (unaudited) for the three months ended March 31, 2019. The decrease is mainly in line with the decrease of loan volume by 34%.

Selling expenses

Selling expenses consist primarily of marketing and promotion expenses.

Selling expenses decreased by $1.0 million, or 17%, from $5.7 million (unaudited) for the three months ended March 31, 2018 to $4.7 million (unaudited) for the three months ended March 31, 2019. The decrease was primarily due to the decrease of $1.0 million in marketing and promotion expenses associated with online borrower acquisition, which was a result of more cautious assessment of credit quality of borrowers with the release on August 13, 2018 of Compliance Inspection Notice by the P2P Remediation Office and the Company determined to slow down its expansion strategy.

General and administrative expenses

General and administrative expenses consist primarily of salaries and benefits expenses for our supporting departments, and outside professional services fees and facilities expenses.

General and administrative expenses increased by $0.2 million, or 14%, from $1.3 million (unaudited) for the three months ended March 31, 2018 to $1.5 million (unaudited) for the three months ended March 31, 2019. This is mainly caused the by the increase of $0.2 million in a provision of a valuation allowance on doubtful accounts.

Interest income

Interest income was comprised of interest income generated from deposits in banks and interest income generated from the Company’s loan to of $21.9 million to Xiaotai E-Commerce, a related party of the Company.

Interest income increased by $0.3 million, or 481%, for the three months ended March 31, 2019 as compared with the same period ended March 31, 2018. The increase was mainly caused by the loan to Xiaotai E-Commerce. A per annum interest rate of 7% is charged on the loan receivable since January 1, 2019, and the loan was fully repaid during March 20, 2019 through April 10, 2019.

Net income

As a result of the foregoing, while our net income increased from $3.5 million (unaudited) for the three months ended March 31, 2018 to a net income of $3.8 million (unaudited) for the three months ended March 31, 2019.

Disposal of marketplace service for merchant products

As we aspire to become a trusted online lending institution of privately offered investment funds, we intend to place more focus on the online lending marketplace service to continue to increase its platform transaction volume and user number through enhanced marketing efforts and product and service offerings, broaden borrower base, diversify platform investor base, and etc. To achieve this goal, we leverage our existing resources, strengths and weakness, opportunities and challenges and decided to sale the marketplace services for merchant products.

On December 31, 2017, the Company, and Zhejiang Xiaotai E-commerce Co., Ltd, (“Xiaotai E-commerce”), a related party of the Company and a private limited company duly organized under the laws of PRC (the “Purchaser”) entered into an agreement for the sale of marketplace service for merchant products. The Company was entitled to receive $762,546 for the transfer of assets and obliged to pay $1,467,818 for the transfer of liabilities, aggregating a net cash outflow of $705,272. As of December 31, 2018, the balance due to Xiaotai E-Commerce were settled.

The major assets and liabilities relevant to the discontinued operations are reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes expenses, are reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45. The assets relevant to the discontinued operation with a carrying value of $nil, $1,163,119, and $nil (unaudited) were classified as assets of discontinued operations as of December 31, 2018 and 2017, and March 31, 2019. The liabilities relevant to the discontinued operation with a carrying value of $nil, $824,793, and $nil (unaudited) were classified as liabilities of discontinued operations as of December 31, 2018 and 2017, and March 31, 2019. A net loss of $140,148 was recognized as the net loss from disposal of discontinued operation for the year ended December 31, 2017.

Please see Note 4 Discontinued Operation to our Consolidated Financial Statements for further discussion of accounting for the disposal.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations and proceeds from contribution from shareholders.

We generated net income of $7,300,840 and $11,312,224 for the years ended December 31, 2018 and 2017, respectively, and net income of $3,786,479 (unaudited) and $3,484,261 (unaudited) for the three months ended March 31, 2019 and 2018. For the years ended December 31, 2018 and 2017, we raised an aggregation of $20,000 and $9.26 million through capital contribution from a shareholder. As of December 31, 2018 and 2017, and March 31, 2019, we had cash and cash equivalents of $1,099,729, $33,001,007 and $7,804,068 (unaudited), respectively. Xiaotai intend to continue to use these funds to grow our business primarily by:

●	Broaden borrower base and enhance market penetration through expanding cooperation relationships with industry partners;

●	Increase its platform transaction volume and user number through enhanced marketing efforts and product and service offerings;

●	Diversify platform investor base;

●	Enhance its risk management capabilities, and

●	Advance its cutting-edge finance technologies.

All of our revenue is denominated in RMB. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are required to set aside at least 10% of their after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their registered capital. These reserves are not distributable as cash dividends. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE and its local branches. See “Risk Factors—Risks Relating to Doing Business in China—We rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements it may have, and any limitation on the ability of our PRC subsidiary and other consolidated entities to pay dividends, other distributions, repay debts or make inter-entity payments could affect our ability to distribute profits to our shareholders, including U.S. investors following the proposed Acquisition.”

Cash Flows

The following table sets forth a summary of our cash flows for the periods presented:

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2018	2017	2019	2018
			(unaudited)	(unaudited)
Net Cash (Used in) Provided by Operating Activities	$(11,863,012)	$30,139,205	$(39,501)	$(6,340,986)
Net Cash (Used in) Provided by Investing Activities	(19,016,713)	(5,194,331)	5,943,510	1,125,202
Net Cash Provided by Financing Activities	20,000	3,787,065	—	—
Effect of Exchange Rate Changes	(644,554)	1,570,078	80,827	(741,069)
Net (Decrease) Increase in Cash and Cash Equivalents	$(31,504,279)	$30,302,017	$5,984,836	$(5,956,853)
Cash and Cash Equivalents at Beginning of Period	33,770,478	3,468,461	2,266,199	33,770,478
Cash and Cash Equivalents at End of Period	$2,266,199	$33,770,478	$8,251,035	$27,813,625

Operating Activities

Net cash used in operating activities was approximately $11.9 million for the year ended December 31, 2018, which was attributable primarily to a net income of approximately $7.3 million netting off against repayment of $14.5 million to investors, the amount of which was previously received from borrowers, and an increase in payment of income tax expense of $4.9 million.

Net cash provided by operating activities was approximately $30.1 million for the year ended December 31, 2017, which was attributable primarily to a net income of approximately $11.3 million, an approximate $16.2 million received from borrowers but yet to repay to investors, and an approximate $2.4 million income tax expense yet to be paid.

Net cash used in operating activities was approximately $0.04 million (unaudited) for the three months ended March 31, 2019, which was attributable to a net income of approximately $3.8 million (unaudited), a provision for doubtful accounts of $0.58 million (unaudited) and an increase in income tax payable of $0.15 million (unaudited), netting off against an increase in accounts receivable of $3.7 million (unaudited) as a result of instalment repayments from the cooperative partners, and a decrease in accrued expenses of other liabilities of $0.94 million (unaudited) as a result of improvement in process of payments.

Net cash used in operating activities was approximately $6.3 million (unaudited) for the three months ended March 31, 2018, which was attributable to a net income of approximately $3.5 million (unaudited) and a provision for doubtful accounts of $0.36 million (unaudited), netting off against an increase in accounts receivable of $5.4 million (unaudited) as a result of expansion of online P2P lending services, a decrease in accrued expenses of other liabilities of $2.9 million (unaudited) as a result of improvement in process of payments, an increase in other current assets of $0.9 million (unaudited), and deferred tax benefits of $1.2 million (unaudited).

Investing Activities

For the year ended December 31, 2018, we had net cash used in investing activities of $19.0 million which was primarily attributable to a loan disbursement of $22.8 million to a related party and net cash payment of $0.7 million for transfer of assets and liabilities relating to discontinued operations, netting off against loan repayment of $4.4 million from a third party.

For the year ended December 31, 2017,we had net cash used in investing activities of $5.2 million which was primarily caused by the purchase of property and equipment and intangible assets of $0.5 million, investment in an equity investee of $0.4 million and loan disbursement to a third party of $4.3 million.

For the three months ended March 31, 2019, we had net cash provided by investing activities of $5.9 million (unaudited) which was primarily attributable to a loan repayment of $11.9 million (unaudited) from a related party, netting off against a loan disbursement to a third party of $5.9 million  (unaudited).

For the three months ended March 31, 2018, we had net cash provided by investing activities of $1.1 million (unaudited) which was primarily attributable to a loan repayment of $4.6 million (unaudited) from a third party, netting off against a short term investment of $2.7 million  (unaudited) to a bank.

Financing Activities

For the year ended December 31, 2018, we raised a cash inflow of $20,000 from capital contribution from a shareholder.

For the year ended December 31, 2017, we had net cash provided by financing activities of $3.8 million which was primarily the comprised of capital contribution of $9.3 million from a shareholder netting off against a repayment of $5.5 million to a third party.

For the three months ended March 31, 2019 and 2018, we did not raise cash from financing activities.

Research and Development, Patents, and Licenses, etc.

Research and development expenses consist primarily of salaries and benefits expenses for engineering and product management teams, and outside contractors who work on the development and maintenance of our platform.

Our research and development expenses were $1,898,107 and $1,045,268 for the years ended December 31, 2018 and 2017, respectively.  Our research and development expenses were $513,842 (unaudited) and $400,122 (unaudited) for the three months ended March 31, 2019 and 2018, respectively.

We are continued to commit to work on the development and maintenance in our platform as we are intended to promote more user friendly interface in our platform.

Trend Information

Other than as disclosed elsewhere in this Form Proxy Statement, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Tabular Disclosure of Contractual Obligations

Commitments and Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Operating Lease

During the year ended December 31, 2017, the Company entered into three lease agreements with one lessor. The lease term of the three lease agreements expire in January 2020. During the year ended December 31, 2018, the Company entered into one lease agreement with another lessor, the lease term of the lease agreement expires in May 2020. The following table sets forth our contractual obligations as of March 31, 2019:

	Total	2020	2021	After 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating lease obligation	$263,121	$251,353	$11,768	$-

Off-Balance Sheet Arrangements

On December 1, 2017, the Company entered into a loan agreement with a third party vendor to provide a line of credit of $15,213,449 (RMB 99,000,000) to the vendor in two years. The loan was interest-free, with neither collateral attached to the lien of credit nor any covenants that would change the payment terms.

Considering the vendor is a marketplace provider with a sound customer base and reliable payment ability, the Company provided the line of credit with the intention to acquire new borrowers from the vendor. According to the loan agreement between the Company and the vendor, the proceeds were used for operation of the marketplace business, and in return, the vendor would introduce a number of borrowers at an aggregated cost (per borrower cost of $29.09) equivalent to an interest income at interest rate of 4% per annum. The Company retains the right of recourse against the vendor for any failure to deliver new borrowers.

In February 2018, the vendor repaid the principal of the loan and introduced 3,000 borrowers to the Company. Upon the repayment, the Company terminated the loan agreement with the vendor.

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions, expectations regarding the future based on available information and reasonable assumptions, which together form a basis for making judgments about matters not readily apparent from other sources. The use of estimates is an integral component of the financial reporting process, though actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on the judgment of our management.

●	Principles of consolidation

The consolidated financial statements include the accounts of our subsidiaries and VIEs. All intercompany transactions and balances are eliminated upon consolidation.

A subsidiary is an entity in which we, directly or indirectly, controls more than one half of the voting power or has the power to: govern the financial and operating policies; appoint or remove the majority of the members of the board of directors; cast a majority of votes at the meeting of the board of directors.

U.S. GAAP provides guidance on the identification of VIE and financial reporting for entities over which control is achieved through means other than voting interests. We evaluate each of its interests in an entity to determine whether or not the investee is a VIE and, if so, whether we are the primary beneficiary of such VIE. In determining whether we are the primary beneficiary, we consider if we (1) have power to direct the activities that most significantly affects the economic performance of the VIE, and (2) receive the economic benefits of the VIE that could be significant to the VIE. If deemed the primary beneficiary, we consolidate the VIE. we have determined that Xiaotai Zhejiang is a VIE subject to consolidation and Xiaotai Cayman is the primary beneficiary.

In the PRC, investment activities by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the PRC Ministry of Commerce, or MOFCOM, and the PRC National Development and Reform Commission, or NDRC. The Catalog divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations. However, the provision of conducting market surveys business by foreign-invested enterprises is currently restricted. Since Xiaotai and Hangzhou Ruiran Technology Co., Ltd (“WFOE”) (its PRC subsidiary) are both considered as foreign investors or foreign invested enterprises under PRC law, we conduct the majority of our activities in PRC through our consolidated VIE, Xiaotai Zhejiang, in order to comply with the aforementioned regulations. As such, Xiaotai Zhejiang is controlled through contractual arrangements in lieu of direct equity ownership by us or any of its subsidiaries.

Such contractual arrangements are a series of five agreements (collectively the “Contractual Arrangements”) including a Technical Consultation and Services Agreement, a Business Cooperation Agreement, an Equity Option Agreements, a Pledge Agreement, and a Voting Rights Proxy and Financial Supporting Agreement. These contractual agreements obligate WFOE to absorb a majority of the risk of loss from Xiaotai Zhejiang’s activities and entitle WFOE to receive a majority of their residual returns. In essence, WFOE has gained effective control over Xiaotai Zhejiang. Therefore, we believe that Xiaotai Zhejiang should be considered as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation”. Accordingly, the accounts of Xiaotai Zhejiang are consolidated with those of WFOE and ultimately are consolidated into those of Xiaotai Cayman.

●	Revenue recognition

Internet Lending Services

The Company engages primarily in operating an online consumer finance marketplace by providing an online platform which matches borrowers with investors. The Company’s platform provides investors with various loan product related information, including information regarding standard loan products and consumer loan products. Investors may choose to subscribe to loan products based on the profiles of approved borrowers listed on the online platform. The Company determined that it is not the legal lender and legal borrower in the loan origination and repayment process. Therefore, the Company does not record loans receivable and payable arising from the loans between investors and borrowers on its marketplace. Revenue comprises the fair value of the consideration received or receivable for the provision of services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). The two major deliverables provided are loan origination services which are recorded as transaction fees and post-origination services which are recorded as management fees. The Company also generates revenue from service fees upon the investors receiving their investment return. Revenues comprise the consideration received or receivable for the provision of services in the ordinary course of the business and are recorded net of value-added tax.

Consistent with the criteria of ASC 605 “Revenue Recognition” (“ASC 605”), the Company recognizes revenue when the following four revenue recognition criteria are met:

(i)	Persuasive evidence of an arrangement exists;

(ii)	Delivery has occurred or services have been provided;

(iii)	The selling price is fixed or determinable; and

(iv)	Collectability is reasonably assured.

The Company considers the loan origination services and post-origination services as multiple deliverable arrangements. Although the Company does not sell these services separately, the Company determined that all deliverables have standalone value. Thus, all fees are allocated among loan origination services and post-origination services. The Company does not have vendor specific objective evidence of selling price for the loan origination service and the post-origination service because the Company does not provide these services separately. Third-party evidence of selling price does not exist either, as public information is not available regarding the amount of fees the Company’s competitors charge for these services. Since neither vendor-specific objective evidence nor third-party evidence is available, the Company generally uses its best estimate of selling prices of the different deliverables as the basis for allocation. When estimating the selling prices, the Company considers the cost related to such services, profit margin, customer demand, effect of competition on services, and other market factors. The fees allocated to loan origination is recognized as revenue upon execution of loan agreements between investors and borrowers; the fees allocated to post-origination services are deferred and amortized over the period of the loan on a straight line method, which approximates the pattern of when the underlying services are performed.

Borrowers — Borrowers are charged of management fees. Management fees are paid by borrowers pay a management fee on each loan payment to compensate the Company for services provided during the loan period. The Company records management fees as a component of operating revenue on a monthly basis.

Investors — The Company charges investors a service fee on their actual investment return. The Company generally receives the service fees upon the investors receiving their investment return. The Company recognizes the revenue when loan was repaid and investor received their investment income.

Interest spread — Before the launch of P2P Measure, the lending platform charges higher borrowing rate from borrowers than investment return rate offered to investors. As such, the Company earned interest spread from the gap of the interest rate. The Company recognizes the revenue when loan was repaid from the borrowers to investors. Since February 2018, the Company suspended such business as restricted by P2P Measure.

Cooperation partners — Cooperation partners are charged of transaction fees and service fees. 1) Transaction fees are paid by cooperation partners to the Company for the work performed through its platform. The Company records the service fees as a component of operating revenue on a monthly basis. These fees are non-refundable upon the issuance of loan. And 2) Service fees are paid by cooperation partners on each loan payment to compensate the Company for services provided during the loan period.

Marketplace Services for Merchant Products

Revenues are generated primarily from merchandise sales, and marketplace services.

Revenues are recognized when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. Sales allowances for returns, which reduce revenues, are estimated based on historical experience. Revenues are recorded net of value-added taxes, business taxes and surcharges.

In accordance with ASC 605-45, Revenue Recognition: Principal Agent Considerations, the Company considers several factors in determining whether the Company acts as the principal or as an agent in the arrangement of merchandise sales and provision of various related services and thus whether it is appropriate to record the revenue and the related cost of sales on a gross basis or record the net amount earned as service fees.

Merchandise Sales

Revenues are from merchandise sales when the Company acts as principal for the sales of brand products to end customers online through its own internet platforms and offline at the offline experience centers. Online sales include sales through the online shopping mall.

The Company considers as a principal for the following reasons: (1) the Company is the primary obligor and is responsible for the acceptability of the products and the fulfillment of the delivery services; (2) the Company is responsible to compensate end customers if the products are counterfeit or defective goods; (3) the Company also has latitude in establishing selling prices and selecting suppliers; (4) the Company assumes credit risks on receivables; and (5) the Company has legal ownership of the inventory and has significant inventory risks even for those inventory with payment deferred until the following month after the inventory is sold as it has physical loss risk after acceptance of all the goods purchased from suppliers. Accordingly, the Company considers as the principal in the arrangement with the end customers and record revenue earned from merchandise sales on a gross basis.

Marketplace services

Marketplace service revenue is generated through the internet platform. Marketplace service revenue refers to the commission fee earned by the Company when the Company acts as an agent for sales of vendors’ goods. The Company recognizes the commission fee when the vendors’ goods are delivered to the customers.

●	Origination and servicing expenses

Origination and servicing expenses primarily consist of fee charges from the third party platform providers on each deposit made by the lenders into their respective fund accounts held by the third party platform fund accounts, and salaries and benefits of employees who facilitate loan origination, perform risk pricing, debt-collection service, customer service, data processing and data analysis.

●	Incentive

In order to incentivize lenders, the Company provides incentives to lenders on the internet lending platform, who commit a certain amount of money for a period of time. During the relevant incentive program period, the Company sets certain thresholds for the lenders to qualify for the cash incentive. When a qualified investment is made by a lender, the incentive payment is paid to the lender as a percentage of investment amount at the time of loan issuance as part of its investment to the specified loan that he/she has invested. The incentive expenses are recognized in the selling expenses in the accompanying consolidated statements of income   and comprehensive income. These expenses amounted to $12,680,248 and $2,001,774 for the years ended December 31, 2018 and 2017, respectively. These expenses amounted to $3,230,592 (unaudited) and $2,814,732 (unaudited) for the three months ended March 31, 2019 and 2018, respectively.

●	Allowance of doubtful accounts receivable

The allowance for accounts receivable is increased by charges to income and decreased by charge offs (net of recoveries). Recoveries represent subsequent collection of amounts previously charged-off.

The Company recognizes a charge-off when management determines that full repayment of the receivable is not probable. The primary factor in making that determination is the potential outcome of a lawsuit against the delinquent debtor. The Company will recognize a charge-off when the court rules against the Company to collect the outstanding balances. In addition, as we work closely with the cooperation partners, we would also recognize a charge-off when the Company loses contact with the delinquent customer for more than six months with reference to our industry practice.

As of the date of this report, we have collected 42.6%, 100% and 17.7% (unaudited) of outstanding balances as of December 31, 2018, 2017 and March 31, 2019. The low rate of collection as of March 31, 2019 was because we have scheduled with the cooperation partners for the installment repayments within December 31, 2019.

Based on quantitative and qualitative assessment and reference to the industry practice, the Company accrued doubtful allowance on accounts receivables in the following policy:

Allowance as a % of total accounts receivable

Overdue within 90 days	5%
Overdue between 91 days and 180 days	10%
Overdue between 181 days and 270 days	25%
Overdue between 271 days and 360 days	50%
Overdue between 361 days and 450 days	75%
Overdue over 450 days	100%

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

●	Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forward. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company did not have unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of December 31, 2018 and 2017, and March 31, 2019. As of March 31, 2019, income tax returns for the tax years ended December 31, 2012 through December 31, 2018 remain open for statutory examination by PRC tax authorities.

●	Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. Liabilities for such contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Quantitative and Qualitative Disclosures about Market Risks

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the stockholders to obtain short-term funding to meet the liquidity shortage.

Inflation risk

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 31, 2016 and 2017 were increases of 1.6% and 2.1%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest rate that our deposited cash can earn, on the other hand. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. An increase, however, may raise the cost of any debt we incur in the future.

Foreign currency translation and transaction

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Recently Issued Accounting Standards

For the three months ended March 31, 2019, the recent issued accounting standards had no significant impact on our accounting policies and accounting estimates, and we did not adopt new accounting rules.

RELATED PARTY TRANSACTIONS

The following is a description of transactions since 2016, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of Xiaotai’s total assets as at the year-end for the last two completed fiscal years, and to which any of Xiaotai’s directors, executive officers or beneficial holders of more than 5% of Xiaotai’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

The following table sets forth information regarding our executive officers and directors following the Acquisition.

Name	Relationship with the Company
Zhejiang Fengtai Technology Co.,Ltd. (“Zhejiang Fengtai”)	Suchun Wu, the 12% shareholder and COO of the Company, acted as the executive director of Zhejiang Fengtai before June 20, 2016 and Xiaoliang Fang, the director of the Company, acts as a senior management of Zhejiang Fengtai for a period from October 13, 2017 to July 9, 2018.
Tairan Assets Management Co., Ltd. (“Tairan AMC”)	Baofeng Pan, major shareholder of the Company, acts as the legal representative
Shanghai Tairan Investment Holding Co., Ltd. (Formerly “Shanghai Tairan Internet Finance Information Service Co., Ltd.”) (“Shanghai Tairan”)	80% shareholder of the VIE, which is controlled by Mr. Baofeng Pan.
Hangzhou Tairan Jingshu Cloud Calculation Co., Ltd. (“Jingshu Cloud”)	Under common control of Shanghai Tairan
Zhejiang Xiaotai E-commerce Co., Ltd. (“Xiaotai E-Commerce”)	Under common control of Shanghai Tairan
Baofeng Pan	50.6% shareholder of Shanghai Tairan
Hui Zhang	49.4% shareholder of Shanghai Tairan
Suchun Wu	Shareholder and Chief Operation Officer of the Company
Jie Li	Suchun Wu’s immediate family
Haotian Wu	Legal representative and general manager of the Company
Kaiwen Duan	Director of Operation Department
Yinhai Fu	Chief Technology Officer
Mei Wang	Director of Human Resource Department
Xiaoliang Fang	Director of Marketing Department
Lifeng Jia	Manager of Data Analysis Department
Wei Shen	Manager of Product Center
Chu Liu	5.25% shareholder of the Company
Xiaoxia Wang	4.90% shareholder of the Company
Qiqi He	5.20% shareholder of the Company

1)	Transactions with related parties

During the years ended December 31, 2018, 2017 and 2016, Zhejiang Fengtai and Baofeng Pan borrowed loans from the Company’s platform. The Company earned loan facilitation fee and management fee from these related parties. A summary of revenue generated from transactions with these related parties were as follows:

	For the Years Ended December 31,
	2018	2017	2016

Zhejiang Fengtai	$516,187	$1,360,246	$125,141
Baofeng Pan	-	283,261	786,236
	$516,187	$1,643,507	$911,377

On December 31, 2017, the Company and Xiaotai E-commerce entered into an agreement for the sale of marketplace service for merchant products. The Company was entitled to receive $762,546 for the transfer of assets and obliged to pay $1,467,818 for the transfer of liabilities, aggregating a net cash outflow of $705,272. During the year ended December 31, 2018, the Company settled the transactions by paying a net consideration of $720,699.

During the year ended December 31, 2018, the Company disbursed loans aggregating $22,759,952 to Xiaotai E-commerce. On March 1, 2019, the Company entered into a supplementary agreement with the Xiaotai E-commerce regarding the repayment. Pursuant to the agreement, the loan is repayable in four installments on each 20th day from March to June 2019, with a per annum interest rate of 7% charged on the loan receivable since January 1, 2019. As the amount of interest income cannot be reliably measured as of December 31, 2018, the Company did not recognize interest income for the year ended December 31, 2018. The loan was fully repaid during March 20, 2019 through April 10, 2019 and was not charged of interest expenses.

In addition, the Company purchased promotional gifts of $7,236,383 from Xiaotai E-commerce.

2)	Balances with related parties

a.	Due from related parties

As of December 31, 2018, 2017, 2016 and 2015, the balance due from related parties were as follows:

	As of December 31,
	2018	2017	2016

Accounts receivable
Zhejiang Fengtai (i)	$-	$1,069,352	$50,213

Prepayments
Zhejiang Fengtai (i)	$-	$38,453	$-

Loan receivable
Xiaotai E-Commerce (ii)	$21,895,259	$-	$-
Other current assets
Xiaotai E-Commerce (iii)	$-	$762,546	$-
Jingshu Cloud	-	-	1,058
Shanghai Tairan (iv)	-	-	1,175,880

	$-	$762,546	$1,176,938

i.	Due to the change of senior management in Zhejiang Fengtai on July 9, 2018, Zhejiang Fengtai was not a related party as of December 31, 2018.

ii	As of December 31, 2018, the balance due from Xiaotai E-commerce represented the loan disbursement to Xiaotai E-Commerce. The loan was interest-free and was fully repaid during March 20, 2019 through April 10, 2019.

iii.	As of December 31, 2017, the balance due from Xiaotai E-commerce represented the amount to which the Company was entitled in the transfer of assets relevant with the sale of marketplace service. The balance was settled during the year ended December 31, 2018.

iii.	As of December 31, 2016, the balance due from Shanghai Tairan represented the amount paid on behalf of Shanghai Tairan. The balance was settled during the year ended December 31, 2017.

b	Due to related parties

As of December 31, 2018, 2017 and 2016, the balance due to related parties were as follows:

	December 31, 2018	December 31, 2017	December 31, 2016

Other current liabilities
Xiaotai E-Commerce (i)	$279,161	$1,467,818	$-
Zhejiang Fengtai (ii)	-	92,043	40,521
Baofeng Pan	58,160	-	-
Tairan AMC (iii)	-	-	624,162
Suchun Wu (iv)	-	19,577	-
Hui Zhang (iv)	-	15,367	-
Yinhai Fu (iv)	-	15,367	-
Haotian Wu (iv)	-	14,683	-
Jie Li (iv)	-	13,348	-
Wei Shen (iv)	-	8,222	-
Xiaoliang Fang (iv)	-	6,909	-
Mei Wang (iv)	-	5,873	-
Kaiwen Duan (iv)	-	4,486	-
Lifeng Jia (iv)	-	4,486	-
	$337,321	$1,668,179	$664,683

i.	As of December 31, 2017, the balance due from Xiaotai E-commerce represented the amount to which the Company was obliged to pay for Xiaotai E-commerce’s assuming of liabilities relevant with the sale of marketplace service. The balance was settled during the year ended December 31, 2018.

As of December 31, 2018, the balance due from Xiaotai E-commerce represented the operating expenses paid by the related party on behalf of the Company. The balance was unsecured and was repayable on demand.

ii.	As of December 31, 2017, the balance due to Zhejiang Fengtai represented the operating expenses paid by the related party on behalf of the Company. The balance was unsecured and was repayable on demand.

Due to the change of senior management in Zhejiang Fengtai on July 9, 2018, Zhejiang Fengtai was not a related party as of December 31, 2018.

iii.	As of December 31, 2016, the balance due to Tairan AMC represented the operating expenses paid by the related party on behalf of the Company. The balance was unsecured and was repayable on demand. The balance was settled during the year ended December 31, 2017.

iv.	The balances due to management represented the amount payable to the management. The Company repaid the balance in August 2018.

MANAGEMENT FOLLOWING THE ACQUISITION

Directors and Executive Officers

Name	Age	Position
Baofeng Pan	35	Chairman of the Board of Directors and Director
Fan Guo	35	Chief Executive Officer
Hailun Liu	40	Chief Financial Officer
		Director
		Independent Director
		Independent Director
		Independent Director

(1)	Chair of the Audit Committee.

(2)	Chair of the Compensation Committee.

(3)	Chair of the Nominating Committee.

(4)	Audit Committee financial expert.

Mr. Baofeng Pan, our founder, has served as the CEO and Chairman of the Board of our operation entities Xiaotai Zhejiang and Yingran Hangzhou since our inception in 2014. Effective upon consummation of the Offering, Mr. Pan will be appointed as the Chairman of the Board of Director and Director. Prior to founding our company, Mr. Pan served as the Chairman at Shanghai Tairan Investment Holding Co., Ltd from June 2012 to June 2014. Mr. Pan received a bachelor’s degree in law from Hangzhou Normal University in July 2006.

Mr. Fan Guo has severed as our Chief Executive Officer since November 2018. Previously, Mr. Guo served as Chief Executive Officer of Tairan Tianhe Equity Investment Fund Co., Ltd and Tairan Baohe Insurance Sales Co., Ltd from January 2014 to October 2018. From January 2007 to October 2012, Mr. Guo severed as the president of southwest region of Rongzhong Capital Investment Group. From July 2005 to December 2006 Mr. Guo served as major customer manager of China Telecom Chongqing Branch. Mr. Guo received a bachelor’s degree in fiber optic communications from Chongqing University of Posts and Telecommunications in July 2005. Mr. Guo received a master degree in power engineering and automation from People’s Liberation Army Chongqing Communication Collage in June 2009. Mr. Guo obtained his post-graduate degree in business administration from School of Business of Renmin University of China in April 2010.

Ms. Hailun Liu has served as a Chief Financial Officer since November 2018. Previously, Ms. Liu served as financial advisory in our Company from January 2012 to October 2018. From December 2005 to December 2011 Ms. Liu served as the vice general manager in Shanghai Jingjiang Group. Ms. Liu received her bachelor’s degree in International Finance from Zhongnan University of Economics and Law in July 1999. Ms. Liu took finance bridge course at Kaplan Pacific School of Management Singapore and obtained her ACCA in 2007.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as a conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, with any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Our board of directors will consist of five directors, including three independent directors following the Acquisition. We intend to establish an audit committee, a compensation committee and a nominating committee following the Acquisition. Each of the committees of the board of directors shall have the composition and responsibilities described below.

Board of Directors and Committees

Director Independence

Following the Restructure, we will be a “controlled company” under the NASDAQ Listing Rules because more than 50% of the voting power of our common shares will be held by Baofeng Pan. See “Principal and Selling Shareholders.” We intend to rely upon the “controlled company” exception relating to the board of directors and committee independence requirements under the NASDAQ Listing Rules. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our board of directors consist of a majority of independent directors and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Exchange Act and the NASDAQ Listing Rules and applicable Canadian securities laws, which require that our audit committee have a majority of independent directors following the Restructure.

Under the NASDAQ Listing Rules, an independent director means a person who, in the opinion of our board of directors, has no material relationship with our company.

Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that, and, representing of the members of our board of directors, are “independent” as that term is defined under the NASDAQ Listing Rules, and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In making this determination, our board of directors considered the current and prior relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.

We will take steps to ensure that adequate structures and processes will be in place following the Restructure to permit our board of directors to function independently of management, including for purposes of encouraging an objective process for nominating directors and determining executive compensation. It is contemplated that the independent members of our board of directors will consider, on the occasion of each meeting, whether an in camera meeting without the non-independent directors and members of management would be appropriate and that they will hold an in camera meeting without the non-independent directors and members of management where appropriate.

Members of our board of directors may also serve as members of the boards of other public companies. See “Management—Executive Officers and Directors.” Our board of directors has not adopted a formal director interlock policy, but is keeping informed of other directorships held by its members.

Board Committees

We plan to keep having three committees following the Restructure: the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The Compensation Committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The Nominating Committee of the board is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Audit Committee

Our Audit Committee will consist of 3 members following the Restructure, with [●] serving as chair of the Audit Committee. Our board has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and NYSE Regulations. In addition, our board has determined that [●] qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the NYSE Regulations.

We intend to adopt and approve a charter for the Audit Committee following the Restructure. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our Annual Report on Form 10-K and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviews and approves in advance any proposed related-party transactions and report to the full board of directors on any approved transactions; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to the board of directors regarding corporate governance issues and policy decisions.

It is determined that [   ] possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

[●], [●], and [●] will be the members of our Compensation Committee following the Restructure and [●] shall be the chairman. All members of our Compensation Committee will be qualified as independent under the current definition promulgated by NYSE. We intend to adopt a charter for the Compensation Committee following the Restructure. In accordance with the Compensation Committee’s Charter, the Compensation Committee shall be responsible for overseeing and making recommendations to the board of directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Governance Committee

[●], [●], and [●] will be the members of our Nominating and Governance Committee following the Restructure where [●] shall serve as the chairman. All members of our Nominating and Governance Committee will be qualified as independent under the current definition promulgated by NYSE. The board of directors intend to adopt and approve a charter for the Nominating and Governance Committee following the Restructure. In accordance with the Nominating and Governance Committee’s Charter, the Nominating and Corporate Governance Committee shall be responsible to identity and propose new potential director nominees to the board of directors for consideration and review our corporate governance policies.

Security Ownership of Certain Beneficial Owners and Management Upon Consummation of the Acquisition

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of [   ] 2019 (pre-Acquisition) and (ii) expected beneficial ownership of our ordinary shares immediately following consummation of the Acquisition by our officers, directors and 5% or greater beneficial owners of common stock. There is no other person or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

Unless otherwise indicated, the business address of each of these individuals is Room 301, Block 2, 611 Jianghong Road, Changhe Street, Binjiang District, Hangzhou City, Zhejiang Province China.

	Common Shares Beneficially Owned Prior to the Acquisition (1)			Common Stock Beneficially Owned After the Acquisition (2)
	Number	Percent (1)		Number	Percent
5% Stockholder
			%			%

	-	-			%
Directors and Executive Officers:
All directors and executive officers as a group (Pre-Acquisition) 5 persons		%		-	-
All directors and executive officers as a group (Post-Acquisition) 5 persons	-	-			%

*	Represents less than 1%

(1)	Applicable percentage of ownership is based on [ ] shares of common stock outstanding as of [ ] together with securities exercisable or convertible into ordinary shares within sixty (60) days as of the date hereof for each stockholder.

(2)	Applicable percentage of ownership is based on [ ] shares of common stock outstanding immediately upon consummation of the Acquisition assuming on additional securities are issued by the Company prior to the consummation of the Acquisition.

PROPOSAL 1: APPROVAL OF THE ACQUISITION

The Company is asking you to approve the Acquisition Proposal. A copy of the Exchange Agreement is attached as Annex A to this proxy statement.

The Acquisition

On June 7, 2019, we entered into the Purchase Agreement with Go Fresh pursuant to which, among other things and subject to the terms and conditions contained therein, we will

Upon completion of the Acquisition and the simultaneous Spin-Off, we will own 100% of Xiaotai, and will be a financial services group operating in both smart financing as well as microfinance sectors in China. It is anticipated immediately upon completion of the Acquisition, our existing shareholders will retain an ownership interest of approximately 6% and the Xiaotai Sellers will own approximately 94% of the Company assuming issuance of additional 254, 813, 383 shares by IFMK prior to closing of the Acquisition.

Consequences if the Acquisition Proposal is not Approved

If the Exchange Agreement is not approved by IFMK stockholders or if the Acquisition is not completed for any other reason, IFMK will not issue any shares to Xiaotai Sellers. IFMK will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and IFMK will continue to file periodic reports with the SEC. In addition, if the Acquisition is not completed, IFMK expects that management will operate the business in a manner similar to that in which it is being operated today and that IFMK’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which IFMK operates and adverse economic conditions.

Furthermore, if the Acquisition is not completed, and depending on the circumstances that would have caused the Acquisition not to be completed, the price of IFMK’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of IFMK’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Acquisition is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of IFMK’s common stock. If the Acquisition is not completed, the Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Exchange Agreement is not approved by IFMK’s stockholders or if the Acquisition is not completed for any other reason, there can be no assurance that any other transaction acceptable to IFMK will be offered or that IFMK’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, IFMK may be required to reimburse Xiaotai’s expenses or pay Xiaotai a termination fee, upon the termination of the Exchange Agreement, as described under “Fees and Expenses” beginning on page 13.

Required Vote

Adoption of the Acquisition Proposal requires the affirmative vote of a majority of the voting shares of our common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the Acquisition proposal is conditioned upon the adoption of the Reverse Split, Spin-off, Name Change, and Capital Increase proposals as well as election of all the directors in the Election of Directors proposal.

IFMK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IFMK’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ACQUISITION.

PROPOSAL 2: APPROVAL OF THE SPIN-OFF

The Company is asking you to approve the Spin-off Proposal. A copy of the Purchase Agreement is attached as Annex B to this proxy statement.

The Spin-off

On June 7, 2019, we entered into the Purchase Agreement with Go Fresh pursuant to which, among other things and subject to the terms and conditions contained therein, we will

Upon completion of the Acquisition and the simultaneous Spin-Off, we will own 100% of Xiaotai, and will be a financial services group operating in both smart financing as well as microfinance sectors in China. It is anticipated immediately upon completion of the Acquisition, our existing shareholders will retain an ownership interest of approximately 6% and the Xiaotai Sellers will own approximately 94% of the Company assuming issuance of additional 254, 813, 383 shares by IFMK prior to closing of the Acquisition.

Consequences if the Spin-off Proposal is not Approved

If the Purchase Agreement is not approved by IFMK stockholders or if the Spin-off is not completed for any other reason, IFMK stockholders will not receive any payment or other compensation from Go Fresh. IFMK will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and IFMK will continue to file periodic reports with the SEC. In addition, if the Acquisition is not completed, IFMK expects that management will operate the business in a manner similar to that in which it is being operated today and that IFMK’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which IFMK operates and adverse economic conditions.

Furthermore, if the Spin-Off is not completed, and depending on the circumstances that would have caused the Spin-Off not to be completed, the price of IFMK’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of IFMK’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Spin-Off is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of IFMK’s common stock. If the Spin-Off is not completed, the Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Purchase Agreement is not approved by IFMK’s stockholders or if the Spin-Off is not completed for any other reason, there can be no assurance that any other transaction acceptable to IFMK will be offered or that IFMK’s business, prospects or results of operation will not be adversely impacted.

Required Vote

Adoption of the Spin-off Proposal requires the affirmative vote of a majority of the voting shares of our common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the Spin-off proposal is conditioned upon the adoption of the Acquisition, Reverse Split, Name Change, and Capital Increase proposals as well as election of all the directors in the Election of Directors proposal.

IFMK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IFMK’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SPIN-OFF.

PROPOSAL 3: APPROVAL OF THE REVERSE SPLIT

The Company is asking you to approve the Reverse Split Proposal.

The Reverse Split

The Board has adopted resolutions (i) declaring that submitting an amendment to the Company’s Certificate of Incorporation to affect the Reverse Split of our issued and outstanding common stock was advisable, and (ii) directing that a proposal to approve the Reverse Split be submitted to the holders of our common stock for their approval. The Reverse Split of our issued and outstanding common stock will be effected by a ratio of not less than one for two and not more than one for ten at any time prior to [____], 2019, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion.

The Board is submitting the Reverse Split to our stockholders for approval with the intent of increasing the market price of our common stock to enhance our ability to meet the initial listing requirements of the Nasdaq Capital Market, to make our common stock sufficiently attractive for Xiaotai to consummate the Acquisition transaction and to ensure that Xiaotai will be able to meet the initial listing requirements of the Nasdaq Capital Market after consummation of the Acquisition.

Consequences if the Reverse Split Proposal is not Approved

If the Reverse Split Proposal is not approved by its stockholders, our common stock may be delisted from the Nasdaq Capital Market as a result of failures to meet the initial listing requirements of NASDAQ and Xiaotai may choose to not to consummate the Acquisition.

Required Vote

Approval of the Reverse Split Proposal requires a quorum to be present and an affirmative vote of a majority of the outstanding shares of our common stock. Adoption of the Reverse Split proposal is conditioned upon the adoption of the Acquisition, Spin-off, Capital Increase, and Name Change proposals as well as election of all the directors in the Election of Directors proposal.

IFMK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IFMK’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE SPLIT.

PROPOSAL 4: APPROVAL OF THE CAPITAL INCREASE

The Company is asking you to approve the Capital Increase Proposal.

The Capital Increase

Prior to the execution of the Effective Time, the Company will affect the Capital Increase.

Our Board has adopted a resolution approving, and recommends to the stockholders for their approval, a proposed amendment (the “Charter Amendment”) to the Company’s Certificate of Incorporation to authorize the Board, in its discretion, to increase our total authorized shares of capital stock, par value $0.001 from 1,100,000,000 shares to 1,010,000,000 shares, our authorized shares of Common Stock from 100,000,000 shares to 1,000,000,000 shares and our authorized shares of Preferred Stock from 1,000,000 to 10,000,000 shares  (the “Capital Increase”).

Purpose and Effects of the Capital Increase

Of the 100,000,000 shares of Common Stock currently authorized, as of [    ], 2019, [    ] shares have been issued.

The Board considers the Capital Increase necessary in order to provide flexibility for potential acquisitions, capital raising and future capital requirements and for use in employee benefit plans, if any. The Company intends to seek to continue to expand its operations which will require additional capital. Such expansion may be accomplished through acquisitions for which the Company may choose to issue equity securities as all or a portion of the purchase price of the acquisition. In addition, the Company may seek to raise additional capital in the future through the issuance of equity securities, such as common stock or securities convertible into common stock.

Once authorized, the additional shares of Common Stock and/Preferred Stock may be issued with approval of the Board but without further approval of the stockholders unless stockholder approval is required by applicable law, rule or regulation. Accordingly, this solicitation may be the only opportunity for stockholders to approve these financings, acquisitions, benefit plans and other corporate transactions. A copy of the Charter Amendment is attached as Annex E.

Effective Date

If the proposed Share Increase is approved, the Charter Amendment would become effective when the filing of the certificate of amendment to the Certificate of Incorporation is accepted and recorded by the office of the Secretary of state of the State of Delaware.

Required Vote

Although the Capital Increase Proposal in itself does not need stockholder vote, the Charter Amendment which includes the reverse split will require approval of majority of the outstanding shares of our common stock. Adoption of the Capital Increase proposal is conditioned upon the adoption of the Reverse Split, Acquisition, Spin-off, and Name Change proposals as well as election of all the directors in the Election of Directors proposal.

IFMK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IFMK’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CAPITAL INCREASE.

PROPOSAL 5: APPROVAL OF THE NAME CHANGE

The Company is asking you to approve the Name Change Proposal.

The Name Change

Prior to the execution of the Effective Time, the Company will affect the Name Change.

The Board has adopted resolutions (i) declaring that submitting an amendment to the Company’s Certificate of Incorporation to change the Company’s corporate name to “Terran Financial Services Group”, and (ii) directing that a proposal to approve the Name Change be submitted to the holders of our common stock for their approval.

If the Acquisition does not occur, an amendment to the Company’s Certificate of Incorporation to affect the Name Change will not be filed with the Delaware Secretary of State, and the Company’s name will not change.

If the amendment to the Company’s Certificate of Incorporation to affect the Name Change is approved by the stockholders, and if the Acquisition is consummated, the First Article of the Company’s Certificate of Incorporation will be amended to read as follows:

“The name of the Corporation is “Terran Financial Services Group.” (the “Corporation”).

The Name Change will become effective upon filing a Certificate of Amendment to the Company’s Certificate of Incorporation, which filing will be made immediately following the closing date of the Acquisition.

Following implementation of the Name Change, stockholders should continue to hold their existing stock certificates representing Common Stock. Stockholders will not be required to tender their stock certificates in exchange for new certificates with the new name. Stockholders should not destroy any stock certificates and should not deliver any stock certificates to the Company’s transfer agent.

Required Vote

Although the Name Change Proposal in itself does not need stockholder vote, the Charter Amendment which includes the reverse split will require approval of majority of the outstanding shares of our common stock. Adoption of the Name Change Proposal is conditioned upon the adoption of the Reverse Split, Acquisition, Spin-off, and Capital Increase proposals as well as election of all the directors in the Election of Directors proposal.

IFMK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IFMK’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE.

PROPOSAL 6: ELECTION OF DIRECTORS PROPOSAL

The Company is asking you to approve the Election of Directors Proposal.

The nominees listed below have been nominated by the Nominating and Corporate Governance Committee and approved by our Board to stand for election as directors of the Company. Unless such authority is withheld, proxies will be voted for the election of the persons named below, each of whom has been designated as a nominee. If, for any reason, any nominee/director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board may propose.

Name	Age	Position
Baofeng Pan	35	Chairman of the Board of Directors and Chief Executive Officer and Director
		Independent Director
		Independent Director
		Independent Director

See “Management Following the Acquisition” for detailed information on each Director Nominee.

Required Vote

Adoption of the Election of Directors Proposal requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy and entitled to vote in the election of directors at the meeting. Adoption of the Election of Directors Proposal is conditioned upon the adoption of the Acquisition, Spin-off, Reverse Split, Name Change, and Capital Increase proposals.

IFMK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IFMK’S STOCKHOLDERS VOTE “FOR” TO ALL OF THE NOMINEES DESCRIBED IN THIS PROPOSAL.

PROPOSAL 7: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the Acquisitions. In no event will IFMK solicit proxies to adjourn the Special Meeting or consummate the Acquisition beyond the date by which it may properly do so under Delaware law. The purpose of the Adjournment Proposal is to provide more time for the IFMK’s stockholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Capital Increase Proposal, the Reverse Split Proposal, the Spin-off Proposal, the Name Change Proposal, the Election of Directors Proposal, and the Acquisition Proposal.

In addition to an adjournment of the Special Meeting upon approval of an Adjournment Proposal, the Board of IFMK is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, IFMK will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an Adjournment Proposal is presented at the Special Meeting and such proposal is not approved by its stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Acquisition. In such event, the Acquisition would not be completed.

Required Vote

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of IFMK’s common stock entitled to vote. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE IFMK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE IFMK STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOUNRMENT PROPOSAL.

OTHER MATTERS

As of the date of this proxy statement, the Board of IFMK knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement. If any other matters properly come before the Special Meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

LEGAL MATTERS

The validity of the shares of Xiaotai common stock to be issued pursuant to the Acquisition will be passed upon by Hunter Taubman Fischer & Li LLC.

EXPERTS

The consolidated financial statements of IFMK set forth herein and also appearing in this proxy statement for the years ended March 31, 2018 and March 31, 2017 have been audited by Freidman LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and IFMK’s management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2018 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Xiaotai International Investment Inc. as of December 31, 2018, 2017 and 2016 appearing in this proxy statement have been audited by Freidman LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Proposals to be Included in Proxy Statement

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2019 annual meeting of stockholders, they must deliver a written copy of their proposal no later than [   ]. If the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Proposals to be submitted for the Annual Meeting

A stockholder may wish to have a proposal presented at the 2018 Annual Meeting, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by the Company at its principal executive offices on or before, 2018, then such proposal shall be deemed “untimely” for purposes of Securities and Exchange Commission Rule 14a-4(c). If the date of our 2018 annual meeting has been changed by more than 30 days from the date of our 2019 Annual Meeting, stockholders’ written notices must be received by us a reasonable time before we begin to print and mail proxy materials for our 2018 annual meeting.

Mailing Instructions

Proposals should be delivered to iFresh Inc., c/o Board of Director Office, 2-39 54th Avenue, Long Island City, NY. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of certain documents filed with the SEC by IFMK through the “SEC Filings” section of our website.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

iFresh Inc.

2-39 54th Avenue

Long Island City, NY

MISCELLANEOUS

IFMK has supplied all information relating to IFMK, and Xiaotai has supplied, but IFMK has not independently verified, all of the information relating to Xiaotai contained in “Summary —The Parties” and “The Acquisition — Parties Involved in the Acquisition.”

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the Reverse Split Proposal, the Capital Increase Proposal, the Election of Directors Proposal, the Name Change Proposal, the Spin-off Proposal, and Acquisition Proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated   , 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

INDEX TO FINANCIAL STATEMENTS

XIAOTAI INTERNATIONAL INVESTMENT INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Xiaotai International Investment Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Xiaotai International Investment Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xiaotai International Investment Inc. and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2018.

New York, New York

April 26, 2019

XIAOTAI INTERNATIONAL INVESTMENT INC.

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	December 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$1,099,729	$33,001,007
Restricted cash	1,166,470	769,471
Accounts receivable, net	6,954,131	1,950,793
Accounts receivable – related parties	-	1,069,352
Prepayments	62,288	146,473
Prepayments – related parties	-	38,453
Loan receivable	-	4,456,465
Loan receivable – a related party	21,895,259	-
Other current assets	411,707	404,784
Due from related parties	-	762,546
Assets of discontinued operations	-	1,163,119

Total Current Assets	31,589,584	43,762,463

Property and equipment, net	830,393	1,277,635

Other Assets
Investment in an equity investee	-	384,178
Intangible assets, net	59,136	215,435
Deferred tax assets	76,676	-

Total Assets	$32,555,789	$45,639,711

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Advance from customers	$220,963	$233,533
Accrued expenses and other liabilities	2,376,836	3,648,440
Other payable	-	14,286,456
Due to related parties	337,321	1,668,179
Income tax payable	2,303,183	2,478,750
Liabilities of discontinued operations	-	824,793

Total Current Liabilities	5,238,303	23,140,151

Noncurrent Liabilities
Deferred tax liabilities	-	1,072,165

Total Liabilities	5,238,303	24,212,316

Commitments and Contingencies

Shareholders’ Equity
Ordinary shares (par value $0.0001 per share; 500,000,000 shares authorized; 100,000 shares issued and outstanding)	10	10
Additional paid-in capital	17,200,819	17,180,819
Statutory reserve	1,124,285	392,682
Retained earnings	9,711,153	3,141,916
Accumulated other comprehensive (loss) income	(718,781)	711,968

Total Shareholders’ Equity	27,317,486	21,427,395

Total Liabilities and Shareholders’ Equity	$32,555,789	$45,639,711

The accompanying notes are an integral part of these consolidated financial statements.

XIAOTAI INTERNATIONAL INVESTMENT INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollar, except for the number of shares)

	For the Years Ended December 31,
	2018	2017

Operating Revenues
Revenues – third parties	$42,909,912	$31,148,018
Revenues – related parties	516,187	1,643,507

Total Operating Revenues	43,426,099	32,791,525

Operating Expenses
Origination and servicing expenses	(1,309,433)	(2,134,709)
Selling expenses	(23,777,735)	(7,754,211)
General and administrative expenses	(5,296,795)	(2,591,691)
Research and development expenses	(1,898,107)	(1,045,268)

Total Operating Expenses	(32,282,070)	(13,525,879)

Income from Operations	11,144,029	19,265,646

Other Income (expenses)
Interest income	203,537	23,173
Other expenses, net	(80,224)	(175,908)

Total Other Income (expenses), net	123,313	(152,735)

Income Before Income Taxes	11,267,342	19,112,911

Income tax expenses	(3,966,502)	(4,264,155)

Net Income from continuing operations	7,300,840	14,848,756

Net Loss from discontinued operations, net of income tax	-	(3,536,532)

Net Income	7,300,840	11,312,224

Other comprehensive (loss) income
Foreign currency translation adjustments	(1,430,749)	1,199,102
Reclassified to net loss from discontinued operations	-	(186,675)
	(1,430,749)	1,012,427

Comprehensive Income	$5,870,091	$12,324,651

Weighted average number of common stock
Basic and diluted	100,000	100,000

Earnings (loss) per share
Net earnings per share from continuing operations – basic and diluted	$73.01	$148.49
Net loss per share from discontinued operations – basic and diluted	$-	$(35.37)

The accompanying notes are an integral part of these consolidated financial statements.

XIAOTAI INTERNATIONAL INVESTMENT INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Ordinary shares		Additional paid-in	Statutory	Retained earnings (Accumulated	Accumulated other comprehensive income
	Number	Amount	capital	reserve	deficit)	(loss)	Total

Balance as at December 31, 2016	100,000	10	7,921,559	-	(7,777,626)	(300,459)	(156,516)

Capital contribution from a shareholder	-	-	9,259,260	-	-	-	9,259,260
Net income	-	-	-	-	11,312,224	-	11,312,224
Appropriation of statutory reserve	-	-	-	392,682	(392,682)	-	-
Sales of a reporting segment	-	-	-	-	-	(186,675)	(186,675)
Foreign currency translation adjustments	-	-	-	-	-	1,199,102	1,199,102

Balance as at December 31, 2017	100,000	10	17,180,819	392,682	3,141,916	711,968	21,427,395

Capital contribution from a shareholder	-	-	20,000	-	-	-	20,000
Net income	-	-	-	-	7,300,840	-	7,300,840
Appropriation of statutory reserve	-	-	-	731,603	(731,603)	-	-
Foreign currency translation adjustments	-	-	-	-	-	(1,430,749)	(1,430,749)

Balance as at December 31, 2018	100,000	10	17,200,819	1,124,285	9,711,153	(718,781)	27,317,486

The accompanying notes are an integral part of these consolidated financial statements.

XIAOTAI INTERNATIONAL INVESTMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2018	2017
Cash Flows from Operating activities:
Net income	$7,300,840	$11,312,224
Less: Net Loss from discontinued operations, net of tax	-	(3,536,532)
Net Income from continuing operations	7,300,840	14,848,756
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization of intangible assets	150,418	303,817
Depreciation of property and equipment	717,514	710,040
Gain from disposal of property and equipment	(54)	-
Provision for doubtful accounts	409,004	118,417
Deferred income tax (benefits) provision	(1,134,220)	1,603,602
Changes in operating assets and liabilities:
Accounts receivable	(5,708,160)	(1,595,881)
Prepayments	79,315	(123,659)
Due from related parties	1,147,696	(596,852)
Other current assets	(98,902)	(346,004)
Accounts payable	-	-
Advance from customers	-	-
Due to related parties	153,581	923,293
Accrued expenses and other liabilities	(15,168,994)	16,218,318
Income tax payable	(43,808)	2,386,904
Net cash (used in) provided by operating activities from continuing operations	(12,195,770)	34,450,751
Net cash provided by (used in) operating activities from discontinued operations	332,758	(4,311,546)

Net Cash (Used in) Provided by Operating Activities	(11,863,012)	30,139,205

Cash Flows from Investing activities:
Purchase of property and equipment	(327,501)	(453,183)
Purchase of intangible assets	-	(79,868)
Proceeds from disposal of property and equipment	3,459	-
Investment in an equity investee	-	(369,943)
Cash paid in disposition of marketplace services for merchant products	(693,664)	-
Proceeds from disposal of investment in an equity investee	377,855	-
Loan disbursement to a related party	(22,759,976)	-
Loan repayment from (disbursement to) a third party	4,383,114	(4,291,337)
Net cash used in investing activities from continuing operations	(19,016,713)	(5,194,331)
Net cash used in investing activities from discontinued operations	-	-

Net Cash Used in Investing Activities	(19,016,713)	(5,194,331)

Cash Flows from Financing activities:
Capital contribution from a shareholder	20,000	9,259,260
Repayment of loan receivable – a third party	-	(5,472,195)

Net Cash Provided by Financing Activities From Continuing Operations	20,000	3,787,065

Effect of Exchange Rate Changes	(644,554)	1,570,078

Net (Decrease) Increase in Cash and Cash Equivalents, and Restricted Cash	(31,504,279)	30,302,017
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	33,770,478	3,468,461
Cash, Cash Equivalents, and Restricted Cash at End of Year	$2,266,199	$33,770,478

Supplemental Cash Flow Information
Cash paid for interest expense	$-	$-
Cash paid for income tax	$5,144,532	$273,650

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the statement of financial position that sum to the total of the same amounts shown in the consolidated statements of cash flows:

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$1,099,729	$33,001,007
Restricted cash	1,166,470	769,471

	$2,266,199	$33,770,478

The accompanying notes are an integral part of these consolidated financial statements.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION

Xiaotai International Investment Inc. (“Xiaotai International” or the “Company”) is a holding company incorporated in Cayman Islands on July 19, 2018. Xiaotai International facilitates loans from investors to borrowers through its internet lending information intermediary platform operations in China, through two variable interest entities (“VIEs” as defined in Note 3), Zhejiang Xiaotai Technology Co., Ltd. (“Xiaotai Technology”) which was established on April 29, 2014, and Hangzhou Yingran Technology Co., Ltd. (“Yingran”) which was established on July 5, 2018.

On August 7, 2018, Xiaotai International established a wholly owned subsidiary in Hong Kong, Xiaotai Investment Hong Kong Limited (“Xiaotai HK”), which is as a holding company. Subsequently on September 6, 2018, Xiaotai HK established a Wholly Foreign-Owned Enterprise in China, Hangzhou Ruiran Technology Co., Ltd. (“Ruiran” or “WFOE”).

On September 20, 2018, Ruiran entered into a series of contractual arrangements, or VIE Agreements, with Xiaotai Technology, Yingran, and all the equity holders of Xiaotai Technology and Yingran, through which the Company obtained control and became the primary beneficiary of both Xiaotai Technology and Yingran, hereinafter referred to as the Reorganization. As a result, Xiaotai Technology and Yingran became the Company’s VIEs.

On September 20, 2018, the Company completed its reorganization of entities under the common control of one major shareholder, Mr. Baofeng Pan, through his 100% controlled entity incorporated in British Virgin Island (“BVI”), and owned a majority of the equity interests of the Company prior to the Reorganization. The Company was established as a holding company of Ruiran. Ruiran is the primary beneficiary of both Xiaotai Technology and Yingran, and all of these entities are under common control of the Company, which results in the consolidation of the Company and has been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the Reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

The following diagram illustrates the Company’s corporate structure, including its subsidiary and consolidated variable interest entities as of the date of this registration statements:

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION (CONTINUED)

VIE Agreements with Xiaotai Technology and Yingran

Foreign ownership of internet-based businesses, including distribution of online information (such as an online marketplace connecting customers and suppliers) and marketing survey services for online marketplace, is subject to restrictions under current People’s Republic of China (“PRC”) laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in internet-based businesses, subject to certain exceptions, and any such foreign investor must have experience in providing internet-based businesses services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011, 2015 and 2017, respectively, and other applicable laws and regulations. The Company is a Cayman holding company of Ruiran (its PRC subsidiary) and is a foreign invested enterprise. To comply with these regulations, the Company conducts substantially all of its activities in PRC through Xiaotai Technology and Yingran. As such, both Xiaotai Technology and Yingran are controlled through VIE Agreements in lieu of direct equity ownership by the Company. The key terms of the VIE Agreements are as summarized below:

Equity Interest Pledge Agreements

WOFE, Xiaotai Zhejiang, Yingran Hangzhou and all of the Participating Shareholders, entered into Equity Interest Pledge Agreements, pursuant to which the Participating Shareholders pledged all of their equity interest in Xiaotai Zhejiang and Yingran Hangzhou to WOFE as collateral in order to guarantee the performance of Xiaotai Zhejiang and Yingran Hangzhou’s obligations under the Consulting Services Agreement.

The Participating shareholders shall not transfer the pledged equity interest, place or permit the existence of any security interest or other encumbrance on the pledged equity interest, without the prior written consent of WFOE, except for the performance of the Exclusive Equity Option Agreements executed by the VIE, WOFE, Xiaotai Zhejiang and Yingran Hangzhou on the execution date of the Equity Interest Pledge Agreement. During the term of the pledge, WOFE shall have the right to collect any and all dividends declared or generated in connection with the pledged equity interest. The pledge shall be continuously valid until all payments due under the Consulting Services Agreement have been fulfilled by the VIEs.

Consulting Services Agreements

Pursuant to Consulting Services Agreement by and between WOFE and Xiaotai Zhejiang, WOFE has the exclusive right to provide Xiaotai Zhejiang with technical support, consulting services and management services during the term of the agreement. In exchange, WOFE will be entitled to a service fee that substantially equals to all of the net income of Xiaotai Zhejiang. The service fees may be adjusted based on the services rendered by WOFE in that quarter. Xiaotai Zhejiang has agreed not to engage any other party for the same or similar consultation services without WOFE’s prior consent. The Consulting Services Agreement remains in effect unless Xiaotai Zhejiang fails to pay the services fee or becomes bankrupt or insolvent. Nevertheless, WOFE may terminate the Consulting Services Agreement at any time upon giving 30 days’ prior written notice to Xiaotai Zhejiang and the Xiaotai Shareholders.

Pursuant to a Consulting Services Agreement by and among WOFE, Yingran Hangzhou and each of the Yingran Hangzhou equity shareholders, or Yingran Shareholders, WOFE has the exclusive right to provide Yingran Hangzhou with technical support, consulting services and management services during the term of the agreement. In exchange, WOFE will be entitled to a service fee that substantially equals to all of the net income of Yingran Hangzhou. The service fees may be adjusted based on the services rendered by WOFE in that quarter. Yingran Shareholders and Yingran Hangzhou have agreed not to engage any other party for the same or similar consultation services without WOFE’s prior consent. The term of the Consulting Services Agreement remains in effect unless Yingran Hangzhou fails to pay the services fee or becomes bankrupt or insolvent. Nevertheless, WOFE may terminate the Consulting Services Agreement at any time upon giving 30 days’ prior written notice to Yingran Hangzhou and the Yingran shareholders.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION (CONTINUED)

VIE Arrangements with Xiaotai Technology and Yingran (CONTINUED)

Operating Agreements

Pursuant to an Operating Agreement by and among WOFE, Xiaotai Zhejiang and each of the Xiaotai Shareholders, Xiaotai Zhejiang or Xiaotai Shareholders shall not, without the prior written consent of WOFE, conduct any transactions which may materially affect the assets, obligations, rights or the operations of Xiaotai Zhejiang (excluding proceeding with Xiaotai Zhejiang’s normal business operation). Xiaotai Zhejiang and Xiaotai Shareholders also jointly agree to accept the corporate policies or advice provided by WOFE in connection with Xiaotai Zhejiang’s daily operations, financial management and the employment and dismissal of Xiaotai Zhejiang’s employees. Xiaotai Shareholders shall appoint such individuals as recommended by WOFE to be Directors of Xiaotai Zhejiang and shall appoint members of WOFE’s senior management as Xiaotai Zhejiang’s General Manager, Chief Financial Officer, and other senior officers (as defined in the Operating Agreement). Unless by the early termination of WOFE, the Operating Agreement remains in effect until Xiaotai Zhejiang’s operation term expires.

Pursuant to an Operating Agreement by and among WOFE, Yingran Hangzhou and each of the Yingran Shareholders, Yingran Hangzhou or Yingran Shareholders shall not, without the prior written consent of WOFE, conduct any transactions which may materially affect the assets, obligations, rights or the operations of Yingran Hangzhou (excluding proceeding with Yingran Hangzhou’s normal business operation). Yingran Hangzhou and Yingran Shareholders also jointly agree to accept the corporate policies or advice provided by WOFE in connection with Yingran Hangzhou’s daily operations, financial management and the employment and dismissal of Yingran Hangzhou’s employees. Yingran Shareholders shall appoint such individuals as recommended by WOFE to be Directors of Yingran Hangzhou and shall appoint members of WOFE’s senior management as Yingran Hangzhou’s General Manager, Chief Financial Officer, and other senior officers (as defined in the Operating Agreement). Unless by the early termination of WOFE, the Operating Agreement remains in effect until Yingran Hangzhou’s operation term expires.

Exclusive Equity Option Agreements

Pursuant to an Exclusive Equity Option Agreement by and among WOFE, Xiaotai Zhejiang and each of the Xiaotai Shareholders, Xiaotai Shareholders jointly and severally grant WOFE an exclusive option to purchase at any time in part or in whole their equity interests in Xiaotai Zhejiang for a purchase price equal to the capital paid by the Xiaotai Shareholders, pro-rated for purchase of less than all the equity interest. WOFE may exercise such option at any time until it has acquired all equity interests of Xiaotai Zhejiang, and freely transfer the option to any third party. The Exclusive Equity Option Agreement terminates in ten years but can be renewed by WFOE at its discretion.

Pursuant to an Exclusive Equity Option Agreement by and among the WOFE, Yingran Hangzhou and each of the Yingran Shareholders, Yingran Shareholders irrevocably grant WOFE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase at any time in part or in whole their equity interests in Yingran Hangzhou for a purchase price equal to the capital paid by the Yingran Shareholders, pro-rated for purchase of less than all the equity interest. WOFE may exercise such option at any time until it has acquired all equity interests of Yingran Hangzhou, and freely transfer the option to any third party. The Exclusive Equity Option Agreement terminates in ten years but can be renewed by WOFE at its discretion.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION (CONTINUED)

VIE Arrangements with Xiaotai Technology and Yingran (CONTINUED)

Voting Rights Proxy Agreement

Each of the Xiaotai Shareholders and Yingran Shareholders has entered into a voting rights proxy agreement, or the Voting Rights Proxy Agreement, pursuant to which each of the Xiaotai Shareholders and Yingran Shareholders has authorized WOFE to act on his or her behalf as the exclusive agent and attorney with respect to all matters concerning the shareholding, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights that shareholders are entitled to under PRC law and the VIE’s bylaws, including but not limited to the sale or transfer or pledge or disposition of the such shareholder’s shareholding in part or in whole; and (c) designating and appointing on behalf of the shareholders legal representative, executive director, supervisor, chief executive officer and other senior management members of the VIEs. The agreement shall remain in effective for the longest time then permitted under applicable PRC laws.

The Company has concluded that the Company is the primary beneficiary of Xiaotai Zhejiang and Yingran Hangzhou and should consolidate their financial statements. The Company is the primary beneficiary based on the Voting Rights Proxy Agreement entered into as part of the VIE Agreements that each equity holder of Xiaotai Zhejiang and Yingran Hangzhou assigned their rights as a shareholder of Xiaotai Zhejiang and Yingran Hangzhou to WOFE. These rights include, but are not limited to, attending shareholders’ meetings, voting on matters submitted for shareholder approval and appointing legal representatives, executive director, supervisor, chief executive officer and other senior management members. As such, the Company, 100% controlling WOFE, is deemed to hold all of the voting equity interest in Xiaotai Zhejiang and Yingran Hangzhou. For the periods presented, the Company has not provided any financial or other support to either Xiaotai Zhejiang or Yingran Hangzhou. However, pursuant to the Consulting Services Agreement, the Company may provide complete technical support, consulting services and management services during the term of the VIE agreements. Though not explicit in the VIE agreements, the Company may provide financial support to Xiaotai Zhejiang and Yingran Hangzhou to meet its working capital requirements and capitalization purposes. The terms of the VIE Agreements and the Company’s plan of financial support to the VIEs were considered in determining that the Company is the primary beneficiary of the VIEs. Accordingly, the financial statements of the VIEs are consolidated in the Company’s consolidated financial statements.

Based on the foregoing VIE Agreements, Ruiran has effective control of both Xiaotai Technology and Yingran which enables Ruiran to receive all of their expected residual returns and absorb the expected losses of VIEs. Accordingly, the Company consolidates the accounts of Xiaotai Technology and Yingran for the periods presented herein, in accordance with Accounting Standards Codification, or ASC, 810-10, Consolidation.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION (CONTINUED)

VIE Arrangements with Xiaotai Technology and Yingran (CONTINUED)

The accompanying consolidated financial statements reflect the activities of Xiaotai International and each of the following entities:

Name	Background	Ownership
Xiaotai HK	- A Hong Kong company - Incorporated on August 7, 2018	100% owned by Xiaotai International
Ruiran

- A PRC limited liability company and a wholly foreign owned enterprise

- Incorporated on September 6, 2018

- Registered capital of $2,000,000 with registered capital to be funded by September 5, 2048.

100% owned by Xiaotai HK
Xiaotai Technology

- A PRC limited liability company

- Incorporated on April 29, 2014

- Registered capital of $32,459,207 (RMB 200,000,000) with registered capital of $15,278,378 (RMB 87,100,000) to be funded by April 27, 2034.

- Internet information technology service provider

VIE
Yingran

- A PRC limited liability company

- Incorporated on July 5, 2018

- Registered capital of $153,761 (RMB 1,000,000) with registered capital of $153,761 (RMB 1,000,000) to be funded by June 30, 2038

- Internet information technology service provider

VIE

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

(b)	Basis of consolidation

The consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of all wholly owned subsidiary’s VIEs over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation.

(c)	Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment and intangible assets, collectability of receivables, impairment of property and equipment and intangible assets and realization of deferred tax assets. Actual results could differ from those estimates.

(d)	Foreign currency translation

The reporting currency of the Company is U.S. Dollars, or US$ or USD, and the functional currency is Renminbi Yuan, or RMB, as China is the primary economic environment in which the entity operates.

The consolidated financial statements of the Company are prepared using RMB, and translated into the Company’s reporting currency, USD, at the exchange rates quoted by www.oanda.com. Monetary assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange prevailing at the balance sheet date. Revenue and expenses are translated using average rates during each reporting period, and stockholders’ equity is translated at historical exchange rates. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or loss in shareholders’ equity.

	December 31, 2018	December 31, 2017
Balance sheet items, except for equity accounts	6.8776	6.5074

	For the Years Ended December 31
	2018	2017
Items in the statements of income and comprehensive income, and statements of cash flows	6.6163	6.7578

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)	Fair values of financial instruments

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of current assets and liabilities based on the short-term maturity of these instruments to approximate their fair values because of their short-term nature.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments including in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximately fair value because of the short period of time between the origination of such instruments and their expected realization and non-interest bearing.

(f)	Cash and cash equivalents

Cash and cash equivalents primarily consists of bank deposits with original maturities of three months or less, which are readily convertible to known amount of cash. The Company maintains accounts at banks and has not experienced any losses from such concentrations.

(g)	Restricted Cash

The Company adopted Accounting Standards Update (“ASU”) No. 2016-18, “Statement of Cash Flows: Restricted Cash” during the year ended December 31, 2018. This ASU applies to all entities that have restricted cash or restricted cash equivalents to be presented in the statement of cash flows under Topic 230.

As of December 31, 2018 and 2017, the Company had restricted cash of $1,166,470 and $769,471, respectively. All restricted cash was related to the deposit pledged in the banks for it to provide online lending services (Note 5).

(h)	Accounts receivable

The balance of accounts receivable, net represented the transaction fees and service fees due from some cooperation partners, but have not yet collected. Amounts are considered overdue after 30 days. An allowance for doubtful accounts is established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i)	Allowance of doubtful accounts receivable

The allowance for accounts receivable is increased by charges to income and decreased by charge offs (net of recoveries). Recoveries represent subsequent collection of amounts previously charged-off.

The Company recognizes a charge-off when management determines that full repayment of the receivable is not probable. The primary factor in making that determination is the potential outcome of a lawsuit against the delinquent debtor. The Company will recognize a charge-off when the court rules against the Company to collect the outstanding balances. In addition, as we work closely with the cooperation partners, we would also recognize a charge-off when the Company loses contact with the delinquent customer for more than six months with reference to our industry practice.

As of the date of this report, we have collected 17.6% and 100% of outstanding balances as of December 31, 2018 and 2017. The low rate of collection as of December 31, 2018 was because we have scheduled with the cooperation partners for the instalment repayments within December 31, 2019.

Based on quantitative and qualitative assessment, the Company accrued doubtful allowance on accounts receivables in the following policy:

Allowance as a % of total accounts receivable

Overdue within 90 days	5%
Overdue between 91 days and 180 days	10%
Overdue between 181 days and 270 days	25%
Overdue between 271 days and 360 days	50%
Overdue between 361 days and 450 days	75%
Overdue over 450 days	100%

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

(j)	Prepayments

Prepayments represent amounts advanced to suppliers for merchant products and for other operating services. The suppliers usually require advance payments when the Company makes purchase or orders service and the prepayments will be utilized to offset the Company’s future payments. These amounts are unsecured, non-interest bearing and generally short-term in nature.

Allowances are recorded when utilization and collection of amounts due are in doubt. Delinquent prepayments are written-off after management has determined that the likelihood of utilization or collection is not probable and known bad debts are written off against the allowances when identified. No allowance was deemed necessary at December 31, 2018 and 2017.

(k)	Loan receivable

Loans receivable represents loans originated by the Company, which are due from borrowers. The Group has the intent and the ability to hold such a loan for the foreseeable future or until maturity or payoff. Loans receivable are recorded at unpaid principal balances, net of allowance for loan losses that reflects the Company’s best estimate of the amounts that will not be collected.

The allowance for the loan loss is determined at a level believed to be reasonable to absorb probable losses inherent in the portfolio as of each balance sheet date. The allowance is provided based on an assessment performed on a portfolio basis. All loans are assessed collectively depending on factors such as delinquency rate, size, and other risk characteristics of the portfolio.

The Company writes-off the loans receivable and the related allowance when management determines that full repayment of a loan is not probable. The primary factor in making such determination is the potential recoverable amounts from the delinquent debtor.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method after consideration of the estimated useful lives and estimated residual value. The estimated useful lives are as follows:

	Useful life	Estimated residual value rate
Electronic equipment	3-5 years	0% - 5%
Vehicles	5 years	0% - 5%
Office equipment	5 years	0% - 5%
Leasehold improvements	Shorter of the remaining lease terms or estimated useful life	0%

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if it carrying amount exceeds the future net undiscounted cash flows that the asset is expected to generate. If such asset is considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset, if any, exceeds its fair value determined using a discounted cash flow model. For the years ended December 31, 2018 and 2017, there was no impairment of property and equipment.

(m)	Intangible assets

Acquired intangible assets with finite lives are amortized on a straight-line basis over their expected useful economic lives. Amortization is calculated on a straight-line basis over the following estimated useful lives:

Software	3 years

(n)	Investment in an equity investee

For equity investments in entities over which the Company does not have control or significant influence and for which there is no readily determinable fair value, the cost method is used.

Under the cost method, the Company carries the investment at cost and recognizes income to the extent of dividends received from the distribution of the equity investee's post-acquisition profits.

During the year ended December 31, 2017, the Company made an equity investment of $369,943 in a private entity over which the Company neither has significant influence nor control. During the year ended December 31, 2018, the Company disposed of the investment at cost.

(o)	Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. For the years ended December 31, 2018 and 2017, no impairment of long-lived assets was recognized.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(p)	Other payable

The Company facilitated loans through some cooperation partners, through whom and the Company the borrowers repaid the principal and interest to the investors. As of December 31, 2018 and 2017, the Company had $nil and $14,286,456 from the cooperation partners which were yet to get repaid to the investors. The Company recorded the balance as other payable.

(q)	Revenue recognition

Internet Lending Services

The Company engages primarily in operating an online consumer finance marketplace by providing an online platform which matches borrowers with investors. The Company’s platform provides investors with various loan product related information, including information regarding standard loan products and consumer loan products. Investors may choose to subscribe to loan products based on the profiles of approved borrowers listed on the online platform. The Company determined that it is not the legal lender and legal borrower in the loan origination and repayment process. Therefore, the Company does not record loans receivable and payable arising from the loans between investors and borrowers on its marketplace. Revenue comprises the fair value of the consideration received or receivable for the provision of services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). The two major deliverables provided are loan facilitation services which are recorded as transaction fees and post-facilitation services which are recorded as management fees. The Company also generates revenue from service fees upon the investors receiving their investment return. Revenues comprise the consideration received or receivable for the provision of services in the ordinary course of the business and are recorded net of value-added tax.

Consistent with the criteria of ASC 605 “Revenue Recognition” (“ASC 605”), the Company recognizes revenue when the following four revenue recognition criteria are met:

(i)	Persuasive evidence of an arrangement exists;

(ii)	Delivery has occurred or services have been provided;

(iii)	The selling price is fixed or determinable; and

(iv)	Collectability is reasonably assured.

The Company considers the loan facilitation services and post-facilitation services as multiple deliverable arrangements. Although the Company does not sell these services separately, the Company determined that all deliverables have standalone value. Thus, all fees are allocated among loan facilitation services and post-facilitation services. The Company does not have vendor specific objective evidence of selling price for the loan facilitation service and the post-facilitation service because the Company does not provide these services separately. Third-party evidence of selling price does not exist either, as public information is not available regarding the amount of fees the Company’s competitors charge for these services. Since neither vendor-specific objective evidence nor third-party evidence is available, the Company generally uses its best estimate of selling prices of the different deliverables as the basis for allocation. When estimating the selling prices, the Company considers the cost related to such services, profit margin, customer demand, effect of competition on services, and other market factors. The fees allocated to loan facilitation is recognized as revenue upon execution of loan agreements between investors and borrowers; the fees allocated to post-origination services are deferred and amortized over the period of the loan on a straight line method, which approximates the pattern of when the underlying services are performed.

Borrowers — Borrowers are charged of management fees. Management fees are paid by borrowers pay a management fee on each loan payment to compensate the Company for services provided during the loan period. The Company records management fees as a component of operating revenue on a monthly basis.

Investors — The Company charges investors a service fee on their actual investment return. The Company generally receives the service fees upon the investors receiving their investment return. The Company recognizes the revenue when loan was repaid and investor received their investment income.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q)	Revenue recognition (continued)

Internet Lending Services (continued)

Cooperation partners — Cooperation partners are charged of transaction fees and service fees. 1) Transaction fees are paid by cooperation partners to the Company for the work performed through its platform. These fees are recognized as a component of operating revenue at the time of loan issuance. These fees are non-refundable upon the issuance of loan, and 2) Service fees are paid by cooperation partners on each loan payment to compensate the Company for services provided during the loan period. The Company records the service fees as a component of operating revenue on a monthly basis. Cooperation partners Cooperation partners cooperation partners

Interest spread — Before the launch of P2P Measure, the lending platform charges higher borrowing rate from borrowers than investment return rate offered to investors. As such, the Company earned interest spread from the gap of the interest rate. The Company recognizes the revenue when loan was repaid from the borrowers to investors. Since February 2018, the Company suspended such business as restricted by P2P Measure.

Below tables summarized the revenue recognized for each major type of services for the years ended December 31, 2018 and 2017, respectively.

	For the Years Ended December 31,
	2018	2017
Transaction fees	$8,124,181	$7,895,140
Management fees	$22,286,517	$15,280,020
Service fees charged to investors	$7,371,503	$4,250,604
Service fees charged to cooperation partners	$5,603,982	-
Interest spread	$-	$5,380,245

Marketplace Services for Merchant Products

Revenues are generated primarily from merchandise sales, and marketplace services.

Revenues are recognized when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. Sales allowances for returns, which reduce revenues, are estimated based on historical experience. Revenues are recorded net of value-added taxes, business taxes and surcharges.

In accordance with ASC 605-45, Revenue Recognition: Principal Agent Considerations, the Company considers several factors in determining whether the Company acts as the principal or as an agent in the arrangement of merchandise sales and provision of various related services and thus whether it is appropriate to record the revenue and the related cost of sales on a gross basis or record the net amount earned as service fees.

Merchandise Sales

Revenues are from merchandise sales when the Company acts as principal for the sales of brand products to end customers online through its own internet platforms and offline at the offline experience centers. Online sales include sales through the online shopping mall.

The Company considers as a principal for the following reasons: (1) the Company is the primary obligor and is responsible for the acceptability of the products and the fulfillment of the delivery services; (2) the Company is responsible to compensate end customers if the products are counterfeit or defective goods; (3) the Company also has latitude in establishing selling prices and selecting suppliers; (4) the Company assumes credit risks on receivables; and (5) the Company has legal ownership of the inventory and has significant inventory risks even for those inventory with payment deferred until the following month after the inventory is sold as it has physical loss risk after acceptance of all the goods purchased from suppliers. Accordingly, the Company considers as the principal in the arrangement with the end customers and record revenue earned from merchandise sales on a gross basis.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q)	Revenue recognition (continued)

Marketplace Services for Merchant Products (continued)

Marketplace services

Marketplace service revenue is generated through the internet platform. Marketplace service revenue refers to the commission fee earned by the Company when the Company acts as an agent for sales of vendors' goods. The Company recognizes the commission fee when the vendors’ goods are delivered to the customers.

With respect to the marketplace service revenue, the Company does not have general inventory risk or latitude in establishing prices. Accordingly, the Company records the net amount as marketplace service fees earned.

(r)	Origination and servicing expenses

Origination and servicing expenses primarily consist of fee charges from the third party platform providers on each deposit made by the lenders into their respective fund accounts held by the third party platform fund accounts, and salaries and benefits of employees who facilitate loan origination, perform risk pricing, debt-collection service, customer service, data processing and data analysis.

(s)	Incentive

In order to diversify the loan product information on our online lending platform, the Company provides incentives to lenders on the internet lending platform, who commit a certain amount of money to the borrowers for a period of time. During the relevant incentive program period, the Company sets certain thresholds for the lenders to qualify for the cash incentive. When a lender meets the thresholds, the incentive payment is paid to the lender at the time of loan issuance. The incentive expenses are recognized in the selling expenses in the accompanying consolidated statements of income and comprehensive income. These expenses amounted to $12,680,248 and $2,001,774 for the years ended December 31, 2018 and 2017, respectively. Included in the total incentive expenses, $77,914 and $100,429 were for cash rebates for initial investment for the years ended December 31, 2018 and 2017, respectively.

(t)	Advertising costs

Advertising costs are expensed as incurred and included in the selling expenses. Advertising costs were $2,182,263 and $3,173,671 for the years ended December 31, 2018 and 2017, respectively.

(u)	Employee benefits

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $1,417,417 and $856,263 for the years ended December 31, 2018 and 2017, respectively.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(v)	Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of income and comprehensive income on a straight-line basis over the lease periods.

(w)	Income per share

Basic income per share is computed by dividing income available to stockholders by the weighted average shares of common stock outstanding during the period. Diluted income per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. As of December 31, 2018 and 2017, there were no dilutive shares.

(x)	Value added tax

The Company is subject to value added tax (“VAT”) and related surcharges on the revenues earned for services provided in the PRC. The applicable rate of value added tax is 6%. In the accompanying consolidated statements of income and comprehensive income, the related surcharges for revenues derived from loan facilitation business are deducted from gross receipts to arrive at net revenues.

(y)	Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forward. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company did not have unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of December 31, 2018 and 2017. As of December 31, 2018, income tax returns for the tax years ended December 31, 2012 through December 31, 2017 remain open for statutory examination by PRC tax authorities.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(z)	Comprehensive income

Comprehensive income consists of two components, net income and the other comprehensive (loss) income. The foreign currency translation gain or loss resulting from translation of the consolidated financial statements expressed in RMB to US Dollar is reported in other comprehensive (loss) income in the statements of income and comprehensive income.

(aa)	Commitment and contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. Liabilities for such contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(bb)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, which is a strategic committee comprised of members of the Company's management team.

Historically, the Company’s business had been organized into two reportable operating segments: (i) internet lending information intermediary platform operations, and (ii) marketplace service for merchant products. However, due to changes in the Company’s future business plans, the segment for marketplace service for merchant products was disposed on December 31, 2017 and presented as a discontinued operation. Management has determined that the Company now operates in one operating segment with one reporting segment.

(cc)	Discontinued operations

As of December 31, 2017, the segment for marketplace service for merchant products met all the conditions required in order to be classified as a discontinued operations (Note 4). Accordingly, the operating results of the segment for marketplace service for merchant products are reported as a loss from discontinued operations in the accompanying consolidated financial statements for all periods presented. In addition, the assets and liabilities related to the segment of marketplace service for merchant products are reported as assets and liabilities of discontinued operations in the accompanying consolidated balance sheets as of December 31, 2018 and 2017. For additional information, see Note 4, “Discontinued operations”.

(dd)	Reclassification

The Company reclassified “net loss from discontinued operations, net of tax” of $3,536,532, $2,075,811, and $1,702,612 from “Net cash (used in) provided by operating activities from continuing operations” to “Net cash (used in) provided by operating activities from discontinued operations” for the years ended December 31, 2017 and 2016 and for the six months ended June 30, 2017. After the reclassifications made, net cash provided by (used in) operating activities from continuing operations changed from 30,914,218, (4,004,772), and 7,954,267 to $34,450,750, (1,928,961), and 9,656,879 for the years ended December 31, 2017 and 2016 and for the six months ended June 30, 2017, respectively; and net cash provided by (used in) operating activities from discontinued operations changed from (775,013), 456,911, (497,342) to (4,311,545), (1,618,900) and (2,199,954) for the years ended December 31, 2017 and 2016 and for the six months ended June 30, 2017, respectively.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(ee)	Recently issued accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The guidance in ASU 2014-09 was effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), which means it became effective for the Company’s fiscal year beginning January 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments have the same effective date as the new revenue standard.

As an “emerging growth company,” or EGC, the Company has elected to take advantage of the extended transition period provided in the Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards applicable to private companies. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, including Interim periods beginning after December 15, 2019. The adoption of this ASU is not expected to have a material effect on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, to simplify the presentation of deferred income taxes. The update requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The update applies to all entities that present a classified statement of financial position. For public business entities, the ASU was effective for consolidated financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the ASU was effective for consolidated financial statements issued for annual periods beginning after December 15, 2017, and interim periods with annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The adoption of this ASU is not to have a material effect on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The update requires equity investments (except those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It eliminated the requirement for public entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. For public entities, the ASU is effective for the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this ASU is not expected to have a material effect on the Company’s consolidated financial statements.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(ee)	Recently issued accounting standards (continued)

In February 2016, the FASB issued ASU 2016-02, Amendments to the ASC 842 Leases. This update requires the lessee to recognize the assets and liability (the lease liability) arising from operating leases on the balance sheet for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Within twelve months or less lease term, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. If a lessee makes this election, it should recognize lease expense on a straight-line basis over the lease term. In transition, this update will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management is evaluating the effect, if any, on the Company’s consolidated financial statements.

In August 2016, the FASB has issued Accounting Standards Update (ASU) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The adoption of this ASU does not have a material effect on the Company’s consolidated financial statements.

On November 22, 2017, the FASB ASU No. 2017-14, “Income Statement – Reporting Comprehensive Income (Topic 220), Revenue Recognition Topic 605), and Revenue from Contracts with Customers (Topic 606): Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 116 and SEC Release 33-10403.” The ASU amends various paragraphs in ASC 220, Income Statement — Reporting Comprehensive Income; ASC 605, Revenue Recognition; and ASC 606, Revenue from Contracts with Customers, that contain SEC guidance. The amendments include superseding ASC 605-10-S25-1 (SAB Topic 13) as a result of SEC Staff Accounting Bulletin No. 116 and adding ASC 606-10-S25-1 as a result of SEC Release No. 33-10403. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement - Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance if effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The Company is currently assessing the timing and impact of adopting the updated provisions to its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect would have a material effect on the consolidated financial position, statements of operations and cash flows.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(ff)	Significant risks and uncertainties

1)	Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2018 and 2017, the Company held cash and cash equivalents of $1,099,729 and $33,001,007, respectively, which were primarily deposited in financial institutions located in Mainland China, and were uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality and also continually monitors their worthiness.

The Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

2)	Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the stockholders to obtain short-term funding to meet the liquidity shortage.

3)	Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers' invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS

On September 20, 2018, Ruiran entered into VIE Agreements with Xiaotai Technology and Yingran. The key terms of these VIE Agreements are summarized in “Note 1 - Organization and Nature of Operation” above. As a result of the VIE Agreements, the Company classifies both Xiaotai Technology and Yingran as VIEs.

VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Ruiran is deemed to have a controlling financial interest and be the primary beneficiary of Xiaotai Technology and Yingran, because it has both of the following characteristics:

1.	power to direct activities of a VIE that most significantly impact the entity’s economic performance, and
2.	obligation to absorb losses of the entity that could potentially be significant to the VIE or right to receive benefits from the entity that could potentially be significant to the VIE.

Pursuant to the VIE Agreements, Xiaotai Technology and Yingran each pays service fees equal to all of its net income to Ruiran. At the same time, Ruiran is entitled to receive all of their expected residual returns. The VIE Agreements are designed so that Xiaotai Technology and Yingran each operates for the benefit of the Company. Accordingly, the accounts of Xiaotai Technology and Yingran are both consolidated in the accompanying financial statements pursuant to ASC 810-10, Consolidation. In addition, their financial positions and results of operations are included in the Company’s consolidated financial statements.

In addition, as all of these VIE agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these VIE agreements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event the Company is unable to enforce these VIE agreements, it may not be able to exert effective control over Xiaotai Technology or Yingran and its ability to conduct its business may be materially and adversely affected.

All of the Company’s main current operations are conducted through Xiaotai Technology and are expected to be conducted through both Xiaotai Technology and Yingran. Current regulations in China permit Xiaotai Technology and Yingran to pay dividends to the Company only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of Xiaotai Technology and Yingran to make dividends and other payments to the Company may be restricted by factors including changes in applicable foreign exchange and other laws and regulations.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS (CONTINUED)

The following significant amounts of the VIEs are included in the accompanying consolidated financial statements for the years ended December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017

Current assets	$31,577,178	$42,599,344
Property and Equipment, net	830,393	1,277,635
Other noncurrent assets	135,812	599,613
Total Assets	$32,543,383	$44,476,592

Accrued expenses and other liabilities	$2,369,821	$3,648,440
Other payable	-	14,286,456
Other current liabilities	2,861,467	4,380,462
Other noncurrent liabilities	-	1,072,165

Total Liabilities	$5,231,288	$23,387,523

	For the years ended
	2018	2017

Revenues	$43,426,099	$32,791,525
Income from operations	$11,159,215	$19,265,646
Net income from continuing operations	$7,316,026	$14,848,756

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	DISCONTINUED OPERATION

On December 31, 2017, the Company, and Zhejiang Xiaotai E-commerce Co., Ltd, (“Xiaotai E-commerce”), a related party of the Company and a private limited company duly organized under the laws of PRC (the “Purchaser”) entered into an agreement for the sale of marketplace service for merchant products. The Company was entitled to receive $762,546 for the transfer of assets and obliged to pay $1,467,818 for the transfer of liabilities, aggregating a net cash outflow of $705,272. As of December 31, 2017, the balance due to Xiaotai E-Commerce were not settled (Note 14 (3)). The balances were settled during the year ended December 31, 2018. The Company recorded the remaining outstanding receivables and payables relevant to the marketplace services as assets and liabilities of discontinued operation until the assets are collected and liabilities are settled.

The major assets and liabilities relevant to the discontinued operations are reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes expenses, are reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45. The assets relevant to the discontinued operation with a carrying value of $nil and $1,163,119 were classified as assets of discontinued operations as of December 31, 2018 and 2017. The liabilities relevant to the discontinued operation with a carrying value of $nil and $824,793 were classified as liabilities of discontinued operations as of December 31, 2018 and 2017. A net loss of $140,148 was recognized as the net loss from disposal of discontinued operation for the year ended December 31, 2017.

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale. When all of the criteria to be classified as held for sale are met, including management, having the authority to approve the action, commits to a plan to sell the entity, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45.

The following table summarizes the carrying amount of assets and liabilities the Company transferred to Xiaotai E-commerce as of December 31, 2017, and the net loss incurred in the transfer.

	Carrying amount	Transaction price	Gain/(loss)
Transferred assets:
Inventories	$628,540	$628,540	$-
Property and equipment	30,309	76,836	46,527
Intangible assets, net	57,170	57,170	-
	$716,019	$762,546	$46,527
Transferred liabilities
Advance from customers	$(1,467,818)	$(1,467,818)	$-

Foreign exchange (loss)	-	-	(186,675)
	$(751,799)	$(705,272)	$(140,148)

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	DISCONTINUED OPERATION (CONTINUED)

Reconciliation of the Carrying Amounts of Major Classes of Assets and Liabilities Classified as Assets and Liabilities of Discontinued operations in the Consolidated Balance Sheets.

	December 31, 2018	December 31, 2017

Carrying amounts of major classes of assets of discontinued operations:
Accounts receivable, net	$-	$439,612
Prepayments	-	148,066
Inventories	-	-
Other current assets	-	575,441
Total assets of discontinued operations	$-	$1,163,119

Carrying amounts of major classes of liabilities included as part of discontinued operations:
Trade payable	$-	$47,307
Advance from customers	-	16,589
Accrued expenses and other liabilities	-	664,368
Income tax payable	-	96,529
Liabilities directly associated with the assets of discontinued operations	$-	$824,793

Reconciliation of the Amounts of Major Classes of Income from Disposed Operations Classified as Discontinued Operations in the Consolidated Statements of income and Comprehensive Income.

	For the Years Ended December 31,
	2018	2017

Operations discontinued
Revenues	$-	$13,444,504
Cost of revenues	-	(13,242,812)
Selling expenses	-	(1,358,292)
General and administrative expenses	-	(2,336,627)
Other income, net	-	96,843
Loss from discontinued operation	-	(140,148)
Net loss from discontinued operation	$-	$(3,536,532)

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	RESTRICTED CASH

As required by banks in Mainland China, the Company pledged a cash deposit of RMB 5 million (equivalent of $0.8 million) and RMB 3 million (equivalent of $0.4 million) in Beijing Bank and Xi’an Bank, respectively, so as the bank would provide the platform with all services related to the lending fund transfer and repayment. In January 2019, the Company terminated its cooperation with Beijing Bank and started cooperation with Xi’an Bank, with whom the Company entered into a cooperation agreement in August 2018, for it to provide the platform with all services related to the lending fund transfer and repayment. The deposit in Beijing Bank was released in January 2019 and the deposit in Xi’an Bank was required in December 2018 before the inception of services. The Company recorded the deposit pledged in banks as “restricted cash”.

As of December 31, 2018 and 2017, the restricted cash amounted to $1,166,470 and $769,471, respectively.

6.	ACCOUNTS RECEIVABLE, NET

The classification is based on whether the due date is within 12 months from the initiation of the transaction. Accounts receivable, net consisted of the following:

	December 31, 2018	December 31, 2017

Accounts receivable	$7,366,205	$1,981,578
Less: allowance for doubtful accounts	(412,074)	(30,785)
Accounts receivable, net	$6,954,131	$1,950,793

The following table represents the aging of accounts receivable as of December 31, 2018 and 2017:

	Within due date	1-90 Days	91-180 Days	181 – 270 Days	Total
As of December 31, 2018	$1,686,647	$3,428,596	$2,147,310	$103,652	$7,366,205
As of December 31, 2017	$1,981,578	$-	$-	$-	$1,981,578

Movement of allowance for doubtful accounts was as follows:

	December 31, 2018	December 31, 2017

Balance at beginning of the year	$30,785	$1,341
Charge to expenses	398,070	28,266
Foreign exchange (gain) loss	(16,781)	1,178
Balance at end of the year	$412,074	$30,785

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	ACCOUNTS RECEIVABLE, NET (CONTINUED)

Accounts receivable, net due from six cooperation partners consisted of the following:

	December 31, 2018	December 31, 2017

Due from cooperative partners	$6,939,524	$1,726,368
Less: allowance for doubtful accounts	(410,074)	(17,926)
Due from cooperation partners, net	$6,529,450	$1,708,442

Below set forth the table resenting percentage of allowance for doubtful accounts by the six cooperating partners:

	Allowance percentage
	December 31, 2018	December 31, 2017

Partner A	5%	1%
Partner B	2%	5%
Partner C	3%	1%
Partner D	0%	5%
Partner E	7%	5%
Partner F	6%	0%

7.	LOAN RECEIVABLE

	December 31, 2018	December 31, 2017

Loan receivable due from a third party	$-	$4,456,465

On December 1, 2017, the Company entered into a loan agreement with a third party vendor to provide a line of credit of $15,213,449 (RMB 99,000,000) to the vendor in two years. The loan was interest-free. In return, the third party vendor introduces new borrowers to the Company for free commission. During the year ended December 31, 2018, the Company collected the loan receivable from the vendor. As of December 31, 2018 and 2017, the loan balance due from the vendor amounted $nil and $4,456,465, respectively.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31, 2018	December 31, 2017

Prepaid expenses	$192,661	$281,277
VAT recoverable	207,545	96,780
Deposit	32,104	47,653
Other current assets	78,495	13,597
Less: allowance for doubtful accounts	(99,098)	(34,523)
Other current assets	$411,707	$404,784

Movement of allowance for doubtful accounts was as follows:

	December 31, 2018	December 31, 2017

Balance at beginning of the year	$34,523	$-
Charge to expenses	69,057	33,243
Foreign exchange loss (gain)	(4,482)	1,280
Balance at end of the year	$99,098	$34,523

Allowance for other current assets

Allowances are recorded when collection of amounts due are in doubt. Delinquent prepayments are written-off after management has determined that the collection is not probable and known bad debts are written off against the allowances when identified. As of December 31, 2018 and 2017, the Company accrued allowance of $99,098 and $34,523 for certain deposits and other current assets.

9. PROPERTY AND EQUIPEMENT, NET

Property and equipment, net consist of the following:

	December 31, 2018	December 31, 2017

Electronic equipment	$1,864,683	$80,221
Vehicles	388,246	451,427
Office equipment	78,408	371,913
Leasehold improvements	444,901	1,736,001
Less: Accumulated depreciation	(1,945,845)	(1,361,927)
Property and equipment, net	$830,393	$1,277,635

Depreciation expenses totaled $717,514 and $710,040 for the years ended December 31, 2018 and 2017, respectively.

During the year ended December 31, 2018, the Company disposed of office equipment and electronic equipment aggregating $36,302, the Company generated a gain of $54 from the disposal. For the year ended December 31, 2017, the Company did not dispose of any property and equipment.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	December 31, 2018	December 31, 2017

Software	$939,976	$993,449
Less: Accumulated amortization	(880,840)	(778,014)
Intangible assets, net	$59,136	$215,435

Amortization expenses totaled $150,418 and $303,817 for the years ended December 31, 2018 and 2017, respectively.

The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the years ended December 31, 2018 and 2017, no impairment of long-lived assets was recognized.

11.	OTHER PAYABLE

Other payable consists of the following:

	December 31, 2018	December 31, 2017

Receipt on behalf of investors	$-	$14,286,456

	$-	$14,286,456

Receipt on behalf of investors represented the principal and interest repaid from the borrowers to investors, through the Company’s bank account. During the year ended December 31, 2018, the borrowers were required to directly repay the principal and interest to investors’ accounts and no balance was as of December 31, 2018.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31, 2018	December 31, 2017

Due to vendors	$556	$1,916,398
Accrued payroll	1,019,090	711,407
Advanced from employees	-	673,846
Other tax payable	774,577	267,782
Accrued incentive expenses	324,042	-
Other current liabilities	258,571	79,007
Accrued expenses and other liabilities	$2,376,836	$3,648,440

Due to vendors

The balance due to vendors represented the amount payable to vendors for operation purpose.

Advanced from employees

As of December 31, 2017, the balance represented the amount advanced from employees. The balance was returned to the employees in July 2018.

Other tax payable

Other tax payables consist of the following:

	December 31, 2018	December 31, 2017

Value added tax payable	$725,278	$227,381
Local tax payable	49,299	40,401
Other tax payable	$774,577	$267,782

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Xiaotai Investment Hong Kong Limited is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Xiaotai HK is exempted from income tax on its foreign-derived income and there is no withholding taxed in Hong Kong on remittance of dividends.

PRC

Ruiran, Xiaotai Technology and Yingran are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%. Entities qualifying as High and New Technology Enterprises enjoy a preferential tax rate of 15%. Xiaotai Technology received the preferential tax treatments from the year ended December 31, 2018. As of December 31, 2018, income tax returns for the tax years ended December 31, 2012 through December 31, 2017 remain open for statutory examination by PRC tax authorities.

Income taxes that are attributed to the continuing operations in the PRC are consist of:

	For the Years Ended December 31,
	2018	2017

Current income tax expenses	$5,100,724	$2,660,553
Deferred income tax expenses (benefit)	(1,134,222)	1,603,602
Income tax expenses	$3,966,502	$4,264,155

Below is a reconciliation of the statutory tax rate to the effective tax rate:

	For the Years Ended December 31,
	2018	2017

PRC statutory tax rate	25%	25%
Effect of preferential tax benefit on assessable profits of Xiaotai Technology	(10)%	-
Effect of non-deductible expenses	21.47%	3.47%
Effect of non-taxable expenses	(1.27)%	(1.76)%
Tax savings from deductions on NOL incurred by discontinued operations	-	(4.4)%
PRC effective tax rate	35.20%	22.31%

Effect of non-deductible expenses of 21.47% was comprised of effect of non-deductible advertising expenses of 17.33% and effect of non-deductible incentive expenses of 4%, and effect of non-deductible of other expenses of 0.14%.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	INCOME TAXES (CONTINUED)

Deferred tax assets/(liabilities), net that are attributed to the continuing operations in the PRC are consist of:

	December 31, 2018	December 31, 2017

Allowance for doubtful accounts	$76,676	$31,101
Timing difference on issuance of invoices (i)	-	(1,103,266)
Deferred tax assets (liabilities)	$76,676	$(1,072,165)

(i)	During the year ended December 31, 2017, there existed cases that the issuance of invoices lagged behind the initiation of transactions, which resulted in a temporary difference where the revenue is recognized upon initiation of transaction while tax is based on invoices.

As of December 31, 2018 and 2017, the Company had no net operating loss carryforwards. During the year ended December 31, 2017, the Company utilized the net operating loss carryforwards from December 31, 2016. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. As of December 31, 2018 and 2017, the Company did not accrue valuation allowance against the deferred tax assets based upon management’s assessment as to their realization.

The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2018 and 2017, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS AND BALANCES

1)	Nature of relationships with related parties

Name	Relationship with the Company
Zhejiang Fengtai Technology Co.,Ltd. (“Zhejiang Fengtai”)	Suchun Wu, the 12% shareholder and COO of the Company, acted as the executive director of Zhejiang Fengtai before June 20, 2016 and Xiaoliang Fang, the director of the Company, acts as a senior management of Zhejiang Fengtai for a period from October 13, 2017 to July 9, 2018.
Zhejiang Xiaotai E-commerce Co., Ltd. (“Xiaotai E-Commerce”)	Under common control of Shanghai Tairan
Baofeng Pan	50.6% shareholder of Shanghai Tairan
Hui Zhang	49.4% shareholder of Shanghai Tairan
Suchun Wu	Shareholder and Chief Operational Officer of the Company
Jie Li	Suchun Wu’s immediate family
Haotian Wu	Legal representative, executive director and general manager of the Company
Kaiwen Duan	Director of Operating Department
Yinhai Fu	Chief Technology Officer
Mei Wang	Director of Human Resource Department
Xiaoliang Fang	Director of Marketing Department
Lifeng Jia	Manager of Data Analysis Department
Wei Shen	Manager of Product Center

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

2)	Transactions with related parties

Due to the change of senior management, Zhejiang Fengtai was a related party of the Company before July 9, 2018. During the period from January 1, 2018 to July 9, 2018, Zhejiang Fengtai borrowed loans from the Company’s platform. During the year ended December 31, 2017, Zhejiang Fengtai and Baofeng Pan borrowed loans from the Company’s platform.

The Company earned loan facilitation fee and management fee from these related parties. A summary of revenue generated from transactions with these related parties were as follows:

	For the Years Ended December 31,
	2018	2017

Zhejiang Fengtai	$516,187	$1,360,246
Baofeng Pan	-	283,261

	$516,187	$1,643,507

On December 31, 2017, the Company and Xiaotai E-commerce entered into an agreement for the sale of marketplace service for merchant products. The Company was entitled to receive $762,546 for the transfer of assets and obliged to pay $1,467,818 for the transfer of liabilities, aggregating a net cash outflow of $705,272. During the year ended December 31, 2018, the Company settled the transactions by paying a net consideration of $720,699.

During the year ended December 31, 2018, the Company disbursed loans aggregating $22,759,952 to Xiaotai E-commerce. On March 1, 2019, the Company entered into a supplementary agreement with the Xiaotai E-commerce regarding the repayment. Pursuant to the agreement, the loan is repayable in four installments on each 20th day from March to June 2019, with a per annum interest rate of 7% charged on the loan receivable since January 1, 2019. As the amount of interest income cannot be reliably measured as of December 31, 2018, the Company did not recognize interest income for the year ended December 31, 2018. The loan was fully repaid during March 20, 2019 through April 10, 2019 and was not charged of interest expenses.

In addition, the Company purchased promotional gifts of $7,236,383 from Xiaotai E-commerce. The promotional gifts were comprised of gift cards which will allow the card holders to redeem merchandise products on the marketplace of Xiaotai E-commerce. These products are used as incentives to attract investors to invest on the Company’s online platform, and the Company will obtain increased borrower base and earned increased facilitation fees from cooperative partners and management fees from borrowers. The Company records an incentive expenses when disbursed gifts to the investors.

3)	Balances with related parties

a.	Due from related parties

As of December 31, 2018 and 2017, the balance due from related parties were as follows:

	December 31, 2018	December 31, 2017

Accounts receivable
Zhejiang Fengtai (i) (iv)	$-	$1,069,352

Prepayments
Zhejiang Fengtai (i)	$-	$38,453

Loan receivable
Xiaotai E-Commerce (ii)	$21,895,259	$-

Other current assets
Xiaotai E-Commerce (iii)	$-	$762,546

i.	Due to the change of senior management in Zhejiang Fengtai on July 9, 2018, Zhejiang Fengtai was not a related party as of December 31, 2018.

ii.	As of December 31, 2018, the balance due from Xiaotai E-commerce represented the loan disbursement to Xiaotai E-Commerce. The loan was fully repaid during March 20, 2019 through April 10, 2019

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

3)	Balances with related parties (continued)

a.	Due from related parties (continued)

iii.	As of December 31, 2017, the balance due from Xiaotai E-commerce represented the amount to which the Company was entitled in the transfer of assets relevant with the sale of marketplace service. The balance was settled during the year ended December 31, 2018. (Note 4).

iv.	The accounts receivable due from Zhejiang Fengtai consisted of the following:

	December 31, 2018	December 31, 2017

Accounts receivable	$-	$1,128,448
Less: allowance for doubtful accounts	-	(59,096)

Accounts receivable, net	$-	$1,069,352

Movement of allowance for doubtful accounts receivable due from Zhejiang Fengtai was as follows:

	December 31, 2018	December 31, 2017

Balance at beginning of the year	$59,096	$-
Charge to expenses (recovery)	(59,096)	56,907
Foreign exchange loss (gain)	-	2,119
Balance at end of the year	$-	$59,096

b.	Due to related parties

As of December 31, 2018 and 2017, the balance due to related parties were as follows:

	December 31, 2018	December 31, 2017
Other current liabilities
Xiaotai E-Commerce (i)	$279,161	$1,467,818
Baofeng Pan	58,160	-
Zhejiang Fengtai (ii)	-	92,043
Suchun Wu (iii)	-	19,577
Hui Zhang (iii)	-	15,367
Yinhai Fu (iii)	-	15,367
Haotian Wu (iii)	-	14,683
Jie Li (iii)	-	13,348
Wei Shen (iii)	-	8,222
Xiaoliang Fang (iii)	-	6,909
Mei Wang (iii)	-	5,873
Kaiwen Zhang (iii)	-	4,486
Lifeng Jia (iii)	-	4,486
	$337,321	$1,668,179

i.	As of December 31, 2017, the balance due from Xiaotai E-commerce represented the amount to which the Company was obliged to pay for Xiaotai E-commerce’s assuming of liabilities relevant with the sale of marketplace service. The balance was settled during the year ended December 31, 2018. (Note 4).

As of December 31, 2018, the balance due from Xiaotai E-commerce represented the operating expenses paid by the related party on behalf of the Company. The balance was unsecured and was repayable on demand.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

3)	Balances with related parties (continued)

b	Due to related parties (continued)

ii.	As of December 31, 2017, the balance due to Zhejiang Fengtai represented the operating expenses paid by the related party on behalf of the Company. The balance was unsecured and was repayable on demand.

Due to the change of senior management in Zhejiang Fengtai on July 9, 2018, Zhejiang Fengtai was not a related party as of December 31, 2018.

iii.	The balances due to management represented the amount payable to the management. The Company repaid the balance in August 2018.

15.	EQUITY

Capital contribution

During the year ended December 31, 2018 and 2017, the Company’s shareholders made additional capital contribution of $20,000 and $9,259,260 to the Company.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary or VIE. Relevant PRC statutory laws and regulations permit payments of dividends by WFOE, Xiaotai Technology and Yingran only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of WFOE, Xiaotai Technology and Yingran. The Company is required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

During the year ended December 31, 2018, the Company generated profit and had retained earnings as of December 31, 2018. The Company accrued statutory reserve funds of $731,603, which is 10% of the after-tax profits generated during the year ended December 31, 2018.

During the year ended December 31, 2017, the Company generated profit and had retained earnings as of December 31, 2017. The Company accrued statutory reserve funds of $392,682, which is 10% of retained earnings.

As of December 31, 2018 and 2017, the Company had statutory reserve of $1,124,285 and $392,682, respectively.

16.	CONCENTRATION RISK

Since the inception through December 31, 2018, the Company facilitates loans primarily for individual borrowers through the internet lending information intermediary platform. For the years ended December 31, 2018 and 2017, the Company does not believe it has significant risks regarding borrower concentrations or investor concentrations.

However the Company facilitated loans through some cooperation partners, through whom we are referred potential borrowers, and receive transaction fee based on the value of loans which are successfully facilitated through our platforms to borrowers they referred. As of December 31, 2018 and 2017, accounts receivable due from some partners and Zhejiang Fengtai, one related party of the Company before July 9, 2018, as a percentage of consolidated accounts receivable were over 10%. The details are as follows:

	December 31, 2018	December 31, 2017

Partner A	32%	47%
Partner B	31%	0%
Partner C	23%	0%
Partner D	2%	35%

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Lease commitment

During the year ended December 31, 2017, the Company entered into three lease agreements with one lessor. The lease term of the three lease agreements expire in January 2020. During the year ended December 31, 2018, the Company entered into one lease agreement with another lessor, the lease term of the lease agreement expires in May 2020. Future minimum lease payment under non-cancelable operating leases are as follows:

Twelve months ending December 31,	Minimum lease payments
2019	$325,796
2020	11,485
Total	$337,281

Rent expense for the years ended December 31, 2018 and 2017 was $305,974 and $72,741, respectively.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

18.	SUBSEQUENT EVENT

The Company evaluated all events and transactions up through the date the Company issued these consolidated financial statements on April 26, 2019.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the loss of the subsidiary is presented as “share of income (loss) of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2018 and 2017.

PARENT COMPANY BALANCE SHEETS

	December 31, 2018	December 31, 2017

ASSETS
Investment in subsidiaries	$27,317,486	$21,427,395
Total Assets	$27,317,486	$21,427,395

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total Current Liabilities	-	-

Commitments and Contingencies	-	-

Shareholders’ Equity
Ordinary shares (par value $0.0001 per share; 500,000,000 shares authorized; 100,000 shares issued and outstanding)	10	10
Additional paid-in capital	18,325,104	17,573,501
Retained earnings	9,711,153	3,141,916
Accumulated other comprehensive (loss) income	(718,781)	711,968
Total Shareholders’ Equity	27,317,486	21,427,395
Total Liabilities and Shareholders’ Equity	$27,317,486	$21,427,395

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2018	2017

Share of income of subsidiaries	$7,300,840	$11,312,224
Net Income	7,300,840	11,312,224

Other comprehensive (loss) income
Foreign currency translation adjustments	(1,430,749)	1,012,427
Comprehensive Income	$5,870,091	$12,324,651

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2018	2017
Cash Flows from Operating Activities:
Net income	$7,300,840	$11,312,224
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income of subsidiaries	(7,300,840)	(11,312,224)
Net Cash Provided by Operating Activities	-	-

Net increase in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of year	-	-
Cash and cash equivalents at end of year	$-	$-

XIAOTAI INTERNATIONAL INVESTMENT INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	December 31, 2018	March 31, 2019

ASSETS
Current Assets
Cash and cash equivalents	$1,099,729	$7,804,068
Restricted cash	1,166,470	446,967
Accounts receivable, net	6,954,131	10,297,479
Prepayments	62,288	66,470
Loan receivable	-	5,959,564
Loan receivable – related parties	21,895,259	10,448,557
Other current assets	411,707	347,564
Total Current Assets	31,589,584	35,370,669

Property and Equipment, net	830,393	767,631

Other Assets
Intangible assets, net	59,136	59,949
Deferred tax assets	76,676	165,843
Total Assets	$32,555,789	$36,364,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Advance from customers	$220,963	$226,418
Accrued expenses and other liabilities	2,376,836	1,486,692
Due to related parties	337,321	346,193
Income tax payable	2,303,183	2,505,900
Total Liabilities	5,238,303	4,565,203

Commitments and Contingencies

Shareholders’ Equity
Ordinary shares (par value $0.0001 per share; 500,000,000 shares authorized; 100,000 shares issued and outstanding)	10	10
Additional paid-in capital	17,200,819	17,200,819
Statutory reserve	1,124,285	1,505,080
Retained earnings	9,711,153	13,116,837
Accumulated other comprehensive loss	(718,781)	(23,857)
Total Shareholders’ Equity	27,317,486	31,798,889
Total Liabilities and Shareholders’ Equity	$32,555,789	$36,364,092

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XIAOTAI INTERNATIONAL INVESTMENT INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollar, except for the number of shares)

	For the Three Months Ended March 31,
	2019	2018

Operating Revenues
Revenues – third parties	$11,656,044	$12,415,221
Revenues – related parties	-	174,745
Total Operating Revenues	11,656,044	12,589,966

Operating Expenses
Origination and servicing expenses	(269,711)	(523,901)
Selling expenses	(4,746,130)	(5,709,986)
General and administrative expenses	(1,479,060)	(1,301,937)
Research and development expenses	(513,842)	(400,122)
Total Operating Expenses	(7,008,743)	(7,935,946)

Income from Operations	4,647,301	4,654,020

Other Income
Interest income	351,846	60,573
Other income, net	38,589	2,951
Total other income, net	390,435	63,524

Income Before Income Taxes	5,037,736	4,717,544

Income tax expenses	(1,251,257)	(1,233,283)

Net Income	3,786,479	3,484,261

Other comprehensive income (loss)
Foreign currency translation adjustments, net of tax	694,924	(2,037,439)

Comprehensive Income	$4,481,403	$1,446,822

Weighted average number of common stock
Basic and diluted	100,000	100,000

Earnings per share
Net earnings per share from continuing operations – basic and diluted	$37.86	$34.84

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XIAOTAI INTERNATIONAL INVESTMENT INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional paid-in	Statutory	Retained	Accumulated other comprehensive income
	Number	Amount	capital	reserve	earnings	(loss)	Total

Balance as at December 31, 2017	100,000	$10	$17,180,819	$392,682	$3,141,916	$711,968	$21,427,395
Net income	-	-	-	-	3,484,261	-	3,484,261
Appropriation of statutory reserve	-	-	-	348,426	(348,426)	-	-
Foreign currency translation adjustments	-	-	-	-	-	(2,037,439)	(2,037,439)
Balance as at March 31, 2018	100,000	$10	$17,180,819	$741,108	$6,277,751	$(1,325,471)	$22,874,217

Balance as at December 31, 2018	100,000	$10	$17,200,819	$1,124,285	$9,711,153	$(718,781)	$27,317,486
Net income	-	-	-	-	3,786,479	-	3,786,479
Appropriation of statutory reserve	-	-	-	380,795	(380,795)	-	-
Foreign currency translation adjustments	-	-	-	-	-	697,136	697,136
Balance as at March 31, 2019	100,000	$10	$17,200,819	$1,505,080	$13,116,837	$(23,857)	$31,798,889

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XIAOTAI INTERNATIONAL INVESTMENT INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2019	2018

Cash Flows from Operating activities:
Net income	$3,786,479	$3,484,261
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of intangible assets	8,946	43,309
Depreciation of property and equipment	125,984	199,101
Gain from disposal of property and equipment	—	(54)
Provision for doubtful accounts	578,674	359,532
Deferred income tax benefits	(86,801)	(73,028)
Changes in operating assets and liabilities:
Accounts receivable	(3,724,526)	(5,401,586)
Prepayments	—	35,712
Due from related parties	(2,631)	373,211
Other current assets	65,291	(917,529)
Due to related parties	541	(844,273)
Accrued expenses and other liabilities	(936,525)	(2,912,086)
Income tax payable	145,067	(1,020,315)
Net cash used in operating activities from continuing operations	(39,501)	(6,673,744)
Net cash provided by operating activities from discontinued operations	—	332,758
Net Cash Used in Operating Activities	(39,501)	(6,340,986)

Cash Flows from Investing activities:
Purchase of property and equipment	(57,125)	(71,922)
Purchase of intangible assets	(8,303)	—
Proceeds from disposal of property and equipment	13,952	3,459
Investment in short-term investments	—	(2,673,717)
Cash paid in connection with discontinued operations	—	(693,664)
Loan disbursement to a related party	(296,362)	—
Loan repayments from a related party	12,218,591	—
Loan (disbursement to) repayments from a third party	(5,927,243)	4,561,046
Net Cash Provided by Investing Activities	5,943,510	1,125,202

Cash Flows from Financing activities:
Net Cash Provided by Financing Activities	—	—

Effect of Exchange Rate Changes	80,827	(741,069)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	5,984,836	(5,956,853)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	2,266,199	33,770,478
Cash, Cash Equivalents and Restricted Cash at End of Period	$8,251,035	$27,813,625
Supplemental Cash Flow Information
Cash paid for interest expense	$—	$—
Cash paid for income tax	$1,192,991	$2,326,626

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the statement of financial position that sum to the total of the same amounts shown in the unaudited interim condensed consolidated statements of cash flows:

	December 31, 2018	March 31, 2019

Cash and cash equivalents	$1,099,729	$7,804,068
Restricted cash	1,166,470	446,967

	$2,266,199	$8,251,035

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION

Xiaotai International Investment Inc. (“Xiaotai International” or the “Company”) is a holding company incorporated in Cayman Islands on July 19, 2018. Xiaotai International facilitates loans from investors to borrowers through its internet lending information intermediary platform operations in China, through two variable interest entities (“VIEs” as defined in Note 3), Zhejiang Xiaotai Technology Co., Ltd. (“Xiaotai Technology”) which was established on April 29, 2014, and Hangzhou Yingran Technology Co., Ltd. (“Yingran”) which was established on July 5, 2018.

On August 7, 2018, Xiaotai International established a wholly owned subsidiary in Hong Kong, Xiaotai Investment Hong Kong Limited (“Xiaotai HK”), which is as a holding company. Subsequently on September 6, 2018, Xiaotai HK established a Wholly Foreign-Owned Enterprise in China, Hangzhou Ruiran Technology Co., Ltd. (“Ruiran” or “WFOE”).

On September 20, 2018, Ruiran entered into a series of contractual arrangements, or VIE Agreements, with Xiaotai Technology, Yingran, and all the equity holders of Xiaotai Technology and Yingran, through which the Company obtained control and became the primary beneficiary of both Xiaotai Technology and Yingran, hereinafter referred to as the Reorganization. As a result, Xiaotai Technology and Yingran became the Company’s VIEs.

On September 20, 2018, the Company completed its reorganization of entities under the common control of one major shareholder, Mr. Baofeng Pan, through his 100% controlled entity incorporated in British Virgin Island (“BVI”), and owned a majority of the equity interests of the Company prior to the Reorganization. The Company was established as a holding company of Ruiran. Ruiran is the primary beneficiary of both Xiaotai Technology and Yingran, and all of these entities are under common control of the Company, which results in the consolidation of the Company and has been accounted for as a reorganization of entities under common control at carrying value. The unaudited interim condensed consolidated financial statements are prepared on the basis as if the Reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of the Company.

The following diagram illustrates the Company’s corporate structure, including its subsidiary and consolidated variable interest entities as of the date of this registration statements:

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION (CONTINUED)

VIE Agreements with Xiaotai Technology and Yingran

Foreign ownership of internet-based businesses, including distribution of online information (such as an online marketplace connecting customers and suppliers) and marketing survey services for online marketplace, is subject to restrictions under current People’s Republic of China (“PRC”) laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in value-added telecommunications services (except for e-commerce) in accordance with the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List and other applicable laws and regulations. The Company is a Cayman holding company of Ruiran (its PRC subsidiary) and is a foreign invested enterprise. To comply with these regulations, the Company conducts substantially all of its activities in PRC through Xiaotai Technology and Yingran. As such, both Xiaotai Technology and Yingran are controlled through VIE Agreements in lieu of direct equity ownership by the Company. The key terms of the VIE Agreements are as summarized below:

Equity Interest Pledge Agreements

WOFE, Xiaotai Zhejiang, Yingran Hangzhou and all of the Participating Shareholders, entered into Equity Interest Pledge Agreements, pursuant to which the Participating Shareholders pledged all of their equity interest in Xiaotai Zhejiang and Yingran Hangzhou to WOFE as collateral in order to guarantee the performance of Xiaotai Zhejiang and Yingran Hangzhou’s obligations under the Consulting Services Agreement.

The Participating shareholders shall not transfer the pledged equity interest, place or permit the existence of any security interest or other encumbrance on the pledged equity interest, without the prior written consent of WFOE, except for the performance of the Exclusive Equity Option Agreements executed by the VIE, WOFE, Xiaotai Zhejiang and Yingran Hangzhou on the execution date of the Equity Interest Pledge Agreement. During the term of the pledge, WOFE shall have the right to collect any and all dividends declared or generated in connection with the pledged equity interest. The pledge shall be continuously valid until all payments due under the Consulting Services Agreement have been fulfilled by the VIEs.

Consulting Services Agreements

Pursuant to Consulting Services Agreement by and between WOFE and Xiaotai Zhejiang, WOFE has the exclusive right to provide Xiaotai Zhejiang with technical support, consulting services and management services during the term of the agreement. In exchange, WOFE will be entitled to a service fee that substantially equals to all of the net income of Xiaotai Zhejiang. The service fees may be adjusted based on the services rendered by WOFE in that quarter. Xiaotai Zhejiang has agreed not to engage any other party for the same or similar consultation services without WOFE’s prior consent. The Consulting Services Agreement remains in effect unless Xiaotai Zhejiang fails to pay the services fee or becomes bankrupt or insolvent. Nevertheless, WOFE may terminate the Consulting Services Agreement at any time upon giving 30 days’ prior written notice to Xiaotai Zhejiang and the Xiaotai Shareholders.

Pursuant to a Consulting Services Agreement by and among WOFE, Yingran Hangzhou and each of the Yingran Hangzhou equity shareholders, or Yingran Shareholders, WOFE has the exclusive right to provide Yingran Hangzhou with technical support, consulting services and management services during the term of the agreement. In exchange, WOFE will be entitled to a service fee that substantially equals to all of the net income of Yingran Hangzhou. The service fees may be adjusted based on the services rendered by WOFE in that quarter. Yingran Shareholders and Yingran Hangzhou have agreed not to engage any other party for the same or similar consultation services without WOFE’s prior consent. The term of the Consulting Services Agreement remains in effect unless Yingran Hangzhou fails to pay the services fee or becomes bankrupt or insolvent. Nevertheless, WOFE may terminate the Consulting Services Agreement at any time upon giving 30 days’ prior written notice to Yingran Hangzhou and the Yingran shareholders.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION (CONTINUED)

VIE Arrangements with Xiaotai Technology and Yingran (CONTINUED)

Operating Agreements

Pursuant to an Operating Agreement by and among WOFE, Xiaotai Zhejiang and each of the Xiaotai Shareholders, Xiaotai Zhejiang or Xiaotai Shareholders shall not, without the prior written consent of WOFE, conduct any transactions which may materially affect the assets, obligations, rights or the operations of Xiaotai Zhejiang (excluding proceeding with Xiaotai Zhejiang’s normal business operation). Xiaotai Zhejiang and Xiaotai Shareholders also jointly agree to accept the corporate policies or advice provided by WOFE in connection with Xiaotai Zhejiang’s daily operations, financial management and the employment and dismissal of Xiaotai Zhejiang’s employees. Xiaotai Shareholders shall appoint such individuals as recommended by WOFE to be Directors of Xiaotai Zhejiang and shall appoint members of WOFE’s senior management as Xiaotai Zhejiang’s General Manager, Chief Financial Officer, and other senior officers (as defined in the Operating Agreement). Unless by the early termination of WOFE, the Operating Agreement remains in effect until Xiaotai Zhejiang’s operation term expires.

Pursuant to an Operating Agreement by and among WOFE, Yingran Hangzhou and each of the Yingran Shareholders, Yingran Hangzhou or Yingran Shareholders shall not, without the prior written consent of WOFE, conduct any transactions which may materially affect the assets, obligations, rights or the operations of Yingran Hangzhou (excluding proceeding with Yingran Hangzhou’s normal business operation). Yingran Hangzhou and Yingran Shareholders also jointly agree to accept the corporate policies or advice provided by WOFE in connection with Yingran Hangzhou’s daily operations, financial management and the employment and dismissal of Yingran Hangzhou’s employees. Yingran Shareholders shall appoint such individuals as recommended by WOFE to be Directors of Yingran Hangzhou and shall appoint members of WOFE’s senior management as Yingran Hangzhou’s General Manager, Chief Financial Officer, and other senior officers (as defined in the Operating Agreement). Unless by the early termination of WOFE, the Operating Agreement remains in effect until Yingran Hangzhou’s operation term expires.

Exclusive Equity Option Agreements

Pursuant to an Exclusive Equity Option Agreement by and among WOFE, Xiaotai Zhejiang and each of the Xiaotai Shareholders, Xiaotai Shareholders jointly and severally grant WOFE an exclusive option to purchase at any time in part or in whole their equity interests in Xiaotai Zhejiang for a purchase price equal to the capital paid by the Xiaotai Shareholders, pro-rated for purchase of less than all the equity interest. WOFE may exercise such option at any time until it has acquired all equity interests of Xiaotai Zhejiang, and freely transfer the option to any third party. The Exclusive Equity Option Agreement terminates in ten years but can be renewed by WFOE at its discretion.

Pursuant to an Exclusive Equity Option Agreement by and among the WOFE, Yingran Hangzhou and each of the Yingran Shareholders, Yingran Shareholders irrevocably grant WOFE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase at any time in part or in whole their equity interests in Yingran Hangzhou for a purchase price equal to the capital paid by the Yingran Shareholders, pro-rated for purchase of less than all the equity interest. WOFE may exercise such option at any time until it has acquired all equity interests of Yingran Hangzhou, and freely transfer the option to any third party. The Exclusive Equity Option Agreement terminates in ten years but can be renewed by WOFE at its discretion.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION (CONTINUED)

VIE Arrangements with Xiaotai Technology and Yingran (CONTINUED)

Voting Rights Proxy Agreement

Each of the Xiaotai Shareholders and Yingran Shareholders has entered into a voting rights proxy agreement, or the Voting Rights Proxy Agreement, pursuant to which each of the Xiaotai Shareholders and Yingran Shareholders has authorized WOFE to act on his or her behalf as the exclusive agent and attorney with respect to all matters concerning the shareholding, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights that shareholders are entitled to under PRC law and the VIE’s bylaws, including but not limited to the sale or transfer or pledge or disposition of the such shareholder’s shareholding in part or in whole; and (c) designating and appointing on behalf of the shareholders legal representative, executive director, supervisor, chief executive officer and other senior management members of the VIEs. The agreement shall remain in effective for the longest time then permitted under applicable PRC laws.

The Company has concluded that the Company is the primary beneficiary of Xiaotai Zhejiang and Yingran Hangzhou and should consolidate their financial statements. The Company is the primary beneficiary based on the Voting Rights Proxy Agreement entered into as part of the VIE Agreements that each equity holder of Xiaotai Zhejiang and Yingran Hangzhou assigned their rights as a shareholder of Xiaotai Zhejiang and Yingran Hangzhou to WOFE. These rights include, but are not limited to, attending shareholders’ meetings, voting on matters submitted for shareholder approval and appointing legal representatives, executive director, supervisor, chief executive officer and other senior management members. As such, the Company, 100% controlling WOFE, is deemed to hold all of the voting equity interest in Xiaotai Zhejiang and Yingran Hangzhou. For the periods presented, the Company has not provided any financial or other support to either Xiaotai Zhejiang or Yingran Hangzhou. However, pursuant to the Consulting Services Agreement, the Company may provide complete technical support, consulting services and management services during the term of the VIE agreements. Though not explicit in the VIE agreements, the Company may provide financial support to Xiaotai Zhejiang and Yingran Hangzhou to meet its working capital requirements and capitalization purposes. The terms of the VIE Agreements and the Company’s plan of financial support to the VIEs were considered in determining that the Company is the primary beneficiary of the VIEs. Accordingly, the financial statements of the VIEs are consolidated in the Company’s unaudited interim condensed consolidated financial statements.

Based on the foregoing VIE Agreements, Ruiran has effective control of both Xiaotai Technology and Yingran which enables Ruiran to receive all of their expected residual returns and absorb the expected losses of VIEs. Accordingly, the Company consolidates the accounts of Xiaotai Technology and Yingran for the periods presented herein, in accordance with Accounting Standards Codification, or ASC, 810-10, Consolidation.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION (CONTINUED)

VIE Arrangements with Xiaotai Technology and Yingran (CONTINUED)

The accompanying unaudited interim condensed consolidated financial statements reflect the activities of Xiaotai International and each of the following entities:

Name	Background		Ownership
Xiaotai HK	-	A Hong Kong company	100% owned by
	-	Incorporated on August 7, 2018	Xiaotai International
Ruiran	-	A PRC limited liability company and a wholly foreign owned enterprise	100% owned by
	-	Incorporated on September 6, 2018	Xiaotai HK
	-	Registered capital of $2,000,000 with registered capital of $1,980,000 to be funded by September 5, 2048.
Xiaotai Technology	-	A PRC limited liability company	VIE
	-	Incorporated on April 29, 2014
	-	Registered capital of $32,459,207 (RMB 200,000,000) with registered capital of $15,278,378 (RMB 87,100,000) to be funded by April 27, 2034.
	-	Internet information technology service provider
Yingran	-	A PRC limited liability company	VIE
	-	Incorporated on July 5, 2018
	-	Registered capital of $153,761 (RMB 1,000,000) with registered capital of $153,761 (RMB 1,000,000) to be funded by June 30, 2038
	-	Internet information technology service provider

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and regulations of the Securities and Exchange Commission, regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. Certain information and footnote disclosures normally included in financial statements prepared in conformity with US GAAP have been condensed or omitted pursuant to such rules and regulations. The results of operations for the three months ended March 31, 2019 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2019. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements as of and for the years ended December 31, 2017 and 2018.

(b)	Basis of consolidation

The unaudited interim condensed consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of all wholly owned subsidiary’s VIEs over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation.

(c)	Use of estimates and assumptions

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods presented. Significant accounting estimates reflected in the Company’s unaudited interim condensed consolidated financial statements include the useful lives of property and equipment and intangible assets, collectability of receivables, impairment of property and equipment and intangible assets and realization of deferred tax assets. Actual results could differ from those estimates.

(d)	Foreign currency translation

The reporting currency of the Company is U.S. Dollars, or US$ or USD, and the functional currency is Renminbi Yuan, or RMB, as China is the primary economic environment in which the entity operates.

The unaudited interim condensed consolidated financial statements of the Company are prepared using RMB, and translated into the Company’s reporting currency, USD, at the exchange rates quoted by www.oanda.com. Monetary assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange prevailing at the balance sheet date. Revenue and expenses are translated using average rates during each reporting period, and stockholders’ equity is translated at historical exchange rates. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited interim condensed consolidated balance sheet. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or loss in shareholders’ equity.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	December 31, 2018	March 31, 2019
Balance sheet items, except for equity accounts	6.8776	6.7119

	For the Three Months Ended March 31,
	2019	2018
Items in the statements of income and comprehensive income (loss), and statements of cash flows	6.7485	6.3582

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

(e)	Revenue recognition

Internet Lending Services

The Company engages primarily in operating an online consumer finance marketplace by providing an online platform which matches borrowers with investors. The Company’s platform provides investors with various loan product related information, including information regarding standard loan products and consumer loan products. Investors may choose to subscribe to loan products based on the profiles of approved borrowers listed on the online platform. The Company determined that it is not the legal lender and legal borrower in the loan origination and repayment process. Therefore, the Company does not record loans receivable and payable arising from the loans between investors and borrowers on its marketplace. Revenue comprises the fair value of the consideration received or receivable for the provision of services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). The two major deliverables provided are loan facilitation services which are recorded as transaction fees and post-facilitation services which are recorded as management fees. The Company also generates revenue from service fees upon the investors receiving their investment return. Revenues comprise the consideration received or receivable for the provision of services in the ordinary course of the business and are recorded net of value-added tax.

Consistent with the criteria of ASC 605 “Revenue Recognition” (“ASC 605”), the Company recognizes revenue when the following four revenue recognition criteria are met:

(i)	Persuasive evidence of an arrangement exists;

(ii)	Delivery has occurred or services have been provided;

(iii)	The selling price is fixed or determinable; and

(iv)	Collectability is reasonably assured.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)	Revenue recognition (continued)

Internet Lending Services (continued)

The Company considers the loan facilitation services and post-facilitation services as multiple deliverable arrangements. Although the Company does not sell these services separately, the Company determined that all deliverables have standalone value. Thus, all fees are allocated among loan facilitation services and post-facilitation services. The Company does not have vendor specific objective evidence of selling price for the loan facilitation service and the post-facilitation service because the Company does not provide these services separately. Third-party evidence of selling price does not exist either, as public information is not available regarding the amount of fees the Company’s competitors charge for these services. Since neither vendor-specific objective evidence nor third-party evidence is available, the Company generally uses its best estimate of selling prices of the different deliverables as the basis for allocation. When estimating the selling prices, the Company considers the cost related to such services, profit margin, customer demand, effect of competition on services, and other market factors. The fees allocated to loan facilitation is recognized as revenue upon execution of loan agreements between investors and borrowers; the fees allocated to post-origination services are deferred and amortized over the period of the loan on a straight line method, which approximates the pattern of when the underlying services are performed.

Borrowers — Borrowers are charged of management fees. Management fees are paid by borrowers pay a management fee on each loan payment to compensate the Company for services provided during the loan period. The Company records management fees as a component of operating revenue on a monthly basis.

Investors — The Company charges investors a service fee on their actual investment return. The Company generally receives the service fees upon the investors receiving their investment return. The Company recognizes the revenue when loan was repaid and investor received their investment income.

Cooperation partners — Cooperation partners are charged of transaction fees and service fees. 1) Transaction fees are paid by cooperation partners to the Company for the work performed through its platform. These fees are recognized as a component of operating revenue at the time of loan issuance. These fees are non-refundable upon the issuance of loan, and 2) Service fees are paid by cooperation partners on each loan payment to compensate the Company for services provided during the loan period. The Company records the service fees as a component of operating revenue on a monthly basis. Cooperation partners Cooperation partners cooperation partners

Interest spread — Before the launch of P2P Measure, the lending platform charges higher borrowing rate from borrowers than investment return rate offered to investors. As such, the Company earned interest spread from the gap of the interest rate. The Company recognizes the revenue when loan was repaid from the borrowers to investors. Since February 2018, the Company suspended such business as restricted by P2P Measure.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)	Revenue recognition (continued)

Internet Lending Services (continued)

Below tables summarized the revenue recognized for each major type of services for the three month ended March 31, 2019 and 2018, respectively.

	For the Three Months Ended March 31,
	2019	2018

Transaction fees	$2,785,705	$4,949,928
Management fees	$5,455,420	$5,566,191
Service fees charged to investors	$1,269,977	$2,014,624
Service fees charged to cooperation partners	$2,189,610	$-
Interest spread	$-	$152,410

3.	VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS

On September 20, 2018, Ruiran entered into VIE Agreements with Xiaotai Technology and Yingran. The key terms of these VIE Agreements are summarized in “Note 1 - Organization and Nature of Operation” above. As a result of the VIE Agreements, the Company classifies both Xiaotai Technology and Yingran as VIEs.

VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Ruiran is deemed to have a controlling financial interest and be the primary beneficiary of Xiaotai Technology and Yingran, because it has both of the following characteristics:

1.	power to direct activities of a VIE that most significantly impact the entity’s economic performance, and

2.	obligation to absorb losses of the entity that could potentially be significant to the VIE or right to receive benefits from the entity that could potentially be significant to the VIE.

Pursuant to the VIE Agreements, Xiaotai Technology and Yingran each pays service fees equal to all of its net income to Ruiran. At the same time, Ruiran is entitled to receive all of their expected residual returns. The VIE Agreements are designed so that Xiaotai Technology and Yingran each operates for the benefit of the Company. Accordingly, the accounts of Xiaotai Technology and Yingran are both consolidated in the accompanying financial statements pursuant to ASC 810-10, Consolidation. In addition, their financial positions and results of operations are included in the Company’s unaudited interim condensed consolidated financial statements.

In addition, as all of these VIE agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these VIE agreements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event the Company is unable to enforce these VIE agreements, it may not be able to exert effective control over Xiaotai Technology or Yingran and its ability to conduct its business may be materially and adversely affected.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS (CONTINUED)

All of the Company’s main current operations are conducted through Xiaotai Technology and are expected to be conducted through both Xiaotai Technology and Yingran. Current regulations in China permit Xiaotai Technology and Yingran to pay dividends to the Company only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of Xiaotai Technology and Yingran to make dividends and other payments to the Company may be restricted by factors including changes in applicable foreign exchange and other laws and regulations.

The following significant amounts of the VIEs are included in the accompanying unaudited interim condensed consolidated financial statements as of December 31, 2018 and March 31, 2019, and for the three months ended March 31, 2019 and 2018:

	December 31, 2018	March 31, 2019

Current assets	$31,577,178	$23,449,996
Property and Equipment, net	830,393	767,631
Other noncurrent assets	135,812	225,792
Total Assets	$32,543,383	$24,443,419

Accrued expenses and other liabilities	$2,369,821	$1,479,431
Other current liabilities	2,861,467	3,078,511
Other noncurrent liabilities	-	-
Total Liabilities	$5,231,288	$4,557,942

	For the Three Months Ended March 31,
	2019	2018

Revenues	$11,656,044	$12,589,966
Income from Operations	$4,668,775	$4,654,020
Net Income from continuing operations	$3,807,953	$3,484,261

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	DISCONTINUED OPERATION

On December 31, 2017, the Company, and Zhejiang Xiaotai E-commerce Co., Ltd, (“Xiaotai E-commerce”), a related party of the Company and a private limited company duly organized under the laws of PRC (the “Purchaser”) entered into an agreement for the sale of marketplace service for merchant products. The Company was entitled to receive $762,546 for the transfer of assets and obliged to pay $1,467,818 for the transfer of liabilities, aggregating a net cash outflow of $705,272. As of December 31, 2017, the balance due to Xiaotai E-Commerce were not settled (Note 14 (3)). The balances were settled during the year ended December 31, 2018. The Company recorded the remaining outstanding receivables and payables relevant to the marketplace services as assets and liabilities of discontinued operation until the assets are collected and liabilities are settled.

The major assets and liabilities relevant to the discontinued operations are reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes expenses, are reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45. The assets relevant to the discontinued operation with a carrying value of $nil and $1,163,119 were classified as assets of discontinued operations as of December 31, 2018 and 2017. The liabilities relevant to the discontinued operation with a carrying value of $nil and $824,793 were classified as liabilities of discontinued operations as of December 31, 2018 and 2017. A net loss of $140,148 was recognized as the net loss from disposal of discontinued operation for the year ended December 31, 2017.

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale. When all of the criteria to be classified as held for sale are met, including management, having the authority to approve the action, commits to a plan to sell the entity, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45.

The following table summarizes the carrying amount of assets and liabilities the Company transferred to Xiaotai E-commerce as of December 31, 2017, and the net loss incurred in the transfer.

	Carrying amount	Transaction price	Gain/(loss)
Transferred assets:
Inventories	$628,540	$628,540	$-
Property and equipment	30,309	76,836	46,527
Intangible assets, net	57,170	57,170	-
	$716,019	$762,546	$46,527
Transferred liabilities
Advance from customers	$(1,467,818)	$(1,467,818)	$-

Foreign exchange (loss)	-	-	(186,675)
	$(751,799)	$(705,272)	$(140,148)

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	RESTRICTED CASH

As required by banks in Mainland China, the Company pledged a cash deposit of RMB 5 million (equivalent of $0.8 million) and RMB 3 million (equivalent of $0.4 million) in Beijing Bank and Xi’an Bank as of December 31, 2018 and March 31, 2019, respectively, so as the bank would provide the platform with all services related to the lending fund transfer and repayment. In January 2019, the Company terminated its cooperation with Beijing Bank and started cooperation with Xi’an Bank, with whom the Company entered into a cooperation agreement in August 2018, for it to provide the platform with all services related to the lending fund transfer and repayment. The deposit in Beijing Bank was released in January 2019 and the deposit in Xi’an Bank was required in December 2018 before the inception of services. The Company recorded the deposit pledged in banks as “restricted cash”.

As of December 31, 2018 and March 31, 2019, the restricted cash amounted to $1,166,470 and $446,967, respectively.

6.	ACCOUNTS RECEIVABLE, NET

The classification is based on whether the due date is within 12 months from the initiation of the transaction. Accounts receivable, net consisted of the following:

	December 31, 2018	March 31, 2019

Accounts receivable	$7,366,205	$11,292,895
Less: allowance for doubtful accounts	(412,074)	(995,416)
Accounts receivable, net	$6,954,131	$10,297,479

The following table represents the aging of accounts receivable as of December 31, 2018 and March 31, 2019:

	Within due date	1-90 Days	91-180 Days	181 – 270 Days	271 – 360 Days	Total
As of December 31, 2018	$1,686,647	$3,428,596	$2,147,310	$103,652	$-	$7,366,205
As of March 31, 2019	$1,575,227	$5,094,114	$2,944,869	$1,572,474	$106,211	$11,292,895

Movement of allowance for doubtful accounts was as follows:

	December 31, 2018	March 31, 2019

Balance at beginning of the year/period	$30,785	$412,074
Charge to expenses	398,070	570,061
Foreign exchange (gain) loss	(16,781)	13,281
Balance at end of the year/period	$412,074	$995,416

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.	ACCOUNTS RECEIVABLE, NET (CONTINUED)

Accounts receivable, net due from six cooperation partners consisted of the following:

	December 31, 2018	March 31, 2019

Due from cooperative partners	$6,939,524	$10,926,027
Less: allowance for doubtful accounts	(410,074)	(993,120)
Due from cooperation partners, net	$6,529,450	$9,932,908

Below set forth the table resenting percentage of allowance for doubtful accounts by the six cooperating partners:

	December 31, 2018	March 31, 2019

Partner A	5%	10%
Partner B	2%	4%
Partner C	3%	3%
Partner D	3%	4%
Partner E	7%	12%
Partner F	6%	6%

7.	LOAN RECEIVABLE

	December 31, 2018	March 31, 2019

Due from cooperative partners	$-	$5,959,564

On December 1, 2017, the Company entered into a loan agreement with a third party vendor to provide a line of credit of $15,213,449 (RMB 99,000,000) to the vendor in two years. The loan was interest-free. In return, the third party vendor introduces new borrowers to the Company for free commission. During the year ended December 31, 2018, the Company collected the loan receivable from the vendor.

On March 1, 2019, the Company entered into a loan agreement with a third party vendor to provide a line of credit of approximately $26,800,000 (RMB 180,000,000) to the vendor through December 31, 2019. The loan charged the vendor an interest fee at an interest rate of 7% per annum.

As of December 31, 2018 and March 31, 2019, the loan balance due from the vendor amounted $nil and $5,959,564, respectively.

Since April 1, 2019 to the date of this report, the Company further disbursed loans of RMB 110 million (equivalent of $16.3 million) to the vendor.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.	OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31, 2018	March 31, 2019

Prepaid expenses	$192,661	$240,243
VAT recoverable	207,545	84,185
Deposit	32,104	32,897
Other current assets	78,495	100,443
Less: allowance for doubtful accounts	(99,098)	(110,204)
Other current assets	$411,707	$347,564

Movement of allowance for doubtful accounts was as follows:

	December 31, 2018	March 31, 2019

Balance at beginning of the year/period	$34,523	$99,098
Charge to expenses	69,057	8,612
Foreign exchange (gain) loss	(4,482)	2,494
Balance at end of the year/period	$99,098	$110,204

Allowance for other current assets

Allowances are recorded when collection of amounts due are in doubt. Delinquent prepayments are written-off after management has determined that the collection is not probable and known bad debts are written off against the allowances when identified. As of December 31, 2018 and March 31, 2019, the Company accrued allowance of $99,098 and $110,204 for certain deposits and other current assets.

9. PROPERTY AND EQUIPEMENT, NET

Property and equipment, net consist of the following:

	December 31, 2018	March 31, 2019

Electronic equipment	$1,864,683	$1,919,231
Vehicles	388,246	397,830
Office equipment	78,408	80,334
Leasehold improvements	444,901	455,885
Construction in progress	-	34,896
Less: Accumulated depreciation	(1,945,845)	(2,120,555)
Property and equipment, net	$830,393	$767,631

Depreciation expenses totaled $125,984 and $199,101 for the three months ended March 31, 2019 and 2018, respectively.

During the three months ended March 31, 2018, the Company disposed of office equipment and electronic equipment aggregating $36,302, the Company generated a gain of $54 from the disposal. For the three months ended March 31, 2019, the Company did not dispose of any property and equipment.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	December 31, 2018	March 31, 2019

Software	$939,976	$971,529
Less: Accumulated amortization	(880,840)	(911,580)
Intangible assets, net	$59,136	$59,949

Amortization expenses totaled $8,947 and $43,309 for the three months ended March 31, 2019 and 2018, respectively.

The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the three months ended March 31, 2019 and 2018, no impairment of long-lived assets was recognized.

11.	ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31, 2018	March 31, 2019

Due to vendors	$556	$10,327
Accrued payroll	1,019,090	576,389
Other tax payable	774,577	193,272
Accrued incentive expenses	324,042	336,489
Accrued bank charges	-	228,443
Other current liabilities	258,571	141,772
Accrued expenses and other liabilities	$2,376,836	$1,486,692

Due to vendors

The balance due to vendors represented the amount payable to vendors for operation purpose.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. ACCRUED EXPENSES AND OTHER LIABILITIES (CONTINUED)

Other tax payable

Other tax payables consist of the following:

	December 31, 2018	March 31, 2019

Value added tax payable	$725,278	$156,236
Local tax payable	49,299	37,036
Other tax payable	$774,577	$193,272

12.	INCOME TAXES

The Company’s effective tax rates were 24.84% and 26.14% for the three months ended March 31, 2019 and 2018, respectively.

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Xiaotai Investment Hong Kong Limited is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Xiaotai HK is exempted from income tax on its foreign-derived income and there is no withholding taxed in Hong Kong on remittance of dividends.

PRC

Ruiran, Xiaotai Technology and Yingran are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%. Entities qualifying as High and New Technology Enterprises enjoy a preferential tax rate of 15%. Xiaotai Technology received the preferential tax treatments from the year ended December 31, 2018. As of December 31, 2018, income tax returns for the tax years ended December 31, 2012 through December 31, 2017 remain open for statutory examination by PRC tax authorities.

Significant components of the provision for income taxes are as follows:

	For the Three Months Ended March 31,
	2019	2018

Current income tax expenses	$1,338,058	$1,306,311
Deferred income tax benefit	(86,801)	(73,028)
Income tax expenses	$1,251,257	$1,233,283

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.	INCOME TAXES (CONTINUED)

Deferred tax assets/(liabilities), net that are attributed to the continuing operations in the PRC are consist of:

	December 31, 2018	March 31, 2019

Allowance for doubtful accounts	$76,676	$165,843
Deferred tax assets	$76,676	$165,843

As of December 31, 2018 and March 31, 2019, the Company had no net operating loss carryforwards. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. As of December 31, 2018 and March 31, 2019, the Company did not accrue valuation allowance against the deferred tax assets based upon management’s assessment as to their realization.

The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2018 and March 31, 2019, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS AND BALANCES

1)	Nature of relationships with related parties

Name	Relationship with the Company
Zhejiang Fengtai Technology Co., Ltd. (“Zhejiang Fengtai”)	Suchun Wu, the 12% shareholder and COO of the Company, acted as the executive director of Zhejiang Fengtai before June 20, 2016 and Xiaoliang Fang, the director of the Company, acts as a senior management of Zhejiang Fengtai for a period from October 13, 2017 to July 9, 2018.
Zhejiang Xiaotai E-commerce Co., Ltd. (“Xiaotai E-Commerce”)	Under common control of Shanghai Tairan
Zhejiang Tailian Technology Co., Ltd. (“Tailian”)	Baofeng pan, 50.6% shareholder of Shanghai Tairan, acted as the legal representative of Tailian
Baofeng Pan	50.6% shareholder of Shanghai Tairan
Hui Zhang	49.4% shareholder of Shanghai Tairan
Suchun Wu	Shareholder and Chief Operational Officer of the Company
Jie Li	Suchun Wu’s immediate family
Haotian Wu	Legal representative, executive director and general manager of the Company
Kaiwen Duan	Director of Operating Department
Yinhai Fu	Chief Technology Officer
Mei Wang	Director of Human Resource Department
Xiaoliang Fang	Director of Marketing Department
Lifeng Jia	Manager of Data Analysis Department
Wei Shen	Manager of Product Center

2)	Transactions with related parties

Due to the change of senior management, Zhejiang Fengtai was a related party of the Company before July 9, 2018. During the three months ended March 31, 2018, Zhejiang Fengtai borrowed loans from the Company’s platform, and in return the Company earned management fees of $174,745 from the related party.

On December 31, 2017, the Company and Xiaotai E-commerce entered into an agreement for the sale of marketplace service for merchant products. The Company was entitled to receive $762,546 for the transfer of assets and obliged to pay $1,467,818 for the transfer of liabilities, aggregating a net cash outflow of $705,272. During the three months ended March 31, 2018, the Company settled the transactions by paying a net consideration of $693,664.

During the year ended December 31, 2018, the Company disbursed loans aggregating $22,759,952 to Xiaotai E-commerce.  On March 1, 2019, the Company entered into a supplementary agreement with the Xiaotai E-commerce regarding the repayment. Pursuant to the agreement, the loan is repayable in four installments on each 20th day from March to June 2019, with a per annum interest rate of 7% charged on the loan receivable since January 1, 2019. As the amount of interest income cannot be reliably measured as of December 31, 2018, the Company did not recognize interest income for the year ended December 31, 2018. The loan was fully repaid during March 20, 2019 through April 10, 2019 and was not charged of interest expenses. During the three months ended March 31, 2019 and 2018, the Company did not disburse loans to Xiaotai E-commerce.

In addition, the Company purchased promotional gifts of $952,483 and $nil from Xiaotai E-commerce for the three months ended March 31, 2019 and 2018.  The promotional gifts were comprised of gift cards which will allow the card holders to redeem merchandise products on the marketplace of Xiaotai E-commerce. These products are used as incentives to attract investors to invest on the Company’s online platform, and the Company will obtain increased borrower base and earned increased facilitation fees from cooperative partners and management fees from borrowers. The Company records an incentive expenses when disbursed gifts to the investors.

In February 2019, the Company provided a line of credit of approximately $1,480,000 (RMB 10,000,000) to the Tailian through December 31, 2019. The loan was charged an interest rate of 7% per annum. During the three months ended March 31, 2019, the Company disbursed loans of $296,362 to Tailian. Tailian repaid the loan during the three months ended March 31, 2019. In May 2019, the Company disbursed additional loans of $296,362 to Tailian. Tailian repaid the loan in May 2019.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

3)	Balances with related parties

a.	Due from related parties

As of December 31, 2018 and March 31, 2019, the balance due from related parties were as follows:

	December 31, 2018	March 31, 2019

Xiaotai E-Commerce (i)	$21,895,259	$10,448,557

i.	As of December 31, 2018 and March 31, 2019, the balance due from Xiaotai E-commerce represented the loan disbursement to Xiaotai E-Commerce. The loan was fully repaid during March 20, 2019 through April 10, 2019.

b.	Due to related parties

As of December 31, 2018 and March 31, 2019, the balance due to related parties were as follows:

	December 31, 2018	March 31, 2019

Xiaotai E-Commerce (i)	$279,161	$346,193
Baofeng Pan	58,160	-
	$337,321	$346,193

i.

As of December 31, 2018 and March 31, 2019, the balance due from Xiaotai E-commerce represented the operating expenses paid by the related party on behalf of the Company. The balance was unsecured and was repayable on demand.

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15.	EQUITY

Capital contribution

During the year ended December 31, 2018 and March 31, 2019, the Company’s shareholders made additional capital contribution of $20,000 and $nil to the Company.  On April 5, 2019, the Company’s shareholders made additional capital contribution of $34,930 to the Company.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary or VIE. Relevant PRC statutory laws and regulations permit payments of dividends by WFOE, Xiaotai Technology and Yingran only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of WFOE, Xiaotai Technology and Yingran. The Company is required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

During the three months ended March 31, 2019, the Company generated profit and had retained earnings as of March 31, 2019. The Company accrued statutory reserve funds of $380,795, which is 10% of the after-tax profits generated during the three months ended March 31, 2019.

During the three months ended March 31, 2018, the Company generated profit and had retained earnings as of March 31, 2018. The Company accrued statutory reserve funds of $348,426, which is 10% of the after-tax profits generated during the three months ended March 31, 2018.

As of December 31, 2018 and March 31, 2019, the Company had statutory reserve of $1,124,285 and $1,505,080 respectively.

16.	CONCENTRATION RISK

Since the inception through March 31, 2019, the Company facilitates loans primarily for individual borrowers through the internet lending information intermediary platform. For the three months ended March 31, 2019 and 2018, the Company does not believe it has significant risks regarding borrower concentrations or investor concentrations.

However the Company facilitated loans through some cooperation partners, through whom we are referred potential borrowers, and receive transaction fee based on the value of loans which are successfully facilitated through our platforms to borrowers they referred. As of December 31, 2018 and March 31, 2019, accounts receivable due from some partners and Zhejiang Fengtai, one related party of the Company before July 9, 2018, as a percentage of consolidated accounts receivable were over 10%. The details are as follows:

	December 31, 2018	March 31, 2019

Partner A	32%	35%
Partner B	31%	31%
Partner C	23%	19%
Partner D	6%	11%

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17.	COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Lease commitment

During the year ended December 31, 2017, the Company entered into three lease agreements with one lessor. The lease term of the three lease agreements expire in January 2020. During the year ended December 31, 2018, the Company entered into one lease agreement with another lessor, the lease term of the lease agreement expires in May 2020. Future minimum lease payment under non-cancelable operating leases are as follows:

Twelve months ending March 31,	Minimum lease payments
2020	$251,353
2021	11,768
Total	$263,121

Rent expense for the three months ended March 31, 2019 and 2018 was $75,463 and $75,002, respectively.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

18.	SUBSEQUENT EVENT

1)	Increase of paid-in capital in Xiaotai Technology

On May 1, 2019, the Board of Xiaotai Technology approved an increase in paid-in capital of RMB 300 million (equivalent of $44.7 million) to the VIE, which would be paid proportionately by existing shareholders of the VIE. Upon the board resolution, the Company had registered capital of RMB 387.1 million (equivalent of $60.0 million) to be funded by its shareholders. On May 15, 2019, the shareholders paid up all outstanding registered capital of RMB 387.1 million (equivalent of $60.0 million).

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

19.	UNAUDITED INTERIM CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the loss of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2018 and March 31, 2019.

PARENT COMPANY BALANCE SHEETS

	December 31, 2018	March 31, 2019

ASSETS
Investment in subsidiaries	$27,317,486	$31,798,889
Total Assets	$27,317,486	$31,798,889

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total Liabilities	-	-

Commitments and Contingencies

Shareholders’ Equity
Ordinary shares (par value $0.0001 per share; 500,000,000 shares authorized; 100,000 shares issued and outstanding)	10	10
Additional paid-in capital	17,200,819	17,200,819
Statutory reserve	1,124,285	1,505,080
Retained earnings	9,711,153	13,116,837
Accumulated other comprehensive (loss) income	(718,781)	(23,857)
Total Shareholders’ Equity	27,317,486	31,798,889
Total Liabilities and Shareholders’ Equity	$27,317,486	$31,798,889

XIAOTAI INTERNATIONAL INVESTMENT INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

19.	UNAUDITED INTERIM CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended March 31,
	2019	2018

Share of income of subsidiaries	$3,786,479	$3,484,261
Net Income	3,786,479	3,484,261

Other comprehensive (loss) income
Foreign currency translation adjustments, net of tax	694,924	(2,037,439)

Comprehensive Income	$4,481,403	$1,446,822

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2019	2018

Cash Flows from Operating Activities:
Net income	$3,786,479	$3,484,261
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income of subsidiaries	(3,786,479)	$(3,484,261)
Net Cash Provided by Operating Activities	-	-

Net increase in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$-	$-

PRELIMINARY COPY

SPECIAL
MEETING OF
STOCKHOLDERS
OF

iFRESH INC.

__________, 2019

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAIFMK 1, 2, 3 4, 5 AND 6.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE
ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK
INK AS SHOWN HERE

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting of the stockholders of iFresh Inc. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4, and 5. The Acquisition, the Spin-off, the Name Change, the Reverse Split, the Election of Directors, and the Capital Increase proposals are conditioned upon the adoption of each other.

1. APPROVAL OF THE REVERSE SPLIT	2. APPROVAL OF THE ACQUISITION

FOR ☐ AGAINST ☐ ABSTAIN ☐	FOR ☐ AGAINST ☐ ABSTAIN ☐

3. APPROVAL OF THE NAME CHANGE	4. APPROVAL OF CAPITAL INCREASE

FOR ☐ AGAINST ☐ ABSTAIN ☐	FOR ☐ AGAINST ☐ ABSTAIN ☐

5. APPROVAL OF ELECTION OF DIRECTORS	6. APPROVAL OF THE ADJOURNMENT

FOR ☐ AGAINST ☐ ABSTAIN ☐	FOR ☐ AGAINST ☐ ABSTAIN ☐

Proxy for Special Meeting of Stockholders
on ____, 2019 Solicited on Behalf of

the Board of Directors of

iFresh Inc.

The undersigned hereby appoints Long Yi, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the special meeting of stockholders of iFresh Inc. to be held on [   ], 2019, at the offices of Hunter Taubman Fischer &Li, LLC, 1450 Broadway, 26th Floor, New York, NY 10018.

To change the address on your account, please check the box at right and indicate your new address in the address space on this Proxy Card. Please note that changes to the registered name(s) on the account may not be submitted via this method.	Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature	Date	Signature (Joint Owners)	Date

Annex A

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of June 7, 2019 by and among (i) iFresh Inc., a corporation incorporated in the State of Delaware (the “Purchaser” or “iFresh”), (ii) Long Deng (the “Purchaser Representative”), (iii) Xiaotai International Investment Inc., a Cayman Islands Company (the “Company”) and (iv) each of the shareholders of the Company named on Annex I hereto (collectively, the “Sellers”). The Purchaser, the Company and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms, unless otherwise defined, shall have the meanings ascribed to such terms in Article XII hereof.

RECITALS:

WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares and other equity interests in or of the Company;

WHEREAS, the Company is a holding company for Xiaotai Investment Hong Kong Limited, a Hong Kong registered company (“HK Holdings”), which in turn owns 100% of the issued and outstanding equity interests in Hangzhou Ruiran Technology Co. Ltd., a Wholly Foreign-Owned Enterprise registered in Shanghai, China (“WFOE”), which in turn controls Hangzhou Yingran Technology Co., Ltd. (“Yingran Hangzhou”), a company registered in Hangzhou, China and Zhejiang Xiaotai Technology Co. Ltd,. (“Xiaotai Zhejiang”) a company registered in Hangzhou, China;

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares and any other equity interests in or of the Company in exchange for newly issued shares of common stock, par value $0.001, of the Purchaser (“Purchaser Shares”), subject to the terms and conditions set forth herein.

WHEREAS, the Purchaser and Go Fresh 365 Inc, a corporation organized under the laws of Florida (the “Spin-off Acquiror”) have entered into a Securities Purchase Agreement, (the “Spin-Off Agreement”) on the same date of this Agreement, pursuant to which the Purchaser has agreed to sell all of the issued and outstanding shares in the Purchaser Subsidiaries (as defined below) and all remaining assets and liabilities of the Purchaser owned immediately prior to the Closing (collectively, the “Purchaser Assets”) to the Spin-off Acquiror (the “Spin-Off Transaction”), on the Closing Date immediately following the Closing;

WHEREAS, On December 23, 2016, NYM Holding, Inc. (“NYM”), a wholly owned subsidiary of iFresh, as borrower, entered into a $25 million senior secured Credit Agreement, as amended (the “Credit Agreement”) and other transaction documents (collectively “Loan Documents”) with Key Bank National Association (“Key Bank”). The Credit Agreement provides for (1) a revolving credit of $5,000,000 for making advance and issuance of letter of credit, (2) $15,000,000 of effective date term loan and (3) $5,000,000 of delayed draw term loan. The interest rate is equal to (1) Key Bank’s “prime rate” plus 0.95%, or (b) the Adjusted LIBOR rate plus 1.95%. Both the termination date of the revolving credit and the maturity date of the term loans are December 23, 2021. Pursuant to certain Joinder Agreement (“iFresh Joinder Agreement”), dated February 27, 2017, by iFresh in favor of Key Bank, iFresh became a party to the guaranty (“Guaranty”) pursuant to which iFresh and NYM’s subsidiaries and certain affiliates (“Guarantors”) agreed to jointly and severally unconditionally guaranty the prompt payment and performance of the Obligations of the Company; NYM, iFresh and the Guarantors are sometimes referred to herein as collectively, the “Loan Parties”.

WHEREAS, Pursuant to Section 6.9(e) of the Credit Agreement, iFresh may not create or acquire any direct subsidiary without the prior written consent of the Lender. The Loan Parties have requested that the Lender provide its prior written consent to iFresh acquiring the Company as a new direct subsidiary;

WHEREAS, on May 20, 2019, the Loan Parties and Key Bank entered into a Forbearance Agreement pursuant to which Key Bank agreed to give conditional limited consent to the Spin-Off upon satisfaction of certain condition as set forth in the Forbearance Agreement simultaneously at consummation of the Spin-Off and limited consent to the transaction contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE SHARE EXCHANGE

1.1 Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the issued and outstanding shares (being 100,000 ordinary shares of US$ 0.0001 par value each) of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

1.2 Consideration. At the Closing and subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Purchaser shall issue and deliver to the Sellers an aggregate of 254,813,383 Purchaser Shares (the “Exchange Shares”). Each Seller shall receive its pro rata share of the Exchange Shares based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers (such Seller’s “Pro Rata Share”).

1.3 Company Shareholder Consent. Each Seller, as a shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Charter, any other agreement in respect of the Company to which any Seller is a party and all applicable Laws.

ARTICLE II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hunter Taubman Fischer & Li LLC, 1450 Broadway, 26th Floor, New York, NY 10018, on the third (3rd) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the disclosure schedules delivered by the Purchaser to the Company and the Sellers on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or in the SEC Reports, each of the Purchaser, the Purchaser’s direct and indirect Subsidiaries and any variable interest entities of the Purchaser (a “V.I.E.,” and each of the foregoing, together with any VIE, a “Purchaser Subsidiary” and collectively, the “Purchaser Subsidiaries”) and the Purchaser Representative, on a joint and several basis, represents and warrants to the Company and the Sellers, as follows:

3.1 Due Organization and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Purchaser Subsidiary is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser and the Purchaser Subsidiaries (each, a “Purchase Entity” and collectively, the “Purchaser Entities”) is duly qualified or licensed and in good standing to conduct business in each jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on the Purchaser. Schedule 3.1 lists all jurisdictions in which each Purchaser Entity is organized and qualified to conduct business and all names other than its legal name under which any Purchaser Entity does business, unless otherwise disclosed in the Purchaser’s SEC Reports. The Purchaser has made available to the Company and the Sellers accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Purchaser Entity is in material violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Purchaser’s obligations, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Purchaser and each Purchaser Subsidiary, enforceable against the Purchaser and each Purchaser Subsidiary in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of any Purchaser Entity is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser Entity of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser Entity of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction where the Purchaser Entity is qualified or authorized to conduct business as a foreign corporation in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement, (c) any filings required with NASDAQ with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser as a whole or any Purchaser Entity.

3.4 Non-Contravention. The execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party or otherwise bound, the consummation by any Purchaser Entity of the transactions contemplated hereby and thereby, and compliance by any Purchaser Entity with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Purchaser Entity’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Purchaser Entity or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Purchaser Entity under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Purchaser Entity under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract to which any Purchaser Entity is a party or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) The Purchaser is authorized to issue (i) 100,000,000 Purchaser Shares and (ii) 10,000,000 preferred shares, par value $0.0001 per share. The issued and outstanding Purchaser Shares as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding Purchaser Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Purchaser Charter or any Contract to which the Purchaser is a party or by which it or its securities are bound. The Purchaser holds no shares or other equity interests in or of the Purchaser in its treasury. None of the outstanding Purchaser Shares has been issued in violation of any applicable securities Laws.

(b) Except as set forth in the SEC Reports, the Purchaser does not have any Subsidiaries, control any V.I.E. or own any equity interests in any other Person. All of the outstanding equity securities of each Subsidiary of the Purchaser are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by the Purchaser or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents, which are set forth in Schedule 3.5(b) or disclosed in the Purchaser’s SEC Reports.).There are no Contracts to which the Purchaser or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Purchaser other than the Organizational Documents of any such Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Purchaser Subsidiary. No Purchaser Subsidiary has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except as set forth in the SEC Reports, the Purchaser does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of any Person. None of the Purchaser or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding material contractual obligations of the Purchaser or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than loans to customers in the ordinary course of business).

(c) Except as set forth in the SEC Reports, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to the issued or unissued shares of the Purchaser or any Purchaser Subsidiary, or (B) obligating the Purchaser or any Purchaser Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser or any Purchaser Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in the SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d) Except as set forth in Schedule 3.5(d), all Indebtedness of the Purchaser (including each Purchaser Subsidiary) is disclosed in the SEC Reports. No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or any Purchaser Subsidiary or (iii) the ability of the Purchaser or any Purchaser Subsidiary to grant any Lien on its properties or assets.

(e) Except as contemplated by this Agreement or disclosed in the SEC Reports, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since January 1, 2017, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s Annual Reports on Form 10-K for each fiscal year of the Purchaser beginning with the year ended March 31, 2017, (ii) the Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above and Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2018, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Purchaser, as of the date of this Agreement, is not aware of any filed SEC Report to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Shares are listed on NASDAQ, (B) the Purchaser has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of the Purchaser Shares, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Purchaser Shares on NASDAQ and (D) the Purchaser Shares are in compliance with all of the applicable listing and corporate governance rules of NASDAQ.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since January 1, 2017 in the ordinary course of business.

3.7 Absence of Certain Changes. The Purchaser or each Purchaser Subsidiary has since January 1, 2017, (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.3 if such action were taken on or after the date hereof without the consent of the Company and the Sellers.

3.8 Compliance with Laws. The Purchaser or each Purchaser Subsidiary is, and has since its respective date of formation been, in compliance with all Laws applicable to it by which it or any of its properties, assets, employees, business or operations are or were bound or affected except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser or any Purchaser Subsidiary, and the Purchaser or each Purchaser Subsidiary has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser or any Purchaser Subsidiary.

3.9 Actions; Orders; Permits. Except as set forth in the SEC Reports, there is no (a) Action of any nature pending or, to the Purchaser’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority, in either case of (a) or (b) by or against the Purchaser or any Purchaser Subsidiary, its current or former directors, officers or equity holders, which would reasonably be expected to have a Material Adverse Effect on the Purchaser or Purchaser Subsidiaries. None of the current or former officers, senior management or directors of the Purchaser or any Purchaser Subsidiary have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. The Purchaser or each Purchaser Subsidiary holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser or any Purchaser Subsidiary.

3.10 Taxes and Returns.

(a) The Purchaser or each Purchaser Subsidiary has or will have timely filed, or caused to be timely filed, all Tax Returns by it, which Tax Returns are true, accurate, correct and complete, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser or any Purchaser Subsidiary files or is required to file a Tax Return. Each Purchaser Entity has complied in all material respects with all applicable Laws relating to Tax. There is no current pending or, to the Knowledge of a Purchaser Entity, threatened Action against such Purchaser Entity by a Governmental Authority in a jurisdiction where the Purchaser Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no audits, examinations, investigations or other proceedings pending, or to the Knowledge of the Purchaser, threatened Action, against any Purchaser Entity in respect of any Tax, and each Purchaser Entity has not been notified in writing of any proposed Tax claims or assessments against the Purchaser Entity (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser Entity’s assets, other than Permitted Liens. Each Purchaser Entity has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due. Each Purchaser Entity has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Purchaser Entity for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since January 1, 2017, each Purchaser Entity has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) No Purchaser Entity has any Liability for the Taxes of another Person (other than another Purchaser Entity) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. No Purchaser Entity is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser or any Purchaser Subsidiary with respect to any period following the Closing Date.

(d) No Purchaser Entity has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

3.11 Employees and Employee Benefit Plans. Except as set forth in the SEC Reports, no Purchaser Entity maintains, or has any liability under, any employee benefit plans.

3.12  Properties. Except as set forth in the SEC Reports, the Purchaser or each other Purchaser Entity does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Except as set forth in the SEC Reports, each Purchaser Entity does not own or lease any material real property or Personal Property.

Each Purchaser Entity has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the Interim Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the Purchaser Entities constitute all of the assets, rights and properties that are used in the operation of the businesses of the Purchaser Entities as it is now conducted and presently proposed to be conducted or that are used or held by the Purchaser Entities for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Purchaser Entities as currently conducted and as presently proposed to be conducted.

3.13  Material Contracts.

(a) Except as set forth in the SEC Reports, other than this Agreement or the Ancillary Documents, there are no Contracts to which the Purchaser or any other Purchaser Entity is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by any Purchaser Entity on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of any Purchaser Entity as its business as is currently conducted, any acquisition of material property by the Purchaser Entity, or restricts in any material respect the ability of any Purchaser Entity from engaging in business as currently conducted by it or from competing with any other Person, or (iv) is otherwise material to any Purchaser Entity and not described in clauses (i) through (iii) above (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the respective Purchaser Entity and, to the Knowledge of the Purchaser Entity, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) each Purchaser Entity is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the respective Purchaser Entity, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the respective Purchaser Entity under any Purchaser Material Contract; (v) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will affect the validity or enforceability of any Purchaser Material Contract; (vi) No Purchaser Entity has received written notice of an intention by any party to any such Purchaser Material Contract that provides for a continuing obligation by any party thereto to terminate such Purchaser Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not materially adversely affect any Purchaser Entity; and (vii) no Purchaser Entity has waived any rights under any such Purchaser Material Contract.

3.14 Transactions with Affiliates. The SEC Reports set forth the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser or any other Purchaser Entity and any (a) present or former director, officer or employee or Affiliate of any Purchaser Entity, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than five percent (5%) of the outstanding Purchaser Shares as of the date hereof. Except as set forth in the SEC Reports, no Purchaser Entity nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Purchaser Entity or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since January 1, 2015 has been, a party to any transaction with a Purchaser Entity,

3.15  Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16  Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, any Purchaser Subsidiary, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17 Ownership of Exchange Shares. All Exchange Shares issued and delivered in accordance with Article I to the Sellers shall be, upon issuance and delivery of such Exchange Shares, duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, and any Liens incurred by Sellers, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.18 Certain Business Practices.

(a) Neither the Purchaser, nor any Purchaser Subsidiary, nor, to the Knowledge of the Purchaser, any of their Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since January 1, 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or any Purchaser Subsidiary or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser (including all Purchaser Subsidiaries) are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser or any Purchaser Subsidiary with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any Purchase Subsidiary or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or any Purchase Subsidiary, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser or each Purchaser Subsidiary has not, directly or, to the Knowledge of the Purchaser, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.19   Intentionally Left Blank

3.20 Purchaser Assets and Liabilities. Immediately following the closing of the Spin-Off Transaction, the Purchase shall have no assets or liabilities owned immediately prior to the Closing.

3.21 Disclosure. No representations or warranties by the Purchaser (including the Purchaser Subsidiaries) in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, and none of the information supplied or to be supplied by the Purchaser (including any Purchaser Subsidiary) in connection with the transactions contemplated by this Agreement (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

3.22 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in Article IV and Article V (including the related portions of the Company Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Company or the Sellers); and (b) none of the Company, the Sellers or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers or this Agreement, except as expressly set forth in Article IV and Article V (including the related portions of the Company Disclosure Schedules and Supplemental Disclosure Schedules provided by the Company or the Sellers).

3.23 No Disagreement with Accountants. The Purchaser does not have any disagreements with their accountants on any matters related to the Purchaser Financials.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the Company and the Target Companies, on a joint and several basis, represents and warrants to the Purchaser, as follows:

4.1 Due Organization and Good Standing. The Company is a business company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 lists all jurisdictions in which any Target Company is organized and qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in material violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and the Company’s shareholders to the extent required by the Company’s Organizational Documents, the Cayman Companies Act, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) The Company is authorized to issue 500,000,000 Company Ordinary Shares, 100,000 of which shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, the Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding shares and other equity interests in or of the Company, with each Seller owning the shares and any other equity interests in the Company set forth on Schedule 4.3(a), all of which shares and other equity interests are owned free and clear of any Liens. The Purchased Shares to be delivered by the Sellers to the Purchaser at the Closing constitute all of the issued and outstanding shares and other equity interests in or of the Company. All of the outstanding shares and other equity interests in or of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests in or of the Company in its treasury. None of the outstanding shares or other equity interests in or of the Company were issued in violation of any applicable securities Laws.

(b) There are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests in or of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s shares or other equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests in or of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) The Company has not declared or paid any distribution or dividend in respect of its shares or other equity interests and has not repurchased, redeemed or otherwise acquired any shares or other equity interests in or of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries.

(a) Schedule 4.4(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization and (b) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or V.I.E. Agreement). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents, V.I.E. Agreements or otherwise disclosed in Disclosure Schedule of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company except for V.I.E. Agreements of such Subsidiary or otherwise disclosed in Disclose Schedule. Except for V.I.E. Agreements, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except for V.I.E. Agreements of the Subsidiary, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. The Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding material contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than loans to customers in the ordinary course of business).

(b) WFOE controls Yingran Hangzhou and Xiaotai Zhejiang via the following agreements each dated September 20, 2018 (the “V.I.E. Agreements” and each, a “V.I.E. Agreement”): Consulting Services Agreement, Operating Agreement, Call Option Agreement, Voting Rights Proxy Agreement and Equity Pledge Agreement. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of the Xiaotai Zhejiang.

4.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as contemplated by this Agreement and (b) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

4.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Company Material Contract, except for any deviations from any of the foregoing clauses that would not reasonably be expected to have a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2018 and 2017, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the financial position of the Target Companies as of the respective dates thereof and the results of the operations and cash flows of the Target Companies for the periods indicated.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with the Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries. Since January 1, 2017, neither Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) All material Indebtedness of the Target Companies is disclosed in the financial statements and related notes previously delivered to the Purchaser. No material Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e) No Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(f) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

4.8 Absence of Certain Changes. Since the Interim Balance Sheet Date, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) if such action were taken on or after the date hereof without the consent of the Purchaser other than such action as contemplated by this Agreement.

4.9 Compliance with Laws. No Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except for such conflict, noncompliance, default or violation which would not reasonably be expected to have a Material Adverse Effect on the Company.

4.10  Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.. No Target Company is in violation in any material respect of the terms of any Company Permit.

4.11  Litigation. There is no (a) material Action of any nature pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority since January 1, 2017, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders, which would reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2017, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by a Target Company on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of a Target Company as its business as is currently conducted (each contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests in or of another Person;

(vi)  relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of more than $250,000 in the aggregate;

(viii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(ix) is between any Target Company and any Top Customer or Top Supplier (other than in the ordinary course of business);

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $ (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations or in the ordinary course of business);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software Agreements; or

(xv) is otherwise material to any Target Company and not described in clauses (i) through (xiv) above.

(b) With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will affect the validity or enforceability of any Company Material Contract in any material respect ; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default in any material respect by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party in any material respect, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not materially adversely affect any Target Company; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all Patents, Trademarks, Internet Assets and Copyrights owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year (collectively, “Off-the-Shelf Software Agreements”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. For each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder, except that any breach or default would not reasonably be expected to have a Material Adverse Effect on the Company. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder, except that any breach or default would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) No Action is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Target Companies in any material respect. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company, except for any violation that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has provided the Purchaser with true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not materially violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or IP Licenses described in the previous sentence to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.  Schedule 4.14(a) sets forth each jurisdiction in which each Target Company files or is required to file a Tax Return. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company or its Subsidiaries with respect to any period following the Closing Date.

(i) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “Leased Premises”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16  Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements and lease guarantees related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use in the business of the Target Companies. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17  Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the Interim Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies , and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

4.18 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services to a Target Company. No current officer or key employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) The Target Companies have paid in full to all employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and there are no severance payments which are or could become payable by a Target Company to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Each such employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company or its Subsidiaries (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been provided to the Purchaser by the Company.

(d) There are no independent contractors (including consultants) currently engaged by any Target Company,

4.19  Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any “employee benefit plan” (as defined in Section 3(3) of ERISA).

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plans and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of any and all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions and premiums required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) The present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to any Target Company, the Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

4.20  Transactions with Related Persons. Except as set forth in the financial statements and related notes previously delivered to the Purchaser, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since January 1, 2017 has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice), any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth in the financial statements and related notes previously delivered to the Purchaser, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company.

4.21  Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.22  Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed and represent valid obligations to a Target Company. None of the Accounts Receivable are, to the Knowledge of the Company, subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.23 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.24  Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.25  Finders and Investment Bankers. No Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.26  Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and the Purchaser Subsidiaries set forth in Article III (including the related portions of the Purchaser Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Purchaser); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article III (including the related portions of the Purchaser Disclosure Schedules and Supplemental Disclosure Schedules provided by the Purchaser).

4.27 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.28 Disclosure. No representations or warranties by the Company in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

4.29 SAFE Registrations. The Company that is incorporated outside of the PRC has taken, or is in the process of taking, all reasonable steps to comply with, and to ensure compliance by each of its equity holders that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the relevant PRC government agencies (including the Ministry of Commerce, the National Development and Reform Commission and the State Administration of Foreign Exchange) relating to overseas investment by PRC residents and citizens or overseas listing by offshore special purpose vehicles controlled directly or indirectly by PRC companies and individuals, such as the Company (the “PRC Overseas Investment Regulations”), including requesting each equity holder that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment Regulations.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules or in the schedules delivered by the Sellers to the Purchaser on the date hereof, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

5.1 Due Organization and Good Standing. Each Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. Each Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Seller is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Ownership. Sellers own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens, with each Seller owning the Purchased Shares set forth on Annex I. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which a Seller is a party or by which a Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to the Purchaser on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by the Purchaser), will pass to the Purchaser.

5.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by a Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Sellers.

5.5 Non-Contravention. The execution and delivery by each Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound, and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by each Seller with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Seller’s Organizational Documents, if any, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.4 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract to which a Seller is a party or a Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses that would not reasonably be expected to have a Material Adverse Effect on the Sellers.

5.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving any Seller, if not an individual person, or any of its officers, directors, managers, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is a party.

5.7 Investment Representations. Each Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement; (d) is aware that an investment in the Purchaser is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that the Purchaser is under no obligation hereunder to register the Exchange Shares under the Securities Act. No Seller has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), each Seller is capable of evaluating the risks and merits of an investment in the Purchaser and of protecting its interests in connection with this investment. Each Seller has carefully read and understands all materials provided by or on behalf of the Purchaser or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in the Purchaser and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Each Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Each Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by the Purchaser or its Representatives. Each Seller acknowledges and agrees that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Purchaser or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Each Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.8 Finders and Investment Bankers. No Seller, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.9 Independent Investigation. Each Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and the Purchaser Subsidiaries set forth in Article III (including the related portions of the Purchaser Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Purchaser); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article III (including the related portions of the Purchaser Disclosure Schedules and Supplemental Disclosure Schedules provided by the Purchaser).

5.10  Information Supplied. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Seller makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

5.11  Disclosure. No representations or warranties by any Seller in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE VI
COVENANTS

6.1 Access and Information.

(a) The Company shall give, and shall direct its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) The Purchaser shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Purchaser’s or Purchaser Subsidiaries’ Representatives to cooperate with the Company, the Sellers, and their Representatives in their investigation; provided, however, that the Company, the Sellers and their Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

6.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement the Company shall, and shall cause the Target Companies to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers and Top Suppliers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the Target Companies to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), outside the ordinary course of business, in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)    terminate, or waive or assign any material right under any material agreement to which it is a party;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

 6.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, the Purchaser shall, and shall cause the Purchaser Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser, the Purchaser Subsidiaries, and their respective businesses, assets and employees, (iii) settle any and all pending or threatened Actions, lawsuits and/or proceedings involving any Purchaser Entity, its current or former directors, officers or equity holders in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing prior to the Closing Date, and (iv) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers and Top Suppliers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement (including the transaction contemplated by Section 6.20 hereof) during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause the Purchaser Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) except for an aggregate of no more than 3,000,000 shares of Purchaser Stock for Shelf-Takedown, Compensation Issuance and as otherwise which agreed by the Purchaser and the Company in writing or otherwise contemplated herein, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities. “Shelf-Takedown” shall refer to issuances of securities pursuant to the Purchaser’s registration statement on Form S-3 (File Number 333-217473). “Compensation Issuance” shall refer to issuance of securities to officers, directors, employees, advisors and/or consultants;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) terminate, waive or assign any material right under any material agreement to which it is a party;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii) establish any Subsidiary or enter into any new line of business;

(ix) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiii) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization except as set forth in the Proxy Statement;

(xv) except as set forth in Schedule 6.3(b), voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Purchaser Material Contract, or a Purchaser Entity’s Benefit Plan, in existence as of the date of this Agreement;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of the equity securities of the Purchaser;

(xviii)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xix) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus or other payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any of the Purchaser’s or a Purchaser Subsidiary’s Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any of the Purchaser’s or a Purchaser Subsidiary’s Benefit Plans or in the ordinary course of business consistent with past practice;

(xx) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Purchaser’s or a Purchaser Subsidiary’s Registered IP, Licensed IP or other IP, if any, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(xxi) close or materially reduce its or any Purchaser Subsidiary’s activities, or effect any layoff or other personnel reduction or change, at any of their respective facilities;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

6.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present in all material respects the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s certified public accountants may issue.

6.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Shares on NASDAQ.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means with respect to (A) the Company, the Sellers and their respective Affiliates and (B) the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of any Target Companies or the Purchaser (including any Purchaser Subsidiary) or (y) any of the shares or other equity interests or profits of any Target Companies or the Purchaser (including any Purchaser Subsidiary), in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to any Seller, any Target Company, or with respect to the Purchaser, any Purchaser Subsidiary) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company and the Sellers acknowledge and agree that each is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and the Sellers hereby agree that, while any of them are in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than acquire the Exchange Shares in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller, or with respect to the Purchaser, including any Purchaser Subsidiary): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII to not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(c) Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party or its Affiliates having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

6.10  Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11 The Proxy Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of the Purchaser’s shareholders (the “Shareholder Meeting”) seeking the approval of the Purchaser’s shareholders for the transactions contemplated by this Agreement, in accordance with and as required by the Purchaser’s Organizational Documents, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. In the Proxy Statement, the Purchaser shall seek (i) adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, by the holders of Purchaser Shares in accordance with the Purchaser’s Organizational Documents, the DGCL, and the rules and regulations of the SEC and NASDAQ, (ii) adoption and approval of the Spin-Off Agreement and the transactions contemplated thereby in accordance with the Purchaser’s Organizational Documents, the DGCL, and the rules and regulations of the SEC and Nasdaq, (iii) if required to be approved by the Purchaser’s shareholders, adoption and approval of an Amended and Restated Certificate of Incorporation of the Purchaser in form and substance reasonably acceptable to the Purchaser and the Company (the “Amended Charter”) (which Amended Charter, if appropriate as determined by the Purchaser, will be adopted by the Purchaser at the time of the Closing to, among other things, change the name and domicile of the Purchaser effective as of the Closing), (iv) to appoint the members of the board of directors of the Purchaser, and appoint the members of any committees thereof, in each case in accordance with Section 6.16 hereof, and (v) to obtain any and all other approvals necessary or advisable to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents. In connection with the Proxy Statement, the Purchaser will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and NASDAQ (such Proxy Statement and the documents included or referred to therein, together with any supplements, amendments and/or exhibits thereto, the “Proxy Documents”).

(b) Except with respect to the information provided by or on behalf of the Target Companies or the Sellers for inclusion in the Proxy Statement and other Proxy Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and other Proxy Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Purchaser shall cause the Proxy Documents to be disseminated as promptly as practicable to the Purchaser’s equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company and the Sellers shall promptly provide to the Purchaser such information concerning the Sellers, the Target Companies and their respective businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors and employees as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Documents. Subject to compliance by the Company and the Sellers with the immediately preceding sentence with respect to the information provided or to be provided by or on behalf of them for inclusion in the Proxy Documents, the Purchaser shall cause the Proxy Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Proxy Documents (including any amendments or supplements thereto) to the Company such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser and the Company and their respective Representatives shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Documents and promptly correct any information provided by it for use in the Proxy Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Proxy Documents and cause the Proxy Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents. The Purchaser shall provide the Company and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Proxy Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. The Purchaser shall use its reasonable commercial efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit the Company and its Representatives to participate with the Purchaser or its Representatives in any discussions or meetings with the SEC and its staff. The Company and the Sellers shall, and shall cause each of the Target Companies to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Documents, and responding in a timely manner to comments from the SEC. The Purchaser shall call the Shareholder Meeting as promptly as reasonably practicable after the Proxy Statement has “cleared” comments from the SEC.

(c) If at any time prior to the Closing, any information relating to the Purchaser, on the one hand, or the Target Companies or the Sellers, on the other hand, or any of their respective Affiliates, businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors or employees, should be discovered by the Purchaser, on the one hand, or the Target Companies or the Sellers, on the other hand, that should be set forth in an amendment or supplement to the Proxy Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser’s shareholders.

6.12  Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Purchaser providing the draft Signing Filing to the Company on the date of the execution of this Agreement and the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the second (2nd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sellers shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Sellers reviewing, commenting upon and approving such Closing Filing in any event no later than the second (2nd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.13 Confidential Information.

(a) The Company (prior to the Closing) and the Sellers hereby agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use it for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company (prior to the Closing), any Seller or any of the respective Representatives becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it (including each of its Affiliates) shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company with prompt written notice of such requirement so that the Company, a Seller or an Affiliate of any of them may seek a protective order or other remedy or waive compliance with this Section 6.13(b), and (B) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 6.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information in connection with the transactions contemplated by this Agreement or the Ancillary Documents to the extent required by the Federal Securities Laws.

6.14  Litigation Support. Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Purchaser or any Target Company, each of the other Parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party.

6.15  Documents and Information. After the Closing Date, the Purchaser and the Target Companies shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals designated by the Company (the “Seller Directors”). Prior to the Closing, the Parties shall take all necessary action to appoint to five (5) persons designated by the Company to be all the directors on the Post-Closing Purchaser Board ,.

(b) The Parties shall take all action necessary, including causing the Chief Executive Officer of the Purchaser to resign prior to the Closing, so that the Chief Executive Officer of the Purchaser immediately after the Closing will be the Chief Executive Officer of the Company immediately prior to the Closing.

6.17 Supplemental Disclosure Schedules.

(a) During the Interim Period, each of the Company, the Sellers and the Purchaser shall have the right, by providing one or more written supplemental disclosure schedules (“Supplemental Disclosure Schedules”) to the others, to update its disclosure schedules: (a) to reflect changes in the ordinary course of business first existing or occurring after the date of this Agreement, which if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth on such schedules, and (b) which updates do not result from any breach of a covenant made by such disclosing Party or its Affiliates in this Agreement. Other than any updates permitted by the prior sentence, no Supplemental Disclosure Schedule shall affect any of the conditions to the Parties’ respective obligations under the Agreement (including for purposes of determining satisfaction or waiver of the conditions set forth in Article VIII), or any other remedy available to the Parties arising from a representation or warranty that was or would be inaccurate, or a warranty that would be breached, without qualification by the update.

(b) For the purposes of the Company Disclosure Schedules and the Purchaser Disclosure Schedules, any information, item or other disclosure set forth in any part of such disclosure schedules (or, to the extent applicable, any Supplemental Disclosure Schedule) shall be deemed to have been set forth in all other applicable parts of such disclosure schedules (or, to the extent applicable, Supplemental Disclosure Schedules) to the extent that the applicability of such disclosure to such other parts is reasonably apparent on the face of such disclosure. Inclusion of information in any disclosure schedule or Supplemental Disclosure Schedule shall not be construed as an admission by such party that such information is material to the business, properties, financial condition or results of operations of, as applicable, the Company, the Sellers or the Purchaser or their respective Affiliates. Matters reflected in any disclosure schedule or Supplemental Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in such disclosure schedule or Supplemental Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

6.18  Purchaser Policies. During the Interim Period, the Purchaser will consult with the Company, and the Purchaser and the Company will adopt, effective as of the Closing, corporate and operational policies for the Purchaser, the Company and their respective Subsidiaries, including the Target Companies, appropriate for a company publicly traded in the United States with active business and operations in the industries and regions in which the Target Companies operate and contemplate operating as of the Closing. Such policies will include a conflicts of interest policy establishing, among other matters, proper procedures and limitations for related party loans involving the Purchaser or any of its Subsidiaries, including the Target Companies (the “Conflicts of Interest Policy”).

6.19  SOX 404(b) Compliance. From and after the Closing, the Sellers agree to, and cause the Seller Directors to, engage the Purchaser’s audit firm to complete an attestation pursuant to Section 404(b) of SOX and Item 308(b) of Regulation S-K of the Purchaser’s internal control over financial reporting effective no later than December 31, 2019, or such earlier date as is required by SEC rules or other applicable Law, with such audit firm’s attestation report to be included in the Purchaser’s applicable annual report, if required by SEC rules or other applicable Law.

6.20 Spin-Off Transaction. The Purchaser and the Purchasing Representative shall take and cause to be taken all actions necessary so that the Spin-Off Transaction shall be consummated on the Closing Date immediately following the Closing. Upon the closing of the Transaction and the Spin-Off Transaction, neither the Purchaser nor any Target Company shall have any obligations or liabilities, contingent or otherwise, relating to any Purchaser Entity as of the date hereof and immediately prior to the Closing and shall have no affiliation with any Purchaser Subsidiaries.

ARTICLE VII
SURVIVAL

7.1 Survival.

(a) All representations and warranties of the Company and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the second anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.14 (Taxes and Returns), 4.19 (Benefit Plans), 4.20 (Environmental Matters), 4.30 (Information Supplied) and 5.10 (Information Supplied) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, . Additionally, Fraud Claims against the Company or the Sellers shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 7.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Company and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing and continue until fully performed in accordance with their terms.

(b) All representations and warranties of the Purchaser and the Purchaser Representative contained in this Agreement (including, all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the second anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.10 (Taxes and Returns) and (b) the Legal Opinion in Section 8.2(d)(iv) shall survive until sixty (60) days after the expiration of the applicable statute of limitations; and (c) the representations and warranties contained in Sections 3.1 (Due Organization and Good Standing), 3.2 (Authorization; Binding Agreement), 3.5 (Capitalization), 3.16 (Finders and Investment Bankers) and 3.20 (Independent Investigation) shall survive indefinitely. Additionally, Fraud Claims against the Purchaser, any Purchaser Subsidiary or their respective Representatives arising from or out of any pre-closing matters of the Purchaser or any Purchaser Subsidiary shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 7.1(b), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Purchaser and the Purchaser Representative contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.

7.2 Indemnification. After the Closing, the Purchaser Representative shall indemnify and hold harmless the Company and the Sellers, from and against any and all costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Damages”) arising, directly or indirectly, from or in connection with: (a) any breach (or alleged breach) of any representation, warranty or undertaking made by the Purchaser or the Purchaser Representative in this Agreement or any Transaction Document or in any certificate delivered by the Purchaser or the Purchaser Representative pursuant to this Agreement; or (b) any breach (or alleged breach) by the Purchaser or the Purchaser Representative of any covenant or obligation of the Purchaser or the Purchaser Representative in this Agreement or any Transaction Document required to be performed by the Purchaser or the Purchaser Representative on or prior to the Closing Date or by the Purchaser Representative after the Closing Date.

7.3. Tax Matter Indemnification. The Purchaser Representative shall be responsible for, and indemnify, defend and hold the Purchaser after the Closing from and against, any and all Taxes imposed on or with respect to the Purchaser for all periods (or portions thereof) ending on or prior to the Closing Date.

ARTICLE VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The matters described in clauses (i), (ii) and (iii) of Section 6.11(a) that are submitted to the vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement (the “Required Shareholder Vote”).

(b) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made. The Purchaser shall effect a reverse stock split on, or prior to, the Closing Date if required by NASDAQ rules in connection with the listing of the Purchaser on the NASDAQ following the Closing.

(c) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement as set forth in Schedule 8.1(c) shall have each been obtained or made.

(d) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement or the Spin-off Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing or the closing of the Spin-off transaction.

(f) Appointment to the Board. The members of Purchaser’s board of directors shall have been elected or appointed to Purchaser’s board of directors as of the Closing consistent with the requirements of Section 6.16.

(g) Spin-off Transaction. All of the conditions to the obligations of each party to consummate the Spin-off Transaction described in the Spin-off Agreement shall have been satisfied.

(h) Key Bank Consent. Key Bank shall have provided unconditional written consent simultaneously with consummation of the transaction contemplated in this Agreement.

(i) Due Diligence. The Parties shall be satisfied with the information provided in accordance with Schedules described in this agreement by each Party

8.2 Conditions to Obligations of the Company and the Sellers. In addition to the conditions specified in Section 8.1, the obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company and the Sellers) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser (including the Purchaser Subsidiaries) set forth in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser or any Purchase Subsidiary or materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated hereby.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser (including the Subsidiaries of the Purchaser) since the date of this Agreement.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary certifying as to (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence of the Required Shareholder Vote and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser and each Purchaser Subsidiary certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s and each Purchaser Subsidiary’s respective jurisdiction of organization and from each other jurisdiction in which the Purchaser or such Purchaser Subsidiary is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Legal Opinion. The Purchaser shall have delivered to the Company and the Sellers a copy of a duly executed legal opinion addressed to the Company and the Sellers and dated as of the Closing Date from the Purchaser’s legal counsel, Hunter Taubman Fischer & Li LLC, in form and substance reasonable satisfactory to the Company and the Sellers.

(v) Amended and Restated Certificate of Incorporation. The Purchaser shall have delivered to the Company and the Sellers a copy of the Amended Charter of the Purchaser effective as of the Closing that will have been approved by the Company and the Sellers.

(vi) Purchasers’ Stockholders Approval. The transaction contemplated by this Agreement shall have been approved by the Purchaser’s stockholders.

(vii) Stock Certificates. The Sellers shall have received from the Purchaser stock certificates reflecting the ownership of their respective Pro Rata Shares of the Exchange Shares by the Sellers (or their nominees) and payment for fractional interests, if any, to be delivered pursuant to this Agreement.

(viii) Board Resolutions. The Company and the Sellers shall have received duly executed written resolutions of the board of directors of the Purchaser, in the agreed form, approving: (A) the issuance of the Exchange Shares to the Sellers (or their nominees) at Closing; and (B) the appointment of the Seller Directors (designated by the Company prior to the Closing) effective as of the Closing in accordance with Section 6.16.

(ix) Resignations. The Company and the Sellers shall have received duly executed written resignations, effective as of the Closing, of the directors and officers of the Purchaser prior to the Closing in accordance with Section 6.16.

(x) Purchaser Disclosure Schedules. The Company and the Sellers shall have received the Purchaser Disclosure Schedules.

(e) Effectiveness of Certain Ancillary Documents.

(i) Non-Competition Agreements. The Non-Competition and Non-Solicitation Agreements to be entered into by each Seller and the other Subject Parties thereto (as defined therein) in favor of and for the benefit of the Purchaser, the Company and each of the other Covered Parties (as defined therein) (each, a “Non-Competition Agreement”), the form of which is attached as Exhibit A hereto, shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(ii) Lock-Up Agreement. The Lock-Up Agreement to be entered into by and among the Sellers and the Purchaser (the “Lock-Up Agreement”), the form of which is attached as Exhibit B hereto, shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(iii) Resignations. The Sellers shall have received written resignations, effective as of the Closing, of certain of the directors and officers of the Purchaser as requested by the Sellers prior to the Closing in accordance with Section 6.16.

(f) NASDAQ Listed Status. Immediately prior to the Closing, (a) the Exchange Shares shall be approved by NASDAQ for issuance and (b) the Purchaser Shares are listed on NASDAQ Capital Market.

8.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 8.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Sellers set forth in this Agreement and in any certificate delivered by the Company or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company or materially and adversely affects the Company’s or Sellers’ ability to consummate the transactions contemplated hereby.

(b) Agreements and Covenants. The Company and each Seller shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company since the date of this Agreement.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(ii) Seller Certificate. The Purchaser shall have received a certificate from each Seller, dated as of the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 8.3(a) and 8.3(b) with respect to such Seller.

(iii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate from its secretary certifying as to (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iv) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Certified Charter. A copy of the Company Charter, as in effect as of the Closing, certified by the appropriate Governmental Authority of the Cayman Islands as of a date no more than ten (10) Business Days prior to the Closing Date.

(vi) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably satisfactory to the Purchaser (the “Employment Agreements”), between each of the persons set forth Schedule 8.3(d)(vi) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 8.3(d)(vi), each such Employment Agreement duly executed by the parties thereto.

(vii) Legal Opinion. The Purchaser shall have received from the Company a copy of a duly executed legal opinion addressed to the Purchaser and dated as of the Closing Date from the Company’s Cayman Islands legal counsel in form and substance reasonably satisfactory to the Purchaser.

(viii) Share Certificates and Transfer Instruments. The Purchaser shall have received from each Seller share certificates representing the Purchased Shares (or duly executed affidavits of lost stock certificates and indemnities in forms and substance reasonably acceptable to the Purchaser), together with executed instruments of transfer in respect of the Purchased Shares in favor of the Purchaser (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(ix) Board Resolutions. The Purchaser shall have received duly executed written resolutions of the board of directors of the Company, in the agreed form, approving: the transfer of the Purchased Shares to the Purchaser (or its nominee) at Closing; and the appointment of such persons as directors and/or officers of the Company as the Purchaser may request prior to Closing.

(x) Conflicts of Interest Policy. The Company shall have adopted the Conflicts of Interest Policy in form and substance reasonably acceptable to the Purchaser and delivered a copy thereof to the Purchaser.

(xi) Effectiveness of Certain Ancillary Documents. Each of the Non-Competition Agreements and the Lock-Up Agreement shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(xii) Company Disclosure Schedules. The Purchaser shall have received the Company Disclosure Schedules.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Seller) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by the six (6) month anniversary of the date of this Agreement (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date;

(e) by written notice by the Purchaser, if (i) there has been a breach by the Company or the Sellers of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section_8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date;

(f) by written notice by the Purchaser if there shall have been a Material Adverse Effect on the Target Companies following the date of this Agreement which is uncured and continuing for the earlier of (A) thirty (30) days after written notice of such Material Adverse Effect is provided by the Company or (B) the Outside Date;

(g) by written notice by the Company if there shall have been a Material Adverse Effect on the Purchaser or any other Purchaser Entity following the date of this Agreement which is uncured and continuing for the earlier of (A) thirty (30) days after written notice of such Material Adverse Effect is provided by the Purchaser or (B) the Outside Date; or

(h) by written notice by the Purchaser if the Shareholder Meeting is held and the Required Shareholder Vote is not obtained as such meeting.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.12, 6.13, 9.3, 9.4, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above). Without limiting the foregoing, and except as provided in Sections 9.3 and 9.4 and this Section 9.2, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses. Subject to Section 9.4, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

9.4 Termination Fee. Notwithstanding Section 9.3 above, in the event that there is a termination of this Agreement by the Purchaser pursuant to Section 9.1(e) or Section 9.1(f), the Company shall pay to the Purchaser a termination fee equal to the Expenses actually incurred by or on behalf of the Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, including any related SEC filings and the Proxy Documents (the “Termination Fee”). In the event that there is a termination of this Agreement by the Company (and on behalf of the Sellers) pursuant to Section 9.1(d) or Section 9.1(g), the Purchaser shall pay to the Company and the Sellers the Termination Fee equal to the Expenses actually incurred by or on behalf of the Company, the Sellers and any of their Affiliates. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser, or by the Company, within ten (10) Business Days after the notifying Party delivers to the other Party the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser, or the Company and the Sellers, as the case may be, would otherwise be entitled to assert against the other Party or its Affiliates or any of its assets, or against any of its directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the notifying Party (or Parties), provided, that the foregoing shall not limit the rights of the notifying Party (or Parties) to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE X
RELEASES

10.1  Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates and any Person that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

IFresh Inc.	Hunter Taubman Fischer & Li LLC
2-39 54th Avenue	1450 Broadway, 26th Floor
Long Island City, New York	New York, New York 10018
Attention: Joan Wu, Esq.
Attention: Long Deng	Facsimile No.: (212) 202-6380
Telephone No.: (718) 628 6200	Telephone No.: (212) 530-2208
Email: long@newyorkmart.com	Email: jwu@htflawyers.com

If to the Company, to:	with a copy (which will not constitute notice) to:

Xiaotai International Investment Inc.	Rongbai Law Offices
Room 301, Block 2, 611 Jianghong Road, Changhe Street, Binjiang District, Hangzhou City, Zhejiang Province China	Room 811, 9300 Hunan Road, Pudong New Area, Shanghai, China

Attention: Baofeng Pan	Attention: Xudong Liu

Telephone No.: +86-571-26890017	Telephone No.: +86 151 2102 7540
Email:	Email: xudong.liu@rongbailaw.com
with a copy (which will not constitute notice) to:

Mei & Mark LLP 818 18th Street, NW, Suite 410 Washington, DC 20006 Attention: Fang Liu, Esq.
Facsimile No.: 888-706-1173 Telephone No.: 888-860-5678 Email: fliu@meimark.com

If to the Purchaser after the Closing, to:	with a copy (which will not constitute notice) to:
Rongbai Law Offices Room 811, 9300 Hunan Road, Pudong New Area, Shanghai, China Attention: Xudong Liu Telephone No.: +86 151 2102 7540 Email: xudong.liu@rongbailaw.com

Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, New York 10018 Attention: Joan Wu, Esq. Facsimile No.: (212) 202-6380 Telephone No.: (212) 530-2208 Email: jwu@htflawyers.com

11.2  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4  Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

11.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Subject to Section_11.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.6  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9  Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

11.10 Waiver. The Purchaser on behalf of itself and its Affiliates, on the one hand, and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.11   Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12   Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Exhibit” and “Annex” are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its shareholders under the DGCL or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.13   Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreements and the Lock-Up Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“BVI Act” means the British Virgin Islands Business Companies Act, 2004, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the memorandum and articles of association of the Company, as amended and effective under the BVI Act.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, the Sellers or their respective Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Common Shares” means the shares of par value $0.0001 each in the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“DGCL” means the Delaware General Corporation Law, as amended.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web pages and related rights, items and documentation related thereto.

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“NASDAQ” means NASDAQ Stock Market.

“Organizational Documents” means, with respect to the Purchaser, the Purchaser Charter, and with respect to any other Party or any Purchaser Subsidiary, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Charter” means the certificate of incorporation and Bylaws of the Purchaser, as amended and effective under the DGCL.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser, its Subsidiaries or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, any Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, any Seller or their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Shares” means the shares of common stock, par value $0.001 per share, of the Purchaser.

“Purchaser Share Price” shall mean the average closing trade price of each Purchaser Share (or any successor equity security, including equity securities of a successor entity issued in exchange for Purchaser Shares) as listed by NASDAQ (or any successor exchange or quotation system on which such shares are listed or quoted) for the twenty (20) day trading period ending on the trading day immediately prior to the date of determination.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Target Company” means each of the Company and its direct and indirect Subsidiaries and V.I.E.s.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, knowhow, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“WFOE” means Hangzhou Ruiran Technology Co., Ltd.

[signature page to Share Exchange Agreement]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Purchaser:

IFRESH INC.,
a Delaware corporation

By:	/s/ Long Deng
Name: Long Deng
Title: Chief Executive Officer

The Purchaser Representative:

Long Deng

By:	/s/ Long Deng
Long Deng

The Company:

XIAOTAI INTERNATIONAL INVESTMENT INC.
a Cayman Islands company

By:	/s/ Baofeng Pan
Name: Baofeng Pan
Title: Chairman of the Board

The Sellers:

/s/ Baofeng Pan
Baofeng Pan

/s/ Suchun Wu
Suchun Wu

/s/ Zhihao Fu
Zhihao Fu

/s/ Qiqi He
Qiqi He

/s/ Xin Cheng
Xin Cheng

/s/ Haotian Wu
Haotian Wu

/s/ Chu Liu
Chu Liu

/s/ Xiaoxia Wang
Xiaoxia Wang

Annex B

PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of June 7, 2019 by and among (i) Go Fresh 365 Inc. a Florida corporation (the “Purchaser”), (ii) NYM Holding, Inc., a Delaware corporation (the “Company”) and (iii) iFresh, Inc. (the “Seller”). The Purchaser, the Company and the Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Seller owns 100% of the issued and outstanding shares (“Purchased Shares”) of the Company (being 1,000 shares of common stock, US$0.0001 par value per share);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Purchased Shares in exchange for Nine Million and One Hundred Thousand ($9,100,000) (the “Purchase Price”), subject to the terms and conditions set forth herein (the “Transaction”);

WHEREAS, On December 23, 2016, the Company, as borrower, entered into a $25 million senior secured Credit Agreement, as amended (the “Credit Agreement”) and other transaction documents (collectively “Loan Documents”) with Key Bank National Association (“Key Bank”). The Credit Agreement provides for (1) a revolving credit of $5,000,000 for making advance and issuance of letter of credit, (2) $15,000,000 of effective date term loan and (3) $5,000,000 of delayed draw term loan. The interest rate is equal to (1) Key Bank’s “prime rate” plus 0.95%, or (b) the Adjusted LIBOR rate plus 1.95%. Both the termination date of the revolving credit and the maturity date of the term loans are December 23, 2021. Pursuant to certain Joinder Agreement (“iFresh Joinder Agreement”), dated February 27, 2017, by iFresh in favor of Key Bank, iFresh became a party to the guaranty (“Guaranty”) pursuant to which Seller and the Company’s subsidiaries and certain affiliates (“Guarantors”) agreed to jointly and severally unconditionally guaranty the prompt payment and performance of the Obligations of the Company; The Company, Seller and the Guarantors are sometimes referred to herein as collectively, the “Loan Parties”.

WHEREAS, Key Bank has first priority lien (“Key Bank Lien”) over the Purchased Shares pursuant to that certain Pledge Agreement by and between Seller and Key Bank dated February 27, 2018;

WHEREAS, pursuant to, among other things, Section 6.9(d) of the Credit Agreement, Seller may not sell or otherwise dispose of any equity interests of the Company without the prior written consent of Key Bank. The Seller has requested that Key Bank provide its prior written consent to the Transaction and, in connection with the Transaction, (i) permit the proceeds of such Transaction to be received and retained by iFresh free and clear of any Lien of Key Bank on or in such proceeds and (ii) remove iFresh as a party to the Guaranty and each other Loan Document to which iFresh is a party;

WHEREAS, on the same date of this Agreement, Seller, Xiaotai International Investment Inc. (“Xiaotai”) and certain shareholders of Xiaotai International Investment Inc. (collectively, the “Xiaotai Shareholders”) entered into certain Share Exchange Agreement (the “Exchange Agreement”) pursuant to which Seller shall acquire all of the outstanding issued shares of Xiaotai. From Xiaotai Shareholders. The transaction completed by the Exchange Agreement is being referred as the “Acquisition.”

WHEREAS, on May 20, 2019, the Loan Parties and Key Bank entered into a Forbearance Agreement pursuant to which Key Bank shall give conditional limited consent to the Transaction upon satisfaction of certain condition as set forth in the Forbearance Agreement simultaneously at consummation of the Transaction.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
THE SHARE PURCHASE

1.1 Purchase and Sale of Shares. At the Closing (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all free and clear of all Liens (other than as disclosed herein and potential restrictions on resale under applicable securities Laws).

1.2 Consideration. At the Closing and subject to and upon the terms and conditions of this Agreement, the Shareholder shall deliver to the Seller the Purchase Price.

1.3 Company Shareholder Consent. Seller, as the sole shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Seller acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Charter, any other agreement in respect of the Company to which the Seller is a party and all applicable Laws.

ARTICLE II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article III, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hunter Taubman Fischer & Li LLC, 1450 Broadway, New York, NY 10018, on the first (1st) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III
CLOSING CONDITIONS

3.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Seller and the Purchaser of the following conditions:

(a) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(b) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(c) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(d) Key Bank Consent. Key Bank shall have provided unconditional written consent simultaneously with consummation of this Transaction.

(e) Acquisition. All of the conditions to the obligations of each party to consummate the Acquisition described in the Exchange Agreement shall have been satisfied.

3.2 Conditions to Obligations of the Company and the Seller. In addition to the conditions specified in Section 3.1, the obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company and the Seller) of the following condition:

(a) Payment of Purchase Price. At the Closing, Purchaser shall deliver to Seller the Purchase Price by wire transfer or by check to the Seller in RMB, HK dollars or USD to a bank account designed by Seller.

(b) Fairness Opinion. Seller’s board of directors (the “Seller’s Board”) shall have received a fairness opinion from Benchmark Company, LLC (or such other financial advisor as approved by Board).

3.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 3.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Share Certificates and Transfer Instruments. The Purchaser shall have received from Seller certificate representing the Purchased Shares (or duly executed affidavits of lost stock certificates in form and substance reasonably acceptable to the Purchaser), together with executed instruments of transfer in respect of the Purchased Shares in favor of the Purchaser (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

3.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IV

PURCHASER REPRESENTATIONS AND WARRANTIES

 Purchaser hereby jointly and severally represent and warrant to the Seller as follows:

4.1 Due Organization and Good Standing. The Purchaser is a business company duly incorporated, validly existing and in good standing under the laws of the State of Florida.

4.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Purchaser, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) such filings as may be required in any jurisdiction in which such Party is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement, (c) any filings required with NASDAQ with respect to the transactions contemplated by this Agreement, or (d) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/ or any state “blue sky” securities laws, and the rules and regulations thereunder.

4.4 Non-Contravention. The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Organizational Documents of such Party (if any), (b) conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of such Party.

ARTICLE V

COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Purchaser as follows:

5.1 Due Organization and Good Standing. The Company is a business company duly incorporated, validly existing and in good standing under the State of New York.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Company, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction in which the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement, (c) any filings required with NASDAQ with respect to the transactions contemplated by this Agreement, or (d) applicable requirements, if any, of the Securities Act, the Exchange Act and/ or any state “blue sky” securities laws, and the rules and regulations thereunder.

5.4 Non-Contravention. Except for the Loan Documents, the execution and delivery by the Company of this Agreement and the Transactions, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Organizational Documents of the Company (if any), (b) conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Company.

ARTICLE VI

seller REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to the Purchaser as follows:

6.1 Due Organization and Good Standing. The Seller is a business company duly incorporated, validly existing and in good standing under the State of Delaware.

6.2 Authorization; Binding Agreement. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Seller, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

6.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Seller is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction in which the Seller is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement, (c) any filings required with NASDAQ with respect to the transactions contemplated by this Agreement, or (d) applicable requirements, if any, of the Securities Act, the Exchange Act and/ or any state “blue sky” securities laws, and the rules and regulations thereunder.

6.4 Non-Contravention. Except for Loan Documents, the execution and delivery by the Company of this Agreement and the Transactions, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Organizational Documents of the Seller (if any), (b) conflict with or violate any Law, Order or Consent applicable to the Seller or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Seller.

6.5 Ownership of Securities. Except the Key Bank Lien, the Seller, owns, on record and beneficially, and has good, valid and indefeasible title to the Purchased Shares and the right to transfer to the Purchaser pursuant to this Agreement free and clear of other liens. Except the Loan Documents, there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which the Seller are a party or by which the Seller or the Purchased Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Purchased Shares.

ARTICLE VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Seller; or

(b) by written notice by either the Purchaser or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, and nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in this Article VII, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

ARTICLE VIIi
RELEASES

8.1 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Purchaser, on behalf of itself and its Affiliates, respectively (the “Releasing Persons”), will release and discharge the Seller from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Seller arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from Seller, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Seller or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

9.1 Survival. All representations and warranties of the Purchaser contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the second (2nd) anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1 (Due Organization and Good Standing), 4.2 (Authorization; Binding Agreement), shall survive indefinitely. Additionally, Fraud Claims against the Purchaser or Seller shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 9.1, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Purchaser contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 9.2 other than clauses (i) or (ii) thereof may be made at any time.

9.2 Mutual Indemnification. Subject to the terms and conditions of this Article IX, from and after the Closing, the Purchaser or the Seller, as the case may be, and their respective successors and assigns (with respect to any claim made under this Section 9.2, the “Indemnifying Parties”) will jointly and severally indemnify, defend and hold harmless the other party and its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (with respect to any claim made under this Section 9.2, the “Indemnified Parties”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Purchaser, on one hand or the Seller, on the other hand set forth in this Agreement or in any certificate delivered by the Purchaser or Seller pursuant to this Agreement; (ii) the breach of any covenant or agreement on the part of Purchaser or Seller set forth in this Agreement or in any certificate delivered by Purchaser or Seller pursuant to this Agreement; (iii) any Action by Person(s) who were holders of equity securities of the Seller, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Seller, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or (iv) any Fraud Claims.

9.3 Limitations and General Indemnification Provisions.

(a) Solely for purposes of determining the amount of Losses under this Article IX (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality or words of similar import or effect will be deemed to have been made without any such qualification.

(b) No investigation or knowledge by an Indemnified Party its Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article IX, with respect thereto.

(c) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

9.4 Indemnification Procedures.

(a) In order to make a claim for indemnification hereunder, the Party seeking indemnification must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Parties, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Party seeking indemnification may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to Indemnifying Parties).

(c) In the case of any claim for indemnification under this Article IX arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Party seeking indemnification must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Parties promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Indemnifying Parties will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel selected by Indemnifying Parties, unless (i) the Indemnifying Parties fails to acknowledge fully to the Party seeking indemnification the obligations of the Indemnifying Parties to such Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Indemnifying Parties and the Party seeking indemnification in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim or (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Parties. If the Indemnifying Parties elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and Indemnifying Parties and the Indemnified Party will, at the request and expense of Indemnifying Parties, cooperate in the defense of such Third Party Claim. If Indemnifying Parties elects not to, or at any time is not entitled under this Section 9.4 to, compromise or defend such Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Parties will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party without the prior written consent of Indemnifying Parties (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Indemnifying Parties’ right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnifying Parties’ right to compromise or settle in accordance with the immediately preceding sentence, Indemnifying Parties may not settle or compromise any Third Party Claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Parties’ right to direct the defense.

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Parties will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If Indemnifying Parties does not respond within such thirty (30) days, Indemnifying Parties on behalf of Indemnifying Parties will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article IX and will have no further right to contest the validity of such Claim Notice. If Indemnifying Parties responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any Ancillary Documents or applicable Law.

9.5 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims related to the negotiation or execution of this Agreement or claims seeking injunctions or specific strict performance, indemnification pursuant to this Article IX shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

ARTICLE X
MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Sellers or the Company:	iFresh Inc. Address: 2-39 54th Avenue Long Island City, New York 11101 Attn: Long Yi Email:

With a copy to:	Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, New York 10018 Fax: 212-202-6380 Attn.: Joan Wu, Esq. Email: jwu@htflawyers.com

If to the Purchaser:	Go Fresh 365 Inc. Address: 10101 Sunset Strip Sunrise, FL 33322 Attn: Long Deng Email: long@newyorkmart.com

With a copy to:	Becker & Poliakoff LLP 45 Broadway, 17th Floor New York, NY 10006 Attention: Jie Chengying Xiu, Esq. Email: jxiu@beckerlawyers.com

10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Seller, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10. [intentionally omitted]

10.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 10.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section .1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company and the Seller.

10.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller on behalf of itself, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Exhibit” and “Annex” are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its shareholders under the FBCA or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

 “Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Company Charter” means the articles of incorporation of the Company, as amended and effective under the State of New York.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“FBCA” means the Florida Business Corporation Act.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“NASDAQ” means the NASDAQ Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to the Purchaser, the Purchaser Charter, and with respect to any other Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof

Purchaser Charter” means the articles of incorporation of the Purchaser, as amended and effective under the FBCA.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Purchaser:

Go Fresh 365 Inc.
a Florida corporation

By:	/s/ Long Deng
Name: Long Deng
Title: Chief Executive Officer

The Seller:

iFresh, Inc.
a Delaware corporation

By:	/s/ Long Yi
Name: Long Yi
Title: Chief Financial Officer

The Company:

NYM Holding, Inc.
a Delaware corporation

By:	/s/ Long Deng
Name: Long Deng
Title: Chief Executive Officer

Annex C

June 6, 2019

STRICTLY CONFIDENTIAL

The Special Committee of the Board of Directors

iFresh Inc.

2-39 54th Avenue

Long Island City, NY

To the Special Committee of the Board of Directors:

We understand that iFresh Inc. (the “Company” or “Purchaser”), Long Deng (the “Purchaser Representative”), and Xiaotai International Investment Inc. (“Xiaotai”) and each of its shareholders (collectively, the “Sellers”) intend to enter into a share exchange agreement (the “Purchase Agreement”), pursuant to which:

1)	the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares and any other equity interests in or of Xiaotai in exchange for newly issued shares of common stock of the Purchaser (“Purchaser Shares”), subject to the terms and conditions set forth in the Purchase Agreement (the “Purchase Transaction”);

2)	the Purchaser and Go Fresh 365 Inc, a corporation organized under the laws of Florida (the “Spin-off Acquiror”) have entered into a Securities Purchase Agreement (the “Spinoff Agreement”) on the same date of the Purchase Agreement, pursuant to which the Purchaser has agreed to sell all of the issued and outstanding shares in the Purchaser Subsidiaries (as defined in the Purchase Agreement) and all remaining assets and liabilities of the Purchaser owned immediately prior to the Closing (collectively, the “Purchaser Assets”) to the Spinoff Acquiror (the “Spinoff Transaction”), on the Closing Date immediately following the Closing;

3)	on May 20, 2019, NYM, the Company and certain other Loan Parties, as defined in the Purchase Agreement, and Key Bank National Association (“Key Bank”) entered into a Forbearance Agreement pursuant to which Key Bank agreed to give conditional limited consent to the Spinoff Transaction upon satisfaction of certain condition as set forth in the Forbearance Agreement simultaneously at consummation of the Spinoff Transaction and limited consent to the Purchase Transaction;

4)	the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the issued and outstanding shares of Xiaotai (collectively, the “Purchased Shares”), free and clear of all Liens;

5)	in full payment for the Purchased Shares, the Purchaser shall issue and deliver to the Sellers an aggregate of 254,813,383 Purchaser Shares (the “Exchange Shares”).

The Special Committee (the “Committee”) of the board of directors of the Company (the “Board”) has requested that The Benchmark Company, LLC (“Benchmark”) provide a written opinion (the “Opinion”) to the Committee and to the Board as to whether the consideration to be paid by the Company in the Purchase Transaction is fair to the Company’s shareholders from a financial point of view.

In exchange for our services in rendering this Opinion, the Company has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Purchase Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company. We may seek to provide other financial advisory or investment banking services to the Company and/or its affiliates and other participants in the Purchase Transaction in the future for which we may receive compensation.

The Benchmark Company, LLC - Member FINRA, SIPC

150 East 58th Street, 17th Floor, New York, NY 10155 - Tel: 212-312-6700

This Opinion is addressed to, and is intended for the use, information and benefit of, the Committee and the Board (solely in their capacities as such) and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Purchase Transaction or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Purchase Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Purchase Transaction or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Purchase Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Purchase Transaction as compared to any alternative business strategies or transactions that might be available for the Company, Xiaotai or any other party, (v) the fairness of any portion or aspect of the Purchase Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of Xiaotai, the Company, Purchaser or any other participant in the Purchase Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Purchase Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee and the Board, on the assessments by the Committee, the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Xiaotai, the Company, the Purchase Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

●	the latest draft of the Purchase Agreement provided to us on June 6, 2019;

●	certain information relating to the historical, current and future operations, financial condition and prospects of Xiaotai, made available to us by the Company, including financial statements that included the actual income statements for the year ending 12/31/2018 and the 3 months ending 3/31/2019, a balance sheet as of 3/31/2019, and a financial model with projected income statements for the 9 months ended 12/31/2019 and the calendar years 2020-2022;

●	discussions with certain members of the management of the Company and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Purchase Transaction and related matters;

●	a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company;

●	the current and historical market prices for certain of the Company’s publicly traded securities, and the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that we deemed to be relevant;

●	the publicly available financial terms of certain transactions that we deemed to be relevant; and

●	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, Xiaotai or Purchaser and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company, Xiaotai or Purchaser since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, we have relied upon and assumed, without independent verification, that the final form of the Purchase Agreement will not differ in any material respect from the latest draft of the Purchase Agreement provided to us as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company, Xiaotai or Purchaser nor was Benchmark furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Purchase Transaction will be consummated on terms substantially similar to those set forth in the Purchase Agreement identified above.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Purchase Transaction, the securities, assets, businesses or operations of the Company, Xiaotai or Purchaser or any other party, or any alternatives to the Purchase Transaction, (b) negotiate the terms of the Purchase Transaction, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Purchase Transaction. This Opinion is provided for the benefit of the Committee and the Board (solely in their capacities as such) and is not for the benefit of, and may not be used for any other purpose and does not constitute a recommendation to the shareholders of the Company as to how to vote or act with respect to the Purchase Transaction or otherwise.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in the Purchase Transaction pursuant to the Purchase Agreement is fair to the Company’s shareholders from a financial point of view.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer III
Name:	John J. Borer III
Title:	Senior Managing Director & Head of Investment Banking

Annex D

June 6, 2019

STRICTLY CONFIDENTIAL

The Special Committee of the Board of Directors

iFresh Inc.

2-39 54th Avenue

Long Island City, NY

To the Special Committee of the Board of Directors:

We understand that iFresh Inc. (the “Company” or “Seller”), Go Fresh 365 Inc. a Florida corporation (the “Purchaser”), and NYM Holding, Inc., a Delaware corporation (“NYM”) intend to enter into a share purchase agreement (the “Purchase Agreement”), pursuant to which:

1)	the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, 100% of the issued and outstanding shares of NYM (the “Purchased Shares”) in exchange for $9,100,000 (the “Purchase Price”), subject to the terms and conditions set forth in the Purchase Agreement (the “Sale Transaction”);

2)	on the same date of the Purchase Agreement, the Seller, Xiaotai International Investment Inc. (“Xiaotai”) and certain shareholders of Xiaotai International Investment Inc. (collectively, the “Xiaotai Shareholders”) entered into a certain Share Exchange Agreement (the “Exchange Agreement”) pursuant to which the Seller shall acquire all of the outstanding issued shares of Xiaotai from the Xiaotai Shareholders;

3)	on May 20, 2019, NYM, the Company and certain other Loan Parties, as defined in the Purchase Agreement, and Key Bank National Association (“Key Bank”) entered into a Forbearance Agreement pursuant to which Key Bank shall give conditional limited consent to the Sale Transaction upon satisfaction of certain conditions as set forth in the Forbearance Agreement simultaneously at consummation of the Sale Transaction;

4)	the Company has requested that Key Bank provide its prior written consent to the Sale Transaction and, in connection with the Sale Transaction, (i) permit the proceeds of such Sale Transaction to be received and retained by the Company free and clear of any lien of Key Bank on or in such proceeds and (ii) remove the Company as a party to the Guaranty (as defined in the Purchase Agreement) and each other Loan Document (as defined in the Purchase Agreement) to which the Company is a party.

The Special Committee (the “Committee”) of the board of directors of the Company (the “Board”) has requested that The Benchmark Company, LLC (“Benchmark”) provide a written opinion (the “Opinion”) to the Committee and to the Board as to whether the consideration to be received by the Company in the Sale Transaction is fair to the Company’s shareholders from a financial point of view.

In exchange for our services in rendering this Opinion, the Company has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Sale Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company. We may seek to provide other financial advisory or investment banking services to the Company and/or its affiliates and other participants in the Sale Transaction in the future for which we may receive compensation.

The Benchmark Company, LLC - Member FINRA, SIPC

150 East 58th Street, 17th Floor, New York, NY 10155 - Tel: 212-312-6700

This Opinion is addressed to, and is intended for the use, information and benefit of, the Committee and the Board (solely in their capacities as such) and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Sale Transaction or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Sale Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Sale Transaction or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Sale Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Sale Transaction as compared to any alternative business strategies or transactions that might be available for the Company, NYM or any other party, (v) the fairness of any portion or aspect of the Sale Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of NYM, the Company, Purchaser or any other participant in the Sale Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Sale Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee and the Board, on the assessments by the Committee, the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to NYM, the Company, the Sale Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

●	the latest draft of the Purchase Agreement provided to us on June 6, 2019;

●	certain information relating to the historical, current and future operations, financial condition and prospects of NYM, made available to us by the Company, including financial statements that included the actual income statement for the fiscal year ending 3/31/2019 and a balance sheet as of 3/31/2019, and a financial model with projected income statements for the fiscal years 2020-2022 (ending March 31st of each respective year);

●	discussions with certain members of the management of the Company and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Sale Transaction and related matters;

●	a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company;

●	the current and historical market prices for certain of the Company’s publicly traded securities, and the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that we deemed to be relevant;

●	the publicly available financial terms of certain transactions that we deemed to be relevant; and

●	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, NYM or Purchaser and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company, NYM or Purchaser since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, we have relied upon and assumed, without independent verification, that the final form of the Purchase Agreement will not differ in any material respect from the latest draft of the Purchase Agreement provided to us as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company, NYM or Purchaser nor was Benchmark furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Sale Transaction will be consummated on terms substantially similar to those set forth in the Purchase Agreement identified above.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Sale Transaction, the securities, assets, businesses or operations of the Company, NYM or Purchaser or any other party, or any alternatives to the Sale Transaction, (b) negotiate the terms of the Sale Transaction, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Sale Transaction. This Opinion is provided for the benefit of the Committee and the Board (solely in their capacities as such) and is not for the benefit of, and may not be used for any other purpose and does not constitute a recommendation to the shareholders of the Company as to how to vote or act with respect to the Sale Transaction or otherwise.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the Company in the Sale Transaction pursuant to the Purchase Agreement is fair to the Company’s shareholders from a financial point of view.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer III
Name:	John J. Borer III
Title:	Senior Managing Director & Head of Investment Banking

Annex E

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

iFresh Inc.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of iFresh Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST thereof in its entirety and inserting the following in lieu thereof:

“FIRST: The name of this Corporation is Tai International Investments, Inc. (hereinafter called the “Corporation”)”.

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIFTH thereof in its entirety and inserting the following in lieu thereof:

“Fifth: The total number of shares which the Corporation shall have the authority to issue is one billion ten million (1,010,000,000) shares of two classes of capital stock to be designated respectively preferred stock (“Preferred Stock”) and common stock (“Common Stock”). The total number of shares of Common Stock the Corporation shall have authority to issue is 1,000,000,000 shares, par value $0.0001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 10,000,000 shares, par value $0.0001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

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B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote

Effective as of [  ] pm, New York time, on [  ], 2019 (the “Effective Time”), each share of the Corporation’s common stock, $0.0001 par value per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into [  ] of a share of common stock, $0.0001 par value per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by [  ]. A holder of record of Old Common Stock on the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall have the number of shares of New Common Stock which they are entitled rounded up to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares. “

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

Dated: __________, 2019

iFresh Inc.

By:
Name:	Long Deng,
Title:	Chief Executive Officer

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